   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2000.



                                            REGISTRATION STATEMENT NO. 333-48648

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                               AMENDMENT NO. 1 to

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                            NTL COMMUNICATIONS CORP.
             (Exact name of Registrant as specified in its Charter)

         DELAWARE                         4899                        52-1822078
      (State or other               (Primary Standard              (I.R.S. Employer
      jurisdiction of           Industrial Classification       Identification Number)
     incorporation or                 Code Number)
       organization)

                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive office)


                                   COPIES TO:



   RICHARD J. LUBASCH, ESQ.       THOMAS H. KENNEDY, ESQ.           ADRIAN J. S. DEITZ
  EXECUTIVE VICE PRESIDENT,    SKADDEN, ARPS, SLATE, MEAGHER  SKADDEN, ARPS, SLATE, MEAGHER
GENERAL COUNSEL AND SECRETARY            & FLOM LLP                     & FLOM LLP
   NTL COMMUNICATIONS CORP.           919 THIRD AVENUE              ONE CANADA SQUARE
     110 EAST 59TH STREET         NEW YORK, NEW YORK 10022             CANARY WHARF
   NEW YORK, NEW YORK 10022            (212) 735-3000            LONDON E14 5DS, ENGLAND
        (212) 906-8440                                          (011) (44) (20) 7519-7000
(Name, address, including zip
 code, and telephone number,
including area code, of agent
         for service)


                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

                      ------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED DECEMBER 20, 2000.


                               OFFER TO EXCHANGE
                            NTL COMMUNICATIONS CORP.
                     11 7/8% SERIES B SENIOR NOTES DUE 2010
                            ------------------------
     We are offering to exchange an aggregate principal amount of up to $500,000,000 of our new 11 7/8% series B senior notes due 2010 for a like amount of our old 11 7/8% senior notes due 2010.
                            ------------------------

     -  The exchange offer expires at 5:00 p.m., New York City time, on
                  , 2001, unless we extend it.


     - We will apply to list the new notes on the Luxembourg Stock Exchange in accordance with the Luxembourg Stock Exchange Rules.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE DECIDING TO TENDER YOUR OLD NOTES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is      .
                                                                  [LOGO GRAPHIC]

     Until           , 2001, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you participate in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to your obligation if you are a dealer to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.


                            ------------------------

     In this prospectus, "NTL," the "company," "we," "us" and "our" refer to NTL Communications Corp. and its consolidated subsidiaries except where we expressly state that we are only referring to NTL Communications Corp.

     We confirm that the information contained in this prospectus in relation to our company and our subsidiaries and the notes is true and accurate in all material respects and is not misleading in any material respect. Any opinions expressed in this prospectus on the part of our company are honestly held or made and this prospectus does not omit to state any material fact necessary to make such information and opinions (in such context) not misleading in any material respect. All proper enquiries have been made to ascertain and to verify that information. We accept responsibility for the information contained in this document accordingly.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the new notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus incorporates important business and financial information about NTL that is not included in or delivered with this prospectus. We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to: NTL Communications Corp., 110 East 59th Street, 26th Floor, New York, NY 10022, Attention: Richard J. Lubasch, Tel:
(212) 906-8440.

             EXPLANATORY NOTE REGARDING CORPORATE STRUCTURE OF NTL

     The NTL group of companies has been restructured over the past two years. The following chart depicts the summary corporate structure of the NTL group and the position of NTL Communications Corp. within that group:

                    [NTL'S SUMMARY CORP. STRUCTURE GRAPHIC]


     NTL Incorporated and NTL (Delaware), Inc. have no obligations under the old notes or the new notes to be issued in exchange for the old notes. ConsumerCo is currently a wholly owned subsidiary of NTL Incorporated. Under the terms of the credit agreement of NTL Business Limited ("NTL Business"), a subsidiary of NTL Incorporated, all of the outstanding share capital of ConsumerCo and NTL Business is required to be contributed to us by July 2001. ConsumerCo and NTL Business have no obligations under the old notes or the new notes to be issued in exchange for the old notes.


     Our principal executive office is located at 110 East 59th Street, New York, New York 10022 and our telephone number is (212) 906-8440. Our World Wide Web address is www.ntl.com. The information on our website is not incorporated by reference into this prospectus.

                          PRESENTATION OF INFORMATION


     References to "pounds sterling," "L," "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "(cent)" are to the lawful currency of the United States. Solely for your convenience, this prospectus contains translations of some pound sterling amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling. We are not making any representation to you regarding those translated amounts. Unless we otherwise clearly indicate, the translations of pounds sterling into U.S. dollars and U.S. dollars into pounds sterling have been made at $1.4787 per L1.00, the noon buying rate in the City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2000, provided, however, that amounts associated with acquisitions, dispositions have been translated at the noon buying rate on the closing date of the transaction. On December 19, 2000, the noon buying rate was $1.4620 per L1.00.

     Before January 1, 1999, the pound sterling was a part of the European Monetary System exchange rate mechanism known as the EMS. Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. In accordance with the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, superseded the EMS on January 1, 1999 and the Euro was introduced as the single European currency. Since that date, the Euro has been the lawful currency of the EMU states. The following 11 member states participate in the EMU and have adopted the Euro as their national currency: Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in, or incorporated by reference in, this prospectus. This summary does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the documents incorporated by reference, before making a decision to exchange your old notes. The operating data for NTL included in this prospectus does not give effect to the proposed contribution of ConsumerCo to us unless we specifically state otherwise.

                                   ABOUT NTL

     NTL Communications is a leading broadband communications company in the United Kingdom and the Republic of Ireland with approximately 1.9 million cable television and telephony customers, as of September 30, 2000, and assuming the contribution of CWC ConsumerCo ("ConsumerCo") from NTL Incorporated to us had occurred, approximately 3.1 million cable television and telephony customers as of September 30, 2000. In addition, as of September 30, 2000, assuming the contribution of ConsumerCo, we had approximately 1.5 million Internet service customers and approximately 454,000 off-net telephony customers. We provide residential, business and carrier customers with a broad array of competitive communications products and services, including the following:

     - CONSUMER SERVICES, including telephony, cable television, personal computer and television-based Internet access and interactive services;

     - BUSINESS SERVICES, including business telecoms, national and international carrier telecommunications, Internet services and satellite communications services; and

     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services.

     Our objective is to focus on customer service and the development of product offerings that emphasize value rather than simply price discounts. Our product offerings incorporate our fundamental customer proposition:

    "to allow our customers to buy what they need and pay for what they use"

     We believe that this simple construct has allowed us to achieve the industry leading customer penetration (approximately 50%) and customer retention levels (approximately 1.0% churn per month) within the franchises that we have been developing since 1993. In 1998, we expanded our consumer services through the national offer of our television, Internet and indirect access telephony services. This product allows us to serve over 15 million British telecommunications customers that will not be passed by our local broadband network infrastructure.

     We provide our broad range of services over local, national and international network infrastructure. This network infrastructure consists of:

     - BROADBAND COMMUNICATIONS NETWORKS that pass approximately 4.5 million homes as of September 30, 2000, and will be expanded to cover the nearly
       5.8 million homes currently in our regional U.K. franchise areas and the Republic of Ireland. ConsumerCo's broadband networks pass approximately
       4.3 million homes as of September 30, 2000, of the approximately 6.0 million homes in its franchise areas in the United Kingdom. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass most businesses in our regional franchise areas and are connected to nodes, which are typically within approximately 500 meters of each of the approximately 500 homes typically served by each node. Each home is then connected by a "Siamese" cable consisting of two copper pair telephone wires and a coaxial cable, allowing us to deliver telephone, cable television and Internet services over a single integrated network. This "Siamese" cable also allows us to deploy both cable modems and digital subscriber line technology for the provision of broadband communications services.

     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY (KNOWN AS SDH) FIBER OPTIC TELECOMMUNICATIONS NETWORK which connects all of the major population centers in the United Kingdom to Ireland, continental Europe and the United States. This self-healing, fully redundant backbone network utilizes Asynchronous Transfer Mode (known as ATM) technology and was built with sufficient duct capacity to accommodate over 2,300 fibers on the majority of its routes. We have designed this network to allow us to place the active components such as routing devices at its edge and close to our customers. We believe this design should ultimately reduce our costs and increase our ability to offer a broad range of voice and data solutions.


     - A NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE in the United Kingdom, which provides national, regional and local broadcast and wireless communications coverage and is comprised of over 2,182 tower sites in the United Kingdom.


     On April 1, 1999, we completed a corporate restructuring to create a holding company, which took our original name "NTL Incorporated". The holding company was created to pursue opportunities outside of the United Kingdom and Ireland. On May 18, 2000, NTL Incorporated completed a further corporate restructuring to create a new holding company in connection with the acquisition of ConsumerCo.

     NTL Communications Corp. was incorporated on April 2, 1993 under the General Corporation Law of the State of Delaware.

                              RECENT DEVELOPMENTS

SALE OF INTEREST IN CABLE LONDON


     In August 1999, Telewest Communications PLC exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million in cash. We established the purchase price pursuant to a buy/sell agreement between the parties. The sale was completed on November 21, 1999. The sale of our shares of Cable London PLC is an "Asset Sale" for the purposes of the indentures for some of our indebtedness. As required under the terms of the indentures, we used an amount equal to the proceeds from the sale to invest in fixed assets in the United Kingdom and Ireland which are "Replacement Assets."


COMPLETION OF ACQUISITION OF CONSUMERCO BY OUR PARENT, NTL INCORPORATED


     On May 30, 2000, our ultimate parent company, NTL Incorporated, completed its acquisition of the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services business of Cable & Wireless Communications plc, referred to as ConsumerCo. NTL Incorporated paid cash of L2,846.3 million ($4,258.9 million) and issued an aggregate of 84.9 million shares of its common stock (valued at $5,485.4 million at the time of announcement) in exchange for all of the shares of ConsumerCo. In addition, NTL Incorporated paid L2,214.0 million ($3,312.8 million) to repay a portion of ConsumerCo's debt. This acquisition was funded by a new bank facility under which L2,376.0 million ($3,555.2 million) was borrowed and by an additional investment by France Telecom in NTL Incorporated. France Telecom paid L1,555.6 million ($2,327.6 million) for 42.2 million shares of NTL Incorporated's common stock and L1,244.4 million ($1,862.0 million) for 2.0 million shares of NTL Incorporated's convertible preferred stock with a 5% dividend, a conversion price of $80 per share and a redemption price of $96 per share. ConsumerCo and Workplace Technologies (now renamed NTL Business), one of the United Kingdom's leading data network service integrators which was acquired by NTL Incorporated in 1999, are not currently our subsidiaries. Pursuant to NTL Business's credit agreement which was used to partially fund the acquisition of ConsumerCo, all of the outstanding share capital of

ConsumerCo and NTL Business is required to be contributed to NTL Communications Corp. by July 2001, thereby making ConsumerCo and NTL Business subsidiaries of NTL Communications Corp.

ADDITIONAL INVESTMENT BY FRANCE TELECOM IN OUR PARENT, NTL INCORPORATED

     In March 2000, our ultimate parent company, NTL Incorporated received $1,850.0 million in cash from France Telecom and a group of commercial banks in exchange for 1.9 million shares of a new issue of redeemable 5% cumulative preferred stock of NTL Incorporated. The proceeds of the issuance of the preferred stock were used primarily for the purpose of the consummation of the acquisition of the assets of Cablecom Holding AG, which was completed in March 2000, with any remaining proceeds to be used to help fund NTL Incorporated's acquisition of companies primarily engaged in the broadband communications, broadcasting and cable television businesses in continental Europe outside of France. The holders of the preferred stock other than any commercial banks or their affiliates may at any time after September 2000 elect, subject to some conditions, for the preferred stock to be exchanged for up to a 50% interest in a new company which will own certain or all of NTL Incorporated's broadband communications, broadcast and cable television interests in continental Europe outside of France. Under some circumstances, at NTL Incorporated's option, any portion of its obligation that may not be satisfied by the exchange may be satisfied with a security convertible into NTL Incorporated's common stock or cash.

NTL WITHDRAWS OFFER FOR PAY-PER-VIEW RIGHTS FOR BRITISH PREMIERSHIP SOCCER

     In June 2000, we announced that we were successful in our bid for the 40 game pay-per-view rights package auctioned by the British Football Associations' Premier League. The license was to run for 3 years, beginning at the start of the 2001/2 season and would have required NTL Delaware to pay approximately L109 million annually for the rights. On October 18, 2000, we announced that we had been unable to agree to final terms regarding the pay-per-view rights package and that negotiations had ceased.

ANNOUNCEMENT OF INTENTION TO ACQUIRE 100% OF VIRGINNET'S ISP BUSINESS FROM
VIRGIN


     In July 2000, we announced that we had signed a non-binding letter of intent with Virgin allowing both parties to explore ways to develop the parts of the VirginNet business that best fit their own Internet strategies. VirginNet is a joint venture in which we own a 49% interest and Virgin Group a 51% interest. It is proposed that we will acquire 100% of VirginNet's ISP business, which includes approximately 800,000 customers as of September 30, 2000. Virgin will assume 100% ownership of VirginNet's content and commerce business.


NTL AND BSKYB AGREE PROGRAM SUPPLY DEAL

     In September 2000, we and British Sky Broadcasting ("BSkyB") announced that we had entered into a 5-year program supply deal. The agreement is designed to increase the viewing choices of our customers. Under the agreement, we will carry all of BSkyB's main channels. The supply of these channels will be pursuant to a new wholesale pricing structure developed by the parties. The agreement includes a mutual commitment to offer the other new services which either we or BSkyB develop in the future, including channels, pay-per-view sports events and enhanced and interactive TV services. The agreement includes a mutual commitment to work together to find technical solutions to facilitate the distribution of these services on both cable and DTH platforms. The agreement is subject to regulatory approval.

                               THE EXCHANGE OFFER

Notes offered..............  We are offering up to $500,000,000 principal amount of new 11 7/8% series B senior notes due 2010.

                             The series B notes have been registered under the Securities Act.

The exchange offer.........  We are offering to issue the new notes in exchange for a like principal amount of your old notes. For procedures for tendering, see "The Exchange Offer."

Tenders, expiration date;
  withdrawal...............  The exchange offer will expire at 5:00 p.m. New
                             York City time on           , 2000 unless we extend
                             it. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time
                             before           , 2000. If we decide for any
                             reason not to accept any old note for exchange, it will be returned without expense to you promptly after the end of the exchange offer.

United States federal
income tax consequences....  Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See "Federal Income Tax Considerations."

Use of proceeds............  We will not receive any proceeds from the exchange pursuant to the exchange offer.

Exchange agent.............  The Chase Manhattan Bank through its offices specified in this prospectus in New York and Luxembourg is acting as the exchange agent for the exchange offer. See "The Exchange Offer -- Exchange agent" and the inside back cover of this prospectus for the location of the offices of the exchange agent.

           CONSEQUENCES OF EXCHANGING OLD NOTES IN THE EXCHANGE OFFER

     The following summary is based on interpretations by the staff of the SEC in no action letters issued to third parties. Unless you are an affiliate of NTL, generally if you exchange your old notes for new notes in the exchange offer you may offer those new notes for resale, resell those new notes, and otherwise transfer those new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. However, those new notes must have been acquired by you in the ordinary course of your business. In addition, unless you are a broker-dealer, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of new notes.

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to provisions of the indenture under which they were issued regarding transfer and exchange of the old notes and the restrictions on transfer contained in the legend on the old notes. See "Risk Factors -- If you do not exchange your old notes for new notes, you will continue to hold notes subject to restrictions on transfer and which are not freely tradable", "The Exchange Offer" and "Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects, except for:

     (1) the transfer restrictions and registration rights relating to the old notes, and

     (2) provisions under the registration rights agreements providing for special interest on the old notes under circumstances relating to timing of the exchange offer, which will terminate on completion of the exchange offer.

Issuer.....................  NTL Communications Corp.

Notes Offered..............  $500.0 million in principal amount of 11 7/8%
                             series B senior notes due 2010.

Maturity...................  The notes mature on October 1, 2010.

Issue Price................  The issue price for the notes is 97.872%.

Yield and Interest.........  The notes will accrue interest at a rate of 11 7/8%
                             per year and will be payable in cash, semi-annually in arrears, on April 1 and October 1, commencing April 1, 2001.

Ranking....................  These notes are senior debts. They rank ahead of all of our subordinated indebtedness and rank equal in right of payment with all of our existing and future senior debts.


                             Assuming we had completed the offering of the old notes and applied the proceeds on September 30, 2000, these notes:


                             - would have ranked equally with approximately $5.2
                               billion of our senior debts, and
                             - would have ranked senior in right of payment to
                               approximately $0.6 billion of our subordinated indebtedness.


                             In addition, the notes will effectively rank behind all existing and future indebtedness and other liabilities and commitments of our subsidiaries. On September 30, 2000 the total liabilities of our subsidiaries were approximately $3,241.9 million.


Optional Redemption........  On or after October 1, 2005, we may redeem some or all of the notes at any time at the redemption prices listed in the "Description of the Notes" section under the heading "Optional Redemption."

Mandatory Offer
  to Repurchase............  If we experience specific kinds of changes of control accompanied by a ratings decline or engage in certain asset sales, we must offer to repurchase the notes at the redemption prices stated in the "Description of the Notes" section under the headings "Change of Control" and "Asset Sale", respectively.

Basic Covenants of
  Indenture................  The indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

                             - make restricted payments,

                             - incur additional indebtedness and issue preferred
                               stock,

                             - incur liens,

                             - pay dividends on stock or repurchase stock,

                             - sell all or substantially all of our assets or
                               merge with or into other companies, and

                             - engage in certain transactions with affiliates.

                             These covenants are subject to important exceptions. For more details, see the "Description of the Notes" section under the heading "-- Covenants".

Governing Law and
  Judgments................  The notes and the indenture under which the notes will be issued will be governed exclusively by the laws of the State of New York.

Trustee, principal paying
agent and registrar........  The Chase Manhattan Bank.

Paying agent and transfer
agent in Luxembourg........  Chase Manhattan Bank Luxembourg S.A.

Listing Agent in
Luxembourg.................  Banque Internationale a Luxembourg.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
                            NTL COMMUNICATIONS CORP.


     The summary consolidated financial information for NTL Communications Corp. presented below under the captions income statement data for the years ended December 31, 1999, 1998 and 1997, and balance sheet data at December 31, 1999, was derived from our audited consolidated financial statements. Interim data at September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.


     In June and September 1998, we purchased ComTel Limited and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited (now known as NTL (Triangle) LLC) for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased Eastern Group Telecoms ("EGT") for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. In March 1999, we purchased Diamond Cable Communications plc ("Diamond") for an aggregate purchase price of approximately $986.1 million, including intangibles of $1.3 billion. The net assets and results of operations of ComTel, Comcast UK, EGT and Diamond are included in the consolidated financial statements from their respective dates of acquisition. In August 1999, Telewest exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million.


                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                              -------------------   -----------------------------
                                                2000       1999       1999       1998      1997
                                              --------   --------   ---------   -------   -------
                                                                 (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues....................................  $1,312.3   $1,052.8   $1,477.9    $ 747.0   $ 491.8
Operating loss..............................    (556.6)    (429.7)    (609.5)    (228.6)   (192.1)
Net loss....................................  (1,107.6)    (864.9)    (715.0)    (534.6)   (333.1)



                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............   $    103.9       $  1,075.1
Working capital.............................................       (522.7)           440.9
Fixed assets, net...........................................      5,620.4          5,340.5
Total assets................................................      8,471.3          9,502.3
Long-term debt..............................................      7,931.1          7,598.0
Shareholder's equity (deficiency)...........................       (610.7)           900.5

                                  RISK FACTORS

     You should consider carefully all of the information in this prospectus and incorporated by reference in this prospectus. See "Where You Can Find More Information About Us." In particular, you should carefully evaluate the following risks before tendering your old notes in the exchange offer. However, the risk factors set forth below, other than the first risk factor, are generally applicable to the old notes as well as the new notes. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO RESTRICTIONS ON TRANSFER AND WHICH ARE NOT FREELY TRADEABLE

     If you do not tender your old notes or you tender your old notes and we do not accept the tender, your old notes will continue to be subject to their existing restrictions on transfer and exchange. In general, unless the old notes are registered under the Securities Act, you cannot offer or sell your old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except in limited circumstances which we summarize under "Registration Rights" in this prospectus, we do not have any obligation to register your old notes under the Securities Act. We do not expect that we will take any action to register the old notes under the Securities Act unless we are required to so in those limited circumstances.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF THE COMPANY


     We are and, for the foreseeable future will continue to be, highly leveraged. On September 30, 2000, our total long-term indebtedness was approximately $7,931.1 million.



     This debt represents approximately 108% of our total capitalization. The instruments governing our outstanding indebtedness permit and the indenture governing the notes will permit us to incur additional indebtedness to finance our working capital and capital expenditure requirements, finance the construction of our network and finance the acquisition of assets, licenses and computer software that are used in connection with a cable business, as well as entities that are engaged in the cable business.


     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly if any of our borrowings are at variable interest rates;

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business; and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF OUR PARENT, WE WILL BE REQUIRED TO REPURCHASE SOME OF OUR INDEBTEDNESS INCLUDING THE NOTES -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES

     We may, under some circumstances involving a change of control of our parent, be obligated to offer to repurchase outstanding debt securities, including the notes, before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities in those circumstances.

THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING


     As a result of our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our combined telecommunications networks will significantly increase. We estimate that significant amounts of additional funding will be necessary to meet these capital expenditure requirements. We estimate that capital expenditure and debt service requirements, net of cash from operations, will aggregate up to approximately $1,400 million from October 1, 2000 to September 30, 2001. Our commitments at September 30, 2000 for equipment and services through September 30, 2001 are included in the anticipated requirements. At September 30, 2000 we had approximately $103.9 million in cash and securities. We expect to fund the balance of these requirements through borrowings under the L2,500.0 million credit agreement of NTL Business, a wholly-owned subsidiary of NTL Delaware and NTL Communications Limited, our indirect wholly-owned subsidiary, the L1,300.0 million credit agreement of NTL Communications Limited, the proceeds of the offering of the old notes or the issuance of debt or equity to our immediate parent, NTL Delaware.


     We cannot be certain that:

     - actual construction costs will meet our expectations,

     - we will satisfy conditions precedent to advances under NTL Communications Limited's credit agreement,

     - we will not acquire additional businesses that require additional capital,

     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, or

     - we will be able to withstand exposure to exchange and interest rate fluctuations.

WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY THE ENTIRE PRINCIPAL AMOUNT OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Some of the measures we may take to refinance our debt include:

     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness, and

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders.

     We cannot be certain that we will succeed in executing any of these measures.

CONSUMERCO AND NTL BUSINESS ARE NOT CURRENTLY OUR SUBSIDIARIES. ALTHOUGH THE CREDIT AGREEMENT WHICH PARTIALLY FUNDED THE ACQUISITION BY OUR PARENT OF CONSUMERCO REQUIRES THE OUTSTANDING SHARE CAPITAL OF CONSUMERCO AND NTL BUSINESS TO BE CONTRIBUTED TO US, SUCH CONTRIBUTION MAY NOT OCCUR OR MAY NOT RESULT IN THE BENEFITS WE ANTICIPATE. ACCORDINGLY, THE PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS MAY NOT REFLECT OUR FUTURE ASSETS OR OPERATING RESULTS.

     ConsumerCo and Workplace Technologies (now renamed NTL Business Limited) are not currently our subsidiaries. NTL Business's credit agreement contains a covenant requiring the contribution of all of the outstanding share capital of ConsumerCo and NTL Business to NTL Communications Corp. by July 2001, thereby making ConsumerCo a subsidiary of NTL Communications. Failure to comply with this requirement would result in a default under NTL Business's credit agreement. A default under NTL Business's credit agreement could result in the acceleration of the indebtedness outstanding under such credit agreement and thereby result in cross defaults and cross accelerations under our, NTL Delaware's and NTL Incorporated's indebtedness.

     While the lenders under NTL Business's credit agreement could waive the requirement to contribute all of the outstanding share capital of ConsumerCo and NTL Business, we have not requested, and do not presently intend to request, any such waiver. If we made such a request, and the lenders under NTL Business's credit agreement granted such a waiver, the pro forma financial information contained in this prospectus, which includes adjustments for the contribution of all of ConsumerCo's and NTL Business's outstanding share capital, would not reflect our operating results and balance sheet data. In particular, if ConsumerCo and NTL Business are not contributed to us, ConsumerCo's and NTL Business's cash flows and assets would not be available to service our obligations under the notes. This offering is not conditioned upon the contribution of all of the outstanding share capital of ConsumerCo and/or NTL Business to us.

     Any benefits that arise from the contribution of ConsumerCo and/or NTL Business to us may be less than expected. There is also the risk that integration of ConsumerCo and NTL Business with our existing business could be more difficult than anticipated or that there are unknown liabilities relating to ConsumerCo and NTL Business. Any such risks or liabilities could result in a material adverse effect on us.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION

     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness. We cannot assure you that, with respect to our recent acquisitions, as well as future acquisitions, if they occur, that we will:

     - realize any anticipated benefits,

     - successfully integrate the businesses with our operations, or

     - manage that integration without adversely affecting us.

WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS -- OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries and affiliated joint ventures. We depend upon the receipt of sufficient funds from our subsidiaries and affiliated joint ventures to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized may limit the payment of dividends, loan repayments and other distributions to us.


     Your right to receive payments on or in respect of the notes could be adversely affected in the event of a bankruptcy of any of our subsidiaries. Following the liquidation of one of our subsidiaries or joint ventures, the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before we are entitled to a distribution of any assets in the liquidation. On September 30, 2000, the total liabilities of our subsidiaries were approximately $3,241.9 million.


WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We have also incurred and expect to continue to incur substantial losses. We cannot be certain that we will achieve or sustain profitability in the future.

Failure to achieve profitability could diminish our ability to sustain operations and obtain additional required funds.


     We had net losses for the nine months ended September 30, 2000 of $1,107.6 million, and for the years ended December 31:


     - 1999: $715.0 million

     - 1998: $534.6 million

     - 1997: $333.1 million

     - 1996: $254.5 million

     - 1995: $90.8 million


     As of September 30, 2000, our accumulated deficit was $3.1 billion.


WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES


     For the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998, 1997, 1996 and 1995, our earnings were insufficient to cover fixed charges by approximately $1,182.9 million, $783.7 million, $535.0 million, $350.9 million, $268.9 million and $112.4 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations on the notes.


WE HAVE DISTRIBUTED FUNDS TO OUR PARENT NTL DELAWARE IN THE PAST AND MAY DO SO IN THE FUTURE

     Under our existing indentures, we are permitted, and under the indenture for these notes we will be permitted, to dividend or distribute funds up to specified limits to NTL Delaware, our parent. In April 1999, we distributed $500.0 million to NTL Delaware to finance NTL Delaware's purchase of the Australian National Transmission Network for approximately $425.8 million, including related expenses, and its purchase of the "1G Networks" in France for approximately $59.0 million. NTL Delaware may, but is not required to, recontribute those funds to us. Any dividends and distributions, to the extent permitted, may be made at other times for other purposes.

ALTHOUGH WE MAY, SUBJECT TO THE LIMITATIONS UNDER OUR INDENTURES, CONTRIBUTE CASH TO NTL DELAWARE TO FINANCE CERTAIN ACQUISITIONS, THE CASH FLOW GENERATED FROM OPERATIONS AT OUR PARENT WILL NOT BE AVAILABLE TO SERVICE OUR OBLIGATIONS UNDER THE NOTES

     Neither NTL Incorporated nor NTL Delaware will guarantee the notes. Consequently, any cash flow generated by assets located at, or acquired by, NTL Incorporated, NTL Delaware or any of their subsidiaries which are not our subsidiaries, will not be available to service our obligations under the notes unless contributed or otherwise distributed to us. Furthermore, the acquisitions of ConsumerCo and NTL Business were initially made at the parent company level and any cash flow generated from ConsumerCo and NTL Business will not be available to service our obligations under the notes unless and until ConsumerCo and NTL Business are subsequently contributed to us.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR FINANCIAL HEALTH COULD BE ADVERSELY AFFECTED

     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE AND ADVERSELY AFFECT US

     Our principal business activities in the United Kingdom are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, pricing regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programing and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, we have arranged with the Castle Tower Corporation Consortium to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years' notice in writing to the other prior to December 31, 2005, or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON ITV AND OTHER CONTRACTS

     Our broadcast services business is substantially dependent upon contracts with the ITV contractors, Channel 4/Welsh Fourth Channel and Vodafone for the provision of transmission services. The prices that we may charge these companies for transmission services are subject to regulation by OFTEL. The contracts with the ITV contractors and Channel 4/Welsh Fourth Channel terminate on December 31, 2002. Although, historically, the ITV contractors and Channel 4/Welsh Fourth Channel have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide. The loss of any one of these contracts could have a material adverse effect on us.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and to meet our strategic objectives will require a continuation of that growth. Management of that growth will require, among other things:

     - stringent control of construction and other costs,
     - continued development of our financial and management controls,
     - increased marketing activities, and
     - the training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses, and the loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering, those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. The cost of implementation of emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN U.S. DOLLARS AND EURO BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling, while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that any hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary in the United Kingdom for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects a significant portion of a system's underground cable network could result in substantial uninsured losses.

THERE HAS BEEN NO PUBLIC MARKET FOR THE NOTES -- WE CANNOT ASSURE YOU THAT A LIQUID MARKET WILL DEVELOP FOR THE NOTES

     There has been no public market for the notes. We do not intend to seek to have any of the notes listed or quoted on any securities exchange or automated quotation system, except for the Luxembourg Stock Exchange. Although the initial purchasers of the old notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and any market making may be discontinued at any time without notice. As a result, we cannot assure you as to the ongoing development of a market or the liquidity of any market that may develop for the notes.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS

     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing information included or incorporated by reference in this prospectus, it should be kept in mind that actual results may differ materially from those expressed or implied in those projections and forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by those projections and forward-looking statements include those specified in this Risk Factors section, as well as:

     - industry trends,

     - our ability to

             -- continue to design network routes and install facilities,

             -- obtain and maintain any required government licenses or approvals, and

             -- finance construction and development,

     all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

             -- customer acceptance,

             -- churn rates,

             -- overall market penetration and competition from providers of alternative services, and

             -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting these projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all,

     - actual amounts required to complete our planned build out will not exceed the amount we estimate (see "-- The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding") or that additional financing substantially in excess of that amount will not be required,

     - we will not acquire franchises, licenses or other new businesses that would require additional capital,

     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances"),


     - we will achieve the cost savings expected as a result of the ConsumerCo acquisition and the integration of several other acquired businesses (see "Management's Discussion and Analysis of Financial Condition and Results of Operations of NTL Communications -- Results of Operations"),


     - we will not incur losses from exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see "-- We are subject to currency risk because we obtain a substantial amount of financing in U.S. dollars but generally generate revenues and incur expenses in other currencies"),

     - there will not be adverse changes in applicable United States, United Kingdom or Republic of Ireland tax laws, or

     - the future effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the foregoing.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE; PERIOD FOR TENDERING OLD NOTES

     This prospectus and the accompanying letter of transmittal set out the terms and conditions of the exchange offer. On and subject to those terms and conditions, we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The
expiration date is 5:00 p.m., New York City time, on           , 2000. However,
if we, in our sole discretion, extend the period of time for which the exchange offer is open, the expiration date will be the latest time and date to which we extend the exchange offer.

     This prospectus, together with the letter of transmittal, is first being sent on or about the date of this prospectus, to all holders of old notes known to us. Our obligation to accept old notes for exchange under the exchange offer is subject to the conditions described under "Conditions to the exchange offer" below.

     We expressly reserve the right, at any time or on one or more occasions, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of the extension to you. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. If we do not accept any old notes tendered for exchange for any reason they will be returned to you. We will return those notes without expense to you as promptly as practicable after the end of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any whole multiple of $1,000.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes which we have already accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the exchange offer" occur. We will give oral or written notice of any extension, amendment, non-acceptance or termination to you as promptly as practicable. A notice in the case of any extension will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The tender to us of old notes by you and the acceptance of your tender by us will be a binding agreement between us on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal in respect of the old notes tendered by you.

PROCEDURES FOR TENDERING OLD NOTES

     When we refer to a holder of old notes in this section of the prospectus relating to the exchange offer, we include any participant in the DTC system whose name appears on a security position listing as the holder of those old notes. Any holder who wishes to tender old notes for exchange in the exchange offer must transmit the letter of transmittal, properly completed and duly executed, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message instead of a letter of transmittal to The Chase Manhattan Bank as exchange agent at one of the addresses set forth below under "Exchange agent", on or before the expiration date.

     In addition, either

     - certificates for the tendered old notes must be received by the exchange agent along with the letter of transmittal before the expiration date,

     - a timely confirmation of a book-entry transfer of the tendered old notes, which we refer to as a book-entry confirmation, into the appropriate exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date along with the letter of transmittal or an agent's message instead of a letter of transmittal, or

     - the holder must comply with the guaranteed delivery procedures we describe below.

     An agent's message means a message, transmitted by DTC to and received by the exchange agent. An agent's message forms a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by, and make the representations and warranties contained in, the appropriate letter of transmittal and that we may enforce such letter of transmittal against the participant.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery before the expiration date. No letters of transmittal or old notes should be sent to NTL.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless

     - you have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     - the old notes are tendered for the account of an eligible institution, as we define that term below.

     In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is

     -  a member of a registered national securities exchange,

     -  a member of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States or

     - another eligible institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act.

     We refer to each of the institutions in the bullet points above as eligible institutions. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on those documents guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

     The interpretation by us of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the appropriate letter of transmittal and the instructions to the letter of transmittal shall be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes for exchange must be cured within reasonable period of time determined by us unless we waive those defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give you notification of any defect or irregularity with respect to any tender of old notes by you for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney. The old notes or the power of attorney should be signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If a letter of transmittal, any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing and, in addition, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive it.

     By tendering old notes, you will represent to us that, among other things,

     - the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder,

     - that neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the notes and

     - that neither the holder nor any other person receiving the new notes is an affiliate, as defined under Rule 405 of the Securities Act, of NTL.

     If you are an affiliate of NTL, are engaged in or intend to engage in or have any arrangement with any person to participate in the distribution of the new notes to be acquired pursuant to the exchange offer, you

     - cannot rely on the applicable interpretations of the staff of the SEC and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer who holds old notes acquired for your own account as a result of market-making activities or other trading activities, and you receive new notes in exchange for those old notes in the exchange offer, you may be an "underwriter" within the meaning of the Securities Act and must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will

     - accept, promptly after the expiration date, all old notes properly tendered,

     -  issue the new notes promptly after acceptance of the old notes and

     -  cause the new notes to be authenticated by the trustee.

     For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral, promptly confirmed in writing, or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same class having a principal amount equal to that of the surrendered old note.

     If any old notes tendered by you are not accepted for any reason set forth in the terms and conditions of the exchange offer or if you submitted old notes for an amount or quantity greater than you desire to exchange, those unaccepted or non-exchanged old notes will be returned without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, those non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the end of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will request the establishment of accounts with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for the exchange offer. If you are a financial institution that is a participant in DTC's system you may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     Although you may deliver old notes to the exchange agent in the exchange offer through book-entry transfer at DTC, the letter of transmittal or a facsimile of it, with any required signature guarantees or an agent's message instead and any other required documents, must be transmitted to and received by the exchange agent at one of the addresses set forth below under "exchange agent," on or before the expiration date. If this is not possible, the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If you want to tender old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes if

     -  the tender is made through an eligible institution,

     - before the expiration date, the exchange agent received from the eligible institution the appropriate notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of old notes tendered, stating that the tender is being made by that notice. The notice of guaranteed delivery must guarantee that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and any other documents required by the appropriate letter of transmittal will be deposited by the eligible institution with the exchange agent and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal, or facsimile of the letter of transmittal or agent's message instead, with any required signature guarantees, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of old notes at any time before the expiration date.

     For withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the addresses set forth below under "Exchange agent". Any notice of withdrawal must:

     - specify the name of the person having tendered the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the principal amount and

     - where certificates for old notes have been transmitted, specify the name in which those old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent then, before the release of such certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If you tendered old notes under the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an eligible institution, unless you are an eligible institution, must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for tendering old notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, the old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for the old notes any of the following events occurs:

     (1) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

        (a) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any transaction contemplated by the exchange offer, or

        (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer,

       or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (a) or (b) above or, in our sole judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the Commission referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

     (2)   there shall have occurred

        (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

        (b) any limitation by any governmental agency or authority which may adversely affect the ability of NTL to complete the transactions contemplated by the exchange offer,

        (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

     (3) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those circumstances; or

     (4) any change or any development involving a prospective change shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of NTL and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes; which, in our reasonable judgment in any case, and regardless of the circumstances, including any action by us, giving rise to that condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance or exchange or with that exchange.

     The conditions described above are for our sole benefit. Those conditions may be asserted by us regardless of the circumstances giving rise to that condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at anytime to exercise any of the foregoing rights shall not be deemed a waiver of any of our rights and each of our rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the exchange agent in respect of the notes for the exchange offer. All executed letters of transmittal should be sent to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal in respect of the notes and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     Delivery To: The Chase Manhattan Bank, as exchange agent.

                              In New York
By Mail, By Hand and Overnight Courier:          By Facsimile:
       The Chase Manhattan Bank                  (212) 638-7380
   Corporate Trust-Securities Window             (212) 638-7381
      Room 234 -- North Building
            55 Water Street                  Confirm by Telephone:
       New York, New York 10041          Carlos Esteves: (212) 638-0828
                                                 (212) 638-0454

                             In Luxembourg
By Mail, By Hand and Overnight Courier:          By Facsimile:
 Chase Manhattan Bank Luxembourg S.A.          (352) 46 26 85 380
       Attn: Operations Manager
             5 Rue Plaetis                   Confirm by Telephone:
          L-2338, Luxembourg                  Operations Manager:
                                               (352) 46 26 85 236

     Delivery of the letter of transmittal in respect of the notes to an address other than as set forth above or transmission via facsimile other than as set forth above is not a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $250,000.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with any tender of old notes for exchange, except if you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange of the old notes for new notes. We will use the aggregate net proceeds from the offering of the old notes of approximately $476.5 million, after deducting the estimated initial purchasers' discounts and estimated offering expenses, to finance our construction, capital expenditure and working capital requirements, including debt service and repayment obligations and to make acquisitions of businesses and assets related to our business.


     Following the offering of the old notes, the lenders' commitments under NTL Communications Limited's L1,300.0 million credit agreement were reduced by approximately L161.8 million. NTL Communications Limited and various other members of the NTL UK group including us may utilize the proceeds under the credit agreement to finance their working capital requirements. As of September 30, 2000, no amounts have been borrowed under this agreement.


                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per L1.00.

     The average rate is the average of the noon buying rates on the last day of each month during the relevant period.


YEAR ENDED DECEMBER 31,                       PERIOD END     AVERAGE      HIGH    LOW
-----------------------                       ----------    ----------    ----    ----
1995........................................     1.55          1.58       1.64    1.53
1996........................................     1.71          1.56       1.72    1.49
1997........................................     1.65          1.64       1.71    1.56
1998........................................     1.66          1.66       1.72    1.61
1999........................................     1.62          1.61       1.68    1.55
2000 (through December 19)..................     1.46          1.51       1.65    1.40


     Before January 1, 1999, the pound sterling was a part of the European Monetary System exchange rate mechanism known as the EMS. Within the EMS, exchange rates fluctuated within permitted margins, fixed by central bank intervention. In accordance with the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as the EMU, superseded the EMS on January 1, 1999 and the Euro was introduced as the single European currency. Since that date, the Euro has been the lawful currency of the EMU states. The following 11 member states participate in the EMU and have adopted the Euro as their national currency: Austria, Belgium, Finland, France, Germany, the Republic of Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of September 30, 2000: (1) on an actual basis, (2) as adjusted to give effect to the offering of the old notes and the application of the net proceeds from the sale of the old notes and (3) as further adjusted to give pro forma effect to the planned contributions of the outstanding share capital of ConsumerCo and NTL Business to NTL Communications.



                                                              AS OF SEPTEMBER 30, 2000
                                                       ---------------------------------------
                                                                                    PRO FORMA
                                                       ACTUAL(1)    AS ADJUSTED    AS ADJUSTED
                                                       ---------    -----------    -----------
                                                                    (IN MILLIONS)
Cash, cash equivalents and marketable securities.....  $   103.9     $   582.0     $    692.7
                                                       =========     =========     ==========
Current portion of long-term debt....................  $     4.5     $     4.5     $     14.3
                                                       =========     =========     ==========
Long-term debt:
  NTL Communications:
     12 3/4% Series A Senior Deferred Coupon Notes
       due 2005......................................  $   277.8     $   277.8     $    277.8
     11 1/2% Series B Senior Deferred Coupon Notes
       due 2006......................................    1,011.9       1,011.9        1,011.9
     9 1/4% Senior Euro Notes due 2006...............      220.9         220.9          220.9
     10% Series B Senior Notes due 2007..............      400.0         400.0          400.0
     9 1/2% Senior Sterling Notes due 2008...........      184.4         184.4          184.4
     10 3/4% Senior Deferred Coupon Sterling Notes
       due 2008......................................      340.4         340.4          340.4
     9 3/4% Senior Deferred Coupon Notes due 2008....    1,023.4       1,023.4        1,023.4
     11 1/2% Senior Notes due 2008...................      625.0         625.0          625.0
     12 3/8% Senior Deferred Coupon Notes due 2008...      313.9         313.9          313.9
     7% Convertible Subordinated Notes due 2008......      599.3         599.3          599.3
     9 3/4% Senior Deferred Coupon Sterling Notes due
       2009..........................................      348.3         348.3          348.3
     9 7/8% Senior Euro Notes due 2009...............      309.3         309.3          309.3
     11 1/2% Senior Deferred Coupon Euro Notes due
       2009..........................................      117.0         117.0          117.0
     11 7/8% Senior Notes due 2010, less unamortized
       discount of $10.6 million.....................         --         489.4          489.4
  NTL Communications Ltd:
     Credit Agreement................................      163.0         163.0          163.0
  NTL Triangle:
     11.2% Senior Discount Debentures due 2007.......      510.5         510.5          510.5
     Other...........................................        4.3           4.3            4.3
  Diamond:
     13 1/4% Senior Discount Notes due 2004..........      285.1         285.1          285.1
     11 3/4% Senior Discount Notes due 2005..........      518.7         518.7          518.7
     10 3/4% Senior Discount Notes due 2007..........      364.2         364.2          364.2
     10% Senior Sterling Notes due 2008..............      199.6         199.6          199.6
     9 1/8% Senior Notes due 2008....................      110.0         110.0          110.0
     Other...........................................        4.1           4.1            4.1
  ConsumerCo:
     Term loan facility and other....................         --            --           16.1
  NTL Business:
     Credit Agreement................................         --            --        2,813.0
                                                       ---------     ---------     ----------
          Total long-term debt.......................    7,931.1       8,420.5       11,249.6
                                                       ---------     ---------     ----------

                                                              AS OF SEPTEMBER 30, 2000
                                                       ---------------------------------------
                                                                                    PRO FORMA
                                                       ACTUAL(1)    AS ADJUSTED    AS ADJUSTED
                                                       ---------    -----------    -----------
                                                                    (IN MILLIONS)
  Shareholder's equity (deficiency)
     Common stock, $0.01 par value, 100 shares
       authorized, issued and outstanding............         --            --             --
     Additional paid-in capital......................    2,877.7       2,877.7       12,790.7
     Accumulated other comprehensive (loss)..........     (415.2)       (415.2)        (377.7)
     (Deficit).......................................   (3,073.2)     (3,073.2)      (3,486.0)
                                                       ---------     ---------     ----------
          Total shareholder's equity (deficiency)....     (610.7)       (610.7)       8,927.0
                                                       ---------     ---------     ----------
Total capitalization.................................  $ 7,320.4     $ 7,809.8     $ 20,176.6
                                                       =========     =========     ==========


---------------


(1) There has been no material change to our capitalization since September 30, 2000.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The selected consolidated financial information for NTL Communications Corp. presented below under the captions income statement data for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, and balance sheet data at December 31, 1999, 1998, 1997, 1996 and 1995, was derived from our consolidated financial statements audited by Ernst & Young LLP. Interim data at September 30, 2000, and for the nine months ended September 30, 1999 and 2000 are unaudited, but include in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.


     In June and September 1998, we purchased ComTel and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited (now known as NTL (Triangle) LLC) for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased EGT for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. In March 1999, we purchased Diamond for an aggregate purchase price of $986.1 million, including intangibles of $1.3 billion. The net assets and results of operations of ComTel, Comcast UK, EGT and Diamond are included in the consolidated financial statements from their respective dates of acquisition. In August 1999, Telewest exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million.

     In May 1996, we purchased NTL Group Limited for an aggregate purchase price of approximately $439.0 million, including goodwill of approximately $263.0 million. The net assets and results of operations of NTL Group Limited are included in the consolidated financial statements from the date of the acquisition.


                                      NINE MONTHS
                                  ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                 ---------------------   -----------------------------------------------
                                   2000        1999        1999      1998      1997      1996      1995
                                 ---------   ---------   --------   -------   -------   -------   ------
                                                              (IN MILLIONS)
INCOME STATEMENT DATA:
Revenues.......................  $ 1,312.3   $ 1,052.8   $1,477.9   $ 747.0   $ 491.8   $ 228.3   $ 33.7
Costs and expenses
  Operating expenses...........      620.5       507.3      704.7     372.1     301.7     144.3     24.4
  Selling, general and
     administrative expenses...      537.6       416.1      561.8     299.5     169.1     115.0     57.9
  Depreciation and
     amortization..............      677.0       518.4      762.9     266.1     150.5      98.6     29.8
  Franchise fees...............         --        22.3       16.5      25.0      23.6      13.1       --
  Corporate expenses...........       14.1        18.4       25.3      17.1      18.4      14.9     14.7
  Other charges................       19.7          --       16.2      (4.2)     20.6        --       --
                                 ---------   ---------   --------   -------   -------   -------   ------
     Total costs and
       expenses................    1,868.9     1,482.5    2,087.4     975.6     683.9     385.9    126.8
                                 ---------   ---------   --------   -------   -------   -------   ------
  Operating (loss).............     (556.6)     (429.7)    (609.5)   (228.6)   (192.1)   (157.6)   (93.1)

                                      NINE MONTHS
                                  ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                 ---------------------   -----------------------------------------------
                                   2000        1999        1999      1998      1997      1996      1995
                                 ---------   ---------   --------   -------   -------   -------   ------
                                                              (IN MILLIONS)
Other income (expense)
  Interest income and other,
     net.......................        3.5        26.8       29.8      46.0      28.4      33.6     21.1
  Interest expense.............     (547.8)     (484.5)    (678.0)   (328.8)   (202.6)   (137.0)   (28.4)
  Other gains..................         --          --      493.1        --      21.5        --       --
  Foreign currency transaction
     gains (losses)............      (25.5)       22.5       22.7       4.2       0.6       2.4      0.1
                                 ---------   ---------   --------   -------   -------   -------   ------
(Loss) before income taxes,
  minority interests and
  extraordinary item...........   (1,126.4)     (864.9)    (741.9)   (507.2)   (344.2)   (258.6)  (100.3)
Income tax benefit
  (provision)..................       18.8          --       29.9       3.3      15.6      (7.7)     2.5
                                 ---------   ---------   --------   -------   -------   -------   ------
(Loss) before minority
  interests and extraordinary
  item.........................   (1,107.6)     (864.9)    (712.0)   (503.9)   (328.6)   (266.3)   (97.8)
Minority interests.............         --          --         --        --        --      11.8      7.0
                                 ---------   ---------   --------   -------   -------   -------   ------
(Loss) before extraordinary
  item                            (1,107.6)     (864.9)    (712.0)   (503.9)   (328.6)   (254.5)   (90.8)
(Loss) from early
  extinguishment of debt.......         --          --       (3.0)    (30.7)     (4.5)       --       --
                                 ---------   ---------   --------   -------   -------   -------   ------
Net (loss).....................  $(1,107.6)  $  (864.9)  $ (715.0)  $(534.6)  $(333.1)  $(254.5)  $(90.8)
                                 =========   =========   ========   =======   =======   =======   ======
OTHER DATA:
Capital expenditures...........  $ 1,143.9   $   855.7   $1,196.5   $ 772.1   $ 503.7   $ 505.7   $445.6
Ratio of Earnings to fixed
  charges(1)                            --          --         --        --        --        --       --



                                 SEPTEMBER 30,                       DECEMBER 31,
                                 -------------   ----------------------------------------------------
                                     2000          1999       1998       1997       1996       1995
                                 -------------   --------   --------   --------   --------   --------
                                                            (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  marketable securities........    $  103.9      $1,075.1   $  996.9   $  103.9   $  445.9   $  175.3
Working capital................      (522.7)        440.9      600.5      (52.3)     242.1       76.1
Fixed assets, net..............     5,620.4       5,340.5    3,854.4    1,757.0    1,459.5      639.7
Total assets...................     8,471.3       9,502.3    6,194.1    2,421.6    2,454.6    1,010.7
Long-term debt.................     7,931.1       7,598.0    5,043.8    2,015.1    1,732.2      513.0
Redeemable preferred stock.....          --            --      124.1      108.5         --         --
Shareholder's equity
  (deficiency).................      (610.7)        900.5      355.2      (61.7)     328.1      339.3


---------------


(1) For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. For the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998, 1997, 1996 and 1995, our earnings were insufficient to cover fixed charges by approximately $1,182.9 million, $783.7 million, $535.0 million, $350.9 million, $268.9 million and $112.4 million, respectively.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     In May 2000, NTL Incorporated acquired ConsumerCo and in September 1999, NTL Delaware acquired NTL Business. In March 1999, we acquired Diamond Cable Communications plc. The credit agreement which partially funded the acquisition of ConsumerCo requires the outstanding share capital of ConsumerCo and NTL Business to be contributed to us by July 2001.


     The unaudited pro forma financial data presented gives effect to the completed acquisition of Diamond and to the proposed contributions of all of the outstanding share capital of ConsumerCo and NTL Business to us. The unaudited pro forma financial data is based on our historical financial statements and the historical financial statements of Diamond, NTL Business and ConsumerCo. The historical financial statements of Diamond, NTL Business and ConsumerCo are prepared in accordance with U.S. generally accepted accounting principles and have been translated into U.S. dollars using an exchange rate of: (1) $1.4787 to L1.00 for the unaudited pro forma condensed combined balance sheet as of September 30, 2000; (2) $1.5390 to L1.00 for the unaudited pro forma condensed combined statement of operations for the nine-month period ended September 30, 2000 (the average exchange rate for such period); and (3) $1.6179 to L1.00 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 (the average exchange rate for such period). Certain amounts in these historical financial statements have been reclassified to conform to our presentation.


     The unaudited pro forma financial data does not give effect to the issuance of the old notes on October 2, 2000 or the use of the proceeds from such issuance. As a result of the issuance of the old notes, our interest expense will increase by $60.0 million in the first twelve months after issuance. Because we have not and do not intend to use the proceeds of the offering of the old notes to repay any of our outstanding indebtedness, we do not expect any corresponding decrease in interest expense.


     The historical results of ConsumerCo for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred if DataCo (the non-ConsumerCo part of Cable & Wireless Communications plc that was retained by Cable and Wireless) and ConsumerCo were separate entities for these periods. Therefore, the historical financial statements of ConsumerCo, which are included in the unaudited pro forma financial data, are not reflective of results on a going forward basis. NTL Incorporated's immediate focus will be on the following priorities: reducing the fault rate, improving the installation experience, continuing with the digital rollout and improving the value proposition for the service bundle. These are all factors that will reduce churn and increase penetration. However, they will increase costs through the second quarter of 2001.


     The acquisition of Diamond has been accounted for using the purchase method of accounting, in which the assets acquired and the liabilities assumed have been recorded at their estimated fair values.

     The proposed contributions of all of the outstanding share capital of ConsumerCo and NTL Business have been accounted for at the historical cost of NTL Incorporated and NTL Delaware, respectively. This is consistent with a transfer of entities under common control, and is similar to the accounting used in a "pooling of interests." NTL Incorporated and NTL Delaware each accounted for their respective acquisitions of ConsumerCo and NTL Business using the purchase method of accounting. Accordingly, the assets acquired and the liabilities assumed were recorded at their estimated fair values. We, as well as NTL Incorporated, are unaware of events other than those disclosed in the unaudited notes to the pro forma financial data that would require a material change to the preliminary purchase price allocation. However, a final determination of necessary purchase accounting adjustments for the ConsumerCo acquisition will be made upon the completion of a study to be undertaken to determine the fair value of certain assets and liabilities, including intangible assets. The actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma amounts reflected because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the unaudited pro forma financial data and the actual acquisition date.


     The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 give effect to the acquisition of Diamond and the contributions of all of the outstanding share capital of ConsumerCo and NTL Business as if they had been consummated on January 1, 1999. The unaudited pro forma condensed combined balance sheet at September 30, 2000 gives effect to the contributions of all of the outstanding share capital of ConsumerCo and NTL Business as if they occurred on September 30, 2000.


     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma financial data does not purport to present our financial position or results of operations had the acquisition and contributions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for cost savings that we expect to realize. The pro forma adjustments reflecting the acquisition and contributions are based upon the assumptions set forth in the notes to the pro forma financial data. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

                            NTL COMMUNICATIONS CORP.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                               SEPTEMBER 30, 2000

                                 (in millions)


                                         NTL
                                 COMMUNICATIONS CORP.   NTL BUSINESS    CONSUMERCO    ADJUSTMENTS    PRO FORMA
                                 --------------------   ------------   ------------   -----------    ---------
                                     (HISTORICAL)       (HISTORICAL)   (HISTORICAL)
ASSETS
Current assets:
  Cash and cash equivalents....       $   103.9          $    38.5       $    72.2                   $   214.6
  Due from affiliates..........            21.1            3,686.0            87.6     $(3,699.3)A        95.4
  Other current assets.........           451.2               44.8           244.6                       740.6
                                      ---------          ---------       ---------     ---------     ---------
Total current assets...........           576.2            3,769.3           404.4      (3,699.3)      1,050.6
Fixed assets, net..............         5,620.4                2.0         4,879.0                    10,501.4
Intangible assets, net.........         2,088.4              156.1         8,600.0                    10,844.5
Other assets, net..............           186.3               79.5            66.9                       332.7
                                      ---------          ---------       ---------     ---------     ---------
Total assets...................       $ 8,471.3          $ 4,006.9       $13,950.3     $(3,699.3)    $22,729.2
                                      =========          =========       =========     =========     =========
LIABILITIES AND SHAREHOLDER'S
  EQUITY
Current liabilities:
  Other current liabilities....       $ 1,089.9          $    56.0       $   804.5                   $ 1,950.4
  Due to affiliates............             4.5              999.0         3,690.5     $(3,699.3)A       994.7
  Current portion of long-term
     debt......................             4.5                 --             9.8                        14.3
                                      ---------          ---------       ---------     ---------     ---------
Total current liabilities......         1,098.9            1,055.0         4,504.8      (3,699.3)      2,959.4
Long-term debt.................         7,931.1            2,813.0            16.1                    10,760.2
Deferred income taxes..........            29.6                 --            16.0                        45.6
Minority interests.............            22.4                 --            14.6                        37.0
Shareholder's equity:
  Additional paid-in capital...         2,877.7              167.2         9,745.8                    12,790.7
  Accumulated other
     comprehensive income
     (loss)....................          (415.2)              (3.2)           40.7                      (377.7)
  Accumulated deficit..........        (3,073.2)             (25.1)         (387.7)                   (3,486.0)
                                      ---------          ---------       ---------     ---------     ---------
                                         (610.7)             138.9         9,398.8            --       8,927.0
                                      ---------          ---------       ---------     ---------     ---------
Total liabilities and
  shareholder's equity.........       $ 8,471.3          $ 4,006.9       $13,950.3     $(3,699.3)    $22,729.2
                                      =========          =========       =========     =========     =========

                            NTL COMMUNICATIONS CORP.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                 (in millions)


                                         NTL
                                 COMMUNICATIONS CORP.   NTL BUSINESS    CONSUMERCO    ADJUSTMENTS     PRO FORMA
                                 --------------------   ------------   ------------   -----------     ---------
                                     (HISTORICAL)       (HISTORICAL)   (HISTORICAL)
REVENUES.......................       $ 1,312.3           $  92.0        $  807.1                     $ 2,211.4
COSTS AND EXPENSES
Operating expenses.............           620.5              73.5           354.6                       1,048.6
Selling, general and
  administrative expenses......           537.6              30.6           322.0                         890.2
Other charges..................            19.7                --              --                          19.7
Corporate expenses.............            14.1                --              --                          14.1
Depreciation and
  amortization.................           677.0              15.1           556.9         363.5C        1,612.5
                                      ---------           -------        --------      --------       ---------
                                        1,868.9             119.2         1,233.5         363.5         3,585.1
                                      ---------           -------        --------      --------       ---------
Operating loss.................          (556.6)            (27.2)         (426.4)       (363.5)       (1,373.7)
OTHER INCOME (EXPENSE)
Interest income and other,
  net..........................           (22.0)              3.1             2.8           3.0D          (13.1)
Interest income from
  affiliate....................              --              88.5              --         (88.5)B            --
Interest expense...............          (547.8)            (88.8)         (219.6)         60.8B,E       (795.4)
                                      ---------           -------        --------      --------       ---------
Loss before income taxes.......        (1,126.4)            (24.4)         (643.2)       (388.2)       (2,182.2)
Income tax benefit
  (provision)..................            18.8              (0.1)           36.7                          55.4
                                      ---------           -------        --------      --------       ---------
Net (loss).....................       $(1,107.6)          $ (24.5)       $ (606.5)     $ (388.2)      $(2,126.8)
                                      =========           =======        ========      ========       =========

                            NTL COMMUNICATIONS CORP.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in millions)


                                    NTL
                               COMMUNICATIONS
                                   CORP.          DIAMOND      NTL BUSINESS    CONSUMERCO    ADJUSTMENTS   PRO FORMA
                               --------------   ------------   ------------   ------------   -----------   ---------
                                (HISTORICAL)    (HISTORICAL)   (HISTORICAL)   (HISTORICAL)
REVENUES.....................     $1,477.9        $  28.8        $ 184.5        $1,122.5                   $ 2,813.7
COSTS AND EXPENSES
Operating expenses...........        704.7           10.0          148.4           424.1                     1,287.2
Selling, general and
  administrative expenses....        561.8           12.4           31.4           459.4                     1,065.0
Franchise fees...............         16.5             --             --              --                        16.5
Corporate expenses...........         25.3             --             --              --                        25.3
Non-recurring charges........         16.2           13.9             --              --       $ (13.9)         16.2
Depreciation and
  amortization...............        762.9           15.0            5.3           389.5         916.3C      2,089.0
                                  --------        -------        -------        --------       -------     ---------
                                   2,087.4           51.3          185.1         1,273.0         902.4       4,499.2
                                  --------        -------        -------        --------       -------     ---------
Operating loss...............       (609.5)         (22.5)          (0.6)         (150.5)       (902.4)     (1,685.5)
OTHER INCOME (EXPENSE)
Interest and other income,
  net........................        545.6          (38.4)          (1.0)            9.7           7.8D        523.7
Interest expense.............       (678.0)         (25.6)          (2.1)         (294.5)        (67.2)E    (1,067.4)
                                  --------        -------        -------        --------       -------     ---------
Loss before income taxes and
  extraordinary item.........       (741.9)         (86.5)          (3.7)         (435.3)       (961.8)     (2,229.2)
Income tax benefit
  (provision)................         30.0             --            0.3              --                        30.3
                                  --------        -------        -------        --------       -------     ---------
Loss before extraordinary
  item.......................     $ (711.9)       $ (86.5)       $  (3.4)       $ (435.3)      $(961.8)    $(2,198.9)
                                  ========        =======        =======        ========       =======     =========

                            NTL COMMUNICATIONS CORP.

                     NOTES TO THE PRO FORMA FINANCIAL DATA
                                 (in millions)


                                                        NTL
                                                   COMMUNICATIONS
                                                       CORP.        NTL BUSINESS   CONSUMERCO     TOTAL
                                                   --------------   ------------   ----------   ---------
A.  ELIMINATION OF INTERCOMPANY BALANCES:
September 30, 2000
  Due from affiliates............................      $12.5          $3,686.0     $     0.8    $ 3,699.3
  Due to affiliates..............................       (0.8)            (12.5)     (3,686.0)    (3,699.3)
                                                       -----          --------     ---------    ---------
                                                       $11.7          $3,673.5     $(3,685.2)   $      --
                                                       =====          ========     =========    =========



B. ELIMINATION OF INTERCOMPANY INTEREST INCOME
   AND EXPENSE:
For the nine months ended September 30, 2000
  Interest income from affiliate.................                     $   88.5     $      --    $    88.5
  Interest expense...............................                           --         (88.5)       (88.5)
                                                                      --------     ---------    ---------
                                                                      $   88.5     $   (88.5)   $      --
                                                                      ========     =========    =========



                                                      DIAMOND       NTL BUSINESS   CONSUMERCO
                                                      -------       ------------   ----------
C.  DEPRECIATION AND AMORTIZATION:
For the year ended December 31, 1999
  Fixed assets (15 years)........................      $ 1.0          $     --     $      --
  Intangibles (10 and 15 years)..................       26.0              11.7         884.5
  Historical amortization........................       (2.0)             (4.9)           --
                                                       -----          --------     ---------
                                                       $25.0          $    6.8     $   884.5
                                                       =====          ========     =========
For the nine months ended September 30, 2000
  Fixed assets (15 years)........................                                  $      --
  Intangibles (10 years).........................                                      363.5
  Historical amortization........................                                         --
                                                                                   ---------
                                                                                   $   363.5
                                                                                   =========



D.  INTEREST INCOME (USING 4.867%):
For the year ended December 31, 1999
  Reduction of interest income on cash on hand
     used........................................                                  $    (4.0)
  Interest income on excess cash from bank
     financing...................................                                       11.8
                                                                                   ---------
                                                                                   $     7.8
                                                                                   =========
For the nine months ended September 30, 2000
  Reduction of interest income on cash on hand
     used........................................                                  $    (1.8)
  Interest income on excess cash from bank
     financing...................................                                        4.8
                                                                                   ---------
                                                                                   $     3.0
                                                                                   =========



E.  INTEREST EXPENSE:
For the year ended December 31, 1999
  Reduction of interest expense for debt not
     assumed.....................................                                  $   228.6
  Interest on bank financing at 8.32%............                                     (295.8)
                                                                                   ---------
                                                                                   $   (67.2)
                                                                                   =========
For the nine months ended September 30, 2000
  Reduction of interest expense for debt not
     assumed.....................................                                  $    93.9
  Interest on bank financing at 8.32%............                                     (121.6)
                                                                                   ---------
                                                                                   $   (27.7)
                                                                                   =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NTL COMMUNICATIONS

RESULTS OF OPERATIONS


     As a result of the completion of the acquisitions of Diamond Cable Communications Limited ("Diamond") in March 1999 and Cablelink Limited ("Cablelink") in July 1999, we consolidated the results of operations of these businesses from the dates of acquisition.



     On November 2, 2000, we announced the completion of a consolidation review. Based on a comprehensive review of the combined company following our acquisition of ConsumerCo and the integration of several other acquired businesses over the last 18 months, we identified significant efficiency improvements and cost savings. These include the elimination of duplicate technologies and processes, consolidation of support functions and reductions in levels of management. Approximately 1,300 roles will become redundant over the next 15 months as part of the cost savings. We expect to realize the cost savings beginning in the latter half of 2001. We expect to incur a restructuring charge in fiscal 2000 as a result of this review, although to date we are still in the process of finalizing this charge.



NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999



     Residential telecommunications and television revenues increased to $732.2 million from $583.7 million as a result of acquisitions and from customer growth that increased our current revenue stream. The 2000 and 1999 revenue includes $179.3 million and $101.4 million, respectively, from acquired companies. We expect our customer base to continue to increase which will drive further revenue growth as we continue to connect customers to our broadband network. We also expect revenue growth from the continuing rollout of our cable modem and digital cable television services.



     National and international telecommunications revenues increased to $457.2 million from $349.2 million as a result of acquisitions and from increases in business telecommunications revenues, Internet services revenues and carrier services revenues. The 2000 and 1999 revenue includes $35.4 million and $22.7 million, respectively, from acquired companies. Business telecommunications and Internet services revenues increased primarily as a result of customer growth. We expect our business telecommunications and Internet services customer base to continue to increase, which will drive further revenue growth. We continue to focus specific sales and marketing effort on business customers and for Internet services in our completed network. Carrier services revenues increased due to growth in voice, video and data services provided by our wholesale operation to broadcasters and telephone companies, respectively. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers.



     Broadcast transmission and other revenues increased to $122.9 million from $119.9 million due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services. We expect our digital broadcasting services to increase in the future.



     Operating expenses increased to $620.5 million from $507.3 million as a result of increases in interconnection costs and programming costs due to customer growth. The 2000 and 1999 expense includes $86.2 million and $47.2 million, respectively, from acquired companies.



     Selling, general and administrative expenses increased to $537.6 million from $416.1 million as a result of increases in telecommunications and CATV sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $90.7 million and $37.6 million, respectively, from acquired companies.


     Pursuant to the terms of various U.K. licenses, we incurred license fees paid to the Independent Television Commission ("ITC") to operate as the exclusive service provider in certain of our franchise areas. Upon a request by us in 1999, the ITC converted all of our fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and our liability for license payments ceased upon the conversion. Franchise fees were $22.3 million in 1999.



     One of our major costs has been for the integration of acquired companies' information technology systems, while simultaneously upgrading them for digital television, interactive services and video-on-demand. Other charges of $19.7 million in 2000 were incurred for this integration effort.



     Corporate expenses decreased to $14.1 million from $18.4 million due to a decrease in various overhead costs.



     Depreciation and amortization expense increased to $677.0 million from $518.4 million due to an increase in depreciation of telecommunications and CATV equipment. The 2000 and 1999 expense includes $191.4 million and $136.1 million, respectively, from acquired companies, including amortization of acquisition related intangibles.



     Interest income and other, net decreased to $3.5 million from $26.8 million as a result of increases in net losses of affiliates accounted for by the equity method and decreases in interest income.



     Interest expense increased to $547.8 million from $484.5 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $123.2 million and $92.6 million, respectively, related to acquisitions. Cash interest of $242.3 million and $172.1 million was paid in the nine months ended September 30, 2000 and 1999, respectively.



     Foreign currency transaction gains (losses) decreased to a loss of $25.5 million from a gain of $22.5 million primarily due to the effect of unfavorable changes in the exchange rates. Our results of operations are impacted by changes in foreign currency exchange rates as follows. We have cash, cash equivalents and debt denominated in foreign currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars, which are affected by changes in exchange rates.


YEARS ENDED DECEMBER 31, 1999 AND 1998

     Residential telecommunications and television revenues increased to $827.3 million from $355.6 million as a result of acquisitions and from customer growth that increased the Company's current revenue stream. The 1999 and 1998 revenue includes $467.2 million and $74.2 million, respectively, from acquired companies. We expect our customer base to continue to increase as we complete the construction of our broadband network past the remaining homes in our franchise areas.

     National and international telecommunications revenues increased to $488.6 million from $248.9 million as a result of acquisitions and from increases in business telecommunications revenues, Internet services revenues and carrier services revenues. The 1999 and 1998 revenue includes $141.6 million and $8.5 million, respectively from acquired companies. Business telecommunications and Internet services revenues increased primarily as a result of customer growth. We expect our business telecommunications and Internet services customer base to continue to increase. We are expanding our sales and marketing effort to business customers and for Internet services in our completed network. Carrier services revenues increased due to growth in satellite services and telephone services provided by our wholesale operations to broadcasters and telephone companies, respectively. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers.

     Broadcast transmission and other revenues increased to $161.9 million from $140.2 million due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services. We expect our digital broadcasting services to increase in the future.

     Other telecommunications revenues decreased to zero from $2.4 million due to the sales of the assets of our wholly-owned subsidiary, OCOM Corporation, to AirTouch Communications, Inc. and to Cellular Communications of Puerto Rico, Inc. during 1998.

     Operating expenses increased to $704.7 million from $372.1 million as a result of increases in interconnection costs and programming costs due to customer growth. The 1999 and 1998 expense includes $254.0 million and $35.3 million, respectively, from acquired companies.

     Selling, general and administrative expenses increased to $561.8 million from $299.5 million as a result of increases in telecommunications and CATV sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. In addition, approximately $47.4 million of the increase was due to the new national brand and advertising campaign which began in the second quarter of 1999 and will continue into 2000. The 1999 and 1998 expense includes $233.9 million and $40.9 million, respectively, from acquired companies.

     Pursuant to the terms of various U.K. licenses, we incurred license fees paid to the ITC to operate as the exclusive service provider in certain of our franchise areas. Upon a request by us in 1999, the ITC converted all of our fee bearing exclusive licenses to non-exclusive licenses by the end of 1999, and our liability for license payments ceased upon the conversion. Franchise fees decreased to $16.5 million from $25.0 million due to the reversal of the accrued liability for franchise fees of $13.6 million. The 1999 amount includes Diamond franchise fees of $5.0 million.

     Corporate expenses increased to $25.3 million from $17.1 million due to an increase in various overhead costs.

     Non-recurring charges of $16.2 million in 1999 were the fee incurred for the cancellation of certain contracts. Non-recurring charges of $20.6 million in 1997 include deferred costs written-off of $5.0 million and restructuring costs of $15.6 million. The deferred costs written-off arose in connection with our unsuccessful bid for U.K. digital terrestrial television multiplex licenses. Restructuring costs relate to our announcement in September 1997 of a reorganization of certain of our operations. This charge consisted of employee severance and related costs of $6.7 million for approximately 280 employees to be terminated, lease exit costs of $6.5 million and penalties of $2.4 million associated with the cancellation of contractual obligations. As of December 31, 1998, $9.2 million of the provision had been used, including $5.5 million for severance and related costs, $1.5 million for lease exit costs and $2.2 million for penalties associated with the cancellation of contractual obligations. As of December 31, 1998, 177 employees had been terminated. The $4.2 million reversed in 1998 includes $1.2 million for severance and related costs, $2.8 million for lease exit costs and $0.2 million for penalties associated with the cancellation of contractual obligations. This reversal was necessary because employees whose positions were eliminated chose to remain with us in other positions rather than leave us and receive severance pay, and the real estate markets in which we sublet space improved increasing the sublet rentals and shortening the period of time required to find subtenants. The remaining restructuring reserve of $2.2 million at December 31, 1998 is for lease costs net of sublease revenue.

     Depreciation and amortization expense increased to $762.9 million from $266.1 million due to an increase in depreciation of telecommunications and CATV equipment. The 1999 and 1998 expense includes $404.2 million and $45.9 million respectively, from acquired companies, including amortization of acquisition related intangibles.

     Interest expense increased to $678.0 million from $328.8 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 1999 expense includes $184.8 million from acquired companies. Interest of $221.6 million and $118.3 million was paid in the years ended December 31, 1999 and 1998, respectively.

     Other gains of $493.1 million in 1999 are from the sale of the investment in Cable London.

     Foreign currency transaction gains increased to $22.7 million from $4.2 million primarily due to the effect of favorable changes in the exchange rates on our pound sterling and Euro denominated notes in 1999.

     We recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition. We recorded an extraordinary loss from the early extinguishment of debt of $30.7 million in 1998 as a result of the redemption of the 10 7/8% notes and the repayment of a bank loan.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     Residential telecommunications and television revenues increased to $355.6 million from $167.0 million primarily as a result of customer growth that increased our current revenue stream. The 1998 revenue includes $74.2 million from acquired companies.

     National and international telecommunications revenues increased to $248.9 million from $185.2 million primarily as a result of increases in business telecommunications revenues, Internet services revenues and carrier services revenues. Business telecommunications and Internet services revenues increased primarily as a result of customer growth. Carrier services revenues increased due to growth in satellite services and telephone services provided by our wholesale operation to broadcasters and telephone companies, respectively.

     Broadcast transmission and other revenues increased to $140.2 million from $130.8 million primarily due to increases in broadcast television and FM radio customers and accounts, revenues from which outweighed the negative impact of price cap reductions in our regulated services.

     Other telecommunications revenues decreased to $2.4 million from $8.8 million primarily due to the sales of the assets of our wholly-owned subsidiary, OCOM Corporation, to AirTouch Communications, Inc. and to Cellular Communications of Puerto Rico, Inc. during 1998.

     Operating expenses increased to $372.1 million from $301.7 million primarily as a result of increases in interconnection costs and programming costs due to customer growth. The 1998 expenses include $35.3 million from acquired companies.

     Selling, general and administrative expenses increased to $299.5 million from $169.1 million as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 1998 expenses include $40.9 million from acquired companies.

     Franchise fees increased to $25.0 million from $23.6 million primarily as a result of the inflation adjustment to the Northern Ireland license payment.

     Corporate expenses decreased to $17.1 million from $18.4 million primarily due to the sale of OCOM's assets in 1998. Certain OCOM personnel were included in corporate expenses in 1997.

     Nonrecurring charges of $20.6 million in 1997 were comprised of restructuring costs of $15.6 million and deferred costs written-off of $5.0 million. The deferred costs written off arose in connection with our unsuccessful bid for digital terrestrial television multiplex licenses. Restructuring costs relate to our announcement in September 1997 of a reorganization of certain of our operations.

     Depreciation and amortization expense increased to $266.1 million from $150.5 million primarily due to an increase in depreciation of telecommunications and cable television equipment. The 1998 expense includes $45.9 million from acquired companies, including amortization of acquisition related intangibles.

     Interest expense increased to $328.8 million from $202.6 million due to the issuance of additional debt in 1998 and the increase in the accretion of original issue discount on our existing deferred coupon notes.

Interest of $118.3 million and $78.8 million was paid in the years ended December 31, 1998 and 1997, respectively.

     Other gains of $21.5 million in 1997 include a gain on a sale of fixed assets of $11.5 million and a $10.0 million payment from LeGroupe Videotron Ltee pursuant to the settlement of a lawsuit.

     Foreign currency transaction gains increased to $4.2 million from $0.6 million due to favorable changes in the exchange rate subsequent to the issuance in March 1998 of new debt denominated in pounds sterling.

     We recorded an extraordinary loss from the early extinguishment of debt of $30.7 million in 1998 as a result of the redemption of the 10 7/8% notes and the repayment of the bank loan. In connection with the repayment of debt, a subsidiary recorded an extraordinary loss of $4.5 million in 1997 from the write-off of unamortized deferred financing costs.

LIQUIDITY AND CAPITAL RESOURCES


     We will continue to require significant amounts of capital to finance construction of our local and national networks, for connection of telephone, telecommunications, Internet and CATV customers to the networks, for other capital expenditures and for debt service. We estimate that these requirements, net of cash from operations, will aggregate up to approximately $1,400.0 million from October 1, 2000 to September 30, 2001. Our commitments at September 30, 2000 for equipment and services through September 30, 2001 are included in the anticipated requirements. We had $103.9 million in cash on hand at September 30, 2000. We expect to fund the balance of these requirements through borrowings under the NTL Communications Limited ("NTLCL") and NTL Business L2,500.0 million credit agreement, borrowings under the NTLCL L1,300.0 million credit agreement, the proceeds of the offering of the old notes or the issuance of debt or equity to NTL Delaware.



     NTLCL, our wholly-owned indirect subsidiary and NTL Business, a wholly-owned subsidiary of NTL Delaware entered into a L2,500.0 million credit agreement in May 2000 in connection with the acquisition of ConsumerCo. As of December 15, 2000, L2,227.2 million of borrowings were outstanding and L272.8 million was available for borrowing under this credit agreement. Interest is payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the NTL UK Group. The effective rate at December 15, 2000 was 8.28%. The unused portion of the commitment is available for refinancing ConsumerCo indebtedness and for working capital requirements of the U.K. Group, as defined. For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the U.K. Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment as utilized.



     NTLCL entered into a L1,300.0 million credit agreement with a group of banks dated May 30, 2000. As of September 30, 2000, no amounts have been borrowed under this agreement. Following the offering of the old notes, the lenders' commitments under the credit agreement were reduced by approximately L161.8 million. NTLCL and other members of the U.K. Group may utilize the proceeds under this credit agreement to finance the working capital requirements of the U.K. Group (as defined above), provided that in no event shall the proceeds be used for a purpose other than to finance the construction, capital expenditure and working capital needs of a cable television or telephone or telecommunications business, or a related business, in the United Kingdom or Ireland. Interest is payable at least every six months at LIBOR plus a margin rate of 4.5% per annum. The margin rate shall increase by 0.5% on the three month anniversary of the initial advance and by an additional 0.5% on each subsequent three month anniversary, up to a maximum total interest rate of 16% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006.

     Regarding our estimated cash requirements described above, there can be no assurance that: (a) actual construction costs will not exceed the amounts estimated or that additional funding substantially in excess of the amounts estimated will not be required, (b) conditions precedent to advances under credit facilities will be satisfied when funds are required, (c) we and our subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (d) we will be able to access such cash flow, or (e) we will not incur losses from our exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations.


     We are highly leveraged. At September 30, 2000, our consolidated long-term indebtedness was $7,931.1 million, representing approximately 108.3% of total capitalization. The following summarizes the terms of those notes issued by us and our subsidiaries.


NTL COMMUNICATIONS:

(1) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually beginning on October 15, 2000, redeemable at our option on or after April 15, 2000;

(2) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually beginning on August 1, 2001, redeemable at our option on or after February 1, 2001;

(3) 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at our option on or after February 15, 2002;


(4) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($184.8 million), interest payable semiannually from October 1, 1998, redeemable at our option on or after April 1, 2003;



(5) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($443.6 million), interest payable semiannually beginning on October 1, 2003, redeemable at our option on or after April 1, 2003;


(6) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at our option on or after April 1, 2003;


(7) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($488.0 million), interest payable semiannually beginning on October 15, 2004, redeemable at our option on or after April 15, 2004;


(8) 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at our option on or after October 1, 2003;

(9) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at our option on or after October 1, 2003;

(10) 7% Convertible Subordinated Notes due December 15, 2008, principal amount at maturity of $599.3 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at our option on or after December 15, 2001;


(11) 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($220.9 million), interest payable semiannually from May 15, 2000;

(12) 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($309.3 million), interest payable semiannually from May 15, 2000, redeemable at our option on or after November 15, 2004;



(13) 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($185.6 million), interest payable semiannually beginning on May 15, 2005, redeemable at our option on or after November 15, 2004;



NTL TRIANGLE:



(14) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually beginning on May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;


DIAMOND:


(15) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from June 30, 2000, redeemable at Diamond's option after September 30, 1999;



(16) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually beginning on June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;



(17) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;



(18) 10% Senior Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount at maturity of L135.0 million ($199.6 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and



(19) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.


     Management does not anticipate that we will generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding consolidated indebtedness. Accordingly, we may be required to consider a number of measures, including: (a) refinancing all or a portion of such indebtedness, (b) seeking modifications to the terms of such indebtedness,
(c) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (d) seeking additional equity financing, or (e) a combination of the foregoing.

     Our operations are conducted through our direct and indirect wholly-owned subsidiaries. As a holding company, we hold no significant assets other than cash and our investments in and advances to our subsidiaries. Accordingly, our ability to make scheduled interest and principal payments when due to holders of our indebtedness may be dependent upon the receipt of sufficient funds from our subsidiaries.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS


     Cash provided by operating activities was $22.2 million and $20.3 million in the nine months ended September 30, 2000 and 1999, respectively. This change is primarily due to changes in working capital as a result of the timing of receipts and disbursements.

     Purchases of fixed assets were $1,143.9 million in the nine months ended September 30, 2000 and $855.7 million in the nine months ended September 30, 1999 as a result of the continuing fixed asset purchases and construction, including purchases and construction by acquired companies.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

MARKET RISK

     We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have entered into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates, primarily U.S. dollar/pound sterling. The counterparties are major financial institutions. We do not enter into derivatives or financial instruments to manage or reduce the impact of changes in interest rates.

FOREIGN EXCHANGE CONTRACTS


     To the extent that we obtain financing in U.S. dollars and incur construction and operation costs in various other currencies, we will encounter currency exchange rate risks. At September 30, 2000, we had approximately $77.1 million in cash equivalents denominated in foreign currencies to reduce this risk. In addition, our pounds sterling and Euro denominated notes also reduce this risk. Furthermore, our revenues are generated in foreign currencies while our interest and principal obligations with respect to most of our existing indebtedness are payable in U.S. dollars. We have entered into an option agreement to hedge some of the risk of exchange rate fluctuations related to interest and principal payments on U.S. dollar denominated debt and for parent company expenses up to an annual limit of approximately $13 million. We may purchase U.S. dollars at a fixed rate of L1 to $1.40 on specified dates through June 2001 for specified amounts of U.S. dollars. The dates and U.S. dollar amounts correspond to our interest and principal payment dates and amounts for a portion of our U.S. dollar denominated debt and anticipated amounts of parent company expenses. In addition, NTL Triangle has option agreements of L250 million notional amount to purchase U.S. dollars at a fixed rate of L1 to $1.35 in November 2000. This option provides a hedge against an adverse change in exchange rates when interest payments commence on NTL Triangle's U.S. dollar denominated Discount Debentures.


     The estimated fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices. At December 31, 1999, the difference between the fair value of the outstanding contracts and the contract amounts was immaterial.

INTEREST RATES

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. In the following table, fair values were determined from quoted market prices.

                           INTEREST RATE SENSITIVITY
                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                             AVERAGE INTEREST RATE

                                                                                                    FAIR VALUE
                                  2000         2001    2002    2003    2004    THEREAFTER   TOTAL    12/31/99
                             ---------------   -----   -----   -----   -----   ----------   -----   ----------
                                                               (IN MILLIONS)
Long-term debt, including
  Current portion..........
U.S. dollars
  Fixed rate...............               --      --      --      --   $ 285     $6,281     $6,566    $6,880
  Average interest rate....                                            13.25%    10.2%
Pounds sterling
  Fixed rate...............               --      --      --      --      --      L890       L890      L654
  Average interest rate....                                                     10.09%
  Average forward exchange
    rate...................                                                       1.67
Euro
  Fixed rate...............               --      --      --      --      --      E810       E810      E731
  Average interest rate....                                                      10.1%
  Average forward exchange
    rate...................                                                      1.103
Irish punts
  Variable rate............            IRL60      --      --      --      --        --      IRL60     IRL60
  Average interest rate....          Euribor
  Average forward exchange
    rate...................            1.297

     There have been no material changes in the reported market risks since the end of the most recent fiscal year.

                                    BUSINESS

     We are a leading broadband communications company in the United Kingdom and the Republic of Ireland. We provide residential, business, and carrier customers with a broad array of competitive communications products and services including the following:

     - CONSUMER SERVICES, including residential telephone, cable television, personal computer and television-based Internet access and interactive services. We are the largest provider of broadband services in the United Kingdom and Ireland with approximately 1.9 million cable television and telephony customers as of September 30, 2000, and assuming the contribution of ConsumerCo from NTL Incorporated to us had occurred, approximately 3.1 million cable television and telephony customers as of September 30, 2000. In addition, as of September 30, 2000 we had approximately 1.5 million Internet service customers and approximately 454,000 off-net telephony customers, in each case, assuming the contribution of ConsumerCo. We are also the first broadband provider in the United Kingdom to launch high-speed cable modem Internet services. In the franchises which we have been developing since 1993, we have approximately 50% customer penetration.

     - BUSINESS SERVICES, including business telecommunications, national and international carrier telecommunications, Internet services and radio communications services. We currently serve approximately 47,200 business and carrier customers, and approximately 74,800 assuming the contribution of ConsumerCo had occurred, including: AT&T, Cisco, COLT, MCI Worldcom, Microsoft, Orange, Sun Microsystems and Vodafone.

     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services. We broadcast channels for customers such as Turner Broadcasting Systems, Flextech, the BBC and QVC. We serve our broadcasting and wireless communications customers under long-term contracts that account for L1.4 billion of our forward order book.

     The industries in which we compete are growing rapidly as a result of technological developments and the resulting increase in demand for bandwidth and information handling capacity. The integration of communications services and the Internet, as well as the development of digital wireless communications services, is resulting in numerous growth opportunities for us.

     Our success to date has been due largely to our focus on customer service and the development of product offerings that emphasize value rather than simply price discounts. Our product offerings incorporate our fundamental customer proposition of providing our customers with choices:

    "To allow our customers to buy what they need and pay for what they use"

     We believe that this simple construct has allowed us to achieve and maintain the industry leading customer penetration and customer retention levels within the franchises that we have been developing since 1993. We recently expanded our consumer services through the national offer of PC and television-based Internet access in combination with indirect access telephone services. We believe these products will allow us to increase our target market dramatically by offering our services to residences which will not be passed by our local broadband network infrastructure.

     In the business market our sales strategy employs a mixture of telephone sales and marketing for single line businesses and a direct and consultative sales approach for the larger businesses. We are market-driven and have segmented our business market into communities of interest -- for example, education, government and industry.

     Our sales and marketing teams are structured to support a focused approach:

     - through a regionally focused sales and marketing structure; and

     - through a dedicated team of national account managers interfacing with the largest national accounts including many of the other telecommunications carriers.

     Our competitive position is underpinned by the $6.0 billion investment, or $10.9 billion assuming the contribution of ConsumerCo, we have made in our network infrastructure. This investment allows us to serve every residence, business, school, hospital and public institution in the United Kingdom that is either directly connected to our network or indirectly through the BT telephone network. This network infrastructure consists of:


     - BROADBAND COMMUNICATIONS NETWORKS that are high-capacity two-way local broadband fiber networks that serve entire communities throughout our regional franchise areas. Our fiber optic cables pass most businesses in our regional franchise areas and are connected to nodes which are typically within approximately 500 meters of each of the approximately 500 homes typically served by each node. Each home is then connected by a "Siamese" cable consisting of two copper pair telephone wires and a coaxial cable, allowing us to deliver telephone, cable television and Internet services over a single integrated network. This "Siamese" cable also allows us to deploy both cable modems and DSL technology for the provision of broadband communications services.

     The following is an illustration of this cabling:

                    [Graphic of Two Pair of Telephone Wires]

     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY (KNOWN AS SDH) FIBER OPTIC TELECOMMUNICATIONS NETWORK which connects all of the major population centers in the United Kingdom to one another on our owned facilities and to Ireland, continental Europe and the United States through our owned or leased facilities. In the United Kingdom, our self-healing, fully redundant 3,500 mile backbone network utilizes Asynchronous Transfer Mode technology (known as ATM), a high-speed switching technique that uses fixed size cells to transmit voice, data and video. The network was built with two ducts and sufficient capacity to accommodate over 2,300 fibers on the majority of its routes. We have designed this network to allow us to place the active components (such as routing devices) at its edge and close to our customers. This design will ultimately reduce our costs and increase our ability to offer a broad range of voice and data solutions.

                   [NTL's National Backbone Network Graphic]


     - NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE in the United Kingdom which provides national, regional and local broadcast and wireless communications coverage and is comprised of over 2,182 tower sites in the United Kingdom.

     Our fixed line and tower-based networks in the United Kingdom are interconnected and

     - allow us to provide our customers with flexible products, packages, solutions and prices. For example, each of our regional broadband networks is connected to our national/international SDH fiber network, allowing us to carry voice and data traffic between customer sites throughout the United Kingdom and Ireland and significantly reduce our interconnect charges. This flexibility has allowed us to develop and launch the United Kingdom's first distance insensitive telephone tariff, "NTL 3-2-1 Pence," which is a flat rate per minute tariff that is designed to charge customers a rate which is determined by when they call, not where they call.

     - our national tower infrastructure has allowed us to connect business customers to our national and international facilities with point to point microwave links in situations where fiber connections are not feasible. This opportunity may be further expanded by a local loop access solution that utilizes our national 10Ghz point to multi-point wireless broad band license, comprising 30Mhz of spectrum, allowing us to connect business customers to our networks with broadband wireless links.

RECENT DEVELOPMENTS

     SALE OF INTEREST IN CABLE LONDON


     In August 1999, Telewest Communications PLC exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately L428.0 million in cash. We established the purchase price pursuant to a buy/sell agreement between the parties. The sale was completed on November 21, 1999. The sale of our shares of Cable London PLC is an "Asset Sale" for the purposes of the indentures for some of our indebtedness. As required under the terms of the indentures, we used an amount equal to the proceeds from the sale to invest in fixed assets in the United Kingdom and Ireland which are "Replacement Assets."


     COMPLETION OF ACQUISITION OF CONSUMERCO BY OUR PARENT, NTL INCORPORATED


     On May 30, 2000, our ultimate parent company, NTL Incorporated, completed its acquisition of the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services business of Cable & Wireless Communications plc, referred to as ConsumerCo. NTL Incorporated paid cash of L2,846.3 million ($4,258.9 million) and issued an aggregate of 84.9 million shares of its common stock (valued at $5,485.4 million at the time of announcement) in exchange for all of the shares of ConsumerCo. In addition, NTL Incorporated paid L2,214.0 million ($3,312.8 million) to repay a portion of ConsumerCo's debt. This acquisition was funded by a new bank facility under which L2,376.0 million ($3,555.2 million) was borrowed and by an additional investment by France Telecom in NTL Incorporated. France Telecom paid L1,555.6 million ($2,327.6 million) for 42.2 million shares of NTL Incorporated's common stock and L1,244.4 million ($1,862.0 million) for 2.0 million shares of NTL Incorporated's convertible preferred stock with a 5% dividend, a conversion price of $80 per share and a redemption price of $96 per share. ConsumerCo and NTL Business (formerly Workplace Technologies) are not currently our subsidiaries. Pursuant to NTL Business's credit agreement which was used to partially fund the acquisition of ConsumerCo, all of the outstanding share capital of ConsumerCo and NTL Business, one of the United Kingdom's leading data network service integrators which was acquired by NTL Delaware in 1999, is required to be contributed to us by July 2001, thereby making ConsumerCo and NTL Business our subsidiaries. See the risk factor titled "ConsumerCo and NTL Business are not currently our subsidiaries. Although the credit agreement which partially funded the acquisition by our parent of ConsumerCo requires the outstanding share capital of ConsumerCo and NTL Business to be contributed to us, such contribution may not occur or may not result in the benefits we anticipate. Accordingly, the pro forma financial information included in this prospectus may not reflect our future assets or operating results."

     ADDITIONAL INVESTMENT BY FRANCE TELECOM IN OUR PARENT, NTL INCORPORATED

     In March 2000, our ultimate parent company, NTL Incorporated received $1,850.0 million in cash from France Telecom and a group of commercial banks in exchange for 1.9 million shares of new redeemable 5% cumulative preferred stock of NTL Incorporated. The proceeds of the issuance of the preferred stock were used primarily for the purpose of its consummation of the acquisition of the assets of Cablecom Holding AG, which was completed in March 2000, with any remaining proceeds to be used to help fund NTL Incorporated's acquisition of companies primarily engaged in the broadband communications broadcasting and cable television businesses in continental Europe outside of France. The holders of the preferred stock other than any commercial banks or their affiliates may at any time after September 2000 elect, subject to some conditions, for the preferred stock to be exchanged for up to a 50% interest in a new company which will own certain or all of NTL Incorporated's broadband communications, broadcast and cable television interests in continental Europe outside of France. Under some circumstances, at NTL Incorporated's option, any portion of its obligation that may not be satisfied by the exchange may be satisfied with a security convertible into NTL Incorporated's common stock or cash.

     NTL WITHDRAWS OFFER FOR PAY-PER-VIEW RIGHTS FOR BRITISH PREMIERSHIP SOCCER

     In June 2000, we announced that we were successful in our bid for the 40 game pay-per-view rights package auctioned by the British Football Associations' Premier League. The license was to run for 3 years, beginning at the start of the 2001/2 season and would have required NTL Delaware to pay approximately L109 million annually for the rights. On October 18, 2000, we announced that we had been unable to agree to final terms regarding the pay-per-view rights package and that negotiations had ceased.

     ANNOUNCEMENT OF INTENTION TO ACQUIRE 100% OF VIRGINNET'S ISP BUSINESS FROM VIRGIN


     In July 2000, we announced that we had signed a non-binding letter of intent with Virgin allowing both parties to explore ways to develop the parts of the VirginNet business that best fit their own Internet strategies. VirginNet is a joint venture in which we own a 49% interest and Virgin Group a 51% interest. It is proposed that we will acquire 100% of VirginNet's ISP business, which includes approximately 800,000 customers as of September 30, 2000. Virgin will assume 100% ownership of VirginNet's content and commerce business.


     NTL AND BSKYB AGREE PROGRAM SUPPLY DEAL

     In September 2000, we and British Sky Broadcasting ("BSkyB") announced that we had entered into a 5-year program supply deal. The agreement is designed to increase the viewing choices of our customers. Under the agreement, we will carry all of BSkyB's main channels. The supply of these channels will be pursuant to a new wholesale pricing structure developed by the parties. The agreement includes a mutual commitment to offer the other new services which either we or BSkyB develop in the future, including channels, pay-per-view sports events and enhanced and interactive TV services. The agreement includes a mutual commitment to work together to find technical solutions to facilitate the distribution of these services on both cable and DTH platforms. The agreement is subject to regulatory approval.

CORPORATE STRATEGY

     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become the leading full service broadband communications company in the markets in which we compete. We offer services to residential, business and wholesale customers on a national and an international scale. We believe that we will be able to deliver our strategy through our entrepreneurial approach, innovative marketing, state-of-the-art networks and technical excellence. We are currently employing several strategies to achieve our objective:

     - INSTALLING FLEXIBLE INTEGRATED FULL-SERVICE NETWORKS. Our integrated full-service networks provide a high-speed, high-capacity, two-way communications pathway to the consumer that is capable of delivering new services which are emerging from the convergence of telecommunications, information and entertainment. This strategy allows us to pursue four revenue streams -- residential cable television, residential telephone, business telecommunications services and Internet services -- without significant incremental cost or capital investment.

     - MAXIMIZING NETWORK CAPACITY UTILIZATION. We believe the fixed cost structure of building communications networks allows us to gain significant operating efficiencies from incremental services provided over our networks. In our local franchise areas, our strategy is to maximize gross profit contribution per home passed, rather than revenue per customer, by increasing overall penetration of the number of services provided over our network.

     - FOCUSING ON TARGET MARKET SEGMENTS. We believe that tailoring our services to the needs of our customers will increase the penetration of these services.

     - PROVIDING SUPERIOR CUSTOMER SERVICE. We believe customer service and attentiveness to the needs of customers are critical to the continued growth of our residential and business services. We operate multiple customer call centers, including three large call centers in Luton, South Wales and Central Scotland, as well as multiple call centers throughout the regions of our recently acquired businesses. Calls are answered at most locations 24 hours a day, 365 days a year.

     - DEVELOPING ADVANCED MANAGEMENT INFORMATION SYSTEMS. We believe that advanced management information systems are critical to effectively, efficiently and accurately serve our customers. We use proprietary software to handle our subscriber management functions from one central location. Our system is capable of managing our tariff and discounting structures, and will also allow for the introduction of new telephone and cable television services, such as 0800 numbers.

     - GAINING COST EFFICIENCIES. We gain cost efficiencies by centralizing some services provided to the franchise areas in our head office in Hook, England.

     NTL INCORPORATED'S EUROPEAN STRATEGY

     NTL Incorporated, the parent company of NTL Communications, has made several strategic investments in leading European markets during the last 12 months. In August 2000, NTL Incorporated announced that it intends to make a 27% minority investment in Noos S.A., the market leading French broadband company, for approximately $627 million. Also in August 2000, NTL Incorporated completed a 50% investment in eKabel InvestCo, which owns 65% of eKabel L.P., the Hessen cable network in Germany. In March 2000, NTL Incorporated completed the purchase of the cable assets of the Cablecom Group, the largest cable company in Switzerland, for CHF 5.8 billion. Finally, NTL Incorporated owns a 25% stake in Svenska Bredbandsbolaget A.B., a company based in Scandanavia which is aggressively deploying fiber directly to the home throughout Sweden and Norway.

     These investments highlight NTL's strategy of focusing its European investment activity in highly desirable communications markets. Pro-forma for announced and closed transactions, NTL Incorporated and its subsidiaries will have a premier footprint across Europe, including:

     -  Europe's three biggest financial centres -- London, Paris and Frankfurt;

     -  Europe's wealthiest population -- Switzerland; and

     -  Europe's most highly penetrated Internet market -- Sweden.

     These transactions ensure participation by NTL in these highly attractive markets and offer substantial opportunities for growth, building on NTL's considerable market expertise and success in marketing and promoting communication services in the United Kingdom. NTL is now in a strong position to grow revenues from bundled subscriptions to cable TV, Internet and telephony across these key markets and can use its experience in driving take-up through product bundling, value propositions, greater choice and high levels of customer service. Pro forma for all completed and announced transactions NTL Incorporated has access, on a gross basis, to 20.2 million homes across Europe, and serves approximately 6.7 million cable/telephony customers.

     The ongoing capital needs of each of the following entities have been financed on a non-recourse basis to NTL Communications. Cablecom has secured a CHF 1.4 billion non-recourse bank facility to fund the capital expenditures associated with the rollout of new services. eKabel has secured E750 million of bank financing for network and product rollout. B2 has raised over $450 million via a significant vendor financing facility. As we work to complete the Noos transaction, we will be developing and finalizing a financing plan with our partners, Suez Lyonnaise and Morgan Stanley Capital Partners. We would expect this financing to be recourse only to the Noos assets.

     Each of NTL Incorporated's subsidiaries and investments in Europe has experienced management teams. NTL Incorporated expects to continue emphasizing local management teams, as this has been one of the hallmarks of its success in the United Kingdom. To ensure a consistent and focused execution across all the investments in Europe, NTL Incorporated recently appointed a Chief Operating Officer, Bruno Claude, who will be solely focused on overseeing and managing NTL Incorporated's operations and investments in Europe.

     CONSUMERCO

     On May 30, 2000, our ultimate parent, NTL Incorporated, completed its acquisition of the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses of Cable & Wireless Communications plc, referred to as ConsumerCo. ConsumerCo is not currently a subsidiary of NTL Communications Corp. Under the credit agreement that was used to fund a portion of the acquisition of ConsumerCo, all of the share capital of ConsumerCo is required to be contributed to us by July 2001.

     ConsumerCo's 46 franchise areas cover approximately 6.0 million homes in the United Kingdom of which approximately 4.3 million were passed as of September 30, 2000. These franchise areas do not overlap with NTL's existing franchise areas. As of September 30, 2000, ConsumerCo had approximately 1.2 million cable television and telephony customers and approximately 266,000 Internet customers. ConsumerCo also provides telecommunications services to approximately 27,600 small and medium-sized businesses connected to its networks. In late 1999, ConsumerCo launched digital cable television. In August 2000, approximately 70% of ConsumerCo's networks were digital ready and we expect over 90% of its network will be digital ready by the end of 2000.

     Assuming that ConsumerCo's share capital is contributed to us, our franchise areas will cover approximately 11.8 million households in the United Kingdom and Ireland, representing approximately 50% of all U.K. households. Importantly, ConsumerCo's franchises will give us direct access to households in the main urban areas of metropolitan London, Manchester and Leeds.

     We believe that the expanded scale of our business will provide us with a number of benefits. Our increased customer base will facilitate the marketing of our services by allowing us to spread marketing costs and customer acquisition costs over an expanded revenue base. In addition, we believe that the increased coverage of our franchise areas and our off-net indirect access services will allow us to target a wider audience using more efficient national marketing campaigns. The expanded size of our business should also assist us in negotiating supply arrangements with program and content providers and equipment manufacturers as well as in negotiating interconnection arrangements.

     To facilitate our integration of ConsumerCo's business, several of their senior employees have been appointed to key positions within our operating management. We intend to converge customer service and product offerings across NTL and ConsumerCo as soon as is practicable. The NTL brand was introduced across ConsumerCo's services shortly after the acquisition of ConsumerCo was consummated by NTL Incorporated. Our immediate focus on the ConsumerCo business will be on the following priorities: reducing the fault rate, improving the installation experience, continuing the digital rollout and improving the value proposition of the service bundle. These are all factors that we believe will reduce churn and increase penetration. However, they will increase costs in the next 12 months and may impact near-term revenue growth as well.

     NATIONAL CORPORATE BRANDING.

     In June 1999, we launched an advertising campaign in the United Kingdom to promote NTL as the United Kingdom's complete communications company serving both the residential and the business markets. During 1999, we spent approximately L29 million on the advertising campaign. This campaign coincided with a relaunch of the NTL brand itself, which replaced all of our distinct brand-names (such as CableTel, Comcast, Diamond and ComTel). We recently introduced the NTL brand into the ConsumerCo franchise areas.

     Along with highlighting our ability to provide customers with unique communications services throughout the United Kingdom, the campaign builds on our core aim of simplifying technology for the benefit of business and residential customers. Extensive consumer research showed that customers were confused by the technologies available and unable to easily make informed decisions.

CONSUMER SERVICES

     We are a national provider of telecommunications, entertainment and Internet access services to residential customers throughout the United Kingdom and Ireland. As of September 30, 2000, our local broadband networks pass approximately 4.5 million homes. Assuming the contribution of ConsumerCo to us has occurred as of September 30, 2000 our local-broadband networks pass approximately 8.8 million homes. These networks serve entire regional communities, passing virtually every home, business, and government institution. We currently provide our telephone services over traditional telephone wires and our cable services over a coaxial cable connection. We estimate that our local franchise networks (not including our national network or NTL Incorporated's recent acquisition of ConsumerCo) cover approximately 7,000 route miles of fiber backbone network, with approximately 400,000 fiber miles, and an estimated 75,000 route miles of coaxial/copper connections. These full-service networks are capable of providing a high speed, high capacity, two-way voice, data and video communications pathway to every customer. This approach allows us to pursue four revenue streams -- residential telephone, residential cable television, Internet services and business telecommunications services -- without a significant increase in fixed investment. A graphical depiction of our regional networks appears below.

                             NTL'S REGIONAL NETWORK

                        [NTL's Regional Network Graphic]

     Our cable entertainment network employs a coaxial cable and is built with an initial capacity of 750MHz, which is easily expandable to 1 GHz of capacity. The network currently has an active reverse path that allows us to provide impulse pay-per-view. Most importantly, the fact that we have installed two pairs of telephone wires and coaxial cables in each of our customers' homes allows us the advantage of deploying either of the major high bandwidth communications technologies that are developing today: cable modems and xDSL solutions. The graphic below depicts this advantage.

                           NTL'S NEIGHBORHOOD NETWORK

                      [NTL's Neighborhood Network Graphic]

     NETWORK DESIGN. We are installing our broadband and telecommunications network using established state-of-the-art technology, deploying fiber optics directly to highly concentrated business areas and residential nodes typically averaging approximately 600 telephone lines or approximately 500 homes, respectively. We install spare duct and can thus "pull" fiber into a home when economically justifiable. In this manner, we achieve cost efficiencies and rapid deployment from using standardized equipment, while retaining flexibility to expand and adapt our network to technological advances with little or no additional construction investment.

     The design and construction of a new network varies depending upon several factors including the number of route miles to be installed, density of homes and businesses, type of road and sidewalk surface, and architecture of the network backbone. Each system has been designed with at least one head-end and at least one telephone switching office. Each system's head-end and telephone switching office is directly connected to each node by fiber optic cable. Each node is then connected to a subscriber's premises. Construction of each system has been planned on a neighborhood-by-neighborhood basis to allow revenue generating operations to commence in a neighborhood as construction of the portion of the system serving such neighborhood is completed.

     FIBER OPTICS. The evolution of fiber optic technology over the past decade, including increases in the capacity of laser transmitters and decreases in the price of optical receivers, has enabled the economic deployment of fiber optic cable much closer to the customer than in traditional coaxial cable television and twisted copper pair telephone networks, thereby improving the quality and capacity of the cable television and telephone service. The main advantages of deploying fiber in place of both coaxial cable or copper wire are its smaller size, greater capacity, freedom from electrical interference, and significant reduction of the requirement for periodic maintenance. We deploy fiber to nodes which are normally less than 500 meters from the furthest home and recently announced a plan to extend fiber directly to the home.

     NETWORK ARCHITECTURE. Our broadband networks are being built with an initial capacity of 750 MHz, which is sufficient to carry over 60 analog channels of television. With digital compression of the television signal, many more channels can be transmitted. The system is upgradeable to 1 GHz. Generally, only one amplifier is required between the head-end optical receivers and a home. Traditional cable systems often employ "cascades" of more than 5 amplifiers which degrade signal quality and increase the potential for system failure.

     Our local telecommunications network uses an SDH self-healing redundant-ring based architecture, which improves our ability to flexibly deploy capacity and further enhances system resilience. Telephone signals are carried from the node to the home over traditional copper pair, over a shorter distance than in traditional telephone networks, which improves signal quality and allows higher bandwidth services such as ADSL to be more easily deployed. Within a residential node, we use a dual drop consisting of "Siamese" coaxial cable, capable of transmitting up to 1 GHz of bandwidth, and two copper twisted pairs capable of providing two telephone connections. Moreover, the dual drop is placed in an underground conduit that has capacity for a fiber drop in the future. Large business customers are connected to the telephone network directly through fiber optic cable or microwave links.

     Our network design allows us to implement either of the two main broadband local-loop solutions: cable modems and DSL. The use of xDSL Technologies could enable us to exploit our copper wire assets more fully. We already use HDSL to meet the needs of particular business customers. ADSL speeds vary according to the length of the copper wire loop; the advantage that we have compared to an established telephone company is our relatively short copper wire runs -- typically under 500 meters. This facilitates down-load speeds of over 6 Mb/s.

     PRODUCTS, SERVICES AND MARKETING. We believe the most effective strategies to achieve maximum revenues and maximum penetration is to bundle telephone, cable and Internet services. Our product and pricing strategies emphasize choice, value, and quality and are designed to encourage subscription to multiple services and maximize customer retention. We believe that people want a value proposition based upon packages of services. We believe that our ability to design attractive marketing plans and better service packages relative to our competitors should have a positive effect on our penetration rates and customer retention.

     BUNDLED CABLE SERVICES. In 1996, we implemented a promotional pricing and packaging structure called "Choices" for our in-region telephone and cable television service. We have continued to refine and enhance the initial package. The monthly price for the analog Starter Pack is L9.25, which is the same as BT's monthly line rental charge as of September 2000. The Starter Pack offers the customer:

     - telephone service;

     - Internet access service; and

     - all six of the terrestrial channels, seven cable television channels and our local TV channel; or

     - a second telephone line.

     This means that our customers can receive their analog telephone line plus Internet access as well as cable television or a second telephone line for the same monthly price that BT charges for telephone line rental alone. Our customers can add either of the services they do not choose as a part of the package for L5 each. The L9.25 price point was specifically chosen to provide the customer with a simple price/value proposition: for the price of a BT telephone line, we provide a telephone line and more. BT has a long history of raising its line rental charge annually, creating a rising pricing umbrella under which we can position our services. We continue to improve the packaging structure in order to enhance its attractiveness to customers.

     In addition to the Starter Pack entry packages, our Choice Collections packages enable the customer to select from several channel groupings each of which can be purchased for an additional charge.

     We believe that our bundled and flexible service package is responsive to the desires and tastes of our customers. It emphasizes the "value" of our residential telephone service by bundling it with a choice of additional services for the price of BT's telephone line rental. As opposed to choosing from a limited set of service options, the packages provide the customer the opportunity to add services according to their individual tastes, and change various aspects of the bundle rather than disconnect the service completely. Through the use of our customer care and billing systems, we can change our customers' services quickly and easily, thus encouraging each customer to choose a package that meets his or her individual needs. We seek to gain incremental revenues by selling additional products and services as well as encouraging customers to purchase higher tier packages. The Starter Pack serves as a shop window for other incremental services.

                                 ANALOG CHOICES

STARTER PACK                             L9.25      TELEPHONE PRICING
----------------------------------------------      ----------------------------------------------
Includes:                                           - 3,2,1 pence per minute Nationwide,
- Telephone line rental, and                          3 pence for the day, 2 pence for the
- Dial-up PC Internet access                        evenings, and 1 pence for the weekends
Plus choose one of the following:                   - Free Internet access at all times to NTL
- Television service with six terrestrial and       telephony customers
  seven cable channels,                             COLLECTIONS*
  or                                                ----------------------------------------------
- Second telephone line                             - Music & youth,
ADDITIONAL SERVICES                                 - Classic,
----------------------------------------------      - News & documentary, and
- Extra telephone line                              - Contemporary
  or additional converter boxes     L5.00 each      Two TV packs                           L 8.00
- Advance features: reminder call,                  Four TV packs                           L13.00
  three-way calling, quick dial,                    BSKYB PACKAGES
  call barring, voicemail, call divert,             ----------------------------------------------
  call waiting, caller display                      - Sky Sports 1 or 2                     L16.00
- One feature                            L1.00      - Movie Collection                      L17.00
- All features, subject to availability  L3.00      - Sport Collection                      L20.00
                                                    - Movie & Sports Collection             L23.00
* CableTel franchises.                              PAY PER VIEW
                                                    ----------------------------------------------
                                                    - Movies on Demand (per screening)       L2.99

                               CHOICE COLLECTIONS

COLLECTIONS                                       CHANNEL LINE-UP
----------------------------------------------    ----------------------------------------------
Music and Youth                                   MTV, VH-1, Cartoon Network, Rapture, Trouble,
                                                  The Box, Nickelodeon, BET on Jazz, UK Play
Classic                                           Granada Plus, Carlton Food, UK Gold,
                                                  Performance, Discovery Home & Leisure
News and Documentaries                            Discovery, History Channel, CNN, National
                                                  Geographic, Travel Channel, Animal Planet, UK
                                                  Horizons
Contemporary                                      Sci-Fi, Turner Classic Movies, Paramount
                                                  Comedy Channel, Granada Men & Motors, Granada
                                                  Breeze, Bravo, Living

                                DIGITAL CHOICES


STARTER PACK                            L10.00      TELEPHONE PRICING
----------------------------------------------      ----------------------------------------------
Includes:                                           - 3,2,1 pence per minute Nationwide,
- Telephone line rental,                            3 pence for the day, 2 pence for the evenings,
- Dial-up PC Internet access,                       and 1 pence for the weekends
- Television service with six terrestrial and       - Free Internet access at all times to NTL
  seven cable channels,                             telephony customers
- NVOD service,                                     COLLECTIONS
- Walled garden, and                                ----------------------------------------------
- E-mail                                            - Entertainment,
ADDITIONAL SERVICES                                 - Fun,
----------------------------------------------      - Life,
- Extra telephone line                              - Music, and
or additional converter boxes       L5.00 each      - World
- Advance features: reminder call,                  Each pack                               L 4.00
   three-way calling, speed dialing,                Fifth pack is free when four are purchased
   call barring, voicemail, call diverting,         BSKYB PACKAGES
   call waiting                                     ----------------------------------------------
- One feature                            L1.00      - Sky Sports 1 or 2                     L16.00
- All six features                       L3.00      - Movie Collection                      L17.00
                                                    - Sport Collection                      L20.00
                                                    - Movie & Sports Collection             L23.00
                                                    PAY PER VIEW
                                                    ----------------------------------------------
                                                    - Movies on Demand (per screening)       L2.99

                               CHOICE COLLECTIONS


CHOICE COLLECTIONS                          CHANNEL LINE-UP
----------------------------------------    ----------------------------------------
Entertainment                               Sky One, Sci fi, Granada Plus, Bravo,
                                            Tara**, Carlton Cinema, UK Gold 1, TCM,
                                            UK Drama, UK Gold 2*
Fun                                         Cartoon Network, Challenge, Nick Jnr*,
                                            Nickelodeon, Fox Kids*, Paramount,
                                            Rapture, British Eurosport, Trouble
Life                                        Discovery H&L, Living, QVC, Carlton
                                            Food, Shop, UK Style, Discovery T&A, Men
                                            & Motors, Granada Breeze, TV Travel Shop
Music                                       MTV, MTV Base+, VH-1 Classic+, The Box,
                                            MTV Extra+, VH-1, UK Play, MTV2,
                                            Performance**
World                                       Discovery, CNN, Animal Planet, Sky
                                            News*, ITN, UK Horizons, Discovery Sci
                                            Trek, History, Discovery +1, National
                                            Geographic, Bloomberg, Discovery
                                            Civilizations
* Ex-ConsumerCo franchises only.
** Old NTL franchises only.
+ To be launched in old NTL franchises.

     PAY PER VIEW SERVICES. We are party to a joint venture with Telewest for the provision of a cable-only movie, sport and special events pay-per-view television service called Front Row which was launched to our customers in March 1998. The joint venture represents the first-ever alternative to BSkyB in the provision of movies and sports for pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tristar), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

     TELEPHONE TARIFFS. As a result of our investment in our national fiber backbone network, we are able to design and offer innovative telephone service packages to our customers. By integrating our national telecommunications network with our local networks, we are able to bypass a portion of the wholesale long distance fees charged by BT and other carriers for carrying calls to and from our local telephone networks. This increased flexibility allows us to introduce more volume-oriented and/or geographically based calling plans designed to give the customer even greater choice and value. As an example, in 1999 we launched "NTL 3-2-1 Pence", a per minute national call tariff of 3 pence during the day, 2 pence during the evening and 1 pence during the weekend. The tariff is designed to charge customers a rate which is affected by when they call, not where they call. Internet access and unlimited usage is free to NTL telephony customers. The simplicity of this telephone tariff provides us with a distinct pricing advantage over BT. While BT offers its customers a series of complex discount plans, our 3-2-1 pricing structure offers a clear and simple savings formula for customers.

     The following table compares our tariffs to BT's published tariffs.

                                  BASE CHARGES

                                                                     BT TOGETHER
                                            NTL      BT BASE RATE       RATE*
                                           ------    ------------    -----------
Line rental..............................  L9.25       9L.25           L11.99
Call set up fee/minimum fee..............   3.5p       4.9p            4.9p

                          TELEPHONE PER MINUTE CHARGES

                                          TELEPHONE TARIFFS (PER MINUTE)
                                    ------------------------------------------
                                                                   BT TOGETHER
                                        NTL        BT BASE RATE       RATE*
                                    -----------    ------------    -----------
Local
  Daytime.........................     3.00p          3.95p          3.00p
  Evening.........................     2.00p          1.48p          1.00p
  Weekend.........................     1.00p          1.00p          1.00p
Short National
  Daytime.........................     3.00p          7.91p          4.00p
  Evening.........................     2.00p          3.95p          2.00p
  Weekend.........................     1.00p          2.00p          2.00p
Long National
  Daytime.........................     3.00p          7.91p          4.00p
  Evening.........................     2.00p          3.95p          2.00p
  Weekend.........................     1.00p          2.00p          2.00p

     --------------------
     *  Includes 180 minutes of local evening weekend phone calling every month.

     Residential Marketing. We market our local telecommunications and television service as an integral part of the emerging information super-highway. This marketing strategy is continually being refined and includes the following concepts in our advertising, literature and other materials:

     - positioning us as a national telephone company with a strong local presence;

     - introducing alternative telephone service, multi-channel television and Internet access as the first of an expanding array of services which will be carried on the network in the future; and

     - emphasizing that we are bringing "More Choice" in television viewing, "Better Value" in telephone service and "State of the Art" communications technology in providing access to the Internet.

     We employ an extensive direct marketing and selling approach to gain customers. We begin by building a relationship with our communities before construction commences in a given area by closely coordinating our upcoming activities with local government authorities and community groups and eliciting feedback on ways to minimize disruptions and inconvenience. Information packages and construction notices are delivered to the neighborhood prior to construction. Our consumer liaisons personally visit affected neighborhoods and households in order to meet the special needs of the residents. All written and telephonic inquiries from residents are input by name into a lead-tracking database, so that when areas are released to marketing, our sales personnel have complete customer profiles of the residents in their selling area.

     We initiate our marketing in an area by direct mail, which is followed by a personal appointment with a sales advisor. All information regarding both current and future sales opportunities is entered into the database, and current sales information is updated in our provisioning, billing and subscriber management system. Unsold household data is maintained for future telemarketing, direct mail, and re-marketing by the sales force.

     Additionally, as part of our focus in ensuring and maximizing customer retention, we usually charge an installation fee of L25.00 for analog and L40.00 for digital. We adopt a one year service agreement and encourage direct debit payment as the standard. The installation fee and one year contract provide qualifying mechanisms to ensure that the customer understands and recognizes the value of the services, while the encouragement of direct debit payment helps to avoid non-payment or non-payment related cancellations.

     NON-CABLE CUSTOMERS. In 1999, we extended our service offerings beyond our franchise areas in order to offer a set of alternative service options to over 15 million BT customers who are not passed by our local broadband networks or those of ConsumerCo. By utilizing our investments in our national telecoms network, our international Internet facilities and our back office and billing operations, we launched a set of products and services that allow us to provide telephone and Internet services to every home in the United Kingdom with a BT telephone line and a television. A graphical depiction of this network solution appears below.

                        [NTL's Off-Net Solution Graphic]

     The National Consumer Services, our first retail offering to the U.K. consumer outside our franchise areas, have allowed us to significantly increase our U.K. target market. We carry the consumer's telephone traffic via indirect access for voice and Internet calls. Using indirect access, the customer retains their BT line, but the calls are automatically routed to our switch and national network. We therefore receive the call revenue associated with the customer's voice traffic. The "off-net" customer receives the benefit of our 3-2-1 pricing while we receive the revenues from their telephone calls.

     In the future, we plan to provide digital television services over a digital terrestrial television box that will form part of our National Consumer Services product offering. In January 2000, we selected the Microsoft TV software platform to deliver enhanced interactive TV services as part of our digital terrestrial TV and telephony package for U.K. consumers. The Microsoft TV platform will enhance the "free to air" digital terrestrial TV capability of the set top box by enabling us to provide interactive digital TV services. Digital Terrestrial Television will allow us to offer customers throughout the United Kingdom a bundled offering of telephone, television, Internet and interactive services, that will mirror our in-franchise product offerings. The bundle of services provides Internet access via the personal computer or through our TV-Internet set top box which enables full Internet access without the need to purchase a PC. Customers simply use a keyboard and set-top box to access the Internet over their television. This is an important market opportunity as it is estimated that of the 24 million U.K. TV homes, approximately 18 million homes do not have an Internet capable PC or Internet service.

NTL AND THE INTERNET

     Internet use in U.K. homes, businesses and education is rising rapidly. We regard data services as one of the three legs -- voice, data and video -- upon which our business has been built. We provide Internet services throughout the United Kingdom. Our subscribers can take advantage of the high data rates provided by our fiber network in order to access the Internet via a personal computer or a television. We offer both consumer and business Internet services and own 49% of VirginNet with Virgin Communications Limited. In July 2000, we announced our intention to acquire 100% of VirginNet's ISP business with Virgin assuming ownership of VirginNet's content and commerce business. However, our involvement is not simply based on enabling reliable Internet access. Rather, we also operate to support the development of

Internet applications and usage. We provide the backbone for VirginNet and Which? Online, with our call centers handling thousands of calls a day for the two entities, consistently winning awards for speed of service and customer satisfaction.

     On March 7, 2000, NTL announced a plan to offer its residential customers genuinely free, unlimited Internet access throughout the United Kingdom via PC or TV. Called "ntlworld", the new free Internet service was available from April 11, 2000 for PC users and from April 17, 2000 for TV users. As of September 30, we served approximately 381,200 ntlworld customers. Initial indications are that approximately 37% of our current ntlworld customers subscribe for a second line versus only 7% of our other residential customers. In addition, we have found that ntlworld customers spend an average of L7, or 37%, more per month on telephone calls than our other residential customers. Upon consummation of the recently announced VirginNet transaction, NTL will be the third largest Internet service provider in the United Kingdom with approximately 1.5 million customers, assuming the contribution of ConsumerCo.

     ntlworld features no ISP subscription charge, no call connection charge and no Internet per minute call charges. Our customer research suggests that dial-up Internet subscribers are higher spending, more apt to buy digital and high speed services and "stickier" from a retention point of view. This service builds upon NTL's vision of becoming the premier provider of communication services in the United Kingdom and Europe.

     For businesses, we offer reliable and scalable solutions for connecting to the Internet. These range from easy-to-connect dial up connections to fixed access solutions for high volume, dedicated Internet connectivity. Furthermore, our extensive and expanding network of entry points guarantees rapid access to the Internet at all times. Other Internet services available from NTL include: firewalls, web hosting, and virtual ISP services.

     For the growing number of companies who wish to provide virtual Internet services, we act as a wholesale provider of Internet services. Furthermore, companies are increasingly turning to us for electronic commerce solutions and, as a result, our Internet services for businesses continue to grow. In all these cases, we offer a unique set of assets:

     - networks;

     - technology;

     - customers; and

     - interactive content.


     INTERNET ACCESS, INTERACTIVE SERVICES AND ENHANCED TELEVISION. We have moved rapidly to take advantage of, and drive the convergence between the Internet and the television. We are aggregating a broad range of interactive content into a seamless service that can be deployed as part of our interactive television services, such as TV-Internet and digital cable. In May 2000, we launched digital cable television throughout Scotland, Northern Ireland and Wales. As of December 18, 2000, we had approximately 505,700 digital cable television customers. Digital cable television was launched by ConsumerCo in late 1999. In September 2000, approximately 80% and 70% of NTL and ConsumerCo's networks, respectively, were digital ready. We expect over 90% of both networks will be digital ready by the end of 2000. We expect the service will roll out to the remaining NTL franchises by the end of the fourth quarter, except for Westminster and Milton Keynes which we expect will commence service in 2001.



     We have found that digital cable television customers spend an average of L4 more per month on telephone calls than our other residential customers. ConsumerCo is currently conducting a commercial trial of open web access on its digital television platform. We expect to roll out interactive services and open web access across ConsumerCo's and NTL's digital platforms during 2001.

     Our decision to use open Internet standards for these products has allowed us to rapidly integrate a wide range of advanced technologies and partner with content companies who have already developed sites for the Internet. Because we have built our interactive service offering on open Internet standards, our platform allows these content sources to be easily and cost effectively integrated to create a television/entertainment experience rather than a computer-like experience. This includes using the NTL user interface to allow simple navigation by remote control. In designing the look and feel of our interactive services, we built upon the United Kingdom's familiarity with teletext services by allowing customers to use the familiar four color remote control buttons to navigate through the interactive screens. These enhanced services will ultimately be deployed as part of our digital cable offering within our franchise areas.

     We have partnered with over 80 content providers to deliver a wide range of interactive services, including education, home shopping and banking, travel, entertainment, games, news, sports and local content. Content is organized in channels which include news, sports, travel, entertainment and retailing. Already over 180 brands can be accessed through our interactive services. Partners include Tesco and The Arcadia Group in the retail sector, ITN for news, the Sporting Life for sports coverage and the BBC's Beeb service for entertainment.

     For example, the travel channel allows viewers to search for travel destinations, gather destination information and find travel deals from a large real-time database. In addition, we are developing additional channels that will provide games, education and financial and investment content. All partners have contracted to provide a commission to NTL on e-commerce transactions and we have also formed a joint venture to exploit the advertising opportunity associated with this service.

     The next stage in the development of our consumer proposition is enhanced television services. Enhanced television is the use of interactive technologies to enable television programs to become interactive. Enhanced television can be viewed as a modified form of interactive services which are constantly "on supply" as the viewer watches television. Applications include the ability to enable viewers to participate in game shows, access further information in documentaries or respond directly to advertising. Viewers use their remote controls to access the additional program information on demand. A graphical representation of the enhanced TV system follows.

        [Enhanced TV Diagram of Overall System and Technology Partners]

     A major advantage of our cable technology is that these enhanced television links are not restricted to information delivered in the broadcast stream, a major restriction of satellite delivered services. A broad range of additional content can be delivered over the cable modem integrated in the digital TV set top box.

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

We are working with a number of major broadcasters to develop the service and have already demonstrated a number of program pilots. We expect to roll out enhanced television service in early 2001.

     Delivering enhanced television service requires close coordination between the program creation and the technology of the broadcast system. Our digital media center is being developed with the ability to schedule the television feed and to add the interactive components to the broadcast feed.

     These new technologies not only provide a powerful new set of tools for television producers, but also create large new commercial opportunities for operators like us in providing a unique service to help acquire and retain customers with a package of communications services. In addition, we can exploit new revenue opportunities from e-commerce generated by the interactive elements and from interactive advertising on existing television services.

     DIGITAL MEDIA CENTER. We have invested in a new media center which is at the heart of our digital operations. The center acts as the marshaling point for all digital content, both television and interactive. Television and interactive services are brought to the center over satellite or fiber telecommunication links. Currently, a 55 channel near video on demand service is produced using advanced digital storage and server technology. A complete sports channel, British Eurosport, is originated in the media center. In addition to the interactive television elements, conditional access for pay TV and electronic program guide datastreams are created and played out from the center.

     The new media center also houses the interactive servers for on-demand elements and is the point at which the broadband cable modem path is routed to access the Internet. The interactive system, scheduling and conditional access system are directly integrated with our customer management system. This allows direct customer interface through the TV screen for billing, on-line help or self-provisioning of new services. The system is controlled by a sophisticated scheduling system and control room that monitors all channels. The resulting service feed is carried from the center to each regional head-end using ATM technology. This feed is then combined with local content, such as regional TV channels for delivery over that local network. The system is capable of allowing full flexibility of the regional line up of channels, for example to include regional services from the major broadcasters, ITV, Channel 4 and the BBC.

     The media center is connected to our U.K. national network and linked to our satellite hubs for both in-bound and out-bound traffic. The system architecture and flexibility allows the delivery of a customized service to any point connected to our fiber telecoms network (for example, the current reach includes Dublin which allows us to connect Cablelink's Dublin franchise to the media center).

     HIGH SPEED INTERNET SERVICE. In 1999, we launched NTL HiSpeed Internet, which links our broadband cable network to the Internet at up to ten times the speed of standard telephone modems. We expect over 90% of our network and Consumer Co's networks will be digital ready by the end of 2000. As of September 30, 2000, we had over 3,500 cable modem customers with over 20,000 additional requests for the service. Approximately 80% of our networks are currently able to provide cable modem service, which we expect to increase to 90% by year end 2000. The new cable modem service operates at speeds of up to 2.0 Mbps and will be offered at a minimum delivery speed of 512 Kbps. Our HiSpeed Internet is an "always on" service, removing logging-on delays and the need to log-off while using your telephone. It also utilizes the hybrid fiber/coaxial cable television portion of our broadband network, leaving the telephone line free to make or receive calls. This service is currently priced at a flat rate of L40 per month.

     In addition, we are in the process of implementing a commercial pilot of ADSL technology in parts of our Surrey franchise. ADSL can be particularly attractive for us to install because we have very short copper telephone line runs to our customers' premises which is critical for clear, efficient data transport. Typically, our customer is within 500 meters from a node whereas in the United States, ADSL customers' premises may be more than 5,400 meters from the end of the copper wire. As a result, ADSL is relatively easy for us to deploy and attractive to the customer, particularly because customers buy the amounts of bandwidth they need and receive a dedicated path, rather than the shared path of a coax cable.

     FIBER-TO-THE-HOME. In an initiative called "Total Broadband," we will concentrate on bringing fiber to the home in newly constructed areas, but will also begin retrofitting existing areas in the near future. In the final 500 meters to the home, we have traditionally used a "siamese" cable which pairs coaxial cable for television and cable modem data service, and traditional copper wiring for telephone and ADSL data service. We now plan to use a "triamese" bundle that includes a fiber optic cable together with the coax and copper plant.

     Our first fiber-based service will be an Ethernet-to-the-home fast data access connection. The 10-100 Mbps Ethernet service will represent an upgrade path from our cable modem services. As Ethernet is a widespread business standard, it is especially suited for home working and telecommuting applications. Over time, TV and telephone services can be migrated to the fiber connection as well, with significant enhancements such as video-streaming, video-mail, and "one number" telephony services.

     VIRGINNET. In addition to telecommunications and data services, we offer wholesale Internet access solutions including network services, call center operations, customer provisioning and billing to U.K. ISPs and other corporate customers that would like to expand their Internet presence. This service was launched in 1995 as our first national product offering.

     In 1996, we established the VirginNet joint venture with Virgin Communications Limited. As of September 30, 2000, VirginNet had over 800,000 customers. The joint venture is owned 49% by NTL and 51% by Virgin. In July 2000, we announced our intention to acquire 100% of VirginNet's ISP business with Virgin assuming ownership of VirginNet's content and commerce business. VirginNet offers connectivity and proprietary content services to consumers and small businesses throughout the United Kingdom. VirginNet recently launched a "free access" product offering, whereby customers only pay for the minutes that they are online or in contact with a customer care representative. We are able to support this service profitably because we carry the majority of the VirginNet Internet traffic on our owned network facilities.

     By integrating our Internet infrastructure with our national telecoms network we have been able to decrease the costs of providing these wholesale services as well as increase the value of the proposition by retaining a higher portion of the revenue from the data traffic that our customers generate. We plan to continue to enhance our Internet network, both nationally and internationally, to accommodate the growth in the business.

OPERATING RESULTS

     Based on trials and experiences in the United Kingdom and the prior experience of our management in the U.S. telecommunications market, we have developed innovative marketing strategies that have led to increased customer penetration rates, customer retention and operating profitability.

     As of September 30, 2000, we had approximately 1.9 million residential customers (excluding ConsumerCo), approximately 56% of which subscribed to both telephone and television services. We counted a total of 3,026,100 revenue generating units (known as RGUs) resulting in over 49% customer penetration, approximately 42% telephone penetration and approximately 41% cable penetration, yielding approximately 77% RGU penetration of homes marketed. An RGU is one telephone account or one cable television account. A customer who takes telephone and cable television service generates two RGUs.

     The franchises which NTL has developed since 1993 have achieved industry-leading customer penetration and retention levels. As of September 30, 2000, for the franchises which NTL has developed since 1993, approximately 92% of customers subscribed to both telephone and television services and our CATV and telephone penetration rates both stood at 48%. This compares favorably to CATV and telephone penetration rates of 25% and 32%, respectively, achieved by the second largest service provider. Similarly, for the franchises which NTL has developed since 1993, we have experienced an annualized customer churn rate of approximately 12.1% versus the second largest provider's churn rate of approximately 26.3% for CATV and 20.6% per telephony line.

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

     We believe this success has been largely due to our focus on customer service and the development of product offerings that emphasize choice, value and simplicity. We plan to apply our marketing and customer service skills to enhance the operational performance of the combined entity. We also expect to achieve significant operating synergies from the combined operations including economies of scale in content and equipment purchasing, reduced telephone interconnect and call termination costs and improved operating leverage.

     The following table illustrates operating statistics of our cable television and telephony customers as of September 30, 2000:


                                           COMCAST,
                                            COMTEL      CABLELINK                                PRO FORMA
                            "ORIGINAL"       AND           AND       COMBINED                     COMBINED
                              NTL(1)      DIAMOND(2)   BT CABLE(3)      NTL      CONSUMERCO(4)     NTL(5)
                           ------------   ----------   -----------   ---------   -------------   ----------
Homes in franchise(6)....   2,090,000     3,037,600       640,500    5,768,100     6,049,600     11,817,700
Homes passed(7)..........   1,423,500     2,427,500       605,500    4,456,500     4,308,200      8,764,700
Homes marketed
  (Telephone)............   1,230,500     2,101,600         1,000    3,333,100     4,058,400      7,391,500
Homes marketed (Cable)...   1,230,500     2,161,900       560,600    3,953,000     4,058,400      8,011,400
Total customers(8).......     615,000       893,500       432,000    1,940,500     1,177,400      3,117,900
  Dual...................     566,800       518,600           200    1,085,600       812,600      1,898,200
  Telephone-only.........      24,300       288,500            --      312,800       234,400        547,200
  Cable
     television-only.....      23,900        86,400       431,800      542,100       130,400        672,500
Total RGUs(9)............   1,181,800     1,412,100       432,200    3,026,100     1,990,000      5,016,100
Customer penetration.....       50.0%         41.3%         77.1%        49.1%         29.0%          38.9%
Telephone penetration....       48.0%         38.4%         20.0%        42.0%         25.8%          33.1%
Cable television
  penetration............       48.0%         28.0%         77.1%        41.2%         23.2%          32.1%
RGU penetration..........       96.0%         65.3%         77.1%        76.6%         49.0%          62.6%


---------------
(1)  Data for franchises which NTL has been developing since 1993.
(2)  Data for Comcast UK, ComTel and Diamond Cable.
(3)  Data for Cablelink (Ireland) and BT Cable (Westminster/Milton Keynes).
(4)  Data for ConsumerCo franchises acquired by NTL Incorporated in May 2000.
(5) Gives effect to the planned contribution of the share capital of ConsumerCo to us.
(6)  Franchise home information from The Media Map Datafile 2000.
(7) "Homes passed" is the expression in common usage in the cable industry as the measurement of the size of a cabled area, meaning the total number of residential premises which have the potential to be connected to our network.
(8) Excludes approximately 454,000 off-net telephony customers. In addition, we had approximately 1.5 million Internet subscribers (assuming the contribution of ConsumerCo to us) as of September 30, 2000.
(9) An RGU is one cable television account or one telephone account; a dual customer generates two RGUs.

     Consistent with our objectives, our high penetration rates have led to increased levels of gross profit contribution per home passed and thus increasing rates of return on invested assets. Our success has been consistent as we have increased our penetration for 19 consecutive quarters as shown by the following graph (excluding our recent acquisitions).

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

                           NTL HOUSEHOLD PENETRATION

                 [Percentage Household Penetration Line Chart]

     The quality of our customer's experience is further evidenced by the results published by OFTEL. These results are exhibited in the following table and charts and highlight our improved performance over BT and our peers in a number of measures which effect the quality of our residential customer's experience.

                                   NTL VS BT
                             RESIDENTIAL CUSTOMERS

          [NTL vs. BT - Faults Cleared and Faults Reported Bar Chart]

                                                        RESIDENTIAL CUSTOMERS
                                                                 1999
                                                   --------------------------------
                                                   NTL     TELEWEST    CWC      BT
                                                   ----    --------    ----    ----
Faults Cleared...................................  93.5%     82.1%     76.9%   76.8%
Reported Faults per 100 lines....................   2.6       4.9      5.7      4.6
Orders Completed.................................  97.0%     90.5%     88.6%   96.2%

INDUSTRY STATISTICS

     Our industry has demonstrated strong growth over the last several years. The industry has now passed approximately 12.8 million homes (or 53% of the United Kingdom's total TV homes) with a broadband communications network. As a result, the United Kingdom can claim to have one of the most advanced communications infrastructures in the world. In addition, since January 1, 1992, the industry has connected approximately 5.4 million telephone lines. (During the same period, BT has also grown, adding over 2.8 million telephone lines.) The following tables illustrate these statistics:

                                                         CABLE INDUSTRY TELEPHONE LINES
                                   --------------------------------------------------------------------------
                                                                                                RESIDENTIAL
                                   RESIDENTIAL AND BUSINESS     RESIDENTIAL                    TELEPHONE LINE
                                       TELEPHONE LINES        TELEPHONE LINES   HOMES PASSED    PENETRATION
                                   ------------------------   ---------------   ------------   --------------
July 1, 2000.....................         5,445,484              4,462,262       12,827,054          35%
January 1, 2000..................         4,896,121              4,242,828       12,650,435          34%
January 1, 1999..................         4,070,866              3,567,786       11,904,341          30%
January 1, 1998..................         3,442,196              3,038,809       10,693,809          28%
January 1, 1997..................         2,278,113              2,039,081        8,351,310          24%
January 1, 1996..................         1,419,819              1,287,248        6,042,296          21%
January 1, 1995..................           717,566                649,350        4,116,971          16%
January 1, 1994..................           314,381                279,728        2,786,202          10%
January 1, 1993..................           106,989                 92,715        1,954,829           5%
January 1, 1992..................            21,225                    N/A        1,343,557          --

---------------
Source: ITC

                                                              MULTI-CHANNEL HOMES
                                          -----------------------------------------------------------
                                            TOTAL         TOTAL             DTH              DTH
                                          CUSTOMERS    DTH(1) HOMES   AS A % OF TOTAL   NET ADDITIONS
                                          ---------    ------------   ---------------   -------------
June 30, 2000...........................  8,988,000(2)  4,513,000          50.2%          1,053,000
December 31, 1999.......................  8,404,000(3)  3,966,000          47.2%            508,000
December 31, 1998.......................  7,073,000(4)  3,458,000          48.9%           (125,000)
December 31, 1997.......................  6,721,000     3,583,000          53.3%            137,000
December 31, 1996.......................  6,072,000     3,446,000          56.8%            276,000
December 31, 1995.......................  5,180,000     3,170,000          61.2%            358,400
December 31, 1994.......................  3,960,000     2,811,600          71.0%                 --

---------------
Source: BSkyB

(1) Direct to Home refers to homes receiving service via satellite dish.

(2) Includes 613,000 and 740,000 Eire and OnDigital customers, respectively, as at June 30, 2000.

(3) Includes 605,000 and 527,000 Eire and OnDigital customers, respectively at December 31, 1999.

(4) Includes 576,000 Eire customers at December 31, 1998.

MOBILE

     We continue to negotiate to secure a "virtual network operator" (VNO) agreement for both current and UMTS services with one or more carriers in the United Kingdom. A VNO agreement will allow us to provide an NTL branded mobile service as part of our bundle of services. The customer experience will be identical as if NTL were the actual carrier and we will have the ability to manage their experience through our customer management and billing systems, in addition to providing value-added services such as messaging or access to their ntlworld account.

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

BUSINESS SERVICES

     Our business and nonresidential services have undergone a significant transformation as we have moved away from a simple product-based sales approach to a sector-based approach. In the business market (comprised of government, industry, health and education sectors) this sector approach enables us to provide a broad array of services ranging from simple connectivity for small businesses to integrated solutions of voice, video and data for large enterprises. These services are provided on local, regional or national bases to approximately 47,200 business customers (excluding ConsumerCo). Our communication products are appealing because of our highly reliable network services. In the business market, our reported faults (as compiled by the regulator, OFTEL) as of June 2000 were 1.3 per 100 lines as compared to 3.3 per 100 lines, for BT, a statistically significant difference.

     In recognition of the developing needs and concerns of our large customers, in September 1999 NTL Delaware acquired Workplace Technologies plc (now renamed NTL Business), one of the United Kingdom's leading data network service integrators. NTL Business's consultancy services range from the design and installation of data, voice and video networks to remote monitoring and support of these networks. We believe that large customers are more concerned with functionality of voice, video and data needs rather than costs. The combination of network capability, ISP experience and the market presence of NTL enables us to offer a unique and comprehensive service to large customers.

     Our primary activity in national telecommunications is to grow our customer base, revenues, and EBITDA from our targeted carrier and business customers. To date, we have implemented a strategy where we sell "connectivity" to very large, sophisticated customers such as carriers and large corporations, and "solutions" to smaller businesses.

     Our objective is to provide high quality voice, data and video communications services to businesses throughout the United Kingdom and to carriers which require U.K. and international connectivity. According to published OFTEL statistics, the total market for telecommunications services in the United Kingdom for the twelve months ended March 31, 2000 was estimated at approximately L24 billion. Of the total telecommunications market, we estimate that approximately L13 billion represents business telecommunications and carrier telecommunications services. Our national network has significantly expanded our telecommunications opportunities beyond our franchise areas allowing us to serve the much greater U.K. national market. We approach this market by serving the following two market segments:

     - national business telecommunications, and
     - carrier services.

     In addition, we serve a national base of customers for a variety of telecommunications and related services using our national tower infrastructure. These lines of business are discussed in greater detail under the "Broadcast and Tower Services" section below.

     NATIONAL BUSINESS TELECOMMUNICATIONS. In the business market, we describe ourselves as a "nationally competitive but locally accountable" service provider, whose business purpose is to "enable businesses to become more efficient and effective."

     Our general business telecommunications strategy is to provide comprehensive communications solutions to our customers. Rather than simply offering our customers a lower price for their existing service, we offer a package of services to the customer that is designed to address all of their communications needs at a price which offers good value. The services which we offer are often custom-designed for the specific needs of the customer.

     To date, we have been successful in obtaining telecoms contracts from businesses located within our franchise areas. As of September 30, 2000, we had approximately 47,200 business customers (excluding ConsumerCo) and more than 212,600 telephony lines installed in the United Kingdom (excluding ConsumerCo).

     Business Customers. While we offer our services to a wide array of companies throughout the United Kingdom within our franchise areas, we focus upon education, healthcare, local government, and media and information technology companies. Our communications solutions are attractive to these customers because of our reliable, high bandwidth services and our ability to package several services together at attractive prices. In addition, we have a strong local presence due to the localization of our facilities and the services we provide. As a result, our customers view us as a community partner and benefit from our local account management.

     We use a variety of different access technologies to connect customers, based on customer size, geographic location and our network reach. Access technologies currently deployed in our network include fiber optics, copper wire and microwave radio.

     We connect our larger business customers to our network using fiber optic cable. This utilizes the significant penetration of fiber that we have in our local access network. As the cost of fiber falls, the size of business we will connect with fiber extends correspondingly. We use copper wire pairs to connect small enterprises.

     An example of our sector focused strategy is our success in penetrating the education market. We support customers at all levels of education within the United Kingdom. One such customer is the United Kingdom's Joint Academic Network (JANET), which is the United Kingdom's academic and research system connecting several hundred institutions, including all U.K. universities, most higher education colleges and most research establishments. SuperJANET is the broadband, or high-speed portion of JANET. We developed high bandwidth metropolitan area networks in a number of our regions throughout the United Kingdom to support SuperJANET. NTL now provides student and academic services to more than 25 universities through the United Kingdom, and has won new contracts this year with universities, including Southampton, Surrey, Swansea, and Strathclyde.

     Cambridge University is a SuperJANET node where we provide all of the university's high-speed data circuits and approximately 10,000 local extensions, including lines in 6,500 student dorm rooms. At Oxford University, students use our links for access to SuperJANET, and more than 700 students also have our phone lines in their dorm rooms. We also provide the services of the South Wales Academic Network (SWAN). SWAN is a 60 mile fiber network, with 13 sites which serve approximately 16,000 PCs, creating approximately 2 million e-mails and 12 million hits on the world wide web every month. SWAN will provide the gateway to SuperJANET for 23 institutions of higher learning that was previously available only to the Universities in Cardiff and Swansea.

     Our program for education has not only provided value-added technology services to universities, but has also accelerated the connection of local secondary and primary schools to the Internet. We provide services to more than 2,500 primary and secondary schools. Funding for these connections has been provided by the National Grid for Learning and the Technology Trust infrastructure campaign. We were the first company in the United Kingdom to introduce an economical flat rate Internet access package to all schools within our franchise areas. Over 1,600 schools have taken advantage of our attractive Internet offers. In England, Technology Colleges Trust has partnered with us to link up the trust's more than 650 schools. This will enable the schools, for a flat rate, to get unlimited usage of a 2 Mbps broadband connection to a new supergrid.

     Our schools initiative in Londonderry aims to provide free Internet access to every school in the city. This long term project will introduce modern technology into education utilising our infrastructure. We will also host approximately 150,000 e-mail accounts (one for every student and teacher) and connect to all 568 schools in Hertfordshire County Council using ISDN and PSTN dial up. Bedfordshire County Council now has all 270 schools connected to the Internet via our ISDN Select.

     National Services. Capitalizing on our experience in local business markets and the extended reach of our national network, we have expanded the scope of our business in order to compete for a share of the

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business telecoms market on a national basis. We believe that we can build on the strengths gained in our local franchise areas to approach targeted business users located in other areas of the United Kingdom, initially focusing on users with multiple business locations. We recently launched our national business service and our strategy is to target the largest national businesses in specific market sectors.

     We have a variety of alternative methods to connect the "last mile" to the customers' premises from the national network:

     - As a certified national public telecommunications operator, we can readily obtain the permits to construct telecoms networks, and can simply build out our network to reach customers. Although this is often clearly the most costly approach, the expense can be justified in the case of large customers or when a significant level of traffic is obtained from several customers. For example, we have extended our fiber optic network in London to support CNN's facilities.

     - We can lease circuits on the local networks of other service providers to connect to the customer's premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be installed relatively quickly, and can be replaced at a later date if a more profitable connection method can be deployed.

     - We can also connect customers to our national network by implementing one of two wireless bandwidth solutions, described in more detail below.

     Wireless Bandwidth Delivery. We have already been successful in utilizing our significant tower infrastructure to efficiently connect our network to customers using digital point to point microwave radio links. As part of our broadcasting businesses, we own or have direct access to over 2,032 tower sites in attractive locations all across the United Kingdom Microwave radio represents an efficient and reliable method for connecting customer locations to the national network.

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     An illustration of the current use of our tower infrastructure to connect our network to customers follows:
SERE Motor Group, Northern Ireland, CENTREX Network.

     Illustration of three customer locations connected to a switch. The switch is shown as connected to an NTL transmission tower which is shown as connected by 'wireless fibre' to another location.

    [SEE COMMENT LINES ON BITS PAGE FOR GRAPHIC DESCRIPTION TO BE INPUT TO EDGAR
                                                                           PAGE]
In addition to the methods to connect the "last mile" described above, we have been awarded a license to operate radio fixed access services on a national basis throughout the United Kingdom at the 10 GHz frequency, comprising 30 MHz of spectrum. With the 30 MHz, we will be able to transmit at 16 Mbps in any direction; our goal is to be able to simultaneously operate in up to 12 directions from a single base station, thereby enabling us to provide up to 192 Mbps from a particular site. Furthermore, we believe the use of ATM across the 10 GHz network will allow even greater capacity (up to 4x 192 Mbps) from a single base station. This technology can be used as a "wireless local loop" alternative to connect to customers which are not currently connected to our national network via wired circuits. We intend to use this point-to-multipoint wireless service where it represents a more efficient method to connect to customers than traditional wired or point-to-point wireless links. The 10 GHz frequency of our license is lower than the frequency which is being used by several major wireless telephony providers in the United States. (for example, the U.S. frequency allocation for companies like Teligent and Winstar is typically in the 24-38 GHz band). This lower frequency is advantageous because lower frequencies offer better propagation and lower interference (and thus greater range) than higher frequencies.

     Using our 10 GHz service, we have the potential of reaching a large customer base in regions not covered by our fiber network. We are currently evaluating the services that we will offer over 10 GHz. We intend to take advantage of our national network as well as our ATM technology. Our 10 GHz technology will use this ATM platform, to enable delivery of voice, data and multimedia services to small and medium-sized business customers. Such services include voice access, leased line, Internet access, private Internet, LAN-to-LAN, and Frame Relay. We also intend to use the frequency for backhaul purposes, where a wireless connection will be less costly to install than our fiber or microwave links.

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     The following chart depicts the 10 GHz wireless local loop technology:

EDGAR DESCRIPTION OF PRINTED GRAPHIC

  [SEE COMMENT LINES ON BITS PAGE FOR GRAPHIC DESCRIPTION TO BE INPUT TO EDGAR
                                     PAGE]

BUSINESS PRODUCTS AND SERVICES

     - SIMPLE "ACCESS" SERVICES that connect the customer to us for inbound and outbound voice and data calls. These access services include traditional analog Business Exchange Lines (BELs) and Digital Business Exchange Lines
       (DELs). DEL services include Basis Rate Access, also known as "ISDN2", and Primary Rate Access, also known as "ISDN30". These and other direct and indirect access services are priced competitively and offered in competition with a number of other direct and indirect suppliers.

     - MANAGED VOICE SERVICES which are best illustrated by our Central Exchange "Centrex" service. This service presents the customer with business exchange lines configured as a "virtual PABX", as we completely handle the services normally associated with a traditional PABX (or PBX). The success of this product is well demonstrated in the East Midlands where eight of the 11 local government organizations use NTL Centrex as their main business service, including the Nottingham City council with more than 3,500 lines.

     - MANAGED DATA SERVICES include fixed point-to-point private circuits at speeds from 64 Kbps, through multiples of that speed and individually tailored 100 Mbps and 155 Mbps services. Other services include the provision of intersite data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM. Our ability to design, deploy and manage a customer's data service was greatly enhanced by the September 1999 acquisition of Workplace Technologies (now renamed NTL Business).

     - INTERNET SERVICES provided by us range from "Dial-up" customers to dedicated private circuits for greater access speeds. We are launching a range of new services and branded hardware products,

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       which include both entry level and advanced "firewalls", and a self provisioning web-hosting service. We own an interest in and provide communications network and back office support for VirginNet and provide services to more than twenty other ISPs.

     LOCAL BUSINESS SERVICES. The local business telecommunications market provides an attractive opportunity to us. For the most part, the underlying capital investment needed to address this market is made through the buildout of the network for the residential market in our franchised areas.

     REGIONAL BUSINESS SERVICES. The communications services we provide to the education and government sectors is an excellent example of the possibilities created by our newly built high bandwidth networks where we can provide both region wide and intra-regional connectivity. We provide extensive services to numerous local governments, particularly our Centrex service that eliminates the need for a PBX, simplifies moves, adds and changes and provides free calling between locations. Additionally, our focus on the education market is demonstrated by the more than 3,000 primary schools, colleges and universities we serve; the majority of which we connect to the Internet with speeds ranging from 128 Kbps to 2 Mbps. Funding for the Internet segment of the services has been largely provided by the government, for whom Internet connectivity has become a high priority.

     REGION-WIDE BUSINESS SERVICES. In Hertfordshire, we provide county-wide telecommunications for all the local schools as well as widely dispersed municipal administrative offices. We were awarded all of Hertfordshire County Council's voice and data traffic and installed Centrex across all of the Council's sites (upward of 500 Centrex lines) based upon an integrated solution. These sites include libraries, social services offices and environmental services offices all linked to an NTL-provisioned voice and data call center.

     In addition to providing county-wide municipal council service in Hertfordshire, we provide a customized package of Internet and telecommunications services to all schools county-wide. The service, known as the "Hertfordshire Learning Grid", inaugurated one of the largest Internet and intranet projects in the U.K. education sector. We installed, maintain and manage PCs at all primary schools. We arranged to train three teachers in each school on how to use the Internet for communication, i.e. e-mail, how to use the intranet for their administration, and how to use the world wide web to gather information which would support the teachers and help them to teach the children. Additionally, we built a bespoke intranet service for both the council's administration and schools which entailed a help desk, an e-mail filtering system, Internet filtering, and intranet filtering. The complete solution is fully managed by us and completely seamless to the customer. All queries are managed by their respective NTL local account manager.

     INTRA-REGIONAL BUSINESS SERVICES. Within regions, we have overlaid dedicated high capacity Virtual Private Networks (VPNS) on our previously constructed intrafrastructure. An excellent example of a VPN is the provision of 155 Mbps metropolitan area networks (MAN) in a number of our regions throughout the United Kingdom to support SuperJANET. The U.K. Government established the Joint Academic Network (JANET) in order to facilitate a sharing of knowledge and research among all U.K. universities and other government-funded research facilities. SuperJANET is the broadband, or high speed, portion of JANET. A good example is the SuperJANET network in South Wales (SWAN). SWAN provides the gateway to SuperJANET for 23 institutions of higher learning in Wales. SWAN is a 60 mile fiber network, connecting with 13 sites which serve approximately 16,000 PC's, creating approximately 2 million e-mails and 12 million hits on the world wide web every month.

     NATIONAL BUSINESS SERVICES. Our national network (excluding ConsumerCo) was designed specifically to connect our local networks and enable distance insensitive calling tariffs. We estimate that our national network covers approximately 3,500 route miles and 170,000 resilient fiber miles across England, Scotland and Wales, Northern Ireland and the Republic of Ireland. Our national network has been designed with significant excess capacity. For example, the trunk route specification provides for two large

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ducts, each with capacity for 4 sub-ducts, only one of those eight sub-ducts is currently used. Our total duct capacity exceeds 2,300 fibers of which only a small portion is currently used.

     Our national network is a fully redundant, SDH digital fiber network. The major fiber routes are complemented by microwave radio connections which increase the reach of the network. SDH technology improves network reliability and performance and provides greater flexibility than conventional transmission architecture. In addition, network availability, management and routing are also superior to conventional transmission architecture because signals are automatically rerouted to the best path available if another is severed or degraded. We believe that we have a competitive advantage over other carriers such as BT because SDH technology has been built into our networks from the start, thus avoiding integration problems with older network technologies.

     An important source of revenue for us is the bandwidth and connectivity we provide to other communications carriers. Our network is used to interconnect these carriers to cities throughout the United Kingdom and Ireland. We provide customers with bandwidth ranging from 2 Mbps to STM-16's. Owning core infrastructure also opens up avenues for international network expansion. Increasingly, network operators are looking at minimizing capital outlay by swapping capacity on their infrastructure for new nodes or additional capacity elsewhere. Our customers include fixed wireline and mobile telecommunications operators, cable operators, Internet service providers, and various information technology and facilities management companies, notably:

     - COLT where we have been awarded "preferred supplier" status for the distribution of COLT's traffic outside the London area. This covers bandwidths from 2 Mbps to STM-1.

     - ENERGIS for which we provide high speed managed services to enable the operator to more effectively address its "off-net" customer base.

     - GLOBAL ONE where as part of this international operator's roll-out, we are providing managed services between London and Dublin utilizing our recently completed sub-sea cable.

     - VODAFONE AND ORANGE, for which we provide inter-switch capacity on our national network. In July 2000, we signed a L150 million, 5-year contract with Orange to provide transmission capacity between Orange switch sites, call centers and key base station controller sites.

     CARRIER SERVICES PRODUCTS, AND MARKETING. We expect to continue to successfully serve this marketplace through our strategy of providing high quality and competitively priced services. Additionally, we continue to utilize our specialized ability to provide tailored solutions necessary to serve this demanding market.

     The rapid expansion in voice traffic is expected to continue and we have entered into interconnect agreements with national and international operators to both reduce the costs of carriage and termination of our originated traffic and of termination of other carriers' traffic.

     The expected growth in the number of international operators building and operating submarine cable systems has been substantial and continues to grow with many of these cables transiting the United Kingdom. We have considerably increased physical connectivity to U.K. international cable landing stations and products have been successfully developed to address the needs of these international cable operators for backhaul services between the cable landing sites and the major U.K. international nodes such as Telehouse, London.

     We believe the U.K. market for wholesale data services is significant and growing rapidly due to the fast growth in IP, Internet and other data traffic. Utilizing our state of the art ATM network, we have developed Frame Relay and ATM wholesale products to address this increasing demand for high speed data connectivity. Additionally, utilizing our core data network, local loop infrastructure and connectivity to the main international U.K. nodes will allow us to address the needs of international operators for the termination/origination of U.K. bound/generated data traffic.
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     In addition to telecoms and data services we also offer wholesale Internet access solutions including network services, call center operations, customer provisioning and billing to U.K. ISPs and other corporate customers that would like to expand their Internet presence. This service was launched in 1995 as our first national product offering.

     In 1996, we established the VirginNet joint venture with Virgin Communications Limited. The joint venture is owned 49% by us and 51% by Virgin. VirginNet offers connectivity and proprietary content services to consumers and small businesses throughout the United Kingdom. In July 2000, we announced our intention to acquire 100% of VirginNet's ISP business with Virgin assuming ownership of VirginNet's content and commerce business. VirginNet recently launched a "free access" product offering, whereby customers only pay for the minutes that they are online or in contact with a customer care representative. We are able to support this service profitably because we carry the majority of the VirginNet Internet traffic on our owned network facilities.

     By integrating our Internet infrastructure with our national telecommunications network, we have been able to decrease the costs of providing these wholesale services as well as increase the value of the proposition by retaining a higher portion of the revenue from the data traffic that our customers generate. We plan to continue to enhance our Internet network, both nationally and internationally, to accommodate the growth in the business.

     Our carrier services product portfolio also includes a comprehensive range of satellite services for media and broadcast customers who need to distribute programming around the globe either occasionally or full time. We enable TV broadcasters with full time channels to transmit their programming from their playout or production center, using a fiber link, to one of our three satellite teleports. This is then beamed up to the satellite, which in turn re-transmits the programming towards earth for reception by viewers.

     Our teleports are connected by fiber and radio circuits and provide uplinking services to U.K. cable television programme suppliers. At our main site near Winchester, United Kingdom, we have antennae up to 40 feet in diameter. The site is linked to our two London teleports through our own national broadband network. Together they form an interconnected virtual teleport offering non-stop resilience.

     Through these teleports we have access to all the main satellites orbiting Earth including Astra, Eutelsat, Intelsat, Orion, and PanAmSat.

     The ultimate end users for our full-time services include households receiving a television channel in their own home, or other program distributors such as cable companies who pass the signal onto their end users. Our major fixed service customers include Turner Broadcasting Systems, Flextech, the BBC and QVC.

     To cover live news coverage and sporting events, we operate a fleet of satellite news gathering trucks. Our global capability and infrastructure means we can respond rapidly to consumer demand. In addition, we can now offer customers the facility to transmit programming between 48 U.S. cities and Europe by use of a transatlantic fiber link.

BROADCAST AND TOWER SERVICES


     We are a leading owner and operator of broadcast, transmission and wireless communications infrastructure in the United Kingdom. As of December, 2000, we owned or managed 2,182 towers and sites in the United Kingdom and had access to an additional 678 towers and sites for our U.K. broadcast customers.


     We provide a number of services:
     - Television and radio broadcast transmission
     - Tower and site leasing
     - Radio communications services

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     Based on our track record of more than 40 years of providing broadcast services to the United Kingdom's commercial television operators and our expertise in digital broadcasting, we believe that we are uniquely positioned to capitalize on the trends towards privatization, outsourcing and digitalization of broadcast transmission infrastructure and the tremendous growth opportunities in the wireless communications industry.

U.K. BROADCAST TRANSMISSION


     We have been involved in broadcast television since the 1950's when we designed and built the television transmission system for the United Kingdom's first independent commercial television network. The Broadcast Transmission Group operates a national infrastructure in the United Kingdom of 2,182 owned or shared transmission sites and its owned network of approximately 3,500 transmitters delivering broadcast signals for the three commercial national television channels and many of the United Kingdom's independent local, regional and national radio broadcasters. Additionally, the group designs, installs, operates, and maintains new transmitter networks and has a spectrum planning service to monitor the coverage of television and radio networks. In addition, we are able, through our satellite and our fiber networks, to provide content distribution services to our broadcast customers and their program and content suppliers.


     In addition, we have expanded our service offerings over time to meet the growing needs of our customer base as new technologies create new broadcast markets. In 1993, we became active in the satellite services market following the establishment of a direct to home satellite service on the European Astra satellite fleet. We believe that we have become accepted in the industry as one of the leading providers of satellite services in the 7 years since we entered the market. Now supporting more than 130 full time satellite TV channels, we have been chosen by broadcasters such as the BBC, CNN, Discovery, Flextech and QVC to meet their transmission needs based on our reputation for quality and reliability.

     Subsequent service developments have included:

     - offering a range of occasional use services which meet the outside broadcast needs of customers whether they be for breaking news, sports events or music concerts; and

     - the establishment of playout services which enables us to take ownership of the customer's transmission needs from the point that they deliver the program or content on tape and need a channel to be created.

     The Broadcast Transmission Group provides a recurring contracted revenue stream from these customers through long term contracts. The projected total value of our present contracts for broadcast services is L1.4 billion with some contracts extending until 2012. An attractive feature of our broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. In essence, TV and radio station owners are programmers and we are the broadcaster. The nature of these arrangements is such that there are significant switching costs for any TV broadcaster wishing to change service provider. The barriers to entry a new provider would need to overcome include:

     - The provisioning of capital equipment for transmission services and studio coding, decoding and distribution circuits;

     - Re-engineering of network either around our sites or, more challenging, around a different set of sites. In the latter case, planning permission would be particularly difficult to receive for an alternative set of large transmitter sites; and

     - Attaining spectrum for a differently engineered network as there is a broadcast spectrum shortage.

     TELEVISION BROADCASTING. We currently provide digital broadcast transmission for two of the three commercial national television channels in the United Kingdom, ITV and Channel 4/S4C, and analog

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broadcast transmission services for ITV, Channel 4/S4C and Channel 5, the third commercial national television channel in the United Kingdom.

     In November 1998 we made broadcast history with the launch of the first commercial digital terrestrial television network. Two of the four recipients of the digital terrestrial television (DTT) multiplexes, ITV and Channel 4 and SDN (in which we hold a 33% equity interest) selected us as the supplier of transmission services. As of April 2000, we were operating 81 DTT transmitting stations reaching around 85% of the population of 59 million people in the United Kingdom. We have not only successfully completed the first phase of the build program from playout centers to transmission in a timely fashion but have also signed 12 year contracts to provide end-to-end service, including studio compression, transmission and full systems integration. It is anticipated that the digital network will ultimately grow to match the coverage of the analog system to enable its switch-off.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus "end-to-end" system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     RADIO BROADCASTING. The broadcast radio market in the United Kingdom comprises the publicly funded BBC and the commercial radio industry. The BBC operates five national radio networks and 44 local radio stations. All non-BBC radio in the United Kingdom is regulated by the Radio Authority, who currently licence three national commercial stations (such as Virgin and Classic FM) and 250 metropolitan, regional and local stations. Despite this diversity, ownership concentration is high, with five or six major groups controlling the majority of stations.

     We are one of two major companies providing transmission sites and services to the radio industry. As a part of privatization arrangements of the U.K. engineering arm of the BBC, the BBC has contracted with Crown Castle International for all its transmission services. These contracts extend until 2006. However, commercial radio stations are free to contract with any supplier for their transmission needs. We have an 85% share by value of the addressable local commercial radio transmission market and a 40% share by value of the national commercial market.

     We offer a range of services to local and national radio broadcasters in the United Kingdom including: target service area planning; site location, installation and construction; and equipment selection, procurement, operation, monitoring and maintenance. We also offer total broadcast contract services, where we design, build, own and maintain the operator's transmission facilities, and facility management contract services where we maintain customer-owned equipment and administer the operation of the transmission service.

     The migration to a new digital transmission platform will create significant growth in the broadcast radio transmission market. The Radio Authority is committed to a fast roll-out of the new digital multiplex licenses and has already awarded the only national licence to Digital One, of which we are a founding equity partner with a 33% equity interest. We have a contract for the transmission of Digital One with a total order book value in excess of L40 million. A total of 12 further licenses for regional and local digital radio will be awarded during 2000. As of September 2000, we have won transmission contracts for eight of these and believe we are well positioned to win contracts for the remaining licenses. For those with whom we do not win transmission contracts, we will still be well placed to provide site leasing services using our tower and site portfolio.

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THE TOWER AND SITES DIVISION


     We rent antenna space on our owned and leased towers and sites to a variety of carriers operating cellular, PCS, Specialized Mobile Radio (SMR), Enhanced Specialized Mobile Radio (ESMR), paging and other wireless networks. We typically receive fees for installing customer's equipment and antennae on a tower and also receive rental payments from customers payable under site leases. As of September 30, 2000, over 400 companies rented antenna space on our towers and sites. These site rental agreements have terms which are typically 10 years in length (and renewable), and are generally subject to price indexation with inflation. Site sharing customers are typically billed a year in advance. During the last four years, the number of lessees on our towers has grown from 1,989 to over 3,813 in April 2000 (excluding broadcast customers).


     The cellular market is the largest of these markets in terms of users, coverage, and usage of radio sites, and is witnessing extraordinary growth. Subsequent to licensing first generation analog voice-only cellular systems in 1985 and second generation digital GSM cellular systems in 1992, the U.K. government has now awarded 3(rd) generation UMTS licenses. These licenses have been awarded to four existing operators, all of whom are existing customers of ours for site sharing and one new entrant. Because UMTS provides significantly higher bandwidth than existing cellular technologies, UMTS will be able to introduce a range of new services to consumers such as e-commerce, video and Internet access. We believe that these operators will require a complete national network based around a radio site infrastructure of up to 4,000 sites each by 2003 and potentially up to 10,000 or more sites each by 2010, ultimately, at a time when environmental concerns are making the acquisition and completion of these sites increasingly difficult.

     Cellular growth will necessitate reliable communications infrastructure in all commercial areas, leading to a requirement for good cellular coverage inside buildings. We believe this creates a new type of radio site, which unlike towers will exist within commercial buildings, transport hubs, shopping malls and other large buildings. Our initial analysis shows that there are approximately 2,000 large retail, transport or other multi-tenanted commercial properties in the United Kingdom that may require communications infrastructure to facilitate mobile telephony. To this end we have won the exclusive contract to provide this service inside Bluewater, Britain's largest and newest shopping complex.

     Against the backdrop of projected demand for suitable radio sites, the U.K. planning/regulatory environment is increasingly encouraging site sharing to prevent proliferation of single-user towers. Intense price competition in the cellular market is leading to out-sourcing opportunities as the network operators look to achieve broad and deep coverage without developing significant single-user tower portfolios.


     As of December 2000, we owned or shared 2,182 towers and sites in the United Kingdom. Our inventory of owned and shared towers and sites was increased substantially from 1995 to today as a result of the following transactions.


     - In 1995, we embarked on a contract to build a network for the U.K. PCN operator "one2one." As part of this contract, we acquired approximately 240 cellular sites, with one2one as anchor tenant.

     - In May 1998, we purchased 114 sites from Simoco Group. This portfolio was originally developed as part of the Phillips PMR business, the sites being strategically located across the United Kingdom in hilltop locations ideally suited to PMR VHF systems.

     - In December 1998, we acquired 126 sites as part of the purchase of all of the business and assets of EGT. This transaction included the right to develop up to 1,000 more locations of Eastern Group property for site sharing purposes. Overall, we believe that this portfolio has been developed for good cellular telephone coverage.

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RADIO COMMUNICATION SERVICES

     Our RadioComms division is involved in mobile communications maintenance, support and facilities management. This enables us to offer customers the optimum solution to their requirements, from equipment specific component repair/replacement, to full turnkey site and equipment maintenance.

     The group offers a full range of services, including the operation of radio networks and the provision of support and maintenance services to customers with "mission critical" radio communications needs. We serve a substantial portion of the radio installation and maintenance market for public safety services within England and Wales and associated customers such as HM Prison Service and HM Coast Guard. These customers provide us with a steady source of revenues, and have also proven to be very effective references for other services and products.

     We intend to secure further customers and contracts, expanding from facilities and maintenance activities into complete outsource arrangements. We have positioned ourselves to effectively compete in the major growth sector in the radio communications market over the next five years by targeting both public and private mobile operators. Several large contracts of this type are subject to bid processes in 1999, with contract awards expected within a year. Long-term contracts (typically greater than five years) of this nature, if awarded to us, are expected to substantially increase the revenue profile of the group and help us maintain our overall revenue stability. There can be no assurance that such contracts will be awarded to us.

KEY TRENDS IN THE TOWERS AND SITES MARKETS

     There are a number of key market trends that are creating opportunities for us to expand and grow our Broadcast Transmission and Tower Services businesses:

     - Digital terrestrial broadcast services will gradually replace their analog predecessors, resulting in major new services with operators running in parallel and in competition with existing analog services. The growth of digital terrestrial television services will ultimately require the creation of an entire national broadcast network of approximately 1,200 sites to serve the U.K. population.

     - The increasing global trend towards private rather than state ownership and operation of television and radio broadcast transmission networks. The outsourcing of these networks will result in new business opportunities for us.

     - The continuation of the rapid growth of cellular mobile telephony in the United Kingdom with greater than 50% annual growth in subscribers for current services. According to published reports, mobile subscribers have grown from 10.5 million in October 1998 to approximately 29 million in May 2000, or approximately 50% of the population of the United Kingdom. The rapid growth in mobile subscribers has increased demand for antenna space and tower sites.

     - The rollout of new wireless communications technologies, such as PCN and digital Terrestrial Trunked Radio (TETRA) and granting of five licenses in the United Kingdom for 3rd generation Universal Mobile Telephone Service (UMTS mobile) earlier this year will further enhance demand for antenna space and tower sites.

     - The continuing liberalization of the telecommunications market, causing proliferation of radio fixed links as the most economic and quickest method of establishing competition within the local loop. These links will be driven by competition for local loop traffic, high bandwidth WANs and core network for newly licensed PTOs. This will also enhance the demand for antenna space and tower sites.

     - The growing utilization of wireless delivery to the commercial market in order to extend bandwidth to all possible locations. There is a developing market for wireless delivery where fiber is not currently available or practical to be delivered.

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NTL CORPORATE STRUCTURE

     We are a holding company and conduct our operations through direct and indirect wholly owned subsidiaries, principally NTL Group Limited, National Transcommunications Limited and NTL Communications (Ireland) Limited (formerly Cablelink Limited), in each of which we indirectly own 100% of the issued and outstanding capital stock.

     NTL Group Limited

     Our operations in the United Kingdom relating to our residential services business, and certain of our business telecom operations, are conducted through NTL Group Limited, either for itself, or as agent on behalf of certain other of our subsidiaries in the United Kingdom. As of January 1, 2000, NTL Group Limited had issued and outstanding 5,179,680 fully paid new ordinary shares, par value $0.20 per share and 5,179,794 fully paid Ordinary Shares, par value L0.01 per share. NTL Group Limited did not pay dividends for the fiscal year ended December 31, 1999. The registered office of NTL Group Limited is NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9XA, United Kingdom.

     National Transcommunications Limited

     Our worldwide broadcasting and telecommunications transmission operations are principally conducted through National Transcommunications Limited. As of January 1, 2000, National Transcommunications Limited had issued and outstanding 30,000,101 fully paid ordinary shares par value L1.00 per share. National Transcommunications Limited did not pay dividends for the fiscal year ended December 31, 1999. The registered office of National Transcommunications Limited is NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, United Kingdom.

     NTL Communications Ireland

     Our consumer services business in the Republic of Ireland are conducted by NTL Communications Ireland Limited. As of January 1, 2000, NTL Communications Ireland Limited had issued and outstanding 86,980 ordinary shares, par value IRL1 per ordinary share. NTL Communications Ireland Limited did not pay dividends for the fiscal year ended December 31, 1999. The registered office of NTL Communications Ireland Limited is 10 Pembroke Place, Ballsbridge, Dublin 4, Ireland. For the year ended December 31, 1999, NTL Communications Ireland Limited did not contribute more than 10% of our consolidated revenues.

COMPETITION

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television. We believe that competition will intensify in each of these business areas, particularly business telecommunications and Internet.

     Residential Services. We compete primarily with BT in providing telephone services to residential customers. BT occupies an established market position and manages fully built networks and resources substantially greater than ours. According to the Office of Telecommunications ("OFTEL"), in May 2000, BT serviced 80% of U.K. residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT's customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of U.K. customers to switch from BT to a competitive telecommunications service. BT has, however, introduced price reductions in certain categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In such case, we may not achieve desired penetration rates and may

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experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, BT is under a regulatory obligation to introduce carrier pre-selection on its network, which it expects to start offering in December 2000, although the necessary network changes will not be complete until the end of 2001. Carrier pre-selection may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks. Our radio communications group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators will be permitted to provide and convey cable television services throughout the United Kingdom starting January 1, 2001. In addition, all areas currently without franchises will open to general competition in the future, and exclusive franchises will no longer be awarded.

     British Sky Broadcasting Limited (BSkyB) currently markets telecommunications services on an indirect access basis (which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator's network). In addition, BSkyB has a joint venture with BT that is known as Open (formerly British Interactive Broadcasting). BSkyB increased its holding in Open to 80.1% in July 2000 as a result of buying out HSBC and Matsushita. The joint venture could provide significant competition.

     Our cable television systems compete with direct reception over-the-air broadcast television, DTH satellite services and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services.

     In 1999, BSkyB and OnDigital dropped the practice of charging any upfront fee for digital set-top boxes, although they still charge in some instances for installation. Coupled with BSkyB's move to bundle free Internet access and discounted indirect access telephony (with calls priced at 40% below BT headline rates), these moves have reduced the competitive advantages previously represented by our offerings.

     We believe that the underlying technological advantages of our networks will allow us to respond to such moves by our competitors. Nevertheless, there can be no assurances that we will be able to continue to compete successfully in all segments of the residential markets.

     Business Telecommunications. BT is also our principal competitor in providing business telecommunications services. In addition, we compete with Cable & Wireless plc, Energis Communications Limited, Thus in Scotland and with other companies that have been granted telecommunications licenses such as MCI-WorldCom and COLT. In the future, we may compete with additional entrants to the business telecommunications market. Competition is based on price, range and quality of services, and we expect price competition to intensify if existing and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

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     Broadcast Transmission and Tower Services.  Castle Transmission Ltd
("Castle"), a subsidiary of Crown Castle, Inc., is NTL's primary competition in the terrestrial broadcast transmission market in the United Kingdom. Castle provides analog transmission services to the BBC. It also has been awarded the transmission contract for the new DTT multiplex service for the BBC and OnDigital. Castle has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Castle is our direct competitor, we each have reciprocal rights to use each others' sites for broadcast transmission usage in order to enable each of us to achieve the necessary country-wide coverage. This relationship is formalized by the site-sharing agreement entered into in 1991 when those towers were privatized.

     Castle also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Castle offers a full range of site-related services to its customers, including installation and maintenance. We believe our towers to be at least as well situated as Castle's and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four U.K. mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. Cellnet and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless plc are both major site-sharing customers but also compete by leasing their own sites to third parties. BT's position in the market is even larger when considered in combination with its interest in Cellnet.

     Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

     We face competition from a large number of companies in the provision of network services. The companies include CTL, speciality consultants and equipment manufacturers such as Nortel and Ericsson.

REGULATION

     Telecommunications service industries in the United Kingdom are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the United Kingdom requires the following two principal licenses:

     - a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the DTI and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

     - a cable television license granted under the Broadcasting Act and supervised by the Secretary of State and the ITC, which authorizes the provision of broadcasting services within a defined geographical area.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.


     Under the Broadcasting Act 1990, cable operators may elect to replace certain Prescribed Diffusion Service Licenses with Local Delivery Licenses with similar terms.


     The regulatory environment in the United Kingdom has generally encouraged the development of the cable telecommunications and the cable television industry by, among other things, licensing only one

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


operator for each cable franchise area and restricting other operations from competing in the provision of broadcast entertainment in those areas. From January 1, 2001, competition within current cable franchises in respect of broadcasting will also be permitted.


     Price Regulation

     Although to date we have for the most part been able to price our cable telephone call charges below those of BT, there can be no assurance that we will be able to continue to do so in the future. BT currently is subject to controls over the prices it may charge customers, including a requirement that the overall basket of charges may not be changed by more than an amount equal to the percentage change in the RPI less X (and BT may, as a result, have to decrease prices). In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the RPI.

     The current retail price controls will continue until 2001. The controls will only be put in place where consumer protection is required, that is, for low to medium-spending residential customers and small businesses. The current price cap is RPI minus 4.5% on the narrower basket of services described above. Safeguard caps of RPI plus 0% have been imposed on certain services.

     BT has limited opportunity for differential pricing to the same class of customer because it is subject to prohibitions on undue preference and undue discrimination across the United Kingdom. Following the Duopoly Review, BT's telecommunications license was modified to permit it to offer discounts to high volume users, subject to several conditions. However, BT may not offer discounted services in local markets without offering the discounts nationally if such discounts result in undue discrimination or unfair cross-subsidy.


     In Autumn 1999, OFTEL began the process of examining what price controls, if any, should apply to BT after 2001. At this stage it is too early to say what controls will apply, although OFTEL has indicated that further controls are likely. Further consultation has been issued on this issue and a statement from OFTEL is expected in January 2001.



     We are not subject to equivalent scrutiny and control by OFTEL of our retail telephone prices, given our non-dominant status in the market. We, as well as other public telecommunications operators, are required to publish our standard prices, terms and conditions.



     Carrier Pre-Selection



     On December 1, 1997, the EC Council of Telecommunications Ministers reached political agreement on a draft directive to amend the Interconnection Directive (Directive 97/33/EC) with regard to number portability and carrier pre-selection. This required member states (except those which have been granted a derogation under the Full Competition Directive (Dir 96/19/EC)) to introduce carrier pre-selection by January 1, 2000, for operators designated as having "Significant Market Power" as defined in the Interconnection Directive. OFTEL has concluded that BT and Kingston Communication should be so designated in the United Kingdom. Kingston Communications made carrier pre-selection available on its network from January 1, 2000. BT is upgrading its network to provide carrier pre-selection approximately December 2000, but the process will not be complete until the end of 2001. In early 2000, OFTEL directed BT to provide an interim form of carrier pre-selection using dialler apparatus. OFTEL is entitled to direct BT to subsidize the cost of basic dialler apparatus. In July 2000, we requested carrier pre-selection from BT to augment our indirect access services.


     Number Portability

     The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. An OFTEL consultation of December 1999 suggested that number portability should be offered as of right to all customers switching between different

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operators from January 1, 2000. NTL has a process in place to comply with its existing obligations and it is in the process of negotiating more service establishment arrangements.


     Local Loop Unbundling


     In November 1999, OFTEL mandated the unbundling of BT's local loop to rival providers, enabling them to offer a range of higher bandwith services using Digital Subscriber Line (DSL) technology. In September 2000, it was announced that a number of service providers, including NTL, had been allocated space in an initial tranche of BT exchanges, with a view to commencing services in 2001. Further exchanges are likely to be made available to service providers for unbundling through the remainder of 2000 and into 2001. In addition, BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to high speed information services. The introduction of local loop unbundling could give rise to opportunities for us, but would also give rise to increased competition.


     Interconnection

     The NTL UK group has Annex II status giving it rights of interconnection at wholesale rates to other operators with similar status.

     Open Access to Cable Infrastructure

     In April 2000, OFTEL issued a public consultation document on regulated access to cable infrastructure ("open access"). The preliminary conclusion reached by OFTEL was that no case existed for mandating open access to cable infrastructure at that time. However, OFTEL proposed to take reserve powers to mandate open access in the future if:

     - the operator of the network in question possessed market power in the relevant market;

     - the expected benefits of open access were sufficient to justify the costs; and

     - open access would be an effective and proportionate regulatory instrument to tackle the obstacle to effective competition which had been identified.


     BSkyB Carriage Agreement



     NTL's carriage agreement with BSkyB is subject to regulatory approval by the UK Office of Fair Trading (the "OFT"). The agreement was therefore notified to the OFT in Autumn 2000, with a view to a decision being obtained from the OFT by the end of February 2001.



     In December 2000, the OFT separately announced that it was commencing a six-month investigation under the UK Competition Act into BSkyB's activities, in particular the wholesale prices offered to rival distributors of pay TV services. This investigation would run in parallel to the separate consideration of the NTL/BSkyB carriage agreement.


     Competition Act 1998

     The Competition Act came into force in March 2000, and granted concurrent powers to the industry specific regulators and the Director General of Fair Trading for the enforcement of prohibitions modeled on Article 81 and 82 of the European Community Treaty. The Competition Act introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements, and introduced third party rights, stronger investigation powers, interim measures and effective enforcement powers (including fines of up to 10% of U.K. turnover).

     Under the Competition Act, the Director General of Telecommunications is able, but not required, to exercise concurrent powers with the Director General of Fair Trading in relation to "commercial activities connected with telecommunications". The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

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     In February 2000, OFTEL issued specific guidance on the application of the
Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions which are inconsistent with EC law.

     Broadcast Services


     A significant proportion of our total revenue is attributable to the provision of television and radio transmission and distribution services. In the United Kingdom, the provision of such services is governed by the Telecommunications Act 1984 and The Wireless Telegraphy Act 1949.


TELECOMMUNICATIONS ACT LICENSES

     NTL's broadcasting transmission license contains conditions and other provisions which, among other things:

     - require us to provide specified telecommunications services to specified persons on request;

     - specify certain criteria to be met by us in providing those services;

     - require the connection of our telecommunications systems with those of certain other transmission operators and the transmission over those systems by such operators of messages for general reception;

     - require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

     - require us to hold Wireless Telegraphy Act licenses in respect of each item of wireless telegraphy comprised in its system;

     - impose on us an obligation to share our transmission sites with other transmission operators;

     - restrict the prices which we are allowed to charge for the provision of some services;

     - prohibit us from cross-subsidizing the unregulated side of our business; and

     - impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything "not reasonably practicable."

     Following consultation with OFTEL, NTL's transmission license was modified in August 2000 to improve access to NTL sites and allow relevant persons to trigger the determination process where there is a dispute about a price being changed.

     Price Cap Review

     Our regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which we are obliged to provide pursuant to its Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between us and the relevant customer. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

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     Our Price Regulated Business consists of the television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General of Telecommunications issued the formal modification to our Telecommunications Act Licenses to effect the price controls which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new "P0" (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new "X" (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General's review concluded that, on present assumptions, the new P0 is L53.15 million and the new X is 4.0%.

     In addition to price control, the Price Cap Review raised a number of other issues which will impact upon our Price Regulated Business in the future. In particular, the Director General suggested that it would be desirable for us to "unbundle" the prices for operational services and required site rentals which it charges to each broadcaster (such as Channel 3 and Channel 4/S4C) in the form of a transmission fee in order to expose those elements of the service which are potentially competitive and allow broadcasters to choose an alternative supplier if they wish. OFTEL has proposed to review whether we should publish a ratecard with a menu of prices for unbundled services in 2002 when our regulated business is next due for full review. At present, the system for calculating the proportion of Channel 3's total transmission fee which is charged to each individual franchisee is based on net advertising revenues (NAR) accruing to each franchisee, rather than the costs of actually providing the transmission service to each of the franchisees.

     OFTEL proposed that we should continue to charge Channel 3 as a group a single price for each component of its transmission service, although each component would be separately distinguished. This arrangement would continue unless and until NAR arrangements no longer applied. This decision could only be taken after agreement with the department of Culture, Media and Sport and consultation with other interested bodies.

     European Union Legislation

     Our business is further regulated by the EU under various European Commission Directives. In July 2000, the European Commission adopted a package of legislative proposals which sets out a new framework for electronic communication and ensures that the legislation is more technology neutral. The proposed new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access and interconnection, universal service and users' rights, and data protection in telecommunications services, a Regulation on unbundling the local loop, a draft liberalization Directive and a decision on Community radio spectrum policy.

     Communications Bill


     In Spring 2000, the U.K. government issued a consultation on possible reform of the U.K. telecommunications and broadcasting regimes. The direction of the consultation suggested that the U.K. government was considering bringing the existing Telecommunications Act and Broadcasting Act regimes closer together, possibly under a single regulatory body, to recognise the increasing convergence of the two sectors. These issues have been brought forward to a communications White Paper issued in December 2000.


RESEARCH AND DEVELOPMENT

     Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

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PATENTS, COPYRIGHTS AND LICENSES

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We are substantially dependent on the licenses and franchises granted by the legislative agencies which regulate our respective businesses. The loss of any one or more of our licenses or franchises could have a material adverse effect on our business and financial condition. There are no material intellectual property licenses used by us, the loss of which would have such an effect.

CUSTOMERS

     Except for our broadcast services business, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. The broadcast services business is, however, substantially dependent on the revenues it receives pursuant to its contracts with the ITV companies, Channel 4/S4C and Channel 5, the loss of one or more of which may have a material adverse effect on us.

EMPLOYEES


     At June 30, 2000, we had over 13,200 employees (excluding ConsumerCo) or approximately 20,000 assuming the contribution of ConsumerCo. We believe that our relationship with our employees is good.


PROPERTIES

     We own, lease or occupy under license 243 offices, warehouses and shops throughout the United Kingdom and our corporate head-office in Hook, Hampshire. In addition, we own or lease approximately 410 switching centers/head-ends and operational hub-sites together with other non-operational properties, as well as various cable television, telephone and telecommunications equipment used in each of our regional systems.


     The NTL group has 2,182 transmitter sites which are owned, leased or managed and which are used in the broadcast business. In addition, we have licensed access to 679 sites of which 645 are shared with Castle.


     We maintain offices under lease for our corporate staff in New York City.

     We believe that our facilities are presently adequate for their current use. We intend to continue to expand the systems in accordance with the requirements of the network build schedules and acquire new sites as part of the ongoing expansion of our transmission networks.

LEGAL PROCEEDINGS

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

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                            DESCRIPTION OF THE NOTES

GENERAL

     The new notes will be issued pursuant to an indenture, dated as of October 2, 2000, the closing date, between NTL and The Chase Manhattan Bank, as Trustee. The following summary of selected provisions of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Definitions." In this "Description of the Notes," the term "NTL" refers to NTL Communications Corp. and not any of its subsidiaries.

     The notes will be unsecured obligations of NTL, ranking equal in right of payment with all senior unsecured Indebtedness of NTL and senior in right of payment to all subordinated Indebtedness of NTL.

     The operations of NTL are conducted through its subsidiaries. NTL is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of NTL's subsidiaries with respect to the cash flow and assets of those subsidiaries.


     NTL Incorporated and NTL Delaware have no obligations under the notes. ConsumerCo is currently a wholly owned subsidiary of NTL Incorporated. Under the terms of the credit agreement of NTL Business, a subsidiary of NTL Incorporated, all of the outstanding share capital of ConsumerCo and NTL Business is required to be contributed to us by July 2001. ConsumerCo and NTL Business have no obligations under the notes.


     Application will be made to list the notes on the Luxembourg Stock
Exchange.

PRINCIPAL, MATURITY AND INTEREST

     From the date of issuance (the closing date), the notes to be issued in this exchange offer will be limited in aggregate principal amount to $500.0 million. Up to an additional $500.0 million aggregate principal amount of notes (the "Additional Notes") may be issued at any time, subject to the provisions of the Indenture described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock". If the Additional Notes are issued more than one year after October 2, 2000, NTL will prepare an updated listing memorandum to facilitate the listing of the Additional Notes with the Luxembourg Stock Exchange. The notes will accrue interest at the rate of 11 7/8% per annum and will be payable in cash, semi-annually in arrears, on April 1 and October 1 of each year, beginning on April 1, 2001, to the holders of record on the immediately preceding March 15 and September 15, respectively. Interest on the notes will accrue from and including the date of issuance (October 2, 2000), or the most recent date to which interest has been paid or duly provided for, up to and including the date immediately preceding the date on which interest is paid or duly provided for.

     Interest on overdue principal and to the extent permitted by law on overdue installments of interest will accrue at a rate equal to the rate borne by the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. A reference to a payment of interest in respect of the notes includes a payment of special interest, if any, and a reference to a payment of principal includes a reference to a payment of premium, if any.

     The notes will be payable both as to principal and interest on presentation of such notes if in certificated form at the offices or agencies of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes or, if a holder so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to NTL and the Trustee. Until otherwise designated by NTL, NTL's office or agency in New York and London, respectively, will be the offices of the Trustee maintained for such purpose. In addition, as described under

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

the caption "Listing," so long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. The notes will be payable on maturity on October 1, 2010 at 100% of their principal amount and will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," the notes are not redeemable at NTL's option prior to October 1, 2005. Thereafter, the notes will be subject to redemption at the option of NTL, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.938%
2006........................................................   103.958%
2007........................................................   101.979%
2008 and thereafter.........................................   100.000%

     In the case of a redemption of any class of notes referred to herein under "-- Covenants -- Additional Amounts; Optional Tax Redemption," redemption of such notes shall be made at the redemption prices specified in the Indenture plus accrued and unpaid interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE

     NTL is not required to make mandatory redemption or sinking fund payments with respect to the notes. NTL is required to make a Change of Control Offer (as defined below) and an Asset Sale Offer (as defined below) with respect to a repurchase of the notes under the circumstances described under the captions "Change of Control" and "Asset Sale," respectively.

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder of notes shall have the right to require NTL to repurchase all or any part of such holder's notes equal to $1,000 or an integral multiple thereof pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The payment shall be referred to as the Change of Control Payment. Within 40 days following any Change of Control Triggering Event, NTL shall mail a notice to each holder, and, if and as long as the notes are listed on the Luxembourg Stock Exchange, publish a notice in one leading newspaper with circulation in Luxembourg, stating:

     (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the "Change of Control Payment Date";

     (3) that any notes not tendered will continue to accrue interest;

     (4) that, unless NTL defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     (5) that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

     (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control Triggering Event.

     On the Change of Control Payment Date, NTL will, to the extent lawful:

     (1) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the notes or portions of the notes tendered to NTL.

     The paying agent shall promptly mail to each holder of notes so accepted or, if such a holder requests, wire transfer immediately available funds to an account previously specified in writing by such holder to NTL and the paying agent, payment in an amount equal to the purchase price for such notes, and, if such notes are in certificated form, payment may be made at the office of the paying agent in Luxembourg. The Trustee shall promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note shall be in a principal amount of $1,000 or an integral multiple of $1,000. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain any other provision that permits the holders of the notes to require that NTL repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. The Indenture contains covenants which may afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction, including the Change of Control provision described above and the provisions described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Merger, Consolidation or Sale of Assets" below. Each of those covenants is, however, subject to exceptions which may permit NTL to be involved in a highly leveraged transaction that may adversely affect the holders of the notes.

     The Change of Control Offer requirement of the notes may, in certain circumstances, make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     The indentures for our other outstanding notes also contain change of control provisions.

     NTL's ability to pay cash to the holders of notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See Risk Factors "-- Our substantial leverage could adversely affect the financial health of the company", "-- We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations -- our ability to access that cash flow may be limited in some circumstances" and "In some circumstances involving a change of control of our parent, we will be required to repurchase some of our indebtedness including the notes -- if this occurs, we may not have the financial resources necessary to make those repurchases". Any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control Triggering Event occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing notes. In such case, NTL's failure to purchase tendered notes would constitute an Event of Default under the Indenture. Moreover, the events that constitute a Change of Control or require an Asset Sale Offer under the Indenture may also constitute events of default under existing or future debt instruments or credit agreements of NTL or NTL's subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's Subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the notes.

     NTL will not be required to make a Change of Control Offer in the event NTL enters into a transaction with management or their affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of NTL's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require NTL to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of NTL and its Subsidiaries to another Person may be uncertain.

ASSET SALE

     The Indenture provides that NTL will not and will not permit any of its Restricted Subsidiaries to cause, make or suffer to exist any Asset Sale, unless:

          (1) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale;

          (2) NTL, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced for purposes of this covenant by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

          (3) at least 80% of the consideration therefor received by NTL or such Restricted Subsidiary is in the form of:

             (a) Cash Equivalents;

             (b) Replacement Assets;

             (c) publicly traded Equity Interests of a Person who is, directly or indirectly, engaged primarily in one or more Cable Businesses; provided, however, that NTL or the Restricted Subsidiary shall Monetize the Equity Interests by sale to one or more Persons

              (other than to NTL or a Subsidiary thereof) at a price not less than the fair market value thereof within 180 days of the consummation of the Asset Sale; or

             (d) any combination of the foregoing clauses (a) through (c);

           provided, however, that the amount of:

                (x) any liabilities, as shown on NTL's or the Restricted
                    Subsidiary's most recent balance sheet or in the notes thereto, of NTL or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets; and

                (y) any notes or other obligations received by NTL or any
                    Restricted Subsidiary from such transferee that are within five Business Days converted by NTL or the Restricted Subsidiary into cash, shall be deemed to be Cash Equivalents, to the extent of the Cash Equivalents received in such conversion, for purposes of this clause (3).

     Within 360 days after any Asset Sale, NTL, or the Restricted Subsidiary, as the case may be, will cause the Net Proceeds from the Asset Sale:

          (1) to be used to permanently reduce Indebtedness of a Restricted Subsidiary; or

          (2)  to be invested or reinvested in Replacement Assets.

     Pending final application of the Net Proceeds, NTL may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from any Asset Sale that are not used or reinvested as provided in the preceding sentence constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, NTL will make an Asset Sale Offer to all holders of notes and Other Qualified Notes to purchase the maximum principal amount of notes and Other Qualified Notes, determined on a pro rata basis according to the accreted value or principal amount, as the case may be, of the notes and the Other Qualified Notes that may be purchased out of the Excess Proceeds:

        (1) with respect to the Other Qualified Notes, based on the terms set forth in the indenture related to each issue of the Other Qualified Notes; and

        (2) with respect to the notes, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

     To the extent that the aggregate principal amount or accreted value, as the case may be, of notes and Other Qualified Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, NTL may use such deficiency for general corporate purposes. If the aggregate principal amount or accreted value, as the case may be, of notes and Other Qualified Notes surrendered by holders thereof exceeds the amount of Excess Proceeds then the remaining Excess Proceeds will be allocated pro rata according to accreted value or principal amount, as the case may be, to the notes and each issue of the Other Qualified Notes, and the Trustee will select the notes to be purchased from the amount allocated to the notes on the basis set forth under "Selection and Notice" below. Upon completion of such offers to purchase each of the notes and the Other Qualified Notes, the amount of Excess Proceeds will be reset at zero.

     Notwithstanding the foregoing, NTL and its Subsidiaries may:

        (1) sell, lease, transfer, convey or otherwise dispose of assets or property acquired after October 14, 1993, by NTL or any Subsidiary in a sale-and-leaseback transaction so long as the proceeds of such sale are applied within five Business Days to permanently reduce

             Indebtedness of a Restricted Subsidiary or if there is no such Indebtedness or such proceeds exceed the amount of such Indebtedness then such proceeds or excess proceeds are reinvested in Replacement Assets within 360 days after such sale, lease, transfer, conveyance or disposition;

        (2) (x) swap or exchange assets or property with a Cable Controlled Subsidiary; or

             (y) issue, sell, lease, transfer, convey or otherwise dispose of equity securities of any of NTL's Subsidiaries to a Cable Controlled Subsidiary, in each of cases (x) and (y) so long as

                (A) the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL after such transaction is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction; provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

                (B)  either:

                    (I) the assets so contributed consist solely of a license to operate a Cable Business and the Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately after and giving effect to such transaction equals or exceeds the number of Net Households covered by all of the licenses to operate cable and telephone systems held by NTL and its Restricted Subsidiaries immediately prior to such transaction; or

                    (II) the assets so contributed consist solely of Cable Assets and the value of the Capital Stock received, immediately after and giving effect to such transaction, as determined by an investment banking firm of recognized standing with knowledge of the Cable Business, equals or exceeds the value of the Cable Assets exchanged for such Capital Stock; or

        (3) issue, sell, lease, transfer, convey or otherwise dispose of Equity Interests of NTL, or any Capital Stock Sales Proceeds therefrom, to any Person including Non-Restricted Subsidiaries.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of any securities exchange on which the notes are listed. In the absence of any requirements of any securities exchange or if the notes are not so listed, selection of the notes to be redeemed will be made on a pro rata basis, provided that no notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

     If the notes are listed on the Luxembourg Stock Exchange, NTL will publish any redemption notice in a daily newspaper with general circulation in Luxembourg.

COVENANTS

     RESTRICTED PAYMENTS

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any distribution on account of NTL's or any of its Restricted Subsidiaries' Equity Interests, other than:

             (x) dividends or distributions payable in Equity Interests, other than Disqualified Stock, of NTL or such Restricted Subsidiary;

             (y) dividends or distributions payable to NTL or any Wholly Owned Subsidiary of NTL; or

             (z) pro rata dividends or pro rata distributions payable by a Restricted Subsidiary;

         (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of NTL, other than any such Equity Interests owned by NTL or any Wholly Owned Subsidiary of NTL;

         (3) voluntarily purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes; or

         (4)  make any Restricted Investment.

     All such payments and other actions set forth in clauses (1) through (4) above are collectively referred to as Restricted Payments.

     NTL or the Restricted Subsidiary may make a Restricted Payment if, at the time of such Restricted Payment:

             (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

             (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by NTL and its Restricted Subsidiaries after the Issuance Date, including Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph, is less than the sum of:

                 (x) the difference between Cumulative EBITDA and 1.5 times Cumulative Interest Expense; plus

                 (y)  Capital Stock Sale Proceeds; plus

                 (z) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); provided, however, that to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the amount credited pursuant to this clause (z) shall be the lesser of:

                      (A) the cash received with respect to such sale, liquidation or repayment of such Restricted Investment, less the cost of such sale, liquidation or repayment, if any; and

                      (B) the initial amount of such Restricted Investment, in each case as determined in good faith by NTL's Board of Directors.

     The foregoing provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests of NTL or any Restricted Subsidiary; or

            (y)  an Investment in any Person;

            in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of other Equity Interests other than any Disqualified Stock) of NTL provided that NTL delivers to the Trustee:

                 (A) with respect to any transaction involving in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transaction is approved by a majority of the directors on the Board of Directors; and

                 (B) with respect to any transaction involving in excess of $25.0 million, an opinion as to the fairness to NTL or the Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience, together with an Officers' Certificate to the effect that such opinion complies with this clause (2);

        (3) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which:

           (A) has no Indebtedness on a consolidated basis other than Indebtedness incurred to finance the purchase of equipment used in a Cable Business;

           (B) has no restrictions (other than restrictions imposed or permitted by the Indenture or the indentures governing the Other Qualified Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes) on its ability to pay dividends or make any other distributions to NTL or any of its Restricted Subsidiaries;

           (C)  is or will be a Cable Business; and

           (D) uses the proceeds of such Investment for constructing a Cable Business or the working capital needs of a Cable Business;

        (4) the redemption, purchase, defeasance, acquisition or retirement of Indebtedness that is subordinated to the notes (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of NTL, of:

            (A)  Equity Interests of NTL; or

            (B) Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

        (5) Investments by NTL or any Restricted Subsidiary in a Non-Controlled Subsidiary which is or will be a Cable Business in an amount not to exceed $100.0 million in the aggregate plus the sum of:

            (A) cash received by NTL or a Restricted Subsidiary from a Non-Restricted Subsidiary (other than cash which is or is required to be repaid or returned to such Non-Restricted Subsidiary); and

            (B) Capital Stock Sale Proceeds, excluding the aggregate net sale proceeds to be received upon conversion of the Convertible Subordinated Notes;

         (6) Investments by NTL or any Restricted Subsidiary in Permitted Non-Controlled Assets;

         (7) Investments by NTL or any Restricted Subsidiary in SDN Limited, a joint venture organized to operate a digital terrestrial television multiplex, in an amount not exceeding L11.4 million;

         (8) the extension by NTL or any Restricted Subsidiary of trade credit to a Non-Restricted Subsidiary extended on usual and customary terms in the ordinary course of business, provided that the aggregate amount of such trade credit shall not exceed $25.0 million at any one time;

         (9) the payment of cash dividends on the Preferred Stock accruing on or after February 15, 2004 or any mandatory redemption or repurchase of the Preferred Stock, in each case, in accordance with the Certificate of Designations therefor; and

        (10) the exchange of all of the outstanding shares of Preferred Stock for Subordinated Debentures in accordance with the Certificate of Designation for the Preferred Stock.

     Any Investment in a Subsidiary, other than the issuance, transfer or other conveyance of Equity Interests of NTL or any Capital Stock Sales Proceeds therefrom, that is designated by the Board of Directors as a Non-Restricted Subsidiary shall become a Restricted Payment made on the date of such designation in the amount of the greater of:

        (x) the book value of such Subsidiary on the date such Subsidiary becomes a Non-Restricted Subsidiary; and

        (y) the fair market value of such Subsidiary on such date as determined:

           (A) in good faith by the Board of Directors of such Subsidiary if such fair market value is determined to be less than $25.0 million; and

           (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $25.0 million.

     Not later than the fifth Business Day after making any Restricted Payment (other than those referred to in sub-clause (8) of the second paragraph preceding this paragraph), NTL shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon NTL's latest available financial statements.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any Indebtedness, including Acquired Debt, and that NTL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock that is Disqualified Stock; provided, however, that NTL may incur Indebtedness or issue shares of Disqualified Stock and any of its Restricted Subsidiaries may issue shares of preferred stock that is Disqualified Stock if after giving effect to such issuance or incurrence on a pro forma basis, the sum of:

        (x) Indebtedness of NTL and its Restricted Subsidiaries, on a consolidated basis;

        (y) the liquidation value of outstanding preferred stock of Restricted Subsidiaries; and

        (z) the aggregate amount payable by NTL and its Restricted Subsidiaries, on a consolidated basis, upon redemption of Disqualified Stock to the extent such amount is not included in the preceding clause (y)

shall be less than the product of Annualized Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued multiplied by 7.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such quarter.

     The foregoing limitations will not apply to:

        (a) the incurrence by NTL or any Restricted Subsidiary of Indebtedness pursuant to the Credit Facility;

        (b) the issuance by any Restricted Subsidiary of preferred stock (other than Disqualified Stock) to NTL, any Restricted Subsidiary of NTL or the holders of Equity Interests in any Restricted Subsidiary on a pro rata basis to such holders;

        (c) the incurrence of Indebtedness or the issuance of preferred stock by NTL or any of its Restricted Subsidiaries the proceeds of which are (or the credit support provided by any such Indebtedness is), in each case, used to finance the construction, capital expenditure and working capital needs of a Cable Business (including, without limitation, payments made pursuant to any License), the acquisition of Cable Assets or the Capital Stock of a Qualified Subsidiary;

        (d) the incurrence by NTL or any of its Restricted Subsidiaries of additional Indebtedness in an outstanding aggregate principal amount not to exceed $100.0 million at any time;

        (e) the incurrence by NTL or any Restricted Subsidiary of any Permitted Acquired Debt;

        (f) the incurrence by NTL or any Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund the notes issued in this offering, Existing Indebtedness or Indebtedness referred to in clauses (a), (b), (c), (d) or (e) above or Indebtedness incurred pursuant to the preceding paragraph (the "Refinancing Indebtedness"); provided, however, that:

           (1) the principal amount of, and any premium payable in respect of, such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced or refunded (plus the amount of reasonable expenses incurred in connection therewith);

           (2)  the Refinancing Indebtedness shall have:

                (A) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

                (B) a stated maturity no earlier than the stated maturity of, the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

           (3) the Refinancing Indebtedness shall be subordinated in right of payment to the notes as and to the extent of the Indebtedness being extended, refinanced, renewed, replaced or refunded;

        (g) the issuance of the Preferred Stock in lieu of payment of cash interest on the Subordinated Debentures or the incurrence by NTL of Indebtedness represented by the Subordinated

             Debentures upon the exchange of the Preferred Stock in accordance with the Certificate of Designations therefor;

        (h) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts are related to payment obligations under Existing Indebtedness or Indebtedness incurred under this paragraph or the preceding paragraph that are being hedged thereby, and not for speculation and that the aggregate notional amount under each such Exchange Rate Contract does not exceed the aggregate payment obligations under such Indebtedness;

        (i) Indebtedness under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Existing Indebtedness or Indebtedness otherwise incurred pursuant to this paragraph or the preceding paragraph, and not for speculation;

        (j) the incurrence of Indebtedness between NTL and any Restricted Subsidiary, between or among Restricted Subsidiaries and between any Restricted Subsidiary and other holders of Equity Interests of such Restricted Subsidiary (or other Persons providing funding on their behalf) on a pro rata basis and on substantially identical principal financial terms, provided, however, that if any such Restricted Subsidiary that is the payee of any such Indebtedness ceases to be a Restricted Subsidiary or transfers such Indebtedness (other than to NTL or a Restricted Subsidiary of NTL), such events shall be deemed, in each case, to constitute the incurrence of such Indebtedness by NTL or by a Restricted Subsidiary, as the case may be, at the time of such event; and

        (k) Indebtedness of NTL and/or any Restricted Subsidiary in respect of performance bonds of NTL or any Subsidiary or surety bonds provided by NTL or any Restricted Subsidiary received in the ordinary course of business in connection with the construction or operation of a Cable Business.

     Any redesignation of a Non-Restricted Subsidiary as a Restricted Subsidiary shall be deemed for purposes of the foregoing covenant to be an incurrence of Indebtedness by NTL and its Restricted Subsidiaries of the Indebtedness of such Non-Restricted Subsidiary as of the time of such redesignation to the extent such Indebtedness does not already constitute Indebtedness of NTL or one of its Restricted Subsidiaries.

     LIENS

     The Indenture provides that neither NTL nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except:

        (1)  Permitted Liens;

        (2) Liens securing Indebtedness and related obligations incurred under clauses (a), (c), (d), (e), (h), (i) and (k) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

        (3) Liens on the assets acquired or leased with the proceeds of Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; and

        (4) Liens securing Refinancing Indebtedness permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; provided that the Refinancing Indebtedness so issued and secured by such Lien shall not be secured by any property or assets of NTL or any of its Restricted Subsidiaries other than the property or assets subject to the Liens securing such Indebtedness being refinanced.

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     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1) (a) pay dividends or make any other distributions to NTL or any of its Subsidiaries:

                (A)  on its Capital Stock; or

                (B) with respect to any other interest or participation in, or measured by, its profits; or

           (b) pay any indebtedness owed to NTL or any of its Subsidiaries; or

        (2)  make loans or advances to NTL or any of its Subsidiaries; or

        (3) transfer any of its properties or assets to NTL or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

        (a)  Existing Indebtedness as in effect on the Issuance Date;

        (b)  the Indenture relating to the notes;

        (c) any agreement covering or relating to Indebtedness permitted to be incurred under clause (a), (b), (c), (d), (e), (h) or (i) (but only, in the case of clause (h) or (i), to the extent contemplated by the then-existing Credit Facility) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, provided that the provisions of such agreement permit any action referred to in clause (1) above in aggregate amounts sufficient to enable the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the notes but provided further that:

              (x) any such agreement may nevertheless encumber, prohibit or restrict any action referred to in clause (1) above if an event of default under such agreement has occurred and is continuing or would occur as a result of any such action; and

              (y)  any such agreement may nevertheless contain:

                    (I) restrictions limiting the payment of dividends or the making of any other distributions to all or a portion of excess cash-flow (or any similar formulation thereof); and

                   (II) subordination provisions governing Indebtedness owed to NTL or any Restricted Subsidiary;

        (d)  applicable law;

        (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by NTL or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

        (f) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

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

        (g) provisions of joint venture or stockholder agreements, so long as such provisions are determined by a resolution of the Board of Directors to be, at the time of such determination, customary for such agreements;

        (h) with respect to clause (3) above, purchase money obligations for property acquired in the ordinary course of business or the provisions of any agreement with respect to any Asset Sale (or transaction which, but for its size, would be an Asset Sale), solely with respect to the assets being sold; or

        (i) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are determined by a resolution of the Board of Directors to be no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that NTL may not consolidate or merge with or into, whether or not NTL is the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

        (1) NTL is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than NTL, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or of the United States, any state thereof or the District of Columbia;

        (2) the entity or Person formed by or surviving any such consolidation or merger, if other than NTL, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations, including the due and punctual payment of Additional Amounts as defined in the Indenture if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, of NTL, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the notes and the Indenture;

        (3) immediately after such transaction no Default or Event of Default exists;

        (4) NTL or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

        (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

     ADDITIONAL AMOUNTS; OPTIONAL TAX REDEMPTION

     The Indenture provides that the "Payment of Additional Amounts" provision in the Indenture, relating to United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands withholding and other United Kingdom, Netherlands, Netherlands Antilles, Bermuda and Cayman Islands taxes, and the

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

"Optional Tax Redemption" provision in the Indenture relating to NTL's option to redeem the notes under specified circumstances if Additional Amounts are payable, apply to the notes in specified circumstances. The provisions of the Indenture relating to the payment of Additional Amounts will only apply in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. In such circumstances, all payments made by NTL on the notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, shall at any time be required in respect of any amounts to be paid by NTL under the notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of the notes after such deduction or withholding shall be not less than the amounts specified in the notes to which the holder of such notes is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

        (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for:

           (a) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation, other than the holding of the notes or the receipt of amounts payable in respect of the notes and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein; or

           (b) the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the notes been presented on the last day of such period of 30 days;

        (2) any governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the notes or, if different, the beneficial owner of the interest payable on the notes, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax assessment or governmental charge;

        (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax assessment or other governmental charge;

        (4) any tax assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount, redemption amount, Change of Control Payment or interest with respect to a note or withholding from the proceeds of a sale or exchange of a note;

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

        (5) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount, redemption amount, Change of Control Payment or interest with respect to a note, if such payment can be made, and is in fact made, without such withholding by any other paying agent located inside the United States;

        (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held the note; or

        (7)  any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on the notes to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of the notes.

     The notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption if after the Issuance Date there has occurred any change in or amendment to the laws or any regulations or official rulings promulgated thereunder of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application or interpretation of such laws, regulation or rulings which becomes effective after the Issuance Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or any political subdivision or taxing authority thereof or therein, a "Withholding Tax" and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which any Withholding Tax was imposed on the Issuance Date provided that:

        (1) this paragraph shall not apply to the extent that, at the Relevant Date, it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Issuance Date;

        (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the notes then due;

        (3) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect; and

        (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The notes may also be redeemed, in whole but not in part, at any time upon the circumstances set forth below. The redemption price will be equal to the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption if the person formed after the Issuance Date by a consolidation, amalgamation, reorganization, reconstruction or other similar arrangement of NTL or the person into which NTL is merged after the Issuance Date or to which NTL conveys, transfers or leases its properties and assets after the Issuance substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United

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

Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to notes with respect to Withholding Tax and such Withholding Tax is imposed at a rate that exceeds the rate, if any, at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation. This paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after such date.

     NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts resulting from the payment of such redemption price.

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that NTL will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

        (1) such Affiliate Transaction is on terms that are no less favorable to NTL or the relevant Subsidiary than those that could have been obtained in a comparable transaction by NTL or such Subsidiary with an unrelated Person; and

        (2)  NTL delivers to the Trustee:

           (a) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million or any series of Affiliate Transactions with an Affiliate involving aggregate payments in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors; and

           (b) with respect to any Affiliate Transaction or any series of Affiliate Transactions involving aggregate payments in excess of $25.0 million, an opinion as to the fairness to NTL or such Subsidiary from a financial point of view issued by an investment banking firm of national standing with high yield experience together with an Officers' Certificate to the effect that such opinion complies with this clause (b);

       provided, however, that notwithstanding the foregoing provisions, the following shall not be deemed to be Affiliate Transactions:

        (1) any employment agreement entered into by NTL or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of NTL or its predecessor or such Subsidiary;

        (2)  transactions between or among NTL and/or its Restricted
             Subsidiaries;

        (3) transactions permitted by the provisions of the Indenture described above under the covenant "Restricted Payments";

        (4) Liens permitted under the Liens covenant which are granted by NTL or any of its Subsidiaries to an unrelated Person for the benefit of NTL or any other Subsidiary of NTL;

        (5) any transaction pursuant to an agreement in effect on the Issuance Date;

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

        (6) the incurrence of Indebtedness by a Restricted Subsidiary where such Indebtedness is owed to the holders of the Equity Interests of such Restricted Subsidiary on a pro rata basis and on substantially identical principal financial terms;

        (7) management, operating, service or interconnect agreements entered into in the ordinary course of business with any Cable Business in which NTL or any Restricted Subsidiary has an Investment and which is not a Cable Controlled Subsidiary, and of which no Affiliate of NTL is an Affiliate other than as a result of such Investment; and

        (8)  any tax sharing agreement.

     REPORTS

     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, NTL will file with the SEC and furnish to the holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, or the equivalent of those reports under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by NTL's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. If and so long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports will be available at the specified office of the listing agent in Luxembourg. NTL does not publish unconsolidated financial reports.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

        (1) default for 30 days in the payment when due of interest and Additional Amounts, if applicable, on the notes;

        (2)  default in payment when due of principal on the notes;

        (3) failure by NTL to comply with the provisions described under the covenants "Change of Control," "Restricted Payments" or "Incurrence of Indebtedness and Issuance of Preferred Stock";

        (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the Indenture or the notes;

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries, or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default:

           (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which Payment Default continues beyond any applicable grace period; or

           (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

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

        (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5.0 million, which judgments are not stayed within 60 days after their entry;

        (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

        (8)  the revocation of a Material License.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of each class of notes then outstanding by notice to the Trustee may on behalf of the holders of all of the applicable class of notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     NTL is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

     NTL may cause the defeasance of the notes if NTL irrevocably deposits, or causes to be deposited, in trust with the Trustee or the paying agent, at any time prior to the stated maturity of the notes or the date of redemption of all the outstanding notes, as trust funds in trust, money or direct noncallable obligations of or guaranteed by the United States of America in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, without reinvestment thereof, to pay timely and discharge the entire principal of the then outstanding notes of such class and all interest due thereon to maturity or redemption. The Indenture will then cease to be of further effect as to all outstanding notes except, among other things, as to:

        (1) remaining rights of registration of transfer and substitution and exchange of the notes of such class;

        (2) rights of holders to receive payment of principal of and interest on the notes; and

        (3)  the rights, obligations and immunities of the Trustee.

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     In order to exercise Defeasance:

        (1) NTL shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

           (a) NTL has received from, or there has been published by, the Internal Revenue Service, a ruling; or

           (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

        (2) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (3) such Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which NTL or any of its Subsidiaries is a party or by which NTL or any of its Subsidiaries is bound;

        (4) NTL shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

        (5) NTL shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by NTL with the intent of preferring the holders of notes over the other creditors of NTL with the intent of defeating, hindering, delaying or defrauding creditors of NTL or others;

        (6) the deposit shall not result in NTL, the Trustee or the trust being subject to the Investment Company Act of 1940;

        (7) holders of the notes will have a valid, perfected and unavoidable (under applicable bankruptcy or insolvency laws), subject to the passage of time referred to in clause (4) above, first priority security interest in the trust funds; and

        (8) NTL shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Defeasance have been complied with.

UNCLAIMED MONEY, PRESCRIPTION

     If money deposited with the Trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the Trustee and the paying agent shall pay the money back to NTL at its written request. After that, holders of notes entitled to the money must look to NTL for payment unless an abandoned property law designates another person and all liability of the Trustee and such paying agent shall cease. Other than as set forth in this paragraph, the Indenture does not provide for any prescription period for the payment of interest and principal on the notes.

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TRANSFER AND EXCHANGE

     A holder may transfer or exchange interests in the notes in accordance with procedures described in "Book-Entry; Delivery and Form." The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, NTL is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. All transfers or exchanges of certificated notes may be effected at the offices of the transfer agent in Luxembourg.

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Indenture or notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for such notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder of notes:

        (1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes except for repurchases of the notes pursuant to the covenants described above under the captions "-- Asset Sale" and "-- Change of Control";

        (3) reduce the rate of or change the time for payment of interest on any note;

        (4) waive a default in the payment of principal of or interest on any notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

        (5)  make any note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

        (7)  waive a redemption payment with respect to any note; or

        (8)  make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, NTL and the Trustee may amend or supplement the Indenture or notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of NTL's obligations to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act.

     Any notice or communication to a holder of notes shall be mailed by first-class mail to such holder's address as shown in the register kept by the registrar. If a notice or communication is mailed in the manner provided in the preceding sentence within the time period prescribed, it is duly given, whether or not the

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

addressee receives it. If the notes are listed on the Luxembourg Stock Exchange, NTL will publish a notice in a daily newspaper with general circulation in Luxembourg.

GOVERNING LAW AND JUDGMENTS

     The notes and the Indenture will be governed exclusively by the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment or decree in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

CONCERNING THE TRUSTEE

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Indenture will provide that the holders of a majority in principal amount of then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Indenture will provide that subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     The Chase Manhattan Bank is also the trustee for all of the Existing Notes and the Convertible Notes.

LISTING

     Application will be made to list the notes on the Luxembourg Stock Exchange. The legal notice relating to the issue of the notes and the articles of association of NTL will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. In addition, if and as long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. NTL has initially designated Chase Manhattan Bank Luxembourg S.A. as its agent for such purposes.

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                         BOOK-ENTRY, DELIVERY AND FORM

FORM OF NOTES

     All certificates representing the notes will be issued in fully registered form without interest coupons. The old notes sold within the United States to qualified institutional buyers are represented by one or more global notes in definitive, fully registered form, without interest coupons (each a "U.S. global note"). The old notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more global notes in definitive, fully registered form, without interest coupons (each an "International global note"). Each global note was deposited with the Trustee as custodian for, and registered in the name of Cede & Co, as a nominee of DTC.

     New notes issued in exchange (1) for the old International global notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and (2) for the U.S. global notes, will be represented by one or more permanent global notes in fully registered form without interest coupons. Each new global note will be deposited with the Trustee as custodian for, and registered in the name of Cede & Co., as a nominee of DTC. Each of the global notes so issued in exchange are referred to as Global Notes.

DEPOSITORY PROCEDURES

     NTL understands as follows with respect to DTC, Euroclear and Clearstream:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations including Euroclear and Clearstream and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons of entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

     Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     Euroclear and Clearstream customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks trust companies and clearing corporations. Indirect access to Euroclear

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

and Clearstream is available to other institutions that clear through or maintain a custodian relationship with an account holder of either system.

     DTC has advised us that pursuant to procedures established by it,

     (1) upon deposit of the new Global Notes, DTC will credit the accounts of participants with portions of the principal amount of the Global Notes representing the new notes and

     (2) ownership of such beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained in book-entry form by DTC and or its nominees (with respect to interests of participants) and the records of participants, including Euroclear and Clearstream (with respect to interests of persons other than participants).

     So long as the notes are held in global form, DTC (or its nominees), will be considered the sole holder of Global Notes for all purposes under the Indenture. Investors in a Global Note may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations including Euroclear and Clearstream which are participants in such system. Euroclear and Clearstream will hold interests in a Global Note on behalf of their participants through their respective depositories, which in turn will hold such interests in the Global Note customers' securities accounts in their respective names on the books of DTC. All interests in a Global Note, including those held through Euroclear and Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

REDEMPTION OF GLOBAL NOTES

     In the event any Global Note (or any portion thereof) is redeemed, the relevant depositary will redeem an equal amount of the book-entry interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by the relevant depositary or clearing agency in connection with the redemption of such Global Note (or any portion thereof). NTL understands that under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than $1,000 principal amount may be redeemed in part.

PAYMENTS ON GLOBAL NOTES

     Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest) will be made by NTL in U.S. dollars to the paying agent. The paying agent will, in turn, make payments to DTC, which will distribute such payments to participants, including Euroclear and Clearstream, in accordance with its procedures.

     Under the terms of the Indenture, NTL, the Trustee, the paying agent and the registrar will treat the registered holder of the Global Notes (e.g., DTC (or its nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of such persons has or will have any responsibility or liability for:

     (1) any aspect or accuracy of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest or for maintaining, supervising or reviewing any of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to our payments made on account of a book-entry interest; or

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

     (2) any other matter relating to the actions and practices of DTC, Euroclear, Clearstream or any participant or indirect participant.

     DTC has advised NTL that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants, including Euroclear and Clearstream, and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or NTL. We expect that Euroclear or Clearstream as applicable, upon receipt of any payment in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on their respective records. Neither NTL nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and NTL and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

TRANSFER AND EXCHANGE

     Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants. NTL expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     All transfers of book-entry interests between participants in DTC, participants in Euroclear or participants in Clearstream will be effected by DTC, Euroclear or Clearstream pursuant to their respective customary procedures and subject to the applicable rules and procedures established by DTC Euroclear or Clearstream and their respective participants.

     Cross-market transfers between the participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream account holders may not deliver instructions directly to the depositories for Euroclear and Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of sales of interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received

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

with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     DTC, Euroclear and Clearstream have advised NTL that they will take any action permitted to be taken by a holder of notes (including the tender of notes for repurchase as described above) only at the direction of one or more participants to whose account the book-entry interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. The relevant depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if any of the events described below under "-- Definitive Registered Notes" occurs, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form, and to distribute such notes to its participants.

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of NTL, the Trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DEFINITIVE REGISTERED NOTES

     Under the terms of the Indenture, owners of book-entry interests will receive notes in definitive registered form ("definitive registered notes") if:

     (1) DTC notifies NTL that it is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by NTL within 90 days; or

     (2) an Event of Default under the Indenture has occurred and is continuing.

     Upon the occurrence of an event described in clauses (1)-(2) of the preceding paragraph, the registrar will issue definitive registered notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC or Euroclear and Clearstream, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests).

     If definitive registered notes are issued and such notes are then listed on the Luxembourg Stock Exchange, transfers of such notes will have to be cleared through a clearing system or a method approved by the rules and regulations of the Luxembourg Stock Exchange in order to continue to be listed on the Luxembourg Stock Exchange.

     To the extent permitted by law, NTL, the Trustee, the paying agent and the registrar shall be entitled to treat the holder of any note as the absolute owner thereof.

     NTL will not impose any fees or other charges in respect of the notes; however, holders of the book-entry interests may incur fees normally payable in respect of the maintenance and operation of accounts in DTC, Euroclear and Clearstream.

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                                  DEFINITIONS

     Set forth below are selected defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all terms, as well as any other capitalized terms used in the descriptions of the Notes for which no definition is provided.

     "12 3/4% notes" means 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually beginning on October 15, 2000, redeemable at our option on or after April 15, 2000;

     "1996 11 1/2% deferred coupon notes" means 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually beginning on August 1, 2001, redeemable at our option on or after February 1, 2001;

     "10% notes" means 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at our option on or after February 15, 2002;


     "9 1/2% notes" means 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($184.8 million), interest payable semiannually from October 1, 1998, redeemable at our option on or after April 1, 2003;



    "10 3/4 notes" means 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($443.6 million), interest payable semiannually beginning on October 1, 2003, redeemable at our option on or after April 1, 2003;


     "1998 9 3/4% notes" means 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at our option on or after April 1, 2003;


     "1999 9 3/4% notes" means 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($488.0 million), interest payable semiannually beginning on October 15, 2004, redeemable at our option on or after April 15, 2004;


     "11 1/2% notes" means 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at our option on or after October 1, 2003;

     "12 3/8% notes" means 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at our option on or after October 1, 2003;


    "9 1/4 notes" means 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($220.9 million), interest payable semiannually from May 15, 2000;



     "9 7/8% notes" means 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($309.3 million), interest payable semiannually from May 15, 2000, redeemable at our option on or after November 15, 2004;



     "1999 11 1/2% deferred coupon notes" means 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($185.6 million), interest payable semiannually beginning on May 15, 2005, redeemable at our option on or after November 15, 2004;


     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time such Acquired Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such Acquired Person merging with or into or becoming a Subsidiary of such specified Person.

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

     "Acquired Person" has the meaning specified in the definition of Acquired Debt.

     "Adjusted Total Assets" means the total amount of assets of NTL and its Restricted Subsidiaries, including the amount of any Investment in any Non-Restricted Subsidiary, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

        (1)  all current liabilities of NTL and its Restricted Subsidiaries, and

        (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as calculated in conformity with GAAP.

     For purposes of this Adjusted Total Assets definition,

           (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

           (b)  all calculations shall exclude all intercompany items.

     "Adjusted Total Controlled Assets" means the total amount of assets of NTL and its Cable Controlled Subsidiaries, except to the extent resulting from write-ups of assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

        (1) all current liabilities of NTL and such Cable Controlled Subsidiaries; and

        (2) all goodwill, trade names, trademarks, patients, unamortized debt discount and expense and other like intangibles of NTL and such Restricted Subsidiaries, all as calculated in conformity with GAAP;

provided that Adjusted Total Controlled Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the aggregate amount of all Investments of NTL or any such Cable Controlled Subsidiaries in any Person other than a Cable Controlled Subsidiary, except Cash Equivalents. For purposes of this Adjusted Total Controlled Assets definition,

           (a) assets shall be calculated less applicable accumulated depreciation, accumulated amortization and other valuation reserves, and

           (b)  all calculations shall exclude all intercompany items.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Annualized Pro Forma EBITDA" means, with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Asset Sale" means

        (1) any sale, lease, transfer, conveyance or other disposition of any assets, including by way of a sale-and-leaseback, other than the sale or transfer of inventory or goods held for sale in the ordinary course of business, provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of NTL shall be governed by the provisions of the Indenture described under the captions "Change of Control" or "Merger, Consolidation or Sale of Assets", or

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

        (2) any issuance, sale, lease, transfer, conveyance or other disposition of any Equity Interests of any of the NTL's Restricted Subsidiaries to any Person;

       in either case other than

           (a)  to

                (A)  NTL,

                (B)  any Wholly Owned Subsidiary, or

                (C) any Subsidiary which is a Subsidiary of NTL on the Issuance Date provided that at the time of and after giving effect to such issuance, sale, lease, transfer, conveyance or other disposition to such Subsidiary, NTL's ownership percentage in such Subsidiary is equal to or greater than such percentage on the Issuance Date, or

           (b) the issuance, sale, transfer, conveyance or other disposition of Equity Interests of a Subsidiary in exchange for capital contributions made on a pro rata basis by the holders of the Equity Interests of such Subsidiary.

     "Cable Assets" means tangible or intangible assets, licenses, including, without limitation, Licenses, and computer software used in connection with a Cable Business.

     "Cable Business" means

         (i) any Person directly or indirectly operating, or owning a license to operate, a cable and/or television and/or telephone and/or telecommunications system or service principally within the United Kingdom and/or the Republic of Ireland, and

        (ii)  any Cable Related Business.

     "Cable Controlled Property" means a Cable Controlled Subsidiary or a Cable Asset held by a Cable Controlled Subsidiary.

     "Cable Controlled Subsidiary" means any Restricted Subsidiary which is primarily engaged, directly or indirectly, in one or more Cable Businesses.

     "Cable Related Business" means a Person which directly or indirectly owns or provides a service or product used in a Cable Business, including, without limitation, any television programming, production and/or licensing business or any programming guide or telephone directory business or content or software related thereto.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

     "Capital Stock Sale Proceeds" means the aggregate net sale proceeds, including from the sale of any property received for the Capital Stock or the fair market value of such property, as determined by an independent appraisal firm, received by NTL or any Subsidiary of NTL from the issue or sale, other than to a Subsidiary, by NTL of any class of its Capital Stock after October 14, 1993, including Capital Stock of NTL issued after October 14, 1993 upon conversion of or in exchange for other securities of NTL.

     "Cash Equivalents" means

        (1)  Permitted Currency,

        (2) securities issued or directly and fully guaranteed or insured by the U.S. government, a European Union member government or any agency or instrumentality thereof having maturities of not more than six months and two days from the date of acquisition,

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        (3)  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank(s) domiciled in the United States, the United Kingdom, the Republic of Ireland or any other European Union member having capital and surplus in excess of $500.0 million,

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

        (5) commercial paper rated P-1 or the equivalent thereof by Moody's or A-1 or the equivalent thereof by S&P and in each case maturing within six months and two days after the date of acquisition and

        (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

     "Change of Control" means

        (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder,

        (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

        (3) any "Person" or "group", within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

        (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Decline.

     "Consolidated Interest Expense" means, for any Person, for any period, the amount of interest in respect of Indebtedness, including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness, the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person and its
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Subsidiaries, other than Non-Restricted Subsidiaries, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries, other than Non-Restricted Subsidiaries, for such period, on a consolidated basis, determined in accordance with GAAP; provided, that

        (1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

        (2) the Net Income of any Person that is a Subsidiary, other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries, shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary,

        (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

        (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Convertible Subordinated Notes" means NTL's 7% Convertible Subordinated Notes due 2008 issued pursuant to an indenture dated as of December 16, 1998 between NTL and The Chase Manhattan Bank, as trustee, as supplemented by a first supplemental indenture dated as of March 31, 1999 between NTL, NTL Incorporated and The Chase Manhattan Bank, as further supplemented by a second supplemental indenture dated as of March 16, 2000 between NTL, NTL Incorporated and The Chase Manhattan Bank and as further supplemented by a third supplemental indenture dated as of May 17, 2000 between NTL, NTL Incorporated and NTL Holdings Incorporated.

     "Credit Facility" means the Facilities Agreement dated October 17, 1997 between NTL (UK) Group Inc., as principal guarantor, Chase Manhattan plc, as arranger, Chase Manhattan International Limited, as agent and security trustee and The Chase Manhattan Bank as issuer, as such Facilities Agreement may be supplemented, amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time in an aggregate outstanding principal amount not to exceed the greater of

        (1)  L555.0 million and

        (2) the amount of the aggregate commitments thereunder as the same may be increased after March 13, 1998 as contemplated by the Facilities Agreement as amended or supplemented to March 13, 1998, but in no event greater than L875.0 million, less, in each case, the aggregate amount of all Net Proceeds of Asset Sales that have been applied to permanently reduce Indebtedness under the Credit Facility pursuant to the covenant described above under "-- Asset Sale".

Indebtedness that may otherwise be incurred under the indenture may, but need not, be incurred under the Credit Facility without regard to the limit set forth in the preceding sentence. Indebtedness outstanding under the Credit Facility on the date of the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the second paragraph of the covenant described above under "-- Incurrence of Indebtedness and Issuance of Preferred Stock".

     "Cumulative EBITDA" means the cumulative EBITDA of NTL from and after the Issuance Date to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such

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cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero; provided, however, that EBITDA of Non-Restricted Subsidiaries shall not be included.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by NTL from the Issuance Date to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Diamond Notes" means the 10% Diamond Senior Notes due 2008, the 9 1/8% Diamond Senior Notes due 2008, the 10 3/4% Diamond Senior Discount Notes due 2007, the 11 3/4% Diamond Senior Discount Notes due 2005 and the 13 1/4% Diamond Senior Discount Notes due 2004.

     "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

     "EBITDA" means, for any Person, for any period, an amount equal to

        (1)  the sum of

              (a) Consolidated Net Income for such period, exclusive of any gain or loss realized in such period upon an Asset Sale, plus

              (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

              (c)  Consolidated Interest Expense for such period, plus

              (d)  depreciation for such period on a consolidated basis, plus

              (e) amortization of intangibles for such period on a consolidated basis, plus

              (f) any other non-cash item reducing Consolidated Net Income for such period, excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, minus

        (2) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

     "Euroclear" means Morgan Guaranty Trust Company of New York, Brussels office as operator of the Euroclear system.

     "European Union member" means any country that is or becomes a member of the European Union or any successor organization thereto.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of

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which is to provide protection against fluctuations in currency exchange rates.
An Exchange Rate Contract may also include an Interest Rate Agreement.

     "Existing Indebtedness" means Indebtedness of NTL and its Subsidiaries in existence on the Issuance Date, until such amounts are repaid, including, without limitation, the Existing Notes.

     "Existing Notes" means the Old Notes and the Convertible Subordinated
Notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that NTL shall be permitted to select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of loans, including Guarantees, advances or capital contributions, excluding commission, travel and similar advances and loans, joint property ownership and other arrangements, in each case, made to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issuance Date" means the date on which the notes are first authenticated and issued.

     "License" means any license issued or awarded pursuant to the Broadcasting Act 1990, the Cable and Broadcasting Act 1984, the Telecommunications Act 1984 or the Wireless Telegraphy Act 1948, in each case, as such Acts may, from time to time be, amended, modified or re-enacted, or equivalent statutes of any jurisdiction, to operate or own a Cable Business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the

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nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent or successor statutes, of any jurisdiction.

     "Material License" means a License held by NTL or any of its Subsidiaries which License at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the Licenses held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

        (1) NTL UK Group, Inc., formerly known as OCOM Sub II, Inc., NTLIH, NTL Group Limited, CableTel Surrey Limited, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and

        (2) any other Subsidiary of NTL which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.

     "Monetize" means a strategy with respect to Equity Interests that generates an amount of cash equal to the fair value of such Equity Interests.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Households" means the product of

        (1) the number of households covered by a License in the United Kingdom and

        (2) the percentage of the entity holding such License which is owned directly or indirectly by NTL.

     "Net Income" means, with respect to any Person for a specific period, the net income (loss) of such Person during such period, determined in accordance with GAAP, excluding, however, any gain, but not loss, during such period, together with any related provision for taxes on such gain, but not loss, realized during such period in connection with any Asset Sale, including, without limitation, dispositions pursuant to sale-and-leaseback transactions, and excluding any extraordinary gain, but not loss, during such period, together with any related provision for taxes on such extraordinary gain, but not loss.

     "Net Proceeds" means the aggregate cash proceeds received by NTL or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "Non-Controlled Subsidiary" means an entity which is not a Cable Controlled Subsidiary.

     "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness as to which none of NTL, nor any Restricted Subsidiary:

        (1) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness;

        (2)  is directly or indirectly liable; or

        (3)  constitutes the lender.

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     "Non-Restricted Subsidiary" means

        (1)  a Subsidiary that

           (a) at the time of its designation by the Board of Directors as a Non-Restricted Subsidiary has not acquired any assets, other than as specifically permitted by clause (5) of "Permitted investments" or by the "Restricted Payments" covenant, at any previous time, directly or indirectly from the Company or any of its Restricted Subsidiaries,

           (b)  has no Indebtedness other than Non-Recourse Debt and

           (c) that at the time of such designation, after giving pro forma effect to such designation, the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL is equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation, provided, however, that if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such designation is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such designation;

        (2)  any Subsidiary which

           (a) has been acquired or capitalized out of or by Equity Interests of NTL or Capital Stock Sales Proceeds therefrom,

           (b)  has no Indebtedness other than Non-Recourse Debt and

           (c) is designated as a Non-Restricted Subsidiary by the Board of Directors or is merged, amalgamated or consolidated with or into, or its assets or capital stock is to be transferred to, a Non-Restricted Subsidiary; or

        (3)  any Subsidiary of a Non-Restricted Subsidiary.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Old Notes" means the 12 3/8% notes, the 11 1/2% notes, the 12 3/4% notes, the 1996 11 1/2% deferred coupon notes, the 10 3/4% notes, the 10% notes, the 1998 9 3/4% notes, the 1999 9 3/4 notes, the 9 1/2% notes, the 9 1/4% notes, the 9 7/8% notes and the 1999 11 1/2% deferred coupon notes.

     "Other Qualified Notes" means any outstanding senior indebtedness of NTL issued pursuant to an indenture having a provision substantially similar to the Asset Sale Offer provision contained in the Indenture, including, without limitation, the new notes and the old notes, the Old Notes and the Diamond Notes.

     "Permitted Acquired Debt" means, with respect to any Acquired Person, including, for this purpose, any Non-Restricted Subsidiary at the time such Non-Restricted Subsidiary becomes a Restricted Subsidiary, Acquired Debt of such Acquired Person and its Subsidiaries in an amount, determined on a consolidated basis, not exceeding the sum of

        (1) amount of the gross book value of property, plant and equipment of the Acquired Person and its Subsidiaries as set forth on the most recent consolidated balance sheet of the Acquired Person, which may be unaudited, prior to the date it becomes an Acquired Person and

        (2) the aggregate amount of any Cash Equivalents held by such Acquired Person at the time it becomes an Acquired Person.

     "Permitted Currency" means the lawful currency of the United States or a European Union member.

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     "Permitted Designee" means

        (1)  a spouse or a child of a Permitted Holder,

        (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

        (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

        (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Permitted Investments" means

        (1) any Investments in NTL or in a Cable Controlled Property or in a Qualified Subsidiary, including, without limitation,

           (a) Guarantees of Indebtedness of NTL, a Cable Controlled Subsidiary or a Qualified Subsidiary,

           (b)  Liens securing such Indebtedness or Guarantees or

           (c) the payment of any balance deferred and unpaid of the purchase price of any Qualified Subsidiary;

        (2)  any Investments in Cash Equivalents;

        (3) Investments by NTL in Indebtedness of a counter-party to an Exchange Rate Contract for hedging a Permitted Currency exchange risk that are made, for purposes other than speculation, in connection with such contract to hedge not more than the aggregate principal amount of the Indebtedness being hedged, or, in the case of Indebtedness issued with original issue discount, based on the amounts payable after the amortization of such discount;

        (4) Investments by NTL or any Subsidiary of NTL in a Person, if as a result of such Investment

           (a)  such Person becomes a Cable Controlled Subsidiary or

           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NTL or a Wholly Owned Subsidiary of NTL; and

        (5) any issuance, transfer or other conveyance of Equity Interests in NTL, or any Capital Stock Sales Proceeds therefrom, to a Subsidiary of NTL.

     "Permitted Liens" means

        (1)  Liens in favor of NTL;

        (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with NTL or any Subsidiary of NTL; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of NTL or any of its Subsidiaries other than the property or assets subject to the Liens prior to such merger or consolidation;

        (3) liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

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        (4)  Liens existing on the Issuance Date;

        (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and

        (6) easements, rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties or minor imperfections of title that, in the aggregate, are not material in amount, and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of NTL or its Restricted Subsidiaries.

     "Permitted Non-Controlled Assets" means Equity Interests in any Person primarily engaged, directly or indirectly, in one or more Cable Businesses if such Equity Interests

        (1) were acquired by NTL or any of its Restricted Subsidiaries in connection with any Asset Sale or any Investment otherwise permitted under the terms of the Indenture and

        (2) to the extent that, after giving pro forma effect to the acquisition thereof by NTL or any of its Restricted Subsidiaries, Adjusted Total Controlled Assets is greater than 80% of Adjusted Total Assets based on the most recent consolidated balance sheet of NTL.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP after giving effect to the following:

        (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA, if negative, directly attributable thereto for such period and

        (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business, without giving effect to clause (3) of the definition of Consolidated Net Income;

and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Qualified Subsidiary" means a Wholly Owned Subsidiary, or an entity that will become a Wholly Owned Subsidiary after giving effect to the transaction being considered, that at the time of and after giving effect to the consummation of the transaction under consideration,

        (1)  is a Cable Business or holds only Cable Assets,

        (2) has no Indebtedness (other than Indebtedness being incurred to consummate such transaction) and

        (3) has no encumbrances or restrictions, other than such encumbrances or restrictions imposed or permitted by the Indenture, the indentures governing the Old Notes or any other instrument governing unsecured indebtedness of NTL which is pari passu with the notes, on its ability to pay dividends or make any other distributions to NTL or any of its Subsidiaries.

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     "Rating Agencies" means

        (1)  S&P,

        (2)  Moody's and

        (3) if S&P or Moody's or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by NTL, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means

        (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D, or equivalent successor categories,

        (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D, or equivalent successor categories, and

        (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories + and -- for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency shall be taken into account e.g., with respect to S&P, a decline in a rating from BB to BB-, as well as from BB- to B+, will constitute a decrease of one gradation.

     "Rating Date" means that date which is 90 days prior to the earlier of

        (1)  a Change of Control and

        (2) public notice of the occurrence of a Change of Control or of the intention by NTL or any Permitted Holder to effect a Change of Control.

     "Ratings Decline" means the occurrence of any of the following events on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of NTL or any Person to effect a Change of Control, which period shall be extended so long as the rating of any of NTL's debt securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies:

        (1) in the event that any of NTL's debt securities are rated by both of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by either of the Rating Agencies shall be below Investment Grade,

        (2) in the event that any of NTL's debt securities are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of such securities by both of the Rating Agencies shall be below Investment Grade, or

        (3) in the event any of NTL's debt securities are rated below Investment Grade by both of the Rating Agencies on the Rating Date, the rating of such securities by either Rating Agency shall be decreased by one or more gradations, including gradations within Rating Categories as well as between Rating Categories.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Disqualified Stock.

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     "Replacement Assets" means

        (1)  Cable Assets,

        (2) Equity Interests of any Person engaged, directly or indirectly, primarily in a Cable Business, which Person is or will become on the date of acquisition thereof a Restricted Subsidiary as a result of NTL's acquiring such Equity Interests,

        (3)  Permitted Non-Controlled Assets or

        (4)  any combination of the foregoing.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.

     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such preferred stock.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Subordinated Debentures" means the debentures exchangeable by NTL for the Preferred Stock in accordance with the Certificate of Designation therefor.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1)  the sum of the products obtained by multiplying

        (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

        (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by

     (2)  the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which, except directors' qualifying shares, is at the time owned directly or indirectly by NTL.

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                              REGISTRATION RIGHTS

     The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

     Under the registration rights agreement, we agreed to file with the SEC a registration statement, including a prospectus, on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes. If:

     (1) on or prior to the time the exchange offer is completed existing SEC interpretations are changed such that the debt securities received by holders other than restricted holders in the exchange offer for registrable securities are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act,

     (2)  the exchange offer has not been completed by May 10, 2001 or

     (3)  the exchange offer is not available to any holder of the notes,

we will file with the SEC a shelf registration statement to cover resales of the notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as practicable by the SEC.

     The registration rights agreement provides that:

     (a) we will file an exchange registration statement with the SEC by December 31, 2000,

     (b) we will use our best efforts to have the exchange registration statement declared effective by the SEC by March 31, 2001,

     (c) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue on or prior to May 10, 2001, new notes in exchange for all notes tendered before that date in the exchange offer and

     (d) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC as promptly as practicable after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC within 90 days after the filing of such shelf registration statement.

If, with respect to the notes:

     (1) we fail to file the exchange registration statement or the shelf registration statement on or before the date specified for such filing,

     (2) the exchange registration statement is not declared effective by March 31, 2001 or the shelf registration statement is not declared effective within 90 days from the date such shelf registration statement is filed,

     (3) we fail to complete the exchange offer within the specified time frame or

     (4) the exchange registration statement or the shelf registration statement is filed and declared effective but is thereafter either withdrawn or becomes subject to an effective stop order suspending the effectiveness (except as specifically permitted in the registration rights agreement) without being succeeded immediately by an additional registration statement which becomes effective,

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

then we will pay special interest pursuant to provisions of the registration rights agreement and the notes to each holder of the notes.

     Special interest will accrue from:

          (1) the date specified for such filing, in the case of clause (1) above,

          (2) the date specified for effectiveness in the case of clause (2) above,

          (3) the date specified for completion of the exchange offer, in the case of clause (3) above or

          (4) the date such exchange registration statement or shelf registration statement ceases to be effective, in the case of clause (4) above (each such period referred to in clauses (1)-(4) above an "Accrual Period"), at a rate per annum equal to 0.25% for the first 90 days of the Accrual Period; 0.50% for the second 90 days of the Accrual Period; 0.75% for the third 90 days of the Accrual Period and 1.0% for the remaining portion of the Accrual Period of the principal amount of the notes. In the event that any special interest is required to be paid, a notice which sets forth the special interest rate and other relevant details will be published in Luxembourg and delivered to the Luxembourg Stock Exchange.

     All accrued special interest will be paid by us on each interest payment date to the applicable Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them in writing or by mailing checks to their registered addresses if no such accounts have been specified in writing. Following the cure of all registration defaults, the accrual of special interest will cease.

     Special interest on the notes, if any, will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Holders of notes will be required to make certain representations to us as described in the registration rights agreement in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding special interest pursuant to provisions of the notes, as set forth above.

     Application will be made to list the new notes on the Luxembourg Stock Exchange. All notices relating to the exchange offer will be published in Luxembourg and will be delivered to the Luxembourg Stock Exchange. All documentation in connection with the exchange offer will be available at and all actions necessary in connection with the exchange offer will be able to be carried out through the office of an exchange agent located in Luxembourg. A prospectus supplement will be prepared and delivered to the Luxembourg Stock Exchange which will confirm the results of the exchange offer, including the aggregate principal amount of outstanding new notes and the aggregate principal amount of the outstanding old notes following the exchange offer.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     Each of the following are summaries of NTL's or its subsidiaries' existing debt instruments. You should refer to the relevant agreements for a full description of the terms of those debt instruments. See "Where you can find more information about us." Capitalized terms used and not defined below have the meanings set forth in such debt instruments.

THE 12 3/4% NOTES

     In April 1995, we issued $277,803,500 aggregate principal amount at maturity of our 12 3/4% senior deferred coupon notes due 2005, the "old 12 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $150.0 million. The old 12 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act or in transactions complying with Regulation S under the Securities Act. On August 18, 1995 we issued $277,803,500 aggregate principal amount at maturity of the 12 3/4% series A senior deferred coupon notes due 2005, the "12 3/4% notes", in exchange for the old 12 3/4% notes pursuant to the indenture relating thereto, the "12 3/4% notes indenture". The terms of the 12 3/4% notes are identical in all material respects to the old 12 3/4% notes except for certain transfer restrictions and registration rights applicable to the old 12 3/4% notes. The old 12 3/4% notes were cancelled on August 18, 1995 on consummation of the exchange offer which was made pursuant to our prospectus dated July 18, 1995, forming part of the registration statement on Form S-4 (File No. 33-92794) filed with the Commission on May 26, 1995.

     The 12 3/4% notes accrete at a rate of 12 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $277,803,500. Cash interest on the 12 3/4% notes does not accrue until prior to April 15, 2000. Thereafter, the 12 3/4% notes accrue interest in cash at the rate of 12 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2000 to holders of record on the immediately preceding April 1, and October 1. The 12 3/4% notes mature on April 15, 2005. The 12 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 15, 2000 at the redemption prices set forth in the 12 3/4% notes indenture, plus any unpaid interest, if any, to the date of redemption. The 12 3/4% notes may also be redeemed at our option in whole but not in part in some circumstances where additional amounts, as defined in the 12 3/4% notes indenture, are payable under the 12 3/4% notes. In those circumstances the 12 3/4% notes to be repurchased must be repurchased at 100% of Accreted Value, or, as the case may be, principal amount thereof. Upon a Change of Control Triggering Event, as defined in the 12 3/4% notes indenture, holders of the 12 3/4% notes have the right to require us to repurchase all or any part of the 12 3/4% notes at a repurchase price equal to 101% of the accreted value thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 12 3/4% notes and other Qualified Senior Notes, as defined in the 12 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. The 12 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain Asset Sales, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

     In January 1996, we obtained the necessary consents of the registered holders of the 12 3/4% notes to certain proposed amendments to the 12 3/4% notes indenture. On January 22, 1996, NTL and Chemical Bank, now known as The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect those amendments. In general, the amendments modified the 12 3/4% notes indenture by amending the covenant entitled "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" and other

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

provisions to facilitate the arrangement of our then proposed credit facilities and other financings and make certain conforming and other changes to the 12 3/4% notes indenture.

     In October 1998, we received the necessary consents of registered holders of the 12 3/4% notes to amend the 12 3/4% notes indenture so as to allow us to take certain actions that were previously prohibited under the 12 3/4% notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of NTL Bermuda. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 12 3/4% notes indenture and the existing 10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, we and The Chase Manhattan Bank, as trustee, executed a second supplemental indenture to effect such amendment.

THE 11 1/2% DEFERRED COUPON NOTES

     In January 1996, we issued $1,050.0 million aggregate principal amount at maturity of 11 1/2% series A senior deferred coupon notes due 2006, the "old
11 1/2% deferred coupon notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $600,127,500. The old 11 1/2% deferred coupon notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On May 23, 1996, we issued $1,050.0 million aggregate principal amount at maturity of the 11 1/2% series B senior deferred coupon notes due 2006, the "11 1/2% deferred coupon notes", in exchange for the old
11 1/2% deferred coupon notes pursuant to the indenture relating thereto, the "11 1/2% deferred coupon notes indenture". The terms of the 11 1/2% deferred coupon notes are identical in all material respects to the old 11 1/2% deferred coupon notes except for certain transfer restrictions and registration rights applicable to the old 11 1/2% deferred coupon notes. The old 11 1/2% deferred coupon notes tendered for exchange were cancelled on May 23, 1996 on consummation of the exchange offer made pursuant to our prospectus dated April 22, 1996, forming part of our registration statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

     The 11 1/2% deferred coupon notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1,050.0 million. Cash interest on the 11 1/2% deferred coupon notes does not accrue until February 1, 2001. Thereafter, the 11 1/2% deferred coupon notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on February 1 and August 1 of each year, commencing August 1, 2001, to holders of record on the immediately preceding January 15, and July
15. The 11 1/2% deferred coupon notes mature on February 1, 2006. The 11 1/2% deferred coupon notes are redeemable, at our option at any time, in whole or in part, on or after February 1, 2001 at the redemption prices set forth in the 11 1/2% deferred coupon notes indenture plus any accrued unpaid interest to the date of redemption. The 11 1/2% deferred coupon notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% deferred coupon notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% deferred coupon notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% deferred coupon notes indenture, holders of the 11 1/2% deferred coupon notes have the right to require us to repurchase all or any part of the 11 1/2% deferred coupon notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 1/2% deferred coupon notes and other Qualified Senior Notes, as defined in the 11 1/2% deferred coupon notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% deferred coupon notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, we received the necessary consents of registered holders of the 11 1/2% deferred coupon notes to amend the 11 1/2% deferred coupon notes indenture so as to allow us to take certain actions

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

that were previously prohibited under the 11 1/2% deferred coupon notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of NTL Bermuda. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 11 1/2% deferred coupon notes indenture and the existing
10 3/4% notes, 9 3/4% notes and 9 1/2% notes indentures. On October 14, 1998, NTL and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 11 1/2% deferred coupon notes are our senior unsecured obligations of ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 10% NOTES

     In February 1997, we issued $400.0 million aggregate principal amount of our 10% series A senior notes due 2007, the "old 10% notes". The old 10% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On June 27, 1997 we issued $400.0 million aggregate principal amount at maturity of its 10% series B senior notes due 2007, the "10% notes", in exchange for the old 10% notes pursuant to the indenture relating thereto, the "10% notes indenture". The terms of the 10% notes are identical in all material respects to the old 10% notes except for certain transfer restrictions and registration rights applicable to the old 10% notes. The old 10% notes tendered for exchange were cancelled on June 27, 1997 on consummation of the exchange offer made pursuant to our prospectus dated May 27, 1997, forming part of our registration statement on Form S-4 (File No. 333-25577) filed with the Commission on April 21, 1997.

     The 10% notes accrue interest in cash at the rate of 10% per annum on the principal amount payable semiannually on February 15 and August 15 of each year, to holders of record on the immediately preceding February 1 and August 1. The 10% notes mature on February 15, 2007. The 10% notes are redeemable, at our option at any time, in whole or in part, on or after February 15, 2002 at redemption prices set forth in the 10% notes indenture, plus any accrued unpaid interest to the date of redemption. The 10% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 10% notes indenture, are payable under the 10% notes. In those circumstances, the 10% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10% notes indenture, holders of the 10% notes have the right to require us to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 10% notes and other Qualified Senior Notes, as defined in the 10% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 10% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     In October 1998, we received the necessary consents of registered holders of the 10% notes to amend the 10% notes indenture so as to allow us to take certain actions that were previously prohibited under the 10% notes indenture, particularly regarding the financing of our business and pending and future acquisitions, including our acquisition of Partners. In addition, the amendment eliminated some, but not all, differences between the covenants in the 10% notes indenture and the existing 10 3/4% notes, the 9 3/4% notes and the 9 1/2% notes indentures. On October 14, 1998, NTL and The Chase Manhattan Bank, as trustee, executed a first supplemental indenture to effect such amendment.

     The 10% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

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

THE 9 1/2% NOTES


     In March 1998 we issued L125.0 million ($184.8 million) aggregate principal amount of our 9 1/2% senior notes due 2008, the "old 9 1/2% notes". The old
9 1/2% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging L123,686,000 principal amount of the 9 1/2% series B senior notes due 2008, the "new 9 1/2% notes" and, together with the old 9 1/2% notes, the "9 1/2% notes", registered under the Securities Act for a like principal amount of the old 9 1/2% notes. The terms of the new 9 1/2% notes are identical in all material respects to the old 9 1/2% notes except for some transfer restrictions and registration rights applicable to the old 9 1/2% notes.


     The 9 1/2% notes accrue interest in cash at the rate of 9 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 9 1/2% notes mature on April 1, 2008. The 9 1/2% notes are redeemable at our option at any time, in whole or in part, on or after April 1, 2003 at redemption prices set forth in the 9 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 9 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 1/2% notes indenture, are payable under the 9 1/2% notes. In those circumstances, the 9 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 1/2% notes indenture, holders of the 9 1/2% notes have the right to require us to repurchase all or any part of the 10% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 1/2% notes and other Qualified Senior Notes, as defined in the 9 1/2% notes indenture, with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 1/2% notes are senior unsecured obligations of NTL ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt.

THE 10 3/4% NOTES


     In March 1998, we issued L300.0 million ($443.6 million) aggregate principal amount of maturity of our 10 3/4% senior deferred coupon notes due 2008, the "old 10 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately L124,587,000. The old 10 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging L300.0 million principal amount at maturity of the 10 3/4% series B senior deferred coupon notes due 2008, the "new 10 3/4% notes" and, together with the old 10 3/4% notes, the "10 3/4% notes", registered under the Securities Act for a like principal amount at maturity of the old 10 3/4% notes. The terms of the new
10 3/4% notes are identical in all material respects to the old 10 3/4% notes except for some transfer restrictions and registration rights applicable to the old 10 3/4% notes.


     The 10 3/4% notes accrete at a rate of 10 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L300.0 million ($497,850,000). Cash interest on the 10 3/4% notes does not accrue until April 1, 2003. Thereafter, the 10 3/4% notes accrue interest in cash at the rate of 10 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 10 3/4% notes mature on April 1, 2008. The 10 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 10 3/4% notes indenture

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

plus any accrued unpaid interest to the date of redemption. The 10 3/4% notes may also be redeemed at our option in whole but not in some circumstances where "Additional Amounts", as defined in the 10 3/4% notes indenture, are payable under the 10 3/4% notes. In those circumstances, the 10 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 10 3/4% notes indenture, holders of the 10 3/4% notes have the right to require us to repurchase all or any part of the 10 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 10 3/4% notes and other Qualified Senior Notes, as defined in the 10 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 10 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 10 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 3/4% NOTES

     In March 1998, we issued $1.3 billion aggregate principal amount at maturity of our 9 3/4% senior deferred coupon notes due 2008, the "old 9 3/4% notes", at a discount to their aggregate principal amount to generate gross proceeds to us of approximately $802,412,000. The old 9 3/4% notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On December 24, 1998 we closed an exchange offer exchanging $1,248,970,000 principal amount at maturity of the 9 3/4% series B senior deferred coupon notes due 2006, the "new 9 3/4% notes" and, together with the old 9 3/4% notes, the "9 3/4% notes," registered under the securities act for a like principal amount at maturity of the old 9 3/4% notes. The terms of the new 9 3/4% notes are identical in all material respects to the old 9 3/4% notes except for some transfer restrictions and registration rights applicable to the old 9 3/4% notes.

     The 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1.3 billion. Cash interest on the 9 3/4% notes does not accrue until April 1, 2003. Thereafter, the 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing April 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 9 3/4% notes mature on April 1, 2008. The 9 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 1, 2003 at the redemption prices set forth in the 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 9 3/4% notes may also be redeemed at our option in whole but not in part in certain circumstances where "Additional Amounts", as defined in the 9 3/4% notes indenture, are payable under the 9 3/4% notes. In those circumstances, the 9 3/4% notes to be repurchased must be repurchased at 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 3/4% notes indenture, holders of the 9 3/4% notes have the right to require us to repurchase all or any part of the 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 3/4% notes and other Qualified Senior Notes, as defined in the 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other

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Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 1999 9 3/4% NOTES


     On April 7, 1999, we issued L330.0 million ($488.0 million) aggregate principal amount at maturity of our 9 3/4% senior deferred coupon notes due 2009, the "1999 9 3/4% notes". The 1999 9 3/4% notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On September 3, 1999, we closed an exchange offer exchanging L327,826,000 aggregate principal amount at maturity of 1999 9 3/4% notes for a like principal amount of 1999 9 3/4% Series B senior deferred coupon note, due 2008, the "1999 9 3/4% new notes" and, together with the 1999 9 3/4% old notes, the "1999 9 3/4% notes." The terms of the 1999 9 3/4% new notes are identical to the 1999 9 3/4% old notes except for certain transfer restrictions and registration rights applicable to the 1999 9 3/4% old notes.


     The 1999 9 3/4% notes accrete at a rate of 9 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L330.0 million. Cash interest on the 1999 9 3/4% notes does not accrue until April 15, 2004. Thereafter, the 1999 9 3/4% notes accrue interest in cash at the rate of 9 3/4% per annum on the principal amount payable semiannually on April 15 and October 15 of each year, commencing October 15, 2004, to holders of record on the immediately preceding April 1 and October 1. The 1999 9 3/4% notes mature on April 15, 2009. The 9 3/4% notes are redeemable, at our option at any time, in whole or in part, on or after April 15, 2004 at the redemption prices set forth in the 1999 9 3/4% notes indenture plus any accrued unpaid interest to the date of redemption. The 1999 9 3/4% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 1999 9 3/4% notes indenture, are payable under the 1999 9 3/4% notes. In those circumstances, the 1999 9 3/4% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 1999 9 3/4% notes indenture, holders of the 1999 9 3/4% notes have the right to require us to repurchase all or any part of the 1999 9 3/4% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 1999
9 3/4% notes and Other Qualified Notes, as defined in the 1999 9 3/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 1999 9 3/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 1999 9 3/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of its other existing and future senior unsecured obligations and rank senior to all of its other existing and future subordinated debt, including, without limitation, the convertible notes and the existing convertible notes.

THE 11 1/2% NOTES

     On November 2, 1998, we issued $625.0 million aggregate principal amount of our 11 1/2% senior notes due 2008, the "11 1/2% old notes". The 11 1/2% old notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On June 10, 1999, we closed an exchange offer exchanging $625.0 million aggregate principal amount of 11 1/2% old notes for a like principal amount of 11 1/2% series B senior

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notes due 2008, the "11 1/2% new notes" and, together with the 11 1/2% old notes, the "11 1/2% notes." The terms of the 11 1/2% new notes are identical in all material respects to the 11 1/2% old notes except for certain transfer restrictions and registration rights applicable to the 11 1/2% old notes.

     The 11 1/2% notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on April 1, and October 1 of each year, to holders of record on the immediately preceding March 15 and September
15. The 11 1/2% notes mature on October 1, 2008. The 11 1/2% notes are redeemable at our option at any time, in whole or in part, on or after October 1, 2003 at redemption prices set forth in the 11 1/2% notes indenture, plus any accrued unpaid interest to the date of redemption. The 11 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 11 1/2% notes indenture, are payable under the 11 1/2% notes. In those circumstances, the 11 1/2% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 11 1/2% notes indenture, holders of the 11 1/2% notes have the right to require us to repurchase all or any part of the 11 1/2% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 11 1/2% notes and other Qualified Senior Notes, as defined in the 11 1/2% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 11 1/2% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 12 3/8% NOTES

     On November 6, 1998, we issued $450.0 million aggregate principal amount at maturity of our 12 3/8% senior deferred coupon notes due 2008, the "12 3/8% old notes". The 12 3/8% old notes were offered and sold in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under 144A under the Securities Act and Regulation S under the Securities Act. On June 10, 1999, we closed an exchange offer exchanging $450.0 million aggregate principal amount at maturity of 12 3/8% old notes for a like principal amount of 12 3/8% series B senior deferred coupon notes due 2008, the "12 3/8% new notes" and, together with the 12 3/8% old notes, the "12 3/8% notes." The terms of the 12 3/8% new notes are identical in all material respects to the 12 3/8% old notes except for certain transfer restrictions and registration rights applicable to the 12 3/8% old notes.

     The 12 3/8% notes accrete at a rate of 12 3/8% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $450.0 million. Cash interest on the 12 3/8% notes does not accrue until April 1, 2003. Thereafter, the 12 3/8% notes accrue interest in cash at the rate of 12 3/8% per annum on the principal amount payable semiannually on April 1 and October 1 of each year, commencing October 1, 2003, to holders of record on the immediately preceding March 15, and September 15. The 12 3/8% notes mature on October 1, 2008. The 12 3/8% notes are redeemable, at our option at any time, in whole or in part, on or after October 1, 2003 at the redemption prices set forth in the 12 3/8% notes indenture plus any accrued unpaid interest to the date of redemption. The 12 3/8% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 12 3/4% notes indenture, are payable under the 12 3/8% notes. In those circumstances, the 12 3/8% notes to be repurchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 12 3/8% notes indenture, holders of the 12 3/8% notes have the right to require us to repurchase all or any part of the 12 3/8% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus

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accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 12 3/8% notes and other Qualified Senior Notes, as defined in the 12 3/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 12 3/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 12 3/8% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 1999 11 1/2% NOTES


     On November 24, 1999, we issued E210.0 million ($185.6 million) aggregate principal amount at maturity of our 11 1/2% senior deferred coupon notes due 2009 (the "1999 11 1/2% notes"). The 1999 11 1/2% notes were offered and sold in transactions exempt from the registration requirements of the Securities Act under Rule 144A under the Securities Act and Regulation S under the Securities Act. On April 5, 2000, we closed an exchange offer exchanging E210.0 million aggregate principal amount of old notes for a like principal amount of 11 1/2% series B senior notes, the "11 1/2% new notes" and, together with the 11 1/2% old notes, the "11 1/2% notes". The terms of the 11 1/2% new notes are identical in all material respects to the 11 1/2% old notes except for certain transfer restrictions and other registration rights applicable to the 11 1/2% old notes.


     The 1999 11 1/2% notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of L210.0 million. Cash interest on the 1999 11 1/2% notes does not accrue until November 15, 2004. Thereafter, the 1999 11 1/2% notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2005, to holders of record on the immediately preceding May 1 and November 1. The 1999 11 1/2% notes mature on November 15, 2009. The 1999 11 1/2% notes are redeemable, at our option at any time, in whole or in part, on or after November 15, 2004 at the redemption prices set forth in the 1999 11 1/2% notes indenture plus any accrued unpaid interest to the date of redemption. The 1999 11 1/2% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 1999 11 1/2% notes indenture, are payable under the 1999 11 1/2% notes. In those circumstances, the 1999 11 1/2% notes to be purchased must be repurchased at 100% of accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 1999 11 1/2% notes indenture, holders of the 1999 9 3/4% notes have the right to require us to repurchase all or any part of the 1999 11 1/2% notes at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 1999 11 1/2% notes and Other Qualified Notes, as defined in the 1999 11 1/2% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 1999 11 1/2% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 1999 11 1/2% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all of our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

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

THE 9 1/4% NOTES


     On November 24, 1999, we issued E250.0 million ($220.9 million) aggregate principal amount of our 9 1/4% senior notes due 2006. The 9 1/4% notes were offered and sold in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On April 5, 2000, we closed an exchange offer exchanging E246,855,000 aggregate principal amount of old notes for a like principal amount of 9 1/4% series B senior notes, the "9 1/4% new notes" and, together with the 9 1/4% old notes, the "9 1/4% notes". The terms of the 9 1/4% new notes are identical in all material respects to the 9 1/4% old notes except for certain transfer restrictions and other registration rights applicable to the 9 1/4% old notes.


     The 9 1/4% notes accrue interest in cash at the rate of 9 1/4% per annum on the principal amount payable semiannually on May 15, and November 15 of each year, to holders of record on the immediately preceding May 1 and November 1. The 9 1/4% notes mature on November 15, 2006. The 9 1/4% notes are not redeemable. The 9 1/2% notes may only be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 1/4% notes indenture, are payable under the 9 1/4% notes. In those circumstances, the 9 1/4% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 1/4% notes indenture, holders of the 9 1/4% notes have the right to require us to repurchase all or any part of the 9 1/4% notes at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 1/4% notes and other Qualified Senior Notes, as defined in the 9 1/4% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 1/4% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 1/4% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 9 7/8% NOTES


     On November 24, 1999, we issued E350.0 million ($309.3 million) aggregate principal amount of our 9 7/8% senior notes due 2009, the "9 7/8% notes". The
9 7/8% notes were offered and sold in transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act and Regulation S under the Securities Act. On April 5, 2000, we closed an exchange offer exchanging E349,925,000 aggregate principal amount of old notes for a like principal amount of 9 7/8% series B senior notes, the "9 7/8% new notes" and, together with the 9 7/8% old notes, the 9 7/8% notes. The terms of 9 7/8% new notes, are identical in all material respects to the 9 7/8% old notes except for certain transfer restrictions and other registration rights applicable to the 9 7/8% old notes.


     The 9 7/8% notes accrue interest in cash at the rate of 9 7/8% per annum on the principal amount payable semiannually on May 15, and November 15 of each year, to holders of record on the immediately preceding May 1 and November 1. The 9 7/8% notes mature on November 15, 2009. The 9 7/8% notes are redeemable at our option at any time, in whole or in part, on or after November 15, 2006 at redemption prices set forth in the 9 7/8% notes indenture, plus any accrued unpaid interest to the date of redemption. The 9 7/8% notes may also be redeemed at our option in whole but not in part in some circumstances where "Additional Amounts", as defined in the 9 7/8% notes indenture, are payable under the 9 7/8% notes. In those circumstances, the 9 7/8% notes to be repurchased must be repurchased at 100% of the principal amount thereof plus accrued and unpaid interest. Upon a Change of Control Triggering Event, as defined in the 9 7/8% notes indenture, holders of the 9 7/8% notes have the right to require us to repurchase all or any part of the 9 7/8% notes at a repurchasing price equal to 101% of the principal amount thereof plus accrued and

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unpaid interest, if any. Subject to various conditions, we are obligated to offer to purchase the 9 7/8% notes and other Qualified Senior Notes, as defined in the 9 7/8% notes indenture, with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any. The 9 7/8% notes indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

     The 9 7/8% notes are our senior unsecured obligations ranking equal in right of payment of principal and interest with all our other existing and future senior unsecured obligations and rank senior to all of our other existing and future subordinated debt.

THE 7% CONVERTIBLE NOTES

     In December 1998, we issued and sold an aggregate principal amount of $600.0 million of our 7% convertible subordinated notes due 2008, in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Cash interest on the existing convertible notes is payable semiannually on June 15 and December 15 of each year, commencing December 15, 1999. These convertible notes mature on December 15, 2008. These convertible notes are convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of common stock of NTL Incorporated, at a conversion price of $61.25 per share subject to further adjustment in some events. These convertible notes are redeemable, in whole or in part, at our option, at any time on or after December 15, 2001, at the redemption prices set forth in the indenture pursuant to which the convertible notes were issued. Upon a Change of Control Triggering Event, as defined in the indenture relating to those convertible notes, holders of the convertible notes have the right to require us to purchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The indenture relating to those convertible notes contains restrictions with respect to, among other things, some Asset Sales, payment of Additional Amounts and mergers and consolidations.

     These convertible notes are unsecured obligations of ours, as well as NTL Incorporated and NTL Delaware, subordinated in right of payment to all of our existing and their future senior debt, as defined in the indenture relating to those convertible notes, including, without limitation, the Notes.

     On June 7, 1999, the Commission declared effective the shelf registration statement relating to the resale of these convertible notes and the common stock of NTL Incorporated issuable upon conversion thereof by the holders thereof and on August 30, 2000 declared effective a post-effective amendment to that registration statement.

NTL TRIANGLE 11.20% DISCOUNT DEBENTURES DUE 2007

     On November 15, 1995, NTL Triangle issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, the "NTL Triangle 11.20% debentures", at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately $299,999,621. The NTL Triangle 11.20% debentures were registered with the Commission on NTL Triangle's registration statement on Form S-1 (File No. 33-96932).

     The NTL Triangle 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the NTL Triangle 11.20% debentures does not accrue until November 15, 2000. Thereafter, the NTL Triangle 11.20% debentures accrue interest at the rate of 11.20% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2001. The NTL Triangle 11.20% debentures mature on November 15, 2007. The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the NTL Triangle 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The NTL Triangle 11.20% debentures may also be redeemed by NTL

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Triangle in whole but not in part in certain circumstances where "Additional
Amounts", as defined in the NTL Triangle 11.20% debentures indenture, are payable on the NTL Triangle 11.20% debentures after November 15, 2001. In such circumstances, the NTL Triangle 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the NTL Triangle 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The NTL Triangle 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.

     The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

THE DIAMOND 13 1/4% NOTES

     In September 1994, Diamond issued its 13 1/4% senior discount notes due September 30, 2004 (the "Diamond 13 1/4% notes"). Interest on the Diamond
13 1/4% notes will be payable on March 31 and September 30 of each year, commencing March 31, 2000, at a rate of 13 1/4% per annum.

     The Diamond 13 1/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after September 30, 1999. The Diamond
13 1/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to September 30, 1999, at 100% of accreted value, as defined in the indenture governing the Diamond 13 1/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond
13 1/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to September 30, 1999, at 101% of accreted value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 13 1/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond 13 1/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 13 1/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of accreted value on the date of repurchase).

THE DIAMOND 11 3/4% NOTES

     In December 1995, Diamond issued its 11 3/4% senior discount notes due December 15, 2005 (the "11 3/4% Diamond notes"). Interest on the Diamond 11 3/4% notes will be payable on June 15 and December 15 of each year, commencing June 15, 2001, at a rate of 11 3/4% per annum.

     The Diamond 11 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after December 15, 2000. The Diamond 11 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to December 15, 2000, at 100% of the accreted value thereof, as defined in the indenture governing the Diamond 11 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond
11 3/4% notes at 101% of principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 101% of accreted value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 11 3/4% notes. In addition, upon the

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occurrence of an Asset Disposition, as defined in the indenture governing the
Diamond 11 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 11 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to December 15, 2000, at 100% of accreted value on the date of repurchase).

THE DIAMOND 10 3/4% NOTES

     In February 1997, Diamond issued its 10 3/4% Senior Discount Notes due February 15, 2007 (the "Diamond 10 3/4% notes"). Interest on the Diamond 10 3/4% notes will be payable on February 15 and August 15 of each year, commencing August 15, 2002, at a rate of 10 3/4% per annum.

     The Diamond 10 3/4% notes are redeemable, in whole or in part, at the option of Diamond at any time on or after February 15, 2002. The Diamond 10 3/4% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof plus accrued interest to the date of redemption (or, prior to February 15, 2002, at 100% of accreted value, as defined in the indenture governing the Diamond 10 3/4% notes) in the event of certain tax law changes requiring the payment of additional amounts. Diamond is required to offer to repurchase all outstanding Diamond 10 3/4% notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 101% of accreted value on the date of repurchase) after the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10 3/4% notes. In addition, upon the occurrence of an Asset Disposition, as defined in the indenture governing the Diamond
10 3/4% notes, Diamond may be obligated to make an offer to purchase all or a portion of the outstanding Diamond 10 3/4% notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase (or, prior to February 15, 2002, at 100% of accreted value on the date of repurchase).

THE DIAMOND 10% NOTES

     In February 1998 Diamond issued L135.0 million aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (the "Diamond 10% notes"). Interest on the Diamond 10% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.

     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond is required to offer to repurchase all outstanding 10% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

THE DIAMOND 9 1/8% NOTES

     In February 1998, Diamond issued $110.0 million aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (the "Diamond 9 1/8% notes"). Interest on the Diamond 9 1/8% notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 1998 at a rate of 9 1/8% per annum.

     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

CREDIT AGREEMENTS


     NTLCL, one of our wholly-owned indirect subsidiaries, entered into a L1,300.0 million ($1,922.3 million) credit agreement with a group of banks dated May 30, 2000. As of September 30, 2000, no amounts have been borrowed under this agreement. NTLCL and other members of the NTL UK Group may utilize the proceeds under this credit agreement to finance our working capital requirements, provided that in no event shall the proceeds be used for a purpose other than to finance the construction, capital expenditure and working capital needs of a cable television or telephone or telecommunications business, or a related business, in the United Kingdom or Ireland. For purposes of this credit agreement, Diamond Cable Communication Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the NTL UK Group. Interest is payable at least every six months at LIBOR plus a margin rate of 4.5% per annum. The margin rate shall increase by 0.5% on the three month anniversary of the initial advance and by an additional 0.5% on each subsequent three month anniversary, up to a maximum total interest rate of 16% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006. The credit agreement contains various financial and other covenants with respect to the NTL UK Group, and restrictions on dividends and distributions by the NTL UK Group. Following the offering of the old notes, the lenders' commitment under the credit agreement was reduced by approximately L161.8 million.



     In May 2000, NTLCL and NTL Business, a wholly-owned indirect subsidiary of NTL Delaware, entered into a L2,500.0 million ($3,696.8 million) credit agreement in connection with the ConsumerCo acquisition. As of September 30, 2000, NTLCL had L110.2 million ($163.0 million) and NTL Business had L1,902.3 million ($2,813.0 million) outstanding under the credit agreement. Interest is payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the NTL UK Group. The effective rate at September 30, 2000 was 8.32%. The unused portion of the commitment is available for refinancing ConsumerCo indebtedness and for working capital requirements of the NTL UK Group. For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the NTL UK Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the NTL UK Group, and restrictions on dividends and distributions by the NTL UK Group.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of new notes by a holder that acquires new notes on original issuance pursuant to the exchange offer for old notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under federal income tax laws. This discussion is limited to holders who hold their new notes and old notes as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NEW NOTES, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, a holder who is a U.S. person means any one of the following:

     - a citizen or resident of the United States,

     - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

     - a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

     As used herein, the term "U.S. holder" means a holder that is a U.S. person and the term "non-U.S. holder" means a holder that is not a U.S. person.

U.S. HOLDERS

     Payments of Interest. Payments of interest on new notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes).

     Exchange Offer. Pursuant to the exchange offer, an exchange of the old notes for the new notes will not be a taxable event for U.S. federal income tax purposes. Thus, a U.S. holder will have the same tax basis and holding period in the new notes received as in the old notes surrendered in exchange therefor.

     Disposition of New Notes. Upon the sale or other disposition of a new note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the new note. For these purposes, the amount realized on the sale or other disposition of a new note does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of a new note will be long-term capital gain or loss if the new note and the old note were held for a total of more than one year.

NON-U.S. HOLDERS

     Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

     - the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

     - the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes; and

     - the non-U.S. holder certifies, on Form W8-BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address.

     Interest paid to a non-U.S. holder that does not qualify for the above exemption from withholding tax generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless the non-U.S. holder of the new note provides us or our paying agent, as the case may be, with a properly executed:

     (1) IRS Form W8-BEN (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

     (2) IRS Form W8-ECI (or successor form) stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, also the branch profits tax.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding and for other rules different from those described above.

     Sale or Other Disposition of New Notes. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of a new note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each holder the amount of interest that we paid to that holder, and the amount of tax, if any, that we withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Under current U.S. Treasury Regulations, backup withholding at the rate of 31% will generally apply to payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to payments made in respect of new notes held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, a non-U.S. holder will provide this information on IRS Form W8-BEN.

     The payment of the proceeds from the disposition of new notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting (and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption). In the case of the payment of proceeds from the disposition of new notes to or through a non-U.S. office of a

U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

     The Treasury Department promulgated new final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms and clarify reliance standards. However, the Treasury regulations may require non-U.S. holders to furnish new certification of their foreign status after December 31, 2000. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Non-U.S. holders should consult their own tax advisors with respect to the impact, if any, of these regulations.

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement of understanding with any person to participate in a distribution of new notes. We have agreed that starting on the expiration date of the exchange offer and ending on the close of business on the 180th day following the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of that kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the new notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, London, England.

                                    EXPERTS

     The consolidated financial statements of NTL Communications Corp. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of ConsumerCo as of March 31, 2000 and 1999 and for the three years ended March 31, 2000 included in this prospectus have been audited by Arthur Andersen, Independent Auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce in England a U.S. judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1)  the U.S. court had jurisdiction over the original proceeding,

     (2)  the judgment is final and conclusive on the merits,

     (3)  the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy at prescribed rates any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:

     Room 1024, Judiciary Plaza,
     450 Fifth Street, N.W.,
     Washington, D.C. 20549,

and at the Commission's Regional Offices located at:

     Suite 1400, Northwestern Atrium Center,
     500 West Madison Street,
     Chicago, Illinois 60661

and

     13th Floor, Seven World Trade Center,
     New York, New York 10048,

and you may also obtain copies of that material by mail from the Public Reference Room of the Commission at:

     450 Fifth Street, N.W.,
     Washington, D.C. 20549,

     You may obtain information on the operation at the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a site on the world wide web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information.

     We are incorporating by reference some information about us that we file with the Commission. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:

     (a) NTL Communications' Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27, 2000;


     (b) NTL Communications' Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000, dated May 12, 2000, for the quarter ended June 30, 2000, dated August 10, 2000 and for the quarter ended September 30, 2000, dated November 13, 2000; and


     (c) NTL Communications' Current Reports on Form 8-K dated January 25, 2000 (filed on January 25, 2000), February 4, 2000 (filed on February 10, 2000), February 15, 2000 (filed on February 16, 2000), August 3, 2000 (filed on August 7, 2000) September 25, 2000 (filed on September 26, 2000) and September 28, 2000 (filed on October 3, 2000).

     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

     NTL Communications Corp.
     110 East 59th Street
     26th Floor
     New York NY 10022
     Attention: Richard J. Lubasch
     Tel: (212) 906-8440

     Copies of these documents will be available without charge (if and so long as any notes are issued on the Luxembourg Stock Exchange) at the specified office of the listing agent in Luxembourg.

                              GENERAL INFORMATION

LISTING

     A notice relating to the issue of the new notes and the certificate of incorporation of our company will be filed with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where such documents are available for inspection and where copies of such documents will be obtainable upon request. According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the notes shall be freely transferable and therefore, no transaction made on the Luxembourg Stock Exchange shall be cancelled.

CLEARING SYSTEMS


     The International Securities Identification Number for the new International global notes is US62940NAK81 and for the new U.S. global notes is US62940NAM48 and the CUSIP number for the new International global notes is 62940NAK8 and for the new U.S. global notes is 62940NAM4. The Global Notes have been accepted for clearance by DTC.


AUTHORIZATION

     The issue of the new notes was authorized by a resolution of the board of directors of NTL on September 27, 2000.

AVAILABLE DOCUMENTS, FINANCIAL REPORTS AND INFORMATION

     Copies of the indenture and the registration rights agreement referred to herein will, if and so long as the notes are listed on the Luxembourg Stock Exchange, be available for inspection during normal business hours at the specified office of the listing agent in Luxembourg.

     A copy of the Certificate of Incorporation and By-laws of NTL will be available for inspection during normal business hours at the specified office of the listing agent in Luxembourg if and so long as the notes are issued on the Luxembourg Stock Exchange.

     Whether or not required by the rules and regulations of the SEC, so long as the notes are outstanding, NTL will file with the SEC and furnish to holders of notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or the equivalent thereof under the Exchange Act for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by NTL's certified independent public accountants, in each case, as required by the rules and regulations of the SEC as in effect on November 2, 1998.

     In compliance with Forms 10-Q and 10-K, NTL currently publishes audited annual consolidated financial reports and unaudited quarterly consolidated financial reports. If and as long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports or any other reports NTL is required to furnish to holders of the notes in accordance with the preceding paragraph, will be available at the specified office of the listing agent in Luxembourg. NTL does not publish unconsolidated financial reports.

     Copies of reports, proxy statements and other information concerning NTL filed by NTL with the SEC (including all material agreements filed as exhibits thereto) will, if and as long as the notes are listed on the Luxembourg Stock Exchange, be available at the specified office of the listing agent in Luxembourg.

LEGAL PROCEEDINGS

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

MATERIAL ADVERSE CHANGE


     Except as disclosed in this prospectus, there has been no material adverse change in the financial position of NTL since September 30, 2000.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................    F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................    F-4
Consolidated Statements of Shareholder's Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................    F-7
Notes to Consolidated Financial Statements..................    F-9
Condensed Consolidated Balance Sheets as of September 30,
  2000......................................................   F-28
Condensed Consolidated Statements of Operations for the Nine
  Months Ended September 30, 2000 and 1999..................   F-29
Condensed Consolidated Statement of Shareholder's Equity
  (Deficiency) for the Nine Months Ended September 30,
  2000......................................................   F-30
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 2000 and 1999..................   F-32
Notes to Condensed Consolidated Financial Statements........   F-33
CONSUMERCO
COMBINED FINANCIAL STATEMENTS
Independent Auditors' Report................................   F-39
Combined Statements of Operations for the Years Ended March
  31, 2000, March 31, 1999 and March 31, 1998...............   F-40
Combined Balance Sheets as of March 31, 2000 and 1999.......   F-41
Combined Statements of Cash Flows for the Years Ended March
  31, 2000, March 31, 1999 and March 31, 1998...............   F-42
Notes to the Combined Financial Statements..................   F-44

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDER
NTL COMMUNICATIONS CORP.

     We have audited the consolidated balance sheets of NTL Communications Corp. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Communications Corp. and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

New York, New York
March 7, 2000

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,070,076    $   736,265
  Marketable securities.....................................        5,014        260,631
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $82,996 (1999) and $38,475 (1998)..........      249,905        152,356
  Other.....................................................       66,606         55,248
                                                              -----------    -----------
Total current assets........................................    1,391,601      1,204,500
Fixed assets, net...........................................    5,340,555      3,854,430
Intangible assets, net......................................    2,474,057        725,028
Investment in Cable London PLC, net of accumulated
  amortization of $3,093....................................           --        229,093
Other assets, net of accumulated amortization of $49,170
  (1999) and
  $56,264 (1998)............................................      296,060        181,046
                                                              -----------    -----------
Total assets................................................  $ 9,502,273    $ 6,194,097
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $   198,623    $   167,079
  Accrued expenses and other................................      373,096        221,070
  Accrued construction costs................................       79,302         88,033
  Interest payable..........................................       69,024         34,258
  Deferred revenue..........................................      147,952         69,820
  Current portion of long-term debt.........................       82,601         23,691
                                                              -----------    -----------
Total current liabilities...................................      950,598        603,951
Long-term debt..............................................    7,598,024      5,043,803
Commitments and contingent liabilities
Deferred income taxes.......................................       53,124         67,062
Senior redeemable exchangeable preferred stock -- $.01 par
  value, plus accreted dividends; less unamortized discount
  of $3,133 (1998); issued and outstanding none (1999) and
  125,000 (1998) shares.....................................           --        124,127
Shareholder's equity:
  Series preferred stock -- $.01 par value;
     authorized none (1999) and 10,000,000 (1998) shares:
     issued and outstanding none (1999) and 177,000 (1998)
     shares.................................................           --              2
  Common stock -- $.01 par value; authorized 100 (1999) and
     400,000,000 (1998) shares; issued and outstanding 100
     (1999) and 60,249,000 (1998) shares....................           --            602
  Additional paid-in capital................................    2,863,677      1,501,561
  Accumulated other comprehensive income....................        2,395        104,657
  (Deficit).................................................   (1,965,545)    (1,251,668)
                                                              -----------    -----------
                                                                  900,527        355,154
                                                              -----------    -----------
Total liabilities and shareholder's equity..................  $ 9,502,273    $ 6,194,097
                                                              ===========    ===========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                         1999         1998         1997
                                                      ----------    ---------    ---------
REVENUES
Residential telecommunications and television.......  $  827,324    $ 355,589    $ 166,951
National and international telecommunications.......     488,640      248,895      185,194
Broadcast transmission and other....................     161,907      140,156      130,799
Other telecommunications............................          --        2,375        8,831
                                                      ----------    ---------    ---------
                                                       1,477,871      747,015      491,775
COSTS AND EXPENSES
Operating expenses..................................     704,689      372,134      301,644
Selling, general and administrative expenses........     561,797      299,494      169,133
Franchise fees......................................      16,538       25,036       23,587
Corporate expenses..................................      25,260       17,048       18,324
Nonrecurring charges................................      16,179       (4,194)      20,642
Depreciation and amortization.......................     762,858      266,112      150,509
                                                      ----------    ---------    ---------
                                                       2,087,321      975,630      683,839
                                                      ----------    ---------    ---------
Operating (loss)....................................    (609,450)    (228,615)    (192,064)
OTHER INCOME (EXPENSE)
Interest and other income...........................      29,767       46,024       28,415
Interest expense....................................    (678,036)    (328,815)    (202,570)
Other gains.........................................     493,121           --       21,497
Foreign currency transaction gains..................      22,733        4,152          574
                                                      ----------    ---------    ---------
(Loss) before income taxes and extraordinary item...    (741,865)    (507,254)    (344,148)
Income tax benefit..................................      29,943        3,327       15,591
                                                      ----------    ---------    ---------
(Loss) before extraordinary item....................    (711,922)    (503,927)    (328,557)
Loss from early extinguishment of debt..............      (3,034)     (30,689)      (4,500)
                                                      ----------    ---------    ---------
Net (loss)..........................................  $ (714,956)   $(534,616)   $(333,057)
                                                      ==========    =========    =========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                             (dollars in thousands)

                                                   SERIES PREFERRED STOCK       COMMON STOCK
                                                       $.01 PAR VALUE          $.01 PAR VALUE
                                                   ----------------------   --------------------
                                                     SHARES        PAR         SHARES       PAR
                                                   -----------   --------   ------------   -----
Balance, December 31, 1996.......................        780      $  --       32,066,000   $ 321
Exercise of stock options........................                                119,000       1
Exercise of warrants.............................                                 25,000      --
Accreted dividends on senior redeemable
  exchangeable preferred stock...................
Accretion of discount on senior redeemable
  exchangeable preferred stock...................
Comprehensive income:
Net loss for the year ended December 31, 1997....
Currency translation adjustment..................
  Total..........................................
                                                    --------      -----     ------------   -----
Balance, December 31, 1997.......................        780         --       32,210,000     322
Exercise of stock options........................                                298,000       3
Exercise of warrants.............................                                 70,000      --
Accreted dividends on preferred stock............
Accretion of discount on preferred stock.........
Conversion of 7 1/4% Convertible Subordinated
  Notes..........................................                              6,958,000      70
Conversion of Series Preferred Stock.............       (780)        --        1,950,000      20
Preferred stock issued for an acquisition........    177,000          2
Common stock issued for an acquisition...........                             18,763,000     187
Warrants issued in connection with consent
  solicitations
Comprehensive income:
Net loss for the year ended December 31, 1998....
Currency translation adjustment..................
  Total..........................................
                                                    --------      -----     ------------   -----
Balance, December 31, 1998.......................    177,000          2       60,249,000     602
Exercise of stock options........................                                432,000       4
Exercise of warrants.............................                                 15,000       1
Preferred stock issued for cash..................    500,000          5
Warrants issued for cash.........................
Accreted dividends on preferred stock............      4,000
Accretion of discount on preferred stock.........
Conversion of 7% Convertible Subordinated
  Notes..........................................                                  1,000      --
Common stock issued for an acquisition...........                             12,705,000     127
Stock options issued in connection with an
  acquisition....................................
Corporate restructuring..........................   (681,000)        (7)     (73,402,000)   (734)
Distribution to NTL Incorporated.................
Contributions from NTL Incorporated..............
Distribution of subsidiary to NTL Incorporated...
Comprehensive income:
Net loss for the year ended December 31, 1999....
Currency translation adjustment..................
  Total..........................................
                                                    --------      -----     ------------   -----
Balance, December 31, 1999.......................         --      $  --               --   $  --
                                                    ========      =====     ============   =====

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                             (dollars in thousands)

                                                                         ACCUMULATED
                                           ADDITIONAL                       OTHER
                                            PAID-IN     COMPREHENSIVE   COMPREHENSIVE
                                            CAPITAL         LOSS           INCOME        (DEFICIT)
                                           ----------   -------------   -------------   -----------
Balance, December 31, 1996...............  $  548,647                     $ 163,141     $  (383,995)
Exercise of stock options................       1,532
Exercise of warrants.....................         138
Accreted dividends on senior redeemable
  exchangeable preferred stock...........     (11,978)
Accretion of discount on senior
  redeemable exchangeable preferred
  stock..................................        (285)
Comprehensive income:
Net loss for the year ended December 31,
  1997...................................                 $(333,057)                       (333,057)
Currency translation adjustment..........                   (46,133)        (46,133)
                                                          ---------
  Total..................................                 $(379,190)
                                           ----------     ---------       ---------     -----------
Balance, December 31, 1997...............     538,054                       117,008        (717,052)
Exercise of stock options................       6,331
Exercise of warrants.....................         508
Accreted dividends on preferred stock....     (18,761)
Accretion of discount on preferred
  stock..................................        (311)
Conversion of 7 1/4% Convertible
  Subordinated Notes.....................     186,942
Conversion of Series Preferred Stock.....         (20)
Preferred stock issued for an
  acquisition............................     178,493
Common stock issued for an acquisition...     600,245
Warrants issued in connection with
  consent solicitations..................      10,080
Comprehensive income:
Net loss for the year ended December 31,
  1998...................................                 $(534,616)                       (534,616)
Currency translation adjustment..........                   (12,351)        (12,351)
                                                          ---------
  Total..................................                 $(546,967)
                                           ----------     ---------       ---------     -----------
Balance, December 31, 1998...............   1,501,561                       104,657      (1,251,668)
Exercise of stock options................      12,054
Exercise of warrants.....................         102
Preferred stock issued for cash..........     483,805
Warrants issued for cash.................      16,190
Accreted dividends on preferred stock....      (8,644)
Accretion of discount on preferred
  stock..................................         (78)
Conversion of 7% Convertible Subordinated
  Notes..................................          50
Common stock issued for an acquisition...     971,310
Stock options issued in connection with
  an acquisition.........................       6,599
Corporate restructuring..................     405,604
Distribution to NTL Incorporated.........    (500,000)
Contributions from NTL Incorporated......       5,637
Distribution of subsidiary to NTL
  Incorporated...........................     (30,513)                                        1,079
Comprehensive income:
Net loss for the year ended December 31,
  1999...................................                 $(714,956)                       (714,956)
Currency translation adjustment..........                  (102,262)       (102,262)
                                                          ---------
  Total..................................                 $(817,218)
                                           ----------     ---------       ---------     -----------
Balance, December 31, 1999...............  $2,863,677                     $   2,395     $(1,965,545)
                                           ==========     =========       =========     ===========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                            YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------
                                                       1999           1998          1997
                                                    -----------    -----------    ---------
OPERATING ACTIVITIES
Net loss.........................................   $  (714,956)   $  (534,616)   $(333,057)
Adjustment to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..................       762,858        266,112      150,509
  Loss from early extinguishment of debt.........         3,034         30,689        4,500
  Gain on sale of investment in Cable London
     PLC.........................................      (493,121)            --           --
  Amortization of non competition agreements.....            --          1,389        1,852
  Provision for losses on accounts receivable....        45,295         27,282        6,891
  Deferred income taxes..........................       (30,943)        (3,327)     (16,852)
  Amortization of original issue discount........       451,356        232,691      122,639
  Other..........................................        (7,987)       (30,916)      (8,148)
  Changes in operating assets and liabilities,
     net of effect from business acquisitions:
     Accounts receivable.........................      (129,120)       (70,364)     (30,430)
     Other current assets........................       (46,509)        22,631       (6,563)
     Other assets................................       (25,241)             6        2,303
     Accounts payable............................        32,690         (2,564)      (4,615)
     Accrued expenses and other..................       155,324         15,272       74,706
     Deferred revenue............................        68,789         26,772       18,994
                                                    -----------    -----------    ---------
Net cash provided by (used in) operating
  activities.....................................        71,469        (18,943)     (17,271)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired...............      (473,696)      (746,817)          --
Purchase of fixed assets.........................    (1,196,519)      (772,144)    (503,656)
Payment of deferred purchase price...............            --             --      (57,330)
Increase in other assets.........................       (30,100)       (35,595)      (4,322)
Proceeds from sales of assets....................       692,490          1,312           --
Purchase of marketable securities................      (354,524)      (540,639)    (145,939)
Proceeds from sales of marketable securities.....       618,625        291,276      142,596
                                                    -----------    -----------    ---------
Net cash (used in) investing activities..........      (743,724)    (1,802,607)    (568,651)

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                             (dollars in thousands)

                                                            YEAR ENDED DECEMBER 31,
                                                     -------------------------------------
                                                        1999          1998         1997
                                                     ----------    ----------    ---------
FINANCING ACTIVITIES
Distribution to NTL Incorporated...................    (500,000)           --           --
Proceeds from borrowings, net of financing costs...   1,846,003     3,525,588      490,302
Proceeds from issuance of preferred stock and
  warrants.........................................     500,000            --           --
Principal payments.................................    (758,212)     (845,018)    (242,424)
Cash in escrow for debt repayment..................     (86,993)     (217,622)          --
Consent solicitation payments......................          --       (11,333)          --
Proceeds from exercise of stock options and
  warrants.........................................      12,161         6,842        1,671
                                                     ----------    ----------    ---------
Net cash provided by financing activities..........   1,012,959     2,458,457      249,549
Effect of exchange rate changes on cash............      (6,893)          456      (10,609)
                                                     ----------    ----------    ---------
Increase (decrease) in cash and cash equivalents...     333,811       637,363     (346,982)
Cash and cash equivalents at beginning of year.....     736,265        98,902      445,884
                                                     ----------    ----------    ---------
Cash and cash equivalents at end of year...........  $1,070,076    $  736,265    $  98,902
                                                     ==========    ==========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest exclusive of
  amounts capitalized..............................  $  179,787    $   90,513    $  72,047
Income taxes paid..................................          --           336        1,107
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
  ACTIVITIES
Accretion of dividends and discount on preferred
  stock............................................  $    8,722    $   19,072    $  12,263
Conversion of Convertible Notes, net of unamortized
  deferred financing costs.........................     269,285       187,012           --
Preferred stock issued for an acquisition..........          --       178,495           --
Common stock and stock options issued for an
  acquisition......................................     978,036       600,432           --
Warrants issued in connection with consent
  solicitations....................................          --        10,080           --

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. CORPORATE RESTRUCTURING AND BUSINESS

     Effective April 1, 1999, NTL Incorporated completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL Communications Corp. The "Company" refers to NTL Incorporated and subsidiaries up to and including March 31, 1999, and to NTL Communications Corp. and subsidiaries beginning April 1, 1999. In addition, in April 1999, the Company distributed $500 million to NTL Incorporated, principally to finance the acquisition of the Australian National Transmission Network.

     The Company, through its subsidiaries and joint ventures, owns and operates broadband communications networks for telephone, cable television and Internet services and television and radio broadcasting systems in the United Kingdom and the Republic of Ireland. Based on revenues and identifiable assets, the Company's predominant lines of business are residential services, national telecommunications services and broadcast transmission and tower services in the United Kingdom. Residential services include telephony, cable television, Internet access and interactive services. National telecommunications services include business telephony, national and international carrier telecommunications, Internet services and satellite communications services. Broadcast transmission and tower services include digital and analog television and radio broadcasting and related services.

2. SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

  FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income. Foreign currency transaction gains and losses are included in the results of operations as incurred.

  CASH EQUIVALENTS

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $605 million and $651 million at December 31, 1999 and 1998, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 1999

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and 1998, $575 million and $121 million, respectively, of the cash equivalents were denominated in foreign currencies.

  MARKETABLE SECURITIES

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 1999 and 1998 consisted of corporate commercial paper. During the years ended December 31, 1999, 1998 and 1997, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 1999 and 1998 had a contractual maturity of less than one year.

  FIXED ASSETS

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 5 to 40 years and other equipment -- 3 to 40 years.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

  INTANGIBLE ASSETS

     Intangible assets include goodwill, license acquisition costs and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited of 10, 15 or 30 years. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. License acquisition costs are amortized on a straight-line basis over the remaining lives of the licenses at acquisition, which vary from approximately two years to 23 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 5 years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

  INVESTMENT IN CABLE LONDON PLC

     Investment in Cable London PLC was accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The difference between the Company's recorded investment and

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

its proportionate interest in the book value of the investees' net assets are being amortized on a straight-line basis over 10 years.

  DEFERRED FINANCING COSTS

     Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

  CAPITALIZED INTEREST

     Interest is capitalized as a component of the cost of fixed assets constructed. In 1999, 1998 and 1997, interest of $41,810,000, $27,760,000 and
$6,770,000, respectively, was capitalized.

  REVENUE RECOGNITION

     Revenues are recognized at the time the service is provided to the customer. Charges for services that are billed in advance are deferred and recognized when earned.

  CABLE TELEVISION SYSTEM COSTS, EXPENSES AND REVENUES

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies."

  ADVERTISING EXPENSE

     The Company charges the cost of advertising to expense as incurred. Advertising costs were $35,817,000, $33,951,000 and $31,003,000 in 1999, 1998 and 1997, respectively.

  STOCK-BASED COMPENSATION

     The Company had adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock option plans in which it participates.

3. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2001. The Company is evaluating the impact that the adoption of SFAS No. 133 will have on its results of operations and financial position.

4. CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

  NEED FOR ADDITIONAL FINANCING

     The Company will require additional financing in the future. There can be no assurance that the required financing will be obtainable on acceptable terms.

  CONCENTRATIONS

     The Company's television and radio broadcasting business is substantially dependent upon contracts with a small group of companies for the right to broadcast their programming, and upon a site sharing

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

agreement for a large number of its transmission sites. The loss of any one of these contracts or the site sharing agreement could have a material adverse effect on the business of the Company.

  CURRENCY RISK

     To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to most of the Company's existing indebtedness are payable in U.S. dollars.

5. FIXED ASSETS

     Fixed assets consist of:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Operating equipment.........................................  $4,858,950    $3,528,973
Other equipment.............................................     694,712       376,518
Construction-in-progress....................................     668,741       369,923
                                                              ----------    ----------
                                                               6,222,403     4,275,414
Accumulated depreciation....................................    (881,848)     (420,984)
                                                              ----------    ----------
                                                              $5,340,555    $3,854,430
                                                              ==========    ==========

6. INTANGIBLE ASSETS

     Intangible assets consist of:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1999         1998
                                                              ----------    --------
                                                                  (IN THOUSANDS)
Goodwill, net of accumulated amortization of $183,612 (1999)
  and
  $32,358 (1998)............................................  $2,089,723    $514,529
License acquisition costs, net of accumulated amortization
  of $141,682 (1999) and $69,202 (1998).....................     224,998     153,007
Customer lists, net of accumulated amortization of $30,870
  (1999) and
  $3,375 (1998).............................................     159,336      57,492
                                                              ----------    --------
                                                              $2,474,057    $725,028
                                                              ==========    ========

     The Company made the following acquisitions in 1998:

     The Company acquired ComTel Limited and Telecential Communications (collectively, "ComTel") for a total of L550 million comprised of L475 million in cash and 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A in two stages completed in June and September 1998. The preferred stock was valued at L75 million, the fair value on the date of issuance. ComTel is a provider of telephone, cable television and Internet services in England.

     In October 1998, a wholly-owned subsidiary of the Company, NTL (Triangle) LLC ("NTL Triangle") (formerly known as NTL (Bermuda) Limited) acquired all of the outstanding common stock of Comcast

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

UK Cable Partners Limited in exchange for 29.3 million shares of the Company's common stock. The Company's common stock was valued at $600,432,000, the fair value at the time of the announcement. NTL Triangle provides telephone, cable television and Internet services in England.

     In December 1998, the Company acquired Eastern Group Telecoms ("EGT") for L60 million in cash and 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B. The preferred stock was valued at $52,217,000, the fair value on the date of issuance. EGT's telecoms division hasa fibre-optic network across portions of England, and its radio sites division serves mobile phone operators in portions of England.

     These acquisitions have been accounted for as purchases, and accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $1.7 billion, which includes the related acquisition costs and the return of cash acquired in the ComTel transaction of pound sterling 31 million, exceeded the fair value of the net tangible assets acquired by $591 million, which has been allocated as follows: $185.6 million to the investment in Cable London PLC, $52.4 million to license acquisition costs, $60.9 million to customer lists and $292.1 million to goodwill.

     The Company made the following acquisitions in 1999:

     In March 1999, the Company acquired Diamond Cable Communications plc ("Diamond"). The Company issued an aggregate of 19.9 million shares of common stock in exchange for each ordinary share and deferred share of Diamond. The Company's common stock was valued at $971,437,000, the fair value at the time of the announcement. In addition, the Company issued options to purchase 191,000 shares of the Company's common stock to holders of Diamond options, which were valued at $6,599,000. The Company assumed Diamond's debt including five different notes with an aggregate principal amount at maturity of $1.6 billion. Diamond is a provider of telephone, cable television and Internet services in England.

     In July 1999, the Company acquired Cablelink Limited ("Cablelink") for IRL535.18 million ($693 million), of which IRL455.18 million ($589 million) was paid in cash and IRL80 million ($104 million) was paid through the issuance of Variable Rate Redeemable Guaranteed Loan Notes due 2002. Cablelink provides multi-channel television and information services in Dublin, Galway and Waterford, Ireland.

     Also in July 1999, the Company acquired certain broadband cable franchises from British Telecommunications plc for an aggregate of up to pound sterling 19 million ($31 million). The Company paid approximately pound sterling 5 million ($8 million) on closing and will pay up to pound sterling 14 million ($23 million) on completion of the upgrade of certain networks.

     These acquisitions were accounted for as purchases, and accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $1.69 billion, including costs incurred of $18 million, plus the fair value of liabilities assumed net of tangible assets acquired aggregated $1.983 billion, which has been allocated as follows: $143 million to license acquisition costs, $131 million to customer lists and $1.709 billion to goodwill.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma unaudited consolidated results of operations for the years ended December 31, 1999 and 1998 assuming consummation of the above mentioned transactions as of January 1, 1998 is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Total revenue...............................................  $1,537,764    $1,170,480
(Loss) before extraordinary item............................    (854,096)   (1,058,438)
Net (loss)..................................................    (857,130)   (1,089,127)

7. INVESTMENT IN CABLE LONDON PLC

     Pursuant to an agreement with Telewest Communications plc ("Telewest") relating to NTL Triangle's and Telewest's respective 50% ownership interests in Cable London PLC ("Cable London"), in November 1999 Telewest purchased all of NTL Triangle's shares of Cable London for approximately pound sterling 428 million (approximately $692 million) in cash. The Company recorded a gain of $493 million on the sale. The sale of the Cable London interest is an "Asset Sale" for purposes of the Company's Indentures for certain of its notes. The Company will need to use an amount equal to the proceeds from the sale to repay subsidiary debt, invest in "Replacement Assets" or make an offer to redeem certain of its notes by November 2000.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. LONG-TERM DEBT

     Long-term debt consists of:

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                     1999          1998
                                                                  ----------    ----------
                                                                       (IN THOUSANDS)
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes...................   (a)   $  268,108    $  236,935
  11 1/2% Senior Deferred Coupon Notes...................   (b)      930,404       831,976
  10% Senior Notes.......................................   (c)      400,000       400,000
  9 1/2% Senior Sterling Notes, less unamortized
     discount of $567 (1999) and $639 (1998).............   (d)      201,408       206,800
  10 3/4% Senior Deferred Coupon Sterling Notes..........   (e)      343,691       317,511
  9 3/4% Senior Deferred Coupon Notes....................   (f)      952,825       865,880
  9 3/4% Senior Deferred Coupon Sterling Notes...........   (g)      354,394            --
  11 1/2% Senior Notes...................................   (h)      625,000       625,000
  12 3/8% Senior Deferred Coupon Notes...................   (i)      286,967       254,718
  7% Convertible Subordinated Notes......................   (j)           --       275,000
  7% Convertible Subordinated Notes......................   (k)      599,300       600,000
  Variable Rate Redeemable Guaranteed Loan Notes.........   (l)       76,794            --
  9 1/4% Senior Euro Notes...............................   (m)      252,300            --
  9 7/8% Senior Euro Notes...............................   (n)      353,220            --
  11 1/2% Senior Deferred Coupon Euro Notes..............   (o)      123,080            --
NTL Triangle:
  11.2% Senior Discount Debentures.......................   (p)      467,317       421,835
  Other..................................................              7,969        31,839
Diamond:
  13 1/4% Senior Discount Notes..........................   (q)      285,101            --
  11 3/4% Senior Discount Notes..........................   (r)      476,215            --
  10 3/4% Senior Discount Notes..........................   (s)      336,891            --
  10% Senior Sterling Notes..............................   (t)      218,133            --
  9 1/8% Senior Notes....................................   (u)      110,000            --
  Other..................................................             11,508            --
                                                                  ----------    ----------
                                                                   7,680,625     5,067,494
Less current portion.....................................             82,601        23,691
                                                                  ----------    ----------
                                                                  $7,598,024    $5,043,803
                                                                  ==========    ==========

(a) 12 3/4% Notes due April 15, 2005, principal amount at maturity of $277,804,000, interest payable semiannually beginning on October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

(b) 11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050,000,000, interest payable semiannually beginning on August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(c) 10% Notes due February 15, 2007, principal amount at maturity of $400,000,000, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

(d) 9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of L125,000,000 ($201,975,000), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

(e) 10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of L300,000,000 ($484,740,000), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(f) 9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300,000,000, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(g) 9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of L330,000,000 ($533,214,000), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

(h) 11 1/2% Notes due October 1, 2008, principal amount at maturity of $625,000,000, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

(i) 12 3/8% Notes due October 1, 2008, principal amount at maturity of $450,000,000, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

(j) In May 1999, the Company called for redemption all of its $275,000,000 principal amount of 7% Convertible Notes due 2008 at a redemption price of 104.9% of their principal amount, plus accrued and unpaid interest. In June 1999, all of the 7% Convertible Notes were converted into approximately 11,344,000 shares of NTL Incorporated's common stock at the applicable conversion price of $24.24 per share. The unamortized deferred financing costs related to the 7% Notes of $6,415,000 were written-off to equity;

(k) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $599,300,000, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001;

(l) Variable Rate Redeemable Guaranteed Notes due January 5, 2002, principal amount at maturity of IRL60,000,000 ($76,794,000), interest payable quarterly at EURIBOR (3.345% at December 31, 1999), redeemable at any time at the option of the holder, IRL20,000,000 ($25,730,000) redeemed in 1999 using cash held in escrow, E86,475,000 ($87,270,000) remaining in escrow at December 31, 1999;

(m) 9 1/4% Notes due November 15, 2006, principal amount at maturity of E250,000,000 ($252,300,000), interest payable semiannually beginning on May 15, 2000;

(n) 9 7/8% Notes due November 15, 2009, principal amount at maturity of E350,000,000 ($353,220,000), interest payable semiannually beginning on beginning May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(o) 11 1/2% Deferred Notes due November 15, 2009, principal amount at maturity of E210,000,000 ($211,932,000), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

(p) 11.2% Debentures due November 15, 2007, principal amount at maturity of $517,321,000, interest payable semiannually beginning on May 15, 2001;

(q) 13 1/4% Notes due September 30, 2004, principal amount at maturity of $285,101,000, interest payable semiannually beginning on March 31, 2000, redeemable at the Company's option on or after September 30, 1999;

(r) 11 3/4% Notes due December 15, 2005, principal amount at maturity of $530,955,000, interest payable semiannually beginning on June 15, 2001, redeemable at the Company's option on or after December 15, 2000;

(s) 10 3/4% Notes due February 15, 2007, principal amount at maturity of $420,500,000, interest payable semiannually beginning on August 15, 2002, redeemable at the Company's option on or after December 15, 2002;

(t) 10% Sterling Notes due February 1, 2008, principal amount at maturity of L135,000,000 ($218,133,000), interest payable semiannually from August 1, 1998, redeemable at the Company's option on or after February 1, 2003; and

(u) 9 1/8% Notes due February 1, 2008, principal amount of $110,000,000, interest payable semiannually from August 1, 1998, redeemable at the Company's option on or after February 1, 2003.

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     During 1999, 1998 and 1997, the Company recognized $451,356,000, $232,691,000 and $122,639,000, respectively, of original issue discount as interest expense.

     In September 1999, NTL Triangle repaid at maturity the $21,529,000 due under its notes payable to Comcast U.K. Holdings, Inc.

     In connection with the Cablelink acquisition, the Company issued $704,615,000 principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720,743,000 from the issuance of the 9 1/4% Euro Notes, the 9 7/8% Euro Notes and the 11 1/2% Deferred Euro Notes, of which $716,505,000 was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3,034,000 in 1999.

     In connection with the ComTel acquisition, the Company borrowed an aggregate of L475,000,000 under its bank credit facility. In November 1998, the Company received net proceeds of $849,000,000 from the issuance of the 11 1/2% Notes and the 12 3/8% Notes, a substantial portion of which was used to repay the $799,000,000 outstanding under the bank loan. The Company recorded an extraordinary loss from the early extinguishment of the bank loan of $18,579,000 in 1998.

     In October 1998, the Company redeemed its 10 7/8% Senior Deferred Coupon Notes with an accreted value of $211,000,000 for cash of $218,000,000. The Company recorded an extraordinary loss from the early extinguishment of the 10 7/8% Notes of $12,110,000 in 1998, which included approximately $4,800,000 of unamortized deferred financing costs.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1998, the Company required consents from the holders of some of its notes to modify certain indenture provisions in order to proceed with an acquisition. In October 1998, the Company paid $11,333,000 in consent payments and issued warrants to purchase 1,197,000 shares of common stock in lieu of additional consent payments of $10,080,000.

     The NTL Triangle and Diamond notes restrict the payment of cash dividends and loans to the Company. At December 31, 1999, restricted net assets were approximately $1.4 billion.

     Long-term debt repayments are due as follows (in thousands):

Year ending December 31:
  2000..........................................  $   82,601
  2001..........................................       1,270
  2002..........................................       1,062
  2003..........................................         981
  2004..........................................     286,001
  Thereafter....................................   8,545,710
                                                  ----------
                                                  $8,917,625
                                                  ==========

9. NONRECURRING CHARGES INCLUDING RESTRUCTURING CHARGES

     Nonrecurring charges of $16,179,000 in 1999 were the fee incurred for the cancellation of certain contracts.

     Nonrecurring charges of $20,642,000 in 1997 include deferred costs written-off of $5,013,000 and restructuring costs of $15,629,000. The deferred costs written-off arose in connection with the Company's unsuccessful bid for United Kingdom digital terrestrial television multiplex licenses. Restructuring costs relate to the Company's announcement in September 1997 of a reorganization of certain of its operations. This charge consisted of employee severance and related costs of $6,726,000 for approximately 280 employees to be terminated, lease exit costs of $6,539,000 and penalties of $2,364,000 associated with the cancellation of contractual obligations. As of December 31, 1998, $9,172,000 of the provision had been used, including $5,558,000 for severance and related costs, $1,450,000 for lease exit costs and $2,164,000 for penalties associated with the cancellation of contractual obligations. As of December 31, 1998, 177 employees had been terminated. The $4,194,000 reversed in 1998 includes $1,168,000 for severance and related costs, $2,826,000 for lease exit costs and $200,000 for penalties associated with the cancellation of contractual obligations. This reversal was necessary because employees whose positions were eliminated chose to remain with the Company in other positions rather than leave the Company and receive severance pay, and the real estate markets in which the Company sublet space improved increasing the sublet rentals and shortening the period of time required to find subtenants. The remaining restructuring reserve of $2,263,000 at December 31, 1998 is for lease costs net of sublease revenue.

10. OTHER GAINS

     Other gains of $493,121,000 in 1999 are from the sale of the investment in Cable London. Other gains of $21,497,000 in 1997 include a legal settlement of $10,000,000 and a gain on the sale of fixed assets of $11,497,000. In October 1997, following the U.S. District Court's decision to dismiss the Company's complaint against LeGroupe Videotron Ltee and its subsidiary, the Company entered into a Settlement Agreement dismissing the Company's complaint in exchange for a payment of $10,000,000. In December

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1997, a U.S. subsidiary of the Company sold its fixed and other assets utilized in its microwave transmission service business and recognized a gain of $11,497,000.

11. INCOME TAXES

     The benefit for income taxes consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                           -------------------------------
                                                             1999       1998        1997
                                                           --------    -------    --------
                                                                   (IN THOUSANDS)
Current:
  Federal................................................  $  1,000    $    --    $     --
  State and local........................................        --         --       1,261
  Foreign................................................        --         --          --
                                                           --------    -------    --------
Total current............................................     1,000         --       1,261
                                                           --------    -------    --------
Deferred:
  Federal................................................        --         --          --
  State and local........................................        --         --          --
  Foreign................................................   (30,943)    (3,327)    (16,852)
                                                           --------    -------    --------
Total deferred...........................................   (30,943)    (3,327)    (16,852)
                                                           --------    -------    --------
                                                           $(29,943)   $(3,327)   $(15,591)
                                                           ========    =======    ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Deferred tax liabilities:
  Fixed assets..............................................  $  66,461    $  68,766
  Intangibles...............................................     76,457           --
                                                              ---------    ---------
Total deferred tax liabilities..............................    142,918       68,766
Deferred tax assets:
  Net operating losses......................................    389,722      244,394
  Net deferred interest expense.............................    150,120      113,993
  Depreciation and amortization.............................    269,322      100,780
  Other.....................................................     12,237       19,975
                                                              ---------    ---------
Total deferred tax assets...................................    821,401      479,142
Valuation allowance for deferred tax assets.................   (731,607)    (477,438)
                                                              ---------    ---------
Net deferred tax assets.....................................     89,794        1,704
                                                              ---------    ---------
Net deferred tax liabilities................................  $  53,124    $  67,062
                                                              =========    =========

     At December 31, 1999, the Company had net operating loss carryforwards of approximately $260 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. The Company also has United Kingdom net operating loss carryforwards of approximately $947 million which

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss.

     The Company is currently undergoing a U.S. federal income tax audit. The Internal Revenue Service has issued notices of proposed adjustment. The Company does not expect that the audit adjustments will have a material adverse effect on its financial position, results of operations or cash flows.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                        1999         1998         1997
                                                      ---------    ---------    ---------
                                                                (IN THOUSANDS)
(Benefit) at federal statutory rate (35%)...........  $(260,715)   $(188,309)   $(120,452)
Add:
  State and local income tax, net of federal
     benefit........................................         --           --          820
  Foreign losses with no benefit....................    102,467       83,500       59,804
  Amortization of goodwill and license acquisition
     costs..........................................      4,145        4,366        3,925
  U.S. losses with no benefit.......................    124,160       97,116       40,312
                                                      ---------    ---------    ---------
                                                      $ (29,943)   $  (3,327)   $ (15,591)
                                                      =========    =========    =========

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

    Long-term debt: The carrying amount of the Variable Rate Notes approximates their fair value. The fair values of the Company's other debt are based on the quoted market prices.

    Redeemable Preferred Stock: The fair value is based on the quoted market price.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                             DECEMBER 31, 1999         DECEMBER 31, 1998
                                          ------------------------    --------------------
                                           CARRYING        FAIR       CARRYING      FAIR
                                            AMOUNT        VALUE        AMOUNT      VALUE
                                          ----------    ----------    --------    --------
                                                           (IN THOUSANDS)
Cash and cash equivalents...............  $1,070,076    $1,070,076    $736,265    $736,265
Long-term debt:
  12 3/4% Notes.........................     268,108       278,499     236,935     252,801
  11 1/2% Notes.........................     930,404       950,250     831,976     882,000
  10% Notes.............................     400,000       414,000     400,000     408,000
  9 1/2% Sterling Senior Notes..........     201,408       196,926     206,800     192,917
  10 3/4% Sterling Notes................     343,691       327,200     317,511     293,732
  9 3/4% Notes..........................     952,825       913,250     865,880     835,250
  9 3/4% Sterling Notes.................     354,394       313,263          --          --
  11 1/2% Notes.........................     625,000       682,813     625,000     681,250
  12 3/8% Notes.........................     286,967       319,500     254,718     274,500
  7% Convertible Notes..................          --            --     275,000     411,125
  7% Convertible Notes..................     599,300     1,582,152     600,000     656,340
  Variable Rate Notes...................      76,794        76,794          --          --
  9 1/4% Euro Notes.....................     252,300       254,823          --          --
  9 7/8% Euro Notes.....................     353,220       356,752          --          --
  11 1/2% Euro Deferred Notes...........     123,080       125,040          --          --
  11.2% Debentures......................     467,317       486,282     421,835     437,119
  13 1/4% Notes.........................     285,101       305,414          --          --
  11 3/4% Notes.........................     476,215       499,140          --          --
  10 3/4% Notes.........................     336,891       340,605          --          --
  10% Sterling Notes....................     218,133       218,133          --          --
  9 1/8% Notes..........................     110,000       108,900          --          --
Redeemable Preferred Stock..............          --            --     124,127     124,127

13. RELATED PARTY TRANSACTIONS

     The Company provided management, financial, legal and technical services to Cellular Communications International, Inc. ("CCII") and Cellular Communications of Puerto Rico, Inc. ("CCPR"). Certain officers and directors of the Company were officers and directors of CCII and CCPR.

     In 1997, the Company charged CCPR and CCII $1,492,000 and $871,000, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead. In 1998, the Company charged CCPR, CCII and CoreComm Limited (which was formed in 1998 and has certain common officers and directors with the Company) $1,148,000, $982,000 and $313,000, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead. In the fourth quarter of 1999, CoreComm Limited began charging the Company a percentage of CoreComm Limited's office rent and supplies expense. In 1999, the Company charged CCPR, CCII and CoreComm Limited $144,000, $439,000 and $1,336,000, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm Limited's charges to the Company. Charges to CCPR and to CCII ceased in 1999 due to each of them being acquired and a resulting termination of services. These charges reduced corporate expenses. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

operated as an unaffiliated entity. In the opinion of management of the Company, the allocation methods are reasonable.

     At December 31, 1999 and 1998, the Company had receivables of $508,000 and $1,038,000 from CoreComm Limited and none and $588,000 from CCPR, respectively. In addition, at December 31, 1999, the Company had $8,427,000 due to NTL Incorporated.

14. SHAREHOLDER'S EQUITY

  SALES OF PREFERRED STOCK AND WARRANTS

     In January 1999, the Company received $500 million in cash from Microsoft Corp. ("Microsoft") in exchange for 500,000 shares of the Company's 5.25% Convertible Preferred Stock and warrants to purchase 1,875,000 shares of the Company's common stock at an exercise price of $53.76 per share (as adjusted for stock splits in 1999 and 2000).

  SERIES PREFERRED STOCK

     In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") in connection with the ComTel acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

     In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the "Series B Preferred Stock") in connection with the EGT acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

     In October 1996, 780 shares of Non-voting Convertible Preferred Stock, Series A were issued in connection with an acquisition. In May 1998, the 780 outstanding shares were converted into 3,047,000 shares of common stock.

     The changes in the number of shares of Series Preferred Stock, excluding the Redeemable Preferred Stock, were as follows:

                                               CONVERTIBLE      9.9%        9.9%
                                                SERIES A      SERIES A    SERIES B     5.25%
                                               -----------    --------    --------    --------
Balance, December 31, 1996 and 1997..........      780              --         --           --
Conversion...................................     (780)             --         --           --
Issued for acquisitions......................       --         125,000     52,000           --
                                                  ----        --------    -------     --------
Balance, December 31, 1998...................       --         125,000     52,000           --
Issued for cash..............................       --              --         --      500,000
Issued for dividends.........................       --              --         --        4,000
Corporate restructuring......................       --        (125,000)   (52,000)    (504,000)
                                                  ----        --------    -------     --------
Balance, December 31, 1999...................       --              --         --           --
                                                  ====        ========    =======     ========

  STOCK OPTIONS

     The Company's employees participate in the NTL Incorporated stock option plans. The following is a description of NTL Incorporated's stock option plans.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     There are 3,381,000 shares and 10,396,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provide that incentive stock options ("ISOs") be granted at the fair market value of NTL Incorporated's common stock on the date of grant, and nonqualified stock options ("NQSOs") be granted at not less than 85% of the fair market value of NTL Incorporated's common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     There are 156,000 shares and 500,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options will be granted to members of the Board of Directors who are not employees of the Company or any of its affiliates. These plans provide that all options be granted at the fair market value of NTL Incorporated's common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of the Company. Options will expire ten years after the date of the grant.

     There are 23,438,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan. The exercise price of a NQSO shall be determined by the Compensation and Option Committee. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     There were 6,368,000, 13,850,000 and 2,455,000 options granted under these plans for the years ended December 31, 1999, 1998 and 1997, respectively.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: risk-free interest rates of 6.81%, 5.02% and 5.89%, respectively, dividend yield of 0%, volatility factor of the expected market price of NTL Incorporated's common stock of .336, .331 and .276, respectively, and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NTL Incorporated's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Pro forma net loss would have been approximately $801,969,000, $580,747,000, and $343,850,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

15. EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

under the management of an investment group. The pension cost is calculated using the attained age method. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................   $213,449      $202,645
Service cost................................................     11,599        13,365
Interest cost...............................................     11,832        14,684
Actuarial gains.............................................    (40,800)      (14,640)
Benefits paid...............................................     (5,239)       (4,968)
Foreign currency exchange rate changes......................     (5,050)        2,363
                                                               --------      --------
Benefit obligation at end of year...........................   $185,791      $213,449
                                                               ========      ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............   $225,273      $193,607
Actual return on plan assets................................     41,829        24,144
Company contributions.......................................      7,211         7,242
Plan participants' contributions............................      2,788         2,991
Benefits paid...............................................     (5,239)       (4,968)
Foreign currency exchange rate changes......................     (5,329)        2,257
                                                               --------      --------
Fair value of plan assets at end of year....................   $266,533      $225,273
                                                               ========      ========
Funded status of the plan...................................   $ 80,742      $ 11,824
Unrecognized net actuarial gains............................    (88,166)      (23,060)
Unrecognized transition obligation..........................      8,177         9,306
                                                               --------      --------
Prepaid/(accrued)benefit cost...............................   $    753      $ (1,930)
                                                               ========      ========
Actuarial assumptions:
  Weighted average discount rate............................      6.25%         5.75%
  Weighted average rate of compensation increase............      4.50%         5.50%
  Expected long-term rate of return on plan assets..........      8.00%         8.00%

     The components of net pension costs are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1999       1998       1997
                                                            -------    -------    -------
                                                                   (IN THOUSANDS)
Service cost..............................................  $11,599    $13,365    $10,693
Interest cost.............................................   11,832     14,684     12,765
Actual return on plan assets..............................  (41,829)   (24,144)   (30,852)
Net amortization and deferral.............................   25,759      8,282     17,327
                                                            -------    -------    -------
                                                            $ 7,361    $12,187    $ 9,933
                                                            =======    =======    =======

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. LEASES

     Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 1999, 1998 and 1997 under operating leases was $27,548,000, $29,356,000 and $20,674,000, respectively.

     Future minimum lease payments under noncancellable operating leases as of December 31, 1999 are as follows (in thousands):

Year ended December 31:
  2000..........................................  $ 33,558
  2001..........................................    31,077
  2002..........................................    28,354
  2003..........................................    26,952
  2004..........................................    25,723
  Thereafter....................................   138,557
                                                  --------
                                                  $284,221
                                                  ========

17. COMMITMENTS AND CONTINGENT LIABILITIES

     At December 31, 1999, the Company was committed to pay approximately $218,000,000 for equipment and services.

     The Company had certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the United Kingdom. Pursuant to these licenses, various subsidiaries of the Company were required to make monthly cash payments to the Independent Television Commission ("ITC") during the 15-year license terms. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses by the end of 1999. In 1999, 1998 and 1997, the Company paid $30,130,000, $25,036,000 and $23,587,000, respectively, in connection with these licenses. Since the Company's liability for the license payments ceased upon the conversion, in 1999 the Company reversed an accrual for franchise fees of $13,592,000.

     The Company intends to make an offer to convert its 7% Convertible Notes with a principal amount of $599.3 million into NTL Incorporated common stock.

     The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

18. INDUSTRY SEGMENTS

     The Company has four reportable segments: Residential Telecoms and Television, National Telecoms, Broadcast and Corporate and Other. The Residential Telecoms and Television segment delivers residential telephony, cable television, Internet access and interactive services in regional franchise areas in the United Kingdom and Ireland. The National Telecoms segment includes the Company's business telecoms, national and international carrier telecoms, Internet services and satellite communications services business units in the United Kingdom. The Broadcast segment provides television and radio broadcasters with digital and analog broadcast transmission and related services from owned and shared tower sites throughout the United Kingdom. Corporate and other includes the Company's shared services departments in the United

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Kingdom and OCOM, a subsidiary that operated long distance and microwave transmission businesses in the United States until June 1998.

     The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company's management evaluates segment performance based on various financial and non-financial measurements. The results of operations data utilized in financial measurements are revenues and EBITDA, which is earnings before interest, taxes, depreciation and amortization, corporate expenses, franchise fees, nonrecurring charges, other gains, foreign currency transactions gains and extraordinary items. The Company's primary measure of profit or loss is EBITDA. Certain selling, general and administrative expenses are allocated to segments based on revenues. Segment assets include only those assets that are specific to the segment. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that offer different services. They are managed separately because each business requires different technology and marketing strategies.

                                            RESIDENTIAL
                                            TELECOMS AND    NATIONAL    CORPORATE
                                BROADCAST    TELEVISION     TELECOMS    AND OTHER      TOTAL
                                ---------   ------------   ----------   ----------   ----------
                                                        (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1999
Revenues......................  $161,907     $  827,324    $  488,640   $       --   $1,477,871
Depreciation and
  amortization................    44,480        527,093        58,046      133,239      762,858
EBITDA(1).....................   102,107        245,029       143,545     (279,296)     211,385
Expenditures for long-lived
  assets......................    37,330        590,529       387,147      124,516    1,139,522
Total assets..................   281,687      5,978,509     1,078,474    2,163,603    9,502,273
YEAR ENDED DECEMBER 31, 1998
Revenues......................  $140,156     $  355,589    $  248,895   $    2,375   $  747,015
Depreciation and
  amortization................    29,974        143,479        29,476       63,183      266,112
EBITDA(1).....................    91,687         67,587        35,848     (119,735)      75,387
Expenditures for long-lived
  assets......................    88,476        413,917       297,745       67,141      867,279
Total assets..................   289,068      3,100,492       761,097    2,043,440    6,194,097
YEAR ENDED DECEMBER 31, 1997
Revenues......................  $130,799     $  166,951    $  185,194   $    8,831   $  491,775
Depreciation and
  amortization................    13,584         78,730         9,666       48,529      150,509
EBITDA(1).....................    73,636         18,693        13,522      (84,853)      20,998
Expenditures for long-lived
  assets......................    36,142        304,656       105,076       20,519      466,393
Total assets..................   230,920      1,323,808       220,318      646,593    2,421,639

---------------

(1) Represents earnings before interest, taxes, depreciation and amortization, corporate expenses, franchise fees, nonrecurring charges, other gains, foreign currency transaction gains and extraordinary items.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of segment combined EBITDA to loss before income taxes and extraordinary item is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                       -----------------------------------
                                                         1999         1998         1997
                                                       ---------    ---------    ---------
                                                                 (IN THOUSANDS)
Segment Combined EBITDA..............................  $ 211,385    $  75,387    $  20,998
(Add) Deduct:
Franchise fees.......................................     16,538       25,036       23,587
Corporate expenses...................................     25,260       17,048       18,324
Nonrecurring charges.................................     16,179       (4,194)      20,642
Depreciation and amortization........................    762,858      266,112      150,509
Interest and other income............................    (29,767)     (46,024)     (28,415)
Interest expense.....................................    678,036      328,815      202,570
Other gains..........................................   (493,121)          --      (21,497)
Foreign currency transaction gains...................    (22,733)      (4,152)        (574)
                                                       ---------    ---------    ---------
                                                         953,250      582,641      365,146
                                                       ---------    ---------    ---------
Loss before income taxes and extraordinary item......  $(741,865)   $(507,254)   $(344,148)
                                                       =========    =========    =========

19. GEOGRAPHIC INFORMATION

                                           UNITED STATES   UNITED KINGDOM   IRELAND     TOTAL
                                           -------------   --------------   -------   ----------
                                                              (IN THOUSANDS)
1999
Revenues.................................    $     --        $1,446,681     $31,190   $1,477,871
Long-lived assets........................     499,070         7,463,600     148,002    8,110,672
1998
Revenues.................................    $  2,375        $  744,640     $    --   $  747,015
Long-lived assets........................     137,223         4,852,374          --    4,989,597
1997
Revenues.................................    $  8,831        $  482,944     $    --   $  491,775
Long-lived assets........................      55,173         2,129,312          --    2,184,485

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in millions)


                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $   103.9
  Marketable securities.....................................           --
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $88.6 (2000)...............................        276.6
  Other.....................................................        195.7
                                                                ---------
Total current assets........................................        576.2
Fixed assets, net...........................................      5,620.4
Intangible assets, net......................................      2,088.4
Other assets, net of accumulated amortization of $65.7
  (2000)....................................................        186.3
                                                                ---------
Total assets................................................    $ 8,471.3
                                                                =========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable..........................................    $   335.0
  Accrued expenses and other................................        375.3
  Accrued construction costs................................        139.9
  Due to affiliates.........................................          4.5
  Interest payable..........................................         66.4
  Deferred revenue..........................................        173.3
  Current portion of long-term debt.........................          4.5
                                                                ---------
Total current liabilities...................................      1,098.9
Long-term debt..............................................      7,931.1
Commitments and contingent liabilities
Deferred income taxes.......................................         29.6
Minority interests..........................................         22.4
Shareholder's equity (deficiency):
  Common stock -- $.01 par value; authorized, issued and
     outstanding 100 shares.................................           --
  Additional paid-in capital................................      2,877.7
  Accumulated other comprehensive (loss) income.............       (415.2)
  (Deficit).................................................     (3,073.2)
                                                                ---------
                                                                   (610.7)
                                                                ---------
Total liabilities and shareholder's equity (deficiency).....    $ 8,471.3
                                                                =========



                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (dollars in millions)


                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                               --------------------
                                                                 2000        1999
                                                               ---------   --------
REVENUES
Residential telecommunications and television...............   $   732.2   $  583.7
National and international telecommunications...............       457.2      349.2
Broadcast transmission and other............................       122.9      119.9
                                                               ---------   --------
                                                                 1,312.3    1,052.8
COSTS AND EXPENSES
Operating expenses..........................................       620.5      507.3
Selling, general and administrative expenses................       537.6      416.1
Franchise fees..............................................          --       22.3
Other charges...............................................        19.7         --
Corporate expenses..........................................        14.1       18.4
Depreciation and amortization...............................       677.0      518.4
                                                               ---------   --------
                                                                 1,868.9    1,482.5
                                                               ---------   --------
Operating (loss)............................................      (556.6)    (429.7)
OTHER INCOME (EXPENSE)
Interest income and other, net..............................         3.5       26.8
Interest expense............................................      (547.8)    (484.5)
Foreign currency transaction gains (losses).................       (25.5)      22.5
                                                               ---------   --------
(Loss) before income tax benefit............................    (1,126.4)    (864.9)
Income tax benefit..........................................        18.8         --
                                                               ---------   --------
Net (loss)..................................................   $(1,107.6)  $ (864.9)
                                                               =========   ========


                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIENCY)
                                  (UNAUDITED)
                             (dollars in millions)


                                                                COMMON STOCK
                                                               $.01 PAR VALUE
                                                              ----------------
                                                              SHARES     PAR
                                                              ------    ------
Balance, December 31, 1999..................................   100      $   --
Contributions from NTL (Delaware), Inc......................
Comprehensive loss:.........................................
Net loss for the nine months ended September 30, 2000.......
Currency translation adjustment.............................
  Total.....................................................
                                                               ---      ------
Balance, September 30, 2000.................................   100      $   --
                                                               ===      ======


                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIENCY)
                           (UNAUDITED) -- (CONTINUED)
                             (dollars in millions)


                                                                              ACCUMULATED
                                                ADDITIONAL                       OTHER
                                                 PAID-IN     COMPREHENSIVE   COMPREHENSIVE
                                                 CAPITAL         LOSS        INCOME (LOSS)    DEFICIT
                                                ----------   -------------   -------------   ---------
Balance, December 31, 1999....................   $2,863.7                       $   2.4      $(1,965.6)
Contributions from NTL (Delaware), Inc........       14.0
Comprehensive loss:
Net loss for the nine months ended September
  30 2000.....................................                 $(1,107.6)                     (1,107.6)
Currency translation adjustment...............                    (417.6)        (417.6)
                                                               ---------
Total.........................................                 $(1,525.2)
                                                 --------      ---------        -------      ---------
Balance, September 30, 2000...................   $2,877.7                       $(415.2)     $(3,073.2)
                                                 ========      =========        =======      =========


                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (dollars in millions)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Net cash provided by operating activities...................  $   22.2    $   20.3
INVESTING ACTIVITIES
Acquisitions, net of cash acquired..........................        --      (473.8)
Purchase of marketable securities...........................      (3.4)     (349.6)
Proceeds from sales of marketable securities................       8.4       527.2
Cash deposited into escrow for an acquisition...............        --      (118.7)
Increase in other assets....................................     (34.0)      (28.0)
Purchase of fixed assets....................................  (1,143.9)     (855.7)
                                                              --------    --------
Net cash (used in) investing activities.....................  (1,172.9)   (1,298.6)
FINANCING ACTIVITIES
Cash released from escrow...................................      77.5          --
Proceeds from borrowings, net of financing costs............     168.9     1,125.5
Principal payments..........................................     (78.6)      (25.9)
Proceeds from investment in subsidiary......................      23.9          --
Distribution to NTL (Delaware), Inc.........................        --      (500.0)
Contributions from NTL (Delaware), Inc......................      14.0          --
Proceeds from exercise of stock options and warrants........        --        12.2
Proceeds from issuance of preferred stock and warrants......        --       500.0
                                                              --------    --------
Net cash provided by financing activities...................     205.7     1,111.8
Effect of exchange rate changes on cash.....................     (21.2)        2.6
                                                              --------    --------
(Decrease) in cash and cash equivalents.....................    (966.2)     (163.9)
Cash and cash equivalents at beginning of period............   1,070.1       736.3
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  103.9    $  572.4
                                                              ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest exclusive of
  amounts capitalized.......................................  $  185.7    $  140.2
Income taxes paid...........................................       1.4          --
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Accretion of dividends and discount on preferred stock......  $     --    $    8.7
Conversion of Convertible Notes, net of unamortized deferred
  financing costs...........................................        --       269.3
Common stock and stock options issued for an acquisition....        --       978.0



                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION


     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto of NTL Communications Corp.


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2001. The Company is evaluating the impact that the adoption of SFAS No. 133 will have on its results of operations and financial position.

NOTE B -- CORPORATE RESTRUCTURING


     On May 18, 2000, NTL Incorporated completed a corporate restructuring to create a holding company structure. The formation of the holding company is due to NTL Incorporated's acquisition of certain assets of Cable & Wireless Communications plc ("CWC"). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. NTL Communications Corp. (the "Company") is a wholly-owned subsidiary of NTL (Delaware), Inc.


NOTE C -- FIXED ASSETS


     Fixed assets consist of (in millions):



                                                                SEPTEMBER 30,
                                                                    2000
                                                                -------------
                                                                 (UNAUDITED)
Operating equipment.........................................      $4,596.9
Other equipment.............................................         872.2
Construction-in-progress....................................       1,385.8
                                                                  --------
                                                                   6,854.9
Accumulated depreciation....................................      (1,234.5)
                                                                  --------
                                                                  $5,620.4
                                                                  ========



     Depreciation expense for the nine months ended September 30, 2000 and 1999 was $432.6 million and $328.4 million, respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTE D -- INTANGIBLE ASSETS


     Intangible assets consist of (in millions):



                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                              (UNAUDITED)
Goodwill, net of accumulated amortization of $300.5
  (2000)....................................................    $1,808.2
License acquisition costs, net of accumulated amortization
  of $194.7 (2000)..........................................       160.8
Customer lists, net of accumulated amortization of $54.7
  (2000)....................................................       119.4
                                                                --------
                                                                $2,088.4
                                                                ========


     In 1999, the Company completed the acquisitions of Diamond Cable Communications Limited, Cablelink Limited and certain broadband cable franchises of British Telecommunications plc.


     The pro forma unaudited consolidated results of operations for the nine months ended September 30, 1999 assuming consummation of these transactions as of January 1, 1999 is as follows, (in millions):



Total revenue..............................................  $  1,112.6
Net (loss).................................................    (1,001.4)



     Amortization of intangible and other assets charged to expense for the nine months ended September 30, 2000 and 1999 was $244.4 million and $190.0 million, respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

NOTE E -- LONG-TERM DEBT


     Long-term debt consists of (in millions):



                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                               (UNAUDITED)
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes......................    $  277.8
  11 1/2% Senior Deferred Coupon Notes......................     1,011.9
  10% Senior Notes..........................................       400.0
  9 1/2% Senior Sterling Notes, less unamortized discount...       184.4
  10 3/4% Senior Deferred Coupon Sterling Notes.............       340.4
  9 3/4% Senior Deferred Coupon Notes.......................     1,023.4
  9 3/4% Senior Deferred Coupon Sterling Notes..............       348.3
  11 1/2% Senior Notes......................................       625.0
  12 3/8% Senior Deferred Coupon Notes......................       313.9
  7% Convertible Subordinated Notes.........................       599.3
  9 1/4% Senior Euro Notes..................................       220.9
  9 7/8% Senior Euro Notes..................................       309.3
  11 1/2% Senior Deferred Coupon Euro Notes.................       117.0
NTL Triangle:
  11.2% Senior Discount Debentures..........................       510.5
  Other.....................................................         5.5
NTL Communications Limited:
  Credit Agreement..........................................       163.0
Diamond:
  13 1/4% Senior Discount Notes.............................       285.1
  11 3/4% Senior Discount Notes.............................       518.7
  10 3/4% Senior Discount Notes.............................       364.2
  10% Senior Sterling Notes.................................       199.6
  9 1/8% Senior Notes.......................................       110.0
  Other.....................................................         7.4
                                                                --------
                                                                 7,935.6
Less current portion........................................         4.5
                                                                --------
                                                                $7,931.1
                                                                ========



     In May 2000, NTL Communications Limited ("NTLCL"), a wholly-owned indirect subsidiary of the Company and NTL Business Limited ("NTL Business"), a wholly-owned subsidiary of NTL (Delaware), Inc., entered into a L2,500.0 million ($3,696.8 million) credit agreement in connection with the acquisition by NTL Incorporated of the consumer cable telephone, Internet and television operations of CWC in the United Kingdom ("ConsumerCo"). As of September 30, 2000, NTLCL had L110.2 million ($163.0 million) outstanding under the credit agreement. Interest is payable at least every six months at LIBOR plus a margin rate of 2.25% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the UK Group. The effective rate at September 30, 2000 was 8.34%. As of September 30, 2000, NTL Business (which is not a subsidiary of the Company) had L1,902.3 million ($2,813.0 million) outstanding under this agreement. The unused portion of the commitment is available for refinancing ConsumerCo indebtedness and for working capital requirements of the UK Group. For purposes

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the UK Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the UK Group, and restrictions on dividends and distributions by the UK Group.



     NTLCL entered into a L1,300.0 million ($1,922.3 million) credit agreement with a group of banks dated May 30, 2000. Pursuant to the credit agreement, in connection with the issuance in October 2000 of $500.0 million aggregate principal amount of the Company's 11 7/8% notes, the commitment has been reduced by L161.8 million ($239.3 million). As of September 30, 2000, there were no amounts borrowed under this agreement. NTLCL and other members of the UK Group (as defined above) may utilize the proceeds under this credit agreement to finance the working capital requirements of the UK Group, provided that in no event shall the proceeds be used for a purpose other than to finance the construction, capital expenditure and working capital needs of a cable television or telephone or telecommunications business, or a related business, in the United Kingdom or Ireland. Interest is payable at least every six months at LIBOR plus a margin rate of 4.5% per annum. The margin rate shall increase by 0.5% on the three month anniversary of the initial advance and by an additional 0.5% on each subsequent three month anniversary, up to a maximum total interest rate of 16% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006. The credit agreement contains various financial and other covenants with respect to the UK Group, and restrictions on dividends and distributions by the UK Group.



     In March 2000, the Company redeemed in full its Variable Rate Redeemable Guaranteed Loan Notes, principal amount of IRL60.0 million ($67.3 million), plus accrued and unpaid interest using cash held in escrow.



NOTE F -- COMPREHENSIVE LOSS



     The Company's comprehensive loss for the nine months ended September 30, 2000 and 1999 was $(1,525.2) million and $(872.2) million, respectively.


NOTE G -- SEGMENT DATA


                                                     RESIDENTIAL
                                                      TELECOMS
                                                         AND       NATIONAL   CORPORATE
                                         BROADCAST   TELEVISION    TELECOMS   AND OTHER    TOTAL
                                         ---------   -----------   --------   ---------   --------
                                                               (IN MILLIONS)
Nine months ended September 30, 2000
Revenues...............................   $122.9      $  732.2     $  457.2   $     --    $1,312.3
EBITDA(1)..............................     71.2         195.3        187.0     (299.3)      154.2
Nine months ended September 30, 1999
Revenues...............................   $119.9      $  583.7     $  349.2   $     --    $1,052.8
EBITDA(1)..............................     76.4         163.6         89.4     (200.0)      129.4
Total assets
September 30, 2000.....................   $235.6      $5,319.8     $1,410.6   $1,505.3    $8,471.3
December 31, 1999......................    281.7       5,978.5      1,078.5    2,163.6     9,502.3


---------------


(1) Represents earnings before interest, taxes, depreciation and amortization, corporate expenses, franchise fees, other charges and foreign currency transaction gains (losses).

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The reconciliation of segment combined EBITDA to loss before income tax benefit is as follows:



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                 (IN MILLIONS)
Segment combined EBITDA.....................................  $   154.2    $ 129.4
(Add) deduct:
Franchise fees..............................................         --       22.3
Other charges...............................................       19.7         --
Corporate expenses..........................................       14.1       18.4
Depreciation and amortization...............................      677.0      518.4
Interest income and other, net..............................       (3.5)     (26.8)
Interest expense............................................      547.8      484.5
Foreign currency transaction (gains) losses.................       25.5      (22.5)
                                                              ---------    -------
                                                                1,280.6      994.3
                                                              ---------    -------
(Loss) before income tax benefit............................  $(1,126.4)   $(864.9)
                                                              =========    =======


NOTE H -- COMMITMENTS AND CONTINGENT LIABILITIES


     At September 30, 2000, the Company was committed to pay approximately $135.0 million for equipment and services.


     The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.


NOTE I -- SUBSEQUENT EVENT



     In October 2000, the Company issued $500.0 million principle amount 11 7/8% Senior Notes due 2010. The Notes were issued at a price of 97.872% of the aggregate principal amount at maturity or $489.4 million. The underwriters' discount and commissions were $11.3 million. Interest is payable semiannually in cash at the rate of 11 7/8% per annum beginning on April 1, 2001. The Notes may be redeemed at the Company's option, in whole or in part, at any time on or after October 1, 2005. Also in October 2000, L110.6 million ($163.5 million) of the principal amount outstanding under the NTL Business and NTLCL credit agreement was repaid.

                           CWC CONSUMERCO, A DIVISION
                              OF NTL (CWC) LIMITED
                           (FORMERLY CABLE & WIRELESS
                            COMMUNICATIONS LIMITED)
                                  "CONSUMERCO"

              REPORT AND FINANCIAL STATEMENTS AS OF MARCH 31, 1999
             AND 2000 AND FOR THE THREE YEARS ENDED MARCH 31, 2000

                       FINANCIAL STATEMENTS OF CONSUMERCO

                         REPORT OF INDEPENDENT AUDITORS

TO THE DIRECTORS OF NTL INCORPORATED

     We have audited the accompanying financial statements of CWC ConsumerCo ("ConsumerCo") as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 which have been prepared on the bases and in accordance with the accounting policies set out therein under the historical cost convention.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     The Directors of ntl (CWC) Limited are responsible for the preparation of the financial statements in accordance with the applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established by the United Kingdom Auditing Practices Board and by our profession's ethical guidance.

BASIS OF OPINION

     We conducted our audit in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of ConsumerCo, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion, the financial statements referred to above present fairly, in all material respects, the state of affairs of ConsumerCo as at March 31, 1999 and 2000 and of ConsumerCo's results and cash flows for each of the three years ended March 31, 2000 in accordance with the bases of preparation detailed in the accompanying financial statements, applied using accounting principles generally accepted in the United Kingdom.

RECONCILIATION TO US GAAP

     Accounting practices used by ConsumerCo in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with generally accepted accounting principles in the United States. A description of these differences and a reconciliation of net loss and shareholders' equity to generally accepted accounting principles in the United States is set out in Note 35.

Arthur Andersen
Chartered Accountants

London
United Kingdom
6th October 2000

                                   CONSUMERCO

                         COMBINED PROFIT & LOSS ACCOUNT
                          FOR THE YEAR ENDED MARCH 31

                                                             NOTE    2000    1999    1998
                                                             ----    ----    ----    ----
                                                                      LM      LM      LM
TURNOVER
Continuing operations......................................           694     688     104
Acquisitions...............................................            --      --     446
                                                                     ----    ----    ----
                                                                4     694     688     550
                                                                     ----    ----    ----
OPERATING COSTS
Outpayments and other cost of sales........................     5    (269)   (251)   (188)
                                                                     ----    ----    ----
GROSS PROFIT...............................................           425     437     362
Millennium and NCNC costs..................................   5,6     (12)    (16)     (2)
Other operating expenses (net).............................     5    (270)   (241)   (197)
Depreciation and amortisation..............................   5,7    (156)   (135)   (103)
                                                                     ----    ----    ----
OPERATING (LOSS)/PROFIT
Continuing operations......................................           (13)     45      49
Acquisitions...............................................            --      --      11
                                                                     ----    ----    ----
TOTAL OPERATING (LOSS)/PROFIT..............................           (13)     45      60
Costs of fundamental reorganisation........................    10      --      --     (96)
Release of surplus fundamental reorganisation provision....             2      --      --
Profit on disposal as tangible first assets................             1      --      --
Net interest payable.......................................    11    (190)   (179)   (121)
                                                                     ----    ----    ----
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION................     7    (200)   (134)   (157)
Taxation...................................................    12      34      --      --
                                                                     ----    ----    ----
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION.................          (166)   (134)   (157)
Minority interests.........................................             1      (1)     --
                                                                     ----    ----    ----
NET LOSS -- TRANSFER FROM RESERVES.........................          (165)   (135)   (157)
                                                                     ----    ----    ----

     As more fully explained in Note 2, ConsumerCo did not operate as a separate legal or reporting entity throughout the period. Accordingly the above profit and loss account may not be representative of its future results.

     All operations are continuing.

     There are no recognised gains or losses other than those reflected in the combined profit and loss account and accordingly, no statement of total recognized gains and losses is presented.

     The accompanying notes are an integral part of this combined profit and loss account.

                                   CONSUMERCO

                             COMBINED BALANCE SHEET
                                 AS AT MARCH 31

                                                              NOTE     2000      1999
                                                              ----    ------    ------
                                                                        LM        LM
FIXED ASSETS
Intangible assets...........................................   13          8         8
Tangible assets.............................................   14      3,167     2,860
                                                                      ------    ------
                                                                       3,175     2,868
CURRENT ASSETS
Debtors:
  Due within one year.......................................   15        131        67
  Due after one year........................................   15         68        69
Debtors within receivables securitisation...................   16
  Gross debtors.............................................              56        85
  Non-returnable proceeds...................................             (29)      (62)
                                                                          27        23
Cash at bank and in hand....................................              87       127
                                                                      ------    ------
                                                                         313       286
CREDITORS: amounts falling due within one year..............   17       (826)     (487)
                                                                      ------    ------
Net current liabilities.....................................            (513)     (201)
                                                                      ------    ------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................           2,662     2,667
CREDITORS: amounts falling due after more than one year.....   18     (3,075)   (2,916)
PROVISIONS FOR LIABILITIES AND CHARGES......................   19         (6)      (14)
NET LIABILITIES.............................................            (419)     (263)
CAPITAL AND RESERVES
Called up share capital.....................................   21        748       746
Share premium...............................................   22         17         9
Other reserves..............................................   22     (1,199)   (1,034)
                                                                      ------    ------
Equity shareholders' funds..................................            (434)     (279)
Equity minority interest....................................              15        16
                                                                      ------    ------
                                                                        (419)     (263)

  The accompanying notes are an integral part of this combined balance sheet.

                   APPROVED AND SIGNED ON BEHALF OF THE BOARD

                                6TH OCTOBER 2000

                                   CONSUMERCO

                          COMBINED CASH FLOW STATEMENT
                          FOR THE YEAR ENDED MARCH 31

                                                            NOTE    2000    1999     1998
                                                            ----    ----    ----    ------
                                                                     LM      LM       LM
Net cash inflow before fundamental reorganisation costs
  and IT outsource........................................           (89)    220       386
Outflow related to fundamental reorganisation costs and IT
  outsource...............................................            (6)    (41)      (30)
                                                                    ----    ----    ------
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES.......   27      (95)    179       356
                                                                    ----    ----    ------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received.........................................             5      15        10
Interest paid.............................................          (224)   (227)     (144)
                                                                    ----    ----    ------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE....................................          (219)   (212)     (134)
                                                                    ----    ----    ------
TAXATION
U.K. Corporation tax paid.................................            --      --       (16)
                                                                    ----    ----    ------
TAX PAID..................................................            --      --       (16)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets.........................          (452)   (375)     (529)
Interest bearing deposit (net of VAT).....................            --    (109)       --
Sale of tangible fixed assets.............................            19      57        --
                                                                    ----    ----    ------
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL
  INVESTMENT..............................................          (433)   (427)     (529)
                                                                    ----    ----    ------
ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings, net of cash
  acquired................................................   28       --      --        88
Disposal of business......................................   28       --       4        --
                                                                    ----    ----    ------
NET CASH INFLOW FROM ACQUISITIONS AND DISPOSALS...........            --       4        88
                                                                    ----    ----    ------
EQUITY DIVIDENDS PAID
Ordinary dividends paid...................................            --      --        (9)
                                                                    ----    ----    ------
CASH OUTFLOW BEFORE FINANCING.............................          (747)   (456)     (244)
                                                                    ----    ----    ------
FINANCING
Increase in bank and other loans..........................           932     669     3,257
Increase in share capital.................................             1      --        --
Net proceeds from issue of loan notes.....................            --     433     1,585
Repayment of debt.........................................          (222)   (736)   (4,448)
Capital element of finance lease rental payments..........            (4)    (12)       (6)
                                                                    ----    ----    ------
(DECREASE)/INCREASE IN CASH...............................   29      (40)   (102)      144
                                                                    ====    ====    ======

     The accompanying notes are an integral part of this combined cash flow statement.

                                   CONSUMERCO

           RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS
                          FOR THE YEAR ENDED MARCH 31

                                                            NOTE    2000     1999     1998
                                                            -----   -----    ----    ------
                                                                     LM       LM       LM
Loss for the financial year...............................           (165)   (135)     (157)
Share issues..............................................  21,22      10      10     1,957
Goodwill acquired and written off during the year.........             --      --    (2,006)
Other movements on reserves...............................             --      31        (7)
                                                                    -----    ----    ------
Net decrease in equity shareholders' fund.................           (155)   (156)     (213)
Equity shareholders' funds at beginning of year...........           (279)    123        90
                                                                    -----    ----    ------
EQUITY SHAREHOLDERS' FUNDS AT END OF YEAR.................           (434)   (279)     (123)
                                                                    =====    ====    ======

The accompanying notes are an integral part of this reconciliation of movements in equity shareholders' funds.

                                   CONSUMERCO

                       NOTES TO THE FINANCIAL STATEMENTS

1 BACKGROUND

     On July 26, 1999, Cable and Wireless plc ("Cable and Wireless"), NTL Incorporated ("NTL") and Cable & Wireless Communications (now ntl (CWC) Limited and hereafter "ntl (CWC)") announced that they had agreed to propose a restructuring of ntl (CWC) to its shareholders. The restructuring was agreed by the shareholders, and completed on May 30, 2000.

     As part of the restructuring, ntl (CWC), which was a 52.8% owned subsidiary of Cable and Wireless was separated into its residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses, referred to as ConsumerCo, and its corporate, business, internet protocol and wholesale operations, referred to as CWC Data Co. NTL indirectly acquired all of ConsumerCo and Cable and Wireless indirectly acquired the interest in CWC DataCo. which was not already attributable to it, thereby achieving 100% ownership of CWC DataCo. These two acquisitions, collectively, are referred to as the "Transaction".

2 BASIS OF PREPARATION

  a) Structure of financial statements

     The financial statements, have been prepared on the basis set out within the "Basis of preparation" below. In the financial statements, ntl (CWC) and its subsidiary undertakings, as appropriate, are referred to as "ntl (CWC) group".

     The activities of ConsumerCo were carried out as an integral part of the ntl (CWC) group and as such the operations comprising ConsumerCo were carved out from the financial statements of the ntl (CWC) group. Consequently, certain revenues, costs, assets and liabilities previously reported within legal entities, comprising the ntl (CWC) group, have been allocated to ConsumerCo to reflect the assets and liabilities attributable to ConsumerCo and the results of such operations for the periods shown.

     As a result of the carve out, the combined balance sheet presents an "Other reserves" balance for ConsumerCo, consistent with the fact that ConsumerCo did not operate as a standalone group. Accordingly, the net liabilities position is presented with an equal and opposite equity shareholders' funds figure after including this "Other reserves" balance which represents the investment in ConsumerCo held by the ntl (CWC) group.

     The financial statements have been prepared specifically in connection with the acquisition of ConsumerCo by NTL and consequently do not contain certain reports, disclosures or other matters that would be required under the UK Companies Act 1985.

     Further, the financial statements do not necessarily reflect the terms of the Transaction agreement referred to in Note 1 above.

  b) Basis of preparation

     Revenue

     All ConsumerCo's revenues are specifically identifiable from the total revenues of the ntl (CWC) group.

     Specifically attributable costs, assets and liabilities

     Most of the costs, assets and liabilities reflected in the financial statements are specifically identifiable to ConsumerCo. Such specific costs, assets and liabilities have been allocated directly to ConsumerCo.

                                   CONSUMERCO

     - Outpayments

     Outpayments and other cost of sales figures represent third party costs incurred by ConsumerCo.

     Allocation of indirectly attributable costs, assets and liabilities

     Where costs, assets and liabilities were incurred for the benefit of ConsumerCo, but could not be specifically identified, an allocation has been made.

     Indirectly attributable costs, assets and liabilities have been allocated using bases which the Directors believe provide an appropriate mechanism to carve out ConsumerCo's financial results for the three years ended March 31, 2000 and financial position as at March 31, 1999 and 2000, from the ntl (CWC) group financial statements.

     Costs

     Particular indirectly attributable costs have been allocated consistently on the following bases unless otherwise stated:

     - Net operating expenses -- three years ended March 31, 2000

     Net operating expenses consist primarily of network operations and central ntl (CWC) group support costs, principally those of the Finance and IT departments. A significant element of these costs are staff related.

        - Network operations costs have been allocated based upon the relative usage of the ntl (CWC) group telecommunications network by those products and services provided by ConsumerCo.

        - Staff and related costs have been allocated based upon management's estimation of the relative proportion of individuals' time providing services to ConsumerCo. The Directors believe that this provides a fair allocation of costs to ConsumerCo.

        - IT department costs relating to general IT support and services have been allocated in the proportion of ConsumerCo headcount, including allocated headcount, to total ntl (CWC) group headcount. Specific IT projects and systems have been allocated on the basis of estimated usage by ConsumerCo.

        - Finance department costs have been allocated in the proportion of ConsumerCo headcount (including allocated headcount) to total ntl
          (CWC) group headcount. In the year ended March 31, 1998 these costs were allocated on the basis of revenue due to the lack of retrospective information regarding Finance department headcount. The Directors believe that despite the different bases applied the overall allocation is appropriate.

        - Facilities and other related costs have been allocated based on relative usage by ConsumerCo.

     - Depreciation

     Depreciation for the three years ended 31 March 2000 has been allocated consistent with the allocation of fixed assets to ConsumerCo.

                                   CONSUMERCO

     Assets and liabilities

     Particular indirectly attributable assets and liabilities have been consistently allocated on the following bases as at March 31, 1999 and 2000 unless otherwise stated:

     - Fixed assets

     ConsumerCo has allocated fixed asset additions and disposals on the basis of management's estimate of relative usage of those assets. The Directors believe this fairly presents the historic asset base attributable to ConsumerCo.

     - Trade creditors

     Trade creditor amounts relate to operating and capital expenditure. Where not specifically attributable, such amounts have been allocated based on the allocation to ConsumerCo of net operating expenses and capital expenditure.

     - Debt

     Substantially all ntl (CWC)'s debt has been allocated to ConsumerCo on the basis that it is primarily used to fund ConsumerCo activities. See Note 18.

     - Other assets and liabilities

     Prepayments and accrued income and accruals and deferred income amounts are attributable to specific ConsumerCo cost centres and where not specifically attributable, have been allocated based on the allocation of the net operating expenses to each respective cost centre.

     Limitations on use of financial statements

     Because of the allocations referred to above and the proposed changes in the structure and financing of ConsumerCo going forward, these financial statements should not be relied upon as being representative of the future financial position or performance of ConsumerCo. In particular:

     - Outpayments for all periods presented are not representative of those amounts that will be incurred by ConsumerCo in the future as it will need to enter into arms' length arrangements for the carriage and delivery of telecommunications traffic and services either with CWC DataCo and with other third parties.

     - The operating costs attributed to ConsumerCo for the year ended March 31, 2000 are not representative of the costs it will incur after the proposed transaction as they represent the carve out of costs incurred by the ntl
       (CWC) group, which was managed as an integrated business. The activities of ConsumerCo on a stand alone basis may be restructured following the transaction which may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported result for the year ended March 31, 2000 is not representative of the amounts to be incurred by ConsumerCo after the Transaction.

     - In view of the refinancing and corporate restructuring of the businesses, the debt, interest and taxation figures included in these financial statements are not representative of the amounts of those items for ConsumerCo following the Transaction.

                                   CONSUMERCO

3 STATEMENT OF ACCOUNTING POLICIES

     The financial statements have been prepared applying ConsumerCo's accounting policies and no adjustments have been made with respect to any differences between these and NTL's accounting policies.

     The principal accounting policies of ConsumerCo, which have been applied consistently throughout the three years ended March 31, 2000, unless expressly stated otherwise, are as follows:

  a) Basis of accounting

     The financial statements have been prepared applying accounting principles generally accepted in the United Kingdom and on the historical cost basis.

     The results of subsidiary undertakings acquired or disposed of during the year are included from the date of their acquisition or up to the date of their disposal, except for the acquisition of Mercury Communications Limited which has been merger accounted for under the group reorganisation provisions of FRS 6 "Acquisitions and mergers".

     Intercompany sales and profits are eliminated fully.

  b) Turnover and revenue recognition

     Turnover, which excludes value added tax, represents the amount receivable in respect of services provided to customers in each year and is accounted for on the accruals basis. At the end of each year adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

  c) Interconnection with other operators

     When operators of other national and international telecommunications networks carry traffic, the charges incurred are matched with the associated revenues. All charges payable to, or by, overseas telecommunications administrations are negotiated separately and are subject to continuous review.

     Charges payable by ConsumerCo to British Telecommunications plc, referred to as BT, for the conveyance of traffic and connections to the BT network are subject to government regulation in the form of a determination by OFTEL, the Office of Telecommunications. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service.

     Up until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year, and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods.

     Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which BT will have the price flexibility to set its own charges. The degree of control depends on the competitiveness of the services concerned.

  d) Goodwill

     With effect from April 1, 1998, goodwill arising on the acquisition of subsidiary undertakings and businesses, being the difference between the fair value of the purchase consideration and the fair value

                                   CONSUMERCO
attributed to the identifiable assets and liabilities acquired, is capitalised and amortised in equal annual instalments through the profit and loss account over the ntl (CWC) "Directors" estimate of its useful economic life.

     ConsumerCo periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

     As permitted under the transitional provisions in FRS 10, "Goodwill and Intangible Assets", goodwill on acquisitions prior to April 1, 1998 is dealt with as a movement on reserves. Where subsidiary undertakings are wholly or partially disposed of during the year, goodwill that was written off to reserves or has not been amortised through the profit and loss account is charged to the profit and loss account.

  e) Tangible fixed assets and depreciation

     Tangible fixed assets are recorded at cost, which includes materials, direct labour and other incremental costs applicable to the design, construction and connection of the telecommunications and cable television networks and equipment. Other incremental costs capitalised include all costs of those departments responsible solely for design, construction and connection. Where departments spend only part of their time on functions directly connected with design, construction and connection, the relevant proportion of total costs is capitalised. Costs which are initially capitalised in projects under construction where the projects do not become operational are written off to the profit and loss account, once it is determined that the project will not become operational.

     Costs of departments relating to revenue related operations such as direct selling, marketing and other customer related departments, are not capitalised.

     Capitalisation of interest

     Interest is capitalised as part of the cost of separately identifiable major capital projects, up to the time that such projects are substantially complete. The amount of interest capitalised is calculated as the capitalisation rate multiplied by the weighted average carrying amount of major capital projects under construction during the period.

                                   CONSUMERCO

     Depreciation

     Depreciation is provided on the difference between the cost of tangible fixed assets and the estimated residual value in equal annual instalments over the estimated useful lives of the assets. These lives are as follows:

LAND AND BUILDINGS:                                        LIVES
freehold buildings                              40 years
leasehold land and buildings                    up to 40 years or term of
                                                lease if less
leasehold improvements                          remaining term of lease or
                                                expected useful life of the
                                                improvements if less
COMMUNICATIONS NETWORK PLANT AND EQUIPMENT:
ducting and network construction                10 to 40 years
electronic equipment and cabling                10 to 20 years
other network plant and equipment               6 to 25 years
NON-NETWORK PLANT AND EQUIPMENT                 3 to 10 years

     Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

     After a portion of the network is fully constructed and released to operations, depreciation of the network commences either when target rates of penetration are achieved or no later than one year after the release date.

  f) Leased Assets

     Where assets are financed by leasing agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Lease payments are split between capital and interest elements using the annuity method. Depreciation on the relevant assets and interest are charged to the profit and loss account.

     All other leases are operating leases and the annual rentals are charged to operating profit on a straight line basis over the lease term.

  g) Fixed asset investments

     Fixed asset investments are stated at cost less provisions for impairment. Any impairment is charged to the profit and loss account in the year in which it is identified.

  h) Deferred taxation

     The charge for taxation is based on the results for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. ConsumerCo provides for deferred tax unless there is a reasonable probability that the liability will not arise in the foreseeable future. Where deferred tax is provided, the liability method is used. No deferred tax assets are recognised in respect of accumulated tax losses.

                                   CONSUMERCO

  i) Pensions

  Defined contribution schemes

     Where ConsumerCo companies through the ntl (CWC) group participate in defined contribution pension schemes for their employees, the pension costs charged to the profit and loss account represent contributions payable during the year.

  Defined benefit schemes

     ConsumerCo through the ntl (CWC) group also participates in a defined benefit pension scheme operated by Cable and Wireless for certain employees. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme so as to achieve a constant percentage of pensionable pay.

  j) Foreign currencies

     Transactions are translated into sterling at the rate of exchange ruling on the date of the transaction. All outstanding monetary assets and liabilities denominated in foreign currency are retranslated at the rates ruling at the balance sheet date. Any exchange differences arising are dealt with through the profit and loss account.

     The results of overseas operations are translated at the average rate of exchange during the period and their balance sheets at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account.

  k) Forward exchange contracts and interest rate swaps

     ConsumerCo through the ntl (CWC) group uses financial instruments, including forward exchange contracts and interest rate swaps, in its management of exchange rate and interest rate exposures. While these instruments are subject to the risk of loss from changes in exchange rates and interest rates, these losses would generally be offset by gains in the related exposures.

     Financial instruments are only used to hedge underlying economic exposures. ConsumerCo does not speculate in derivative financial instruments.

     Realised and unrealised gains and losses on forward contracts which hedge firm third party commitments are recognised in the profit and loss account in the same period as the gain or loss on the underlying transaction. Net interest paid or received on interest rate swaps is included in interest expense on an accruals basis.

  l) Capital instruments and financing costs

     Capital instruments are accounted for and classified as equity or non-equity share capital, equity or non-equity minority interests or debt according to their form. The costs of issue of non-equity and debt capital instruments are charged to the profit and loss account on an annual basis over the life of the instruments at a constant rate on the carrying amount. Where permitted by law, a corresponding amount is subsequently transferred from the share premium account to retained earnings. The cost of issue of equity instruments is written off against the share premium account.

                                   CONSUMERCO

  m) Provisions

     ConsumerCo accounts for provisions in accordance with FRS12 "Provisions and Contingencies". Consequently, provisions are only recognised when ConsumerCo has a legal or constructive obligation to transfer economic benefits as a result of past events. To the extent that the provisions are surplus to requirements they are released in the profit and loss account.

  n) IT outsource

     ConsumerCo through the ntl (CWC) group has entered into a 10 year contract for the provision of commercial IT services. Certain costs are paid in advance of the benefit received. These costs are deferred and amortised over the period during which benefit is derived. The charge for the provision of the consolidated billing system is amortised over the expected levels of billing activity.

  o) Millennium and National Code Number Change costs

     Costs incurred in modifying existing software to achieve Year 2000 compliance are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves compliance, but also represents an enhancement of an asset's service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset, in accordance with Urgent Issues Task Force Abstract 20, "Year 2000: Accounting and Disclosures".

     Costs incurred in modifying equipment in preparation for National Code Number Changes are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves the necessary modification but also represents an enhancement of an asset's service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset.

4 TURNOVER

     Turnover derives from:

     - local, national and international telecommunications and cable television services; and

     - the sale and rental of telecommunications equipment.

     Turnover comprised the following:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Consumer Markets
  Direct telephony..........................................  279     292     219
  Indirect telephony........................................   93     102     104
  Television................................................  253     222     172
Business Markets............................................   69      72      55
                                                              ---     ---     ---
Total Turnover..............................................  694     688     550
                                                              ===     ===     ===

     The Directors consider this to be a single class of business and accordingly no segmental analysis of operating profit or loss or net assets is shown. In the year ended March 31, 2000 all of the turnover was generated by operations in the United Kingdom (1999: 100% and 1998: 100%).

                                   CONSUMERCO

5 COST OF SALES AND OPERATING EXPENSES

                                                                                 1998
                                                   2000    1999    --------------------------------
                                                   TOTAL   TOTAL   CONTINUING   ACQUISITION
                                                   -----   -----   ----------   -----------   TOTAL
                                                    LM      LM         LM           LM         LM
Outpayments and other cost of sales..............   269     251        36           152        188
Other operating expenses (net)...................   270     241        19           178        197
Millennium and NCNC costs........................    12      16        --             2          2
Depreciation and amortisation....................   156     135         2           101        103
                                                    ===     ===        ==           ===        ===

     All activities in the years ended March 31, 1999 and 2000 were continuing.

6 MILLENNIUM AND NATIONAL CODE NUMBER CHANGE COSTS

  Millennium costs

     Millennium costs comprise the costs allocated to ConsumerCo through the ntl
(CWC) group Year 2000 Programme. This includes ConsumerCo's share of the costs of making software and systems compliant, upgrading rented customer premises equipment, purchasing new software and employing external consultants and advisors, as well as the costs of ConsumerCo employees working on the Year 2000 Programme. A cumulative total of L30 million has been incurred to date, of which L1 million has been capitalised and L29 million has been written off to the profit and loss account.

  National Code Number Change Costs

     National Code Number Change costs are being incurred by ConsumerCo through the ntl (CWC) group, in relation to the change in national code numbers which has been initiated by OFTEL. National dialling codes are being reorganised to provide additional UK numbering capacity required for long term growth in new numbers for fixed and mobile telephones, fax, pager, and internet use.

     Costs of L2 million had been incurred during the year in relation to National Code Number Change, which were capitalised (1999: L1 million expensed in the profit and loss account). The National Code Number Change programme is expected to take a further year to complete. Total costs are expected to be L5 million of which L3 million is expected to relate to capital expenditure, the balance being written off to the profit and loss account as incurred.

7 LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

     Loss on ordinary activities before taxation is stated after charging:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Depreciation of owned tangible fixed assets.................  144     122      91
Depreciation of fixed assets held under finance leases......   12      12      12
Amortisation of goodwill....................................   --       1      --
Operating lease payments -- hire of plant and machinery.....   --       2       2
Operating lease payments -- other...........................    5       8       9
Management service fees payable (see Note 33)...............   --       1       3

                                   CONSUMERCO

8 EMPLOYEES

     In 2000 the average monthly number of persons working within ConsumerCo was 5,262 (1999: 5,130 and 1998: 5,407).

     The aggregate remuneration and associated costs of ConsumerCo employees were:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Salaries and wages..........................................  142     126     106
Social security costs.......................................   11      11      10
Pension costs of defined benefit scheme.....................    3       3       3
Pension costs of defined contribution schemes...............    3       3       2
                                                              ---     ---     ---
Total staff costs...........................................  159     143     121
Less: Staff costs capitalised within network fixed assets...  (79)    (47)    (34)
                                                              ---     ---     ---
                                                               80      96      87
                                                              ===     ===     ===

     Details of the pension schemes are given in Note 9.

9 PENSIONS

     ConsumerCo, through ntl (CWC), participates in a pension scheme operated by Cable and Wireless. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the Cable and Wireless group and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 1999. Full details relating to the pension scheme are disclosed in the financial statements of Cable and Wireless.

     ConsumerCo also operates several defined contribution pension plans.

     ConsumerCo will establish a new exempt approved pension scheme and employees allocated to ConsumerCo who are active members of the Cable and Wireless superannuation fund will be invited to join the new ConsumerCo scheme and to transfer their accrued rights to it. Employees allocated to ConsumerCo who are active members of ntl (CWC) pension schemes will, for the time being, remain in those schemes.

10 COSTS OF FUNDAMENTAL REORGANISATION

     Following the formation of the ntl (CWC) group on April 28, 1997, the nature and focus of operations of the constituent companies were fundamentally reorganised. Costs of L96 million have been allocated to ConsumerCo and include branding, employee related costs such as redundancies and property rationalisations.

     The inclusion of the costs of fundamental reorganisation had no material impact on the tax charge for 2000 or 1999 or 1998.

                                   CONSUMERCO

11 NET INTEREST PAYABLE

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Interest receivable and similar income:
Deposits and short term loan interest.......................     4       8       8
Funds placed with parent undertaking........................    --       6       1
                                                              ----    ----    ----
                                                                 4      14       9
                                                              ====    ====    ====
Interest payable:
Finance charges on leases...................................    (6)     (9)     (7)
Bank loans and overdrafts...................................   (70)    (89)    (90)
Loan notes..................................................  (146)   (132)    (58)
Funds borrowed from parent undertaking......................    (2)     --      (1)
                                                              ----    ----    ----
                                                              (224)   (230)   (156)
Less: interest capitalised within network fixed assets (Note
  14).......................................................    30      37      26
                                                              ----    ----    ----
                                                              (194)   (193)   (130)
                                                              ----    ----    ----
Net interest payable........................................  (190)   (179)   (121)
                                                              ====    ====    ====

12 TAXATION

     The tax credit comprises:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
United Kingdom taxation:
Current corporation tax at 30% (1999: 31%, 1998: 31%).......   34     --      --
Deferred tax................................................   --     --      --
Adjustment in respect of prior years........................   --     --      --
                                                               --      --      --
Tax credit on profit on ordinary activities.................   34     --      --
                                                               ==      ==      ==

     If deferred tax had been provided in 2000 on a full provision basis, there would have been no change in the tax charge for the year (1999: no change, 1998: no change). The effective tax rate for the year ended March 31, 2000 is 0% (1999: 0%, 1998: 0% after costs of fundamental reorganisation). This rate differs from the statutory tax rate of 30% because the companies within ConsumerCo were loss making in the period and deferred tax assets for such losses were not recognised in full. The tax credit in the year ended March 31, 2000 reflects a payment of L34 million from CWC DataCo for losses surrendered by way of group relief.

                                   CONSUMERCO

13 INTANGIBLE FIXED ASSETS

                                                              GOODWILL
                                                              --------
                                                                 LM
COST
At April 1, 1999............................................      9
Additions...................................................     --
                                                                 --
At March 31, 2000...........................................      9
                                                                 --
AMORTISATION
At April 1, 1999............................................      1
Charge for the year.........................................     --
                                                                 --
At March 31, 2000...........................................      1
                                                                 --
Net book value at March 31, 2000............................      8
                                                                 --
Net book value at March 31, 1999............................      8
                                                                 ==

     Goodwill arising on the acquisition of Two Way TV Limited is amortised over 20 years, which is the ntl (CWC)'s Directors' estimate of its economic useful life.

14 TANGIBLE FIXED ASSETS

                                                LAND       NETWORK CABLE,    NON-NETWORK
                                                 AND         PLANT AND        PLANT AND
                                              BUILDINGS      EQUIPMENT        EQUIPMENT     TOTAL
                                              ---------    --------------    -----------    -----
                                                 LM              LM              LM          LM
COST
At April 1, 1999............................     53            3,020              14        3,087
Additions...................................      1              423              73          497
Disposals...................................     --               (8)            (18)         (26)
                                                 --            -----             ---        -----
At March 31, 2000...........................     54            3,435              69        3,558
                                                 --            -----             ---        -----
DEPRECIATION
At April 1, 1999............................      4              218               5          227
Charge for the year.........................      5              130              21          156
Transfers...................................     --               16              --           16
Disposals...................................     --               (3)             (5)          (8)
                                                 --            -----             ---        -----
At 31 March 2000............................      9              361              21          391
                                                 --            -----             ---        -----
NET BOOK VALUE AT
March 31, 2000..............................     45            3,074              48        3,167
                                                 --            -----             ---        -----
March 31, 1999..............................     49            2,802               9        2,860
                                                 ==            =====             ===        =====

                                   CONSUMERCO

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
The net book value of land and buildings comprised:
  Freehold..................................................   19      19
  Long leasehold............................................    2       2
  Short leasehold...........................................   24      28
                                                               --      --
                                                               45      49
                                                               ==      ==

     Interest totalling L30 million (1999: L37 million) for the year ended March 31, 2000 that is directly applicable to the design, construction and installation of ConsumerCo's cable television and telecommunications network has been capitalised within additions to network assets. Accumulated interest capitalised included in the total cost of tangible fixed assets at March 31, 2000 amounted to L93 million (1999: L63 million).

     Included in the net book value of Network cable, plant and equipment is L83 million in respect of assets held under finance leases and similar hire purchase contracts (1999: L95 million). Accumulated depreciation on these assets is L42 million (1999: L30 million) and the charge for the year is L12 million (1999:
L12 million). Network cable, plant and equipment includes L127 million (1999:
L118 million) in respect of assets not yet in service and consequently upon which depreciation has not been charged.

15 DEBTORS

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
DUE WITHIN ONE YEAR
Trade debtors outside receivables securitisations...........   12       7
Amounts due from CWC DataCo (see below).....................   63      --
Other debtors...............................................   18      11
Prepayments and accrued income..............................   38      49
                                                              ---     ---
                                                              131      67
                                                              ---     ---
DUE AFTER MORE THAN ONE YEAR
Prepayments and accrued income..............................   68      69
                                                              ---     ---
                                                              199     136
                                                              ===     ===

     Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

     Included within prepayments and accrued income, is an amount of L100 million (1999: L112 million) in respect of the IT outsource representing:

                                   CONSUMERCO

                                                                  2000                1999
                                                     ------------------------------   -----
                                                                  DUE AFTER
                                                     DUE WITHIN   MORE THAN
                                                      ONE YEAR    ONE YEAR    TOTAL   TOTAL
                                                     ----------   ---------   -----   -----
                                                         LM          LM        LM      LM
Security deposit...................................      21          32         53      85
Consolidated billing system charge.................       9          27         36      14
Transition costs...................................       2           9         11      13
                                                         --          --        ---     ---
                                                         32          68        100     112
                                                         ==          ==        ===     ===

     The consolidated billing system charge is amortised over the life of the outsource contract based on expected billing levels. The transition costs billed by IBM in relation to the transition of the IT function to the outsource provider include external legal, consultancy, property and other technical fees which are amortised over differing periods depending on the period over which ConsumerCo, through the ntl (CWC) group derives benefit.

16 DEBTORS WITHIN RECEIVABLES SECURITISATION

                                                             2000    1999
                                                             ----    ----
                                                              LM      LM
Gross debtors..............................................   56      85
Non-returnable proceeds....................................  (29)    (62)
                                                             ---     ---
                                                              27      23
                                                             ===     ===

     Within the overall working capital facilities, certain trade debtors have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a trust for the benefit of the providers of this securitisation facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to individual debtors and the expected collection period.

     ConsumerCo, through the ntl (CWC) group, is not obliged (and does not intend) to support any losses arising from the assigned debts against which cash has been advanced. The providers of the finance have confirmed in writing that, in the event of default in payment by a debtor, they will seek repayment of the cash advanced only from the remainder of the pool of debts in which they hold an interest, and that repayment will not be required from ConsumerCo in any other way.

                                   CONSUMERCO

17 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Unsecured convertible loan notes............................   --       9
Current instalments due on loans............................  543      33
Obligations under finance leases............................    7       5
Trade creditors.............................................   34      35
Amounts owed to CWC DataCo (see below)......................   --     199
Amounts owed to parent undertaking..........................   13      --
Other taxation and social security..........................   11       5
Other creditors.............................................    7      30
Accruals and deferred income................................  211     171
                                                              ---     ---
                                                              826     487
                                                              ===     ===

     Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

18 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                              2000     1999
                                                              -----    -----
                                                               LM       LM
Notes due 2003 ($750m at a coupon rate of 6.375%)...........    453      453
Notes due 2005 ($650m at a coupon rate of 6.625%)...........    393      393
Notes due 2008 ($1.1bn at a coupon rate of 6.750%)..........    665      665
Bonds due 2005 (L300m at a coupon rate of 7.125%)...........    298      298
Bonds due 2017 (L200m at a coupon rate of 7.375%)...........    199      199
Loans.......................................................    965      795
Obligations under finance lease.............................    100      108
Accruals and deferred income................................      2        5
                                                              -----    -----
                                                              3,075    2,916
                                                              =====    =====

     With the exception of certain specific finance lease obligations, all debt of ntl (CWC) group has been allocated to ConsumerCo as such debt has primarily been necessary to fund ConsumerCo's activities.

     Substantially all third party borrowings were repaid as part of the Transaction Agreement and were replaced with approximately L2.2 billion of borrowings from another NTL group company.

19 PROVISIONS FOR LIABILITIES AND CHARGES

                                                         ONEROUS      PROPERTY
                                                       OBLIGATIONS     COSTS      TOTAL
                                                       -----------    --------    -----
                                                           LM            LM        LM
At March 31, 1999....................................        5            9         14
Amounts used during the year.........................       (3)          (5)        (8)
Established during the year..........................       --           --         --
                                                           ---           --        ---
AT MARCH 31, 2000....................................        2            4          6
                                                           ===           ==        ===

                                   CONSUMERCO

     At March 31, 2000 the onerous obligations provision relates to onerous contract commitments not recorded in the books of Two Way TV Limited. This is expected to be utilised over the next five years.

     The remaining provision for property costs relates to the fair value property provision for overmarket rents set up as a result of the acquisition of Bell Cablemedia and NYNEX CableComms in April 1997, and is expected to be utilised over the next 18 years.

20 DEFERRED TAX

     The amount provided, and the full potential liability, in respect of UK deferred taxation is as follows:

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Amount provided and potential liability:....................    --      --
Tax effect of timing differences due to:
  Excess capital allowances over depreciation...............  (206)   (140)
  Other timing differences..................................    --      --
                                                              ----    ----
                                                              (206)   (140)
                                                              ====    ====

     As at March 31, 2000, ConsumerCo had substantial UK tax losses available to carry forward which exceeded the timing differences due to the excess of capital allowances over depreciation. No deferred tax asset has been recognised in the accounts in respect of any unutilised tax losses.

21 CALLED UP SHARE CAPITAL

                                                 NUMBER OF SHARES
                                                 ----------------
                                                  2000      1999     2000     1999
                                                 ------    ------    -----    -----
                                                   M         M        LM       LM
Authorised:
  Ordinary shares of 50p each..................  2,250     2,250     1,125    1,125
Allotted, issued and fully paid:
  Ordinary shares of 50p each..................  1,496     1,493       748      746

     ntl (CWC) was listed on the London and New York Stock exchanges on April 28, 1997, when 1,489,253,555 shares were issued to acquire Bell Cablemedia and NYNEX CableComms with a further 102,707 being issued on offer acceptances received post-listing.

                                   CONSUMERCO

     Allotments of ordinary shares of 50p each during the year to March 31, 2000 were as follows:

                                                           NUMBER OF        GROSS
                                                            SHARES      CONSIDERATION
                                                           ALLOTTED       RECEIVED
                                                           ---------    -------------
                                                                              L
Bell Cablemedia plc Savings-Related Share Option Plan
  1994...................................................     20,135         59,781
Bell Cablemedia plc No 1 Executive Share Option Plan
  1994...................................................     13,944         41,521
Bell Cablemedia plc No 2 Executive Share Option Plan
  1994...................................................     26,902         78,089
3.5% Bell Cablemedia plc unsecured convertible loan notes
  due 2001...............................................     46,242             --
5% Bell Cablemedia unsecured convertible loan notes due
  1995 (extended)........................................  2,815,385             --
NYNEX CableComms Employees Share Option Plan.............    252,250        940,388
NYNEX CableComms Savings-Related Share Option Plan
  1995...................................................      7,309         22,080
NYNEX CableComms Savings-Related Share Option Plan
  1996...................................................     36,916         85,867
                                                           ---------      ---------
                                                           3,219,083      1,227,726
                                                           =========      =========

     Allotments of ordinary shares of 50p each during the year to March 31, 1999 were as follows:

                                                          NUMBER OF        GROSS
                                                           SHARES      CONSIDERATION
                                                          ALLOTTED       RECEIVED
                                                          ---------    -------------
                                                                             L
Bell Cablemedia plc Savings-Related Share Option Plan
  1994..................................................     36,041        107,006
Bell Cablemedia plc No. 1 Executive Share Option Plan
  1994..................................................    137,199        394,646
Bell Cablemedia plc No. 2 Executive Share Option Plan
  1994..................................................    254,974        731,162
3.5% Bell Cablemedia plc unsecured convertible loan
  notes due 2001........................................      9,366             --
NYNEX CableComms Employees Share Option Plan............  2,373,139      8,847,066
NYNEX CableComms Savings-Related Share Option Plan
  1995..................................................     29,098         87,905
NYNEX CableComms Savings-Related Share Option Plan
  1996..................................................     46,218        107,504
                                                          ---------     ----------
                                                          2,886,035     10,275,289
                                                          =========     ==========

     At March 31, 2000, capital instruments which were convertible into ordinary shares of ntl (CWC) were as follows:

                                                             PROJECTED
                                                PRINCIPAL    NUMBER OF    PERIOD OF
                                                 AMOUNT       SHARES      CONVERSION
                                                ---------    ---------    ----------
                                                    L
5% unsecured convertible loan notes due 1995
  (extended)..................................  1,925,000     826,303     1999-2001
3.5% unsecured convertible loan notes due
  2001........................................     57,564      23,086     1999-2001

     Both loan notes are convertible at the option of the holders.

                                   CONSUMERCO

22 RESERVES

                                                               SHARE      OTHER
                                                              PREMIUM    RESERVES
                                                              -------    --------
                                                                LM          LM
At April 1, 1999............................................     9        (1,034)
Gross premiums on shares allotted...........................     8            --
Amortisation of issue costs relating to capital
  instruments...............................................    --            --
Loss for the financial year.................................    --          (165)
Other movements.............................................    --            --
                                                                --        ------
At March 31, 2000...........................................    17        (1,199)
                                                                ==        ======

23 FINANCIAL INSTRUMENTS

     ConsumerCo, through the ntl (CWC) group, holds or issues financial instruments to finance its operations and to manage the interest rate and currency risks arising from its sources of finance. In addition, various financial assets and liabilities, for example, trade debtors, trade creditors, accruals and prepayments, arise directly from operations. ConsumerCo has taken advantage of the exemption available to exclude short term debtors and creditors from disclosures of financial assets and liabilities. Disclosure focuses on those financial instruments which play a significant medium to long term role in the financial risk profile.

     ConsumerCo, through the ntl (CWC) group finances its operations by a mixture of bank borrowings and other long term debt. The ntl (CWC) group borrows in the major debt markets in Sterling and US dollars at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest rate basis. The derivatives used for this purpose are principally interest rate swaps and cross currency swaps.

     The main risks arising from financial instruments are interest rate risk and currency risk.

  Finance and interest rate risk

     ConsumerCo, through the ntl (CWC) group's exposure to interest rate fluctuations on its borrowings and deposits is managed by using interest rate swaps and forward rate agreements (FRAs). The minimum proportion fixed is higher in the near term than in the longer term, with the aim of reducing the volatility of short term interest costs whilst maintaining the opportunity to benefit from the movements in longer term rates. The interest rate profile of the financial liabilities, after taking account of interest rate swaps, FRAs and cross currency swaps, of ConsumerCo as at March 31, 2000 and 1999 was:

                                                                2000        1999
                                                              STERLING    STERLING
                                                              --------    --------
                                                                 LM          LM
Floating rate financial liabilities.........................   1,492         117
Fixed rate financial liabilities............................   2,131       2,828
                                                               -----       -----
Total.......................................................   3,623       2,945
                                                               =====       =====
Fixed rate financial liabilities
  Weighted average interest rate (%)........................     6.9%        7.1%
  Weighted average period for which rate is fixed (years)...       5           6

                                   CONSUMERCO

     In addition to swaps, further protection from interest rate movements will be provided by interest rate collars on L700 million for 3 years from July 15, 1999. These start when the last FRAs mature and at this stage the weighted average interest rate is expected to fall further.

     ConsumerCo held the following financial assets as part of its financing arrangements at March 31, 2000:

CURRENCY                                                      LM
--------                                                      ---
Sterling....................................................   87

  Liquidity risk

     ConsumerCo, through ntl (CWC) group treasury operations, manages borrowings with respect to both interest and financing risk. Accordingly there are a range of maturities of debt from one year to 17 years. Financial flexibility is provided via the L1,500 million revolving facility, of which L1,000 million is for five years and L500 million for 364 days. At the 2000 year end L700 million was drawn under the five year facility and L350 million was drawn under the 364 day facility.

     The maturity profile of financial liabilities, other than short term creditors such as trade creditors and accruals, at March 31, 2000 and 1999 was:

                                                                2000      1999
                                                                ----      ----
                                                                 LM        LM
Finance lease obligations are repayable as follows:
Within one year.............................................      7         6
Between one and two years...................................      8         6
Between two and five years..................................     31        28
In five or more years.......................................     61        74
                                                                ---       ---
                                                                107       114
                                                                ===       ===

     All finance lease obligations were settled upon acquisition by NTL on May 30, 2000 and replaced with group financing.

                                                                2000       1999
                                                                -----      -----
                                                                 LM         LM
Loans and Notes are repayable as follows:
Within one year.............................................      543         29
Between one and two years...................................        6          4
Between two and five years..................................    1,854      1,541
In five or more years.......................................    1,113      1,257
                                                                -----      -----
                                                                3,516      2,831
                                                                =====      =====

     All loans and notes were settled prior to, or upon, acquisition by NTL on May 30, 2000 and replaced with group financing.

                                   CONSUMERCO

     The maturity profile of the ConsumerCo's undrawn committed borrowing facilities at March 31, 2000 was:

                                                                2000      1999
                                                                ----      ----
                                                                 LM        LM
Within one year.............................................    150       500
Greater than two years......................................     40       225
                                                                ---       ---
                                                                190       725
                                                                ===       ===

  Fair values of financial assets and liabilities

     The estimated fair value of ConsumerCo's financial instruments are summarised below:

                                                   2000                      1999
                                          ----------------------    ----------------------
                                          CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                           AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                          --------    ----------    --------    ----------
                                             LM           LM           LM           LM
PRIMARY FINANCIAL INSTRUMENTS HELD OR
  ISSUED TO FINANCE OPERATIONS:
Long term debt..........................   (3,075)      (3,127)      (2,911)      (2,962)
Cash and short term deposits............       87           87          127          127
Derivative financial instruments held to
  manage the interest rate and currency
  profile
Interest rate swaps -- assets...........       --            9           --           --
Interest rate swaps -- (liabilities)....       --           --           --          (76)
INTEREST RATE COLLARS -- ASSETS.........       --            5           --           --
INTEREST RATE COLLARS --
  (LIABILITIES).........................       --           --           --           (8)
CROSS CURRENCY SWAPS -- ASSETS..........       --           --           --           38
Cross currency swaps -- (liabilities)...       --          (48)          --          (17)

  Cash at bank and in hand, account receivable, account payable, short term borrowings and current investment liabilities.

     The carrying value approximates fair value either because of the short maturity of the instruments or because the interest rate on investments is reset after periods not greater than six months.

  Long term borrowings

     The fair value is based on quoted market prices or, where these are not available, on the quoted market prices of comparable debt issued by other companies.

  Interest rate swaps, collars and currency swaps

     The fair value of interest rate and currency swaps is the estimated amount which ConsumerCo, through the ntl (CWC) group, expects to pay or receive on the termination of the agreement, taking into consideration current interest rates and the current credit worthiness of the counterparties. The nominal value of the interest rate and currency swaps at March 31, 2000 was L2,898 million (1999:
L2,935 million). The nominal value of the interest rate collars at March 31, 2000 was L700 million (1999: L700 million).

                                   CONSUMERCO

  Currency risk

     ConsumerCo, through the ntl (CWC) group has significant sources of finance denominated in US dollars which have been hedged back into sterling using cross currency swaps.

     Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on the instruments used for hedging, and the movements thereon are as follows as at March 31, 2000:

                                                            GAINS    LOSSES    TOTAL
                                                            -----    ------    -----
                                                             LM        LM       LM
Unrecognised gains and losses on hedges
As at April 1, 1999.......................................    38      (101)     (63)
                                                             ---      ----      ---
Gains and losses arising before April 1, 1999 that were
  not recognised in
  the year................................................    38      (101)     (63)
Gains and losses arising in the year that were not
  recognised in the year..................................   (24)       53       29
                                                             ---      ----      ---
Unrecognised gains and losses on hedges at March 31,
  2000....................................................    14       (48)     (34)
                                                             ---      ----      ---
Gains and losses expected to be realised in 2000..........    14       (48)     (34)
Gains and losses expected to be realised in 2001 or
  later...................................................    --        --       --
                                                             ---      ----      ---
                                                              14       (48)     (34)
                                                             ===      ====      ===

24 COMMITMENTS

     The amount of capital expenditure, excluding that relating to the IT outsource, authorised by ConsumerCo, for which no provision has been made in the consolidated financial information is as follows:

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
Contracted..................................................   86     180

     ConsumerCo, through the ntl (CWC) group, is also contracted to IBM under the IT outsource agreement. At March 31, 2000, the total outstanding commitment was L1.3 billion which was shared equally between ConsumerCo and CWC DataCo in accordance with the Transaction Agreement for a 10 year period against which the security deposit is offset throughout the term of the contract (1999: L1.5 billion, 1998: Lnil).

25 CONTINGENT LIABILITIES

     There are no contingent liabilities at March 31, 2000.

                                   CONSUMERCO

26 LEASES

     Operating lease commitments payable in the following year, analysed according to the period in which each lease expires are as follows:

                                                              2000    1999
                                                              ----    ----
                                                               LM      LM
LAND AND BUILDINGS
Expiring within one year....................................  --      --
Expiring in years two to five...............................   1      --
Expiring thereafter.........................................   5       7
                                                               --      --
                                                               6       7
                                                               ==      ==
OTHER ASSETS
Expiring within one year....................................   1       1
Expiring in years two to five...............................   3      --
Expiring thereafter.........................................  --      --
                                                               --      --
                                                               4       1
                                                               ==      ==

27 RECONCILIATION OF OPERATING (LOSS) PROFIT TO NET CASH (OUTFLOW) INFLOW FROM OPERATING ACTIVITIES

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Operating (loss)/profit.....................................   (13)    45      60
Depreciation and amortisation...............................   156    135     103
Decrease in non refundable receipts from receivables
  securitisation............................................   (33)     1      61
Increase in debtors.........................................    32    (21)    (29)
Decrease in creditors.......................................  (231)    60     191
                                                              ----    ---     ---
Net cash (outflow)/inflow from operating activities before
  fundamental reorganisation and IT outsource costs.........   (89)   220     386
Outflow relating to fundamental reorganisation..............    (6)   (28)    (30)
Outflow relating to IT outsource transition costs...........    --    (13)     --
                                                              ----    ---     ---
Net cash (outflow)/inflow from operating activities.........   (95)   179     356
                                                              ====    ===     ===

28 CASH INFLOW FROM ACQUISITIONS AND DISPOSALS

     The analysis of net inflow of cash in respect of the acquisition and disposal of subsidiaries is as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
                                                               LM      LM      LM
Acquisition of subsidiaries.................................   --      (4)     --
Share issue costs...........................................   --      --     (49)
Cash acquired with subsidiaries.............................   --       4     137
                                                               --      --     ---
Net cash inflow from acquisition............................   --      --      88
Disposal of business........................................   --       4      --
                                                               --      --     ---
Net cash inflow from acquisitions and disposals.............   --       4      88
                                                               ==      ==     ===

                                   CONSUMERCO

29 RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                         2000      1999      1998
                                                        ------    ------    ------
                                                          LM        LM        LM
(Decrease) increase in cash in the period.............     (40)     (102)      144
Cash outflow resulting from debt and lease
  financing...........................................    (706)     (331)     (378)
                                                        ------    ------    ------
Changes in net debt resulting from cash flows.........    (746)     (433)     (234)
Other movements.......................................      12         7        --
Acquisition of subsidiaries...........................      --        --    (2,197)
Inception of finance lease contracts..................      --        --       (30)
                                                        ------    ------    ------
Movement in net debt in the period....................    (734)     (426)   (2,461)
Net (debt) funds at April 1...........................  (2,802)   (2,376)       85
                                                        ------    ------    ------
Net debt at March 31..................................  (3,536)   (2,802)   (2,376)
                                                        ======    ======    ======

30 ANALYSIS OF CHANGES IN NET DEBT

                                          AT                            AT                            AT
                                       APRIL 1,   CASH     OTHER     APRIL 1,   CASH     OTHER     MARCH 31,
                                         1998     FLOW   MOVEMENTS     1999     FLOW   MOVEMENTS     2000
                                       --------   ----   ---------   --------   ----   ---------   ---------
                                          LM       LM       LM          LM       LM       LM          LM
Cash at bank and in hand.............      229    (102)     --           127     (40)     --            87
                                        ------    ----      --        ------    ----      --        ------
Debt due within one year.............      (28)     10      --           (18)   (541)      9          (550)
Debt due after more than one year....   (2,577)   (341)      7        (2,911)   (165)      3        (3,073)
                                        ------    ----      --        ------    ----      --        ------
Total debt...........................   (2,605)   (331)      7        (2,929)   (706)     12        (3,623)
                                        ------    ----      --        ------    ----      --        ------
Total net (debt) cash................   (2,376)   (433)      7        (2,802)   (746)     12        (3,536)
                                        ======    ====      ==        ======    ====      ==        ======

31 ACQUISITIONS AND DISPOSALS

  Acquisitions

     On July 28, 1998, ConsumerCo, through ntl (CWC) subscribed for shares representing 50.1% of the enlarged ordinary share capital of Two Way TV Limited for L13 million.

                                   CONSUMERCO

     For Two Way TV Limited the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

                                                                  1999
                                                   ----------------------------------
                                                               1999           CWC
                                                   BOOK     FAIR VALUE     CONSUMERCO
                                                   VALUE    ADJUSTMENTS    FAIR VALUE
                                                   -----    -----------    ----------
                                                    LM          LM             LM
NET ASSETS ACQUIRED:
Tangible fixed assets............................    1          --              1
Stocks...........................................   --          --             --
Debtors..........................................    9          --              9
Cash.............................................    4          --              4
Creditors: amounts falling due within one year...   (2)         --             (2)
Creditors: amounts falling due after one year....   (1)         --             (1)
Provisions.......................................   --          (3)            (3)
Minority interest................................   (4)         --             (4)
                                                     7          (3)             4
Goodwill.........................................                               9
                                                    --          --             --
Fair value of consideration......................   16          (3)            13
                                                    --          --             --
Satisfied by:
Cash.............................................                               4
Deferred cash consideration......................                               9
                                                                               ==

     On April 28, 1997 ConsumerCo, through ntl (CWC) acquired 100% of Bell Cablemedia, as enlarged by its acquisition of Videotron, and 100% of NYNEX CableComms. This transaction has been accounted for under the acquisition method. The consideration comprised L2 billion in shares.

                                   CONSUMERCO

     For the acquisition of Bell Cablemedia and NYNEX CableComms the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

                                                              1998
                                      -----------------------------------------------------
                                                       1998        ACCOUNTING
                                                    FAIR VALUE       POLICY
                                      BOOK VALUE    ADJUSTMENTS    ALIGNMENT     FAIR VALUE
                                      ----------    -----------    ----------    ----------
                                          LM            LM             LM            LM
Net assets acquired:
Intangible fixed assets.............       517           --           (517)            --
Tangible fixed assets...............     2,371         (194)            --          2,177
Debtors.............................       144          (36)            --            108
Cash and cash equivalents...........       137           --             --            137
Borrowings..........................    (2,000)        (197)            --         (2,197)
Creditors: amounts falling due
  within one year...................      (139)         (26)            --           (165)
Provisions..........................        --          (48)            --            (48)
Minority interests..................       (13)          --             --            (13)
                                        ------         ----           ----         ------
                                         1,017         (501)          (517)            (1)
Goodwill............................                                                2,006
                                                                                   ------
Fair value of consideration
Satisfied by:
Shares allotted.....................                                                2,005
Cash................................                                                   --
                                                                                    2,005
                                                                                   ======

     Bell Cablemedia held L517 million of goodwill in its balance sheet arising principally on its acquisition of Videotron. This amount has been written off directly to reserves in accordance with ConsumerCo policy in 1998.

     The principal fair value adjustments were:

     - An adjustment for L129 million to write-down analogue set-top boxes and head-end equipment, L31 million for property and IT systems and L34 million of other fixed assets;

     - An adjustment to write off deferred financing costs and arrangement fees of L58 million, L25 million of which were classified in debtors and L33 million in borrowings;

     - An adjustment of L164 million to borrowings to restate the high yield debt obligations of Bell Cablemedia at their fair value;

     - An adjustment to provide for onerous contracts of L48 million, including programming costs, future commitments to purchase analogue set-top boxes, property and other items;

     - Other adjustments of L37 million relating to other assets and liabilities.

                                   CONSUMERCO

     The fair value of assets and liabilities acquired on each of the significant acquisitions is set out below:

                                                               FAIR VALUE
                                                 BOOK VALUE    ADJUSTMENTS    FAIR VALUE
                                                 ----------    -----------    ----------
                                                     LM            LM             LM
NYNEX CableComms:
Tangible fixed assets..........................    1,158           (60)         1,098
Debtors........................................       66           (27)            39
Cash...........................................        5            --              5
Borrowings.....................................     (615)           --           (615)
Creditors: amounts falling due within one
  year.........................................      (28)           (5)           (33)
Provisions.....................................       --           (23)           (23)
                                                   -----          ----          -----
                                                     586          (115)           471
                                                   =====          ====          =====

                                                FAIR VALUE        ACCOUNTING
                                  BOOK VALUE    ADJUSTMENTS    POLICY ALIGNMENT    FAIR VALUE
                                  ----------    -----------    ----------------    ----------
                                      LM            LM                LM               LM
Bell Cablemedia:
Intangible fixed assets.........       517           --              (517)               --
Tangible fixed assets...........     1,214         (133)               --             1,081
Debtors.........................        78           (9)               --                69
Cash............................       132           --                --               132
Borrowings......................    (1,385)        (197)               --            (1,582)
Creditors: amounts falling due
  within one year...............      (111)         (21)               --              (132)
Provisions......................        --          (26)               --               (26)
Minority interests..............       (13)          --                --               (13)
                                    ------         ----              ----            ------
                                       432         (386)             (517)             (471)
                                    ======         ====              ====            ======

     The summarised results of ConsumerCo's material acquisitions through ntl
(CWC) from the end of the previous financial year to the date of acquisition by ntl (CWC) were as follows:

                                                                                NYNEX
                                                      BELL CABLEMEDIA        CABLECOMMS
                                                      JAN. 1, 1997 TO      JAN. 1, 1997 TO
                                                       APRIL 28, 1997      APRIL 28, 1997
                                                      ---------------      ---------------
                                                             LM                  LM
Turnover...........................................          35                   63
Operating loss.....................................         (27)                 (24)
Loss before tax....................................         (56)                 (33)
Taxation...........................................          --                    7
Loss after tax.....................................         (56)                 (26)
Minority interests.................................          --                   --
Loss attributable to shareholders..................         (56)                 (26)

     There were no recognised gains and losses in these periods other than the losses attributable to shareholders. The table below gives summarised financial information for the ConsumerCo's material acquisitions for their full financial year prior to acquisition.

                                   CONSUMERCO

                                                                               NYNEX
                                                        BELL CABLEMEDIA     CABLECOMMS
                                                          YEAR ENDED        YEAR ENDED
                                                         DEC. 31, 1996     DEC. 31, 1996
                                                        ---------------    -------------
                                                              LM                LM
Loss after tax........................................        (96)              (74)
Minority interests....................................         --                11

32 SUBSEQUENT EVENTS

     Certain key transaction steps have taken place subsequent to the balance sheet date, as detailed below.

     Following the announcement of the clearance by the Secretary of State of France Telecom's investment in NTL on May 10, 2000, all necessary conditions to the ntl (CWC) Scheme of Arrangement which forms part of the Transaction were satisfied.

     With effect from close of trading on May 11, 2000, the listing of ntl (CWC) shares on the London Stock Exchange was cancelled. On May 12, 2000, the ntl
(CWC) Scheme became effective. As part of the Scheme, all of the existing ntl
(CWC) shares were cancelled and the resulting credit in the books of ntl (CWC) was applied in issuing paid up in full, new ntl (CWC) shares to Cable & Wireless Communications (Holdings) plc. Consequently, Cable & Wireless Communications (Holdings) plc has become the immediate parent undertaking of ntl (CWC). ntl
(CWC) shareholders who were on the register of ntl (CWC) at the Dealings Record Time were issued with shares in Cable & Wireless Communications (Holdings) plc in proportion to their cancelled holdings of ntl (CWC) shares. In addition, ntl
(CWC) has been re-registered as a private company.

     On May 12, 2000, the ntl (CWC) issued a 30 day redemption notice to the Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. On May 13, 2000, CWC DataCo was transferred to Cable & Wireless Communications (Holdings) plc.

     On May 24, 2000, NTL exercised the option granted to it by Cable and Wireless plc, required for completion of the Transaction, which took place on May 30, 2000. Following completion, ntl became the ultimate parent undertaking of the ntl (CWC).

     On June 13, 2000 the Cable & Wireless Communications changed its name to ntl (CWC) Limited.

33 RELATED PARTY TRANSACTIONS

  Transactions with affiliates

     Cable and Wireless and Bell Atlantic Corporation are considered related parties on the basis of their equity shareholdings in ntl (CWC) which at April 30, 2000 amounted to 52.73% (1999: 52.84%) and 18.55% (1999: 18.59%)
respectively.

     During the period ConsumerCo had the following transactions with Cable and
Wireless:

                                                    NOTE     2000    1999    1998
                                                    -----    ----    ----    ----
                                                              LM      LM      LM
Interest payable..................................             --      --      (1)
Contribution towards group development
  programme.......................................  (i)        (1)     (1)     (1)
Management service charge payable.................  (ii)       --      (1)     (3)
Net lease payments on property....................  (iii)      (1)     (1)     --

     All transactions with CWC DataCo undertakings are on commercial terms.

                                   CONSUMERCO

     NOTES:

 (i) Cable and Wireless undertakes a number of development programmes which are of benefit to its subsidiary undertakings. ConsumerCo makes contributions for its share of the cost of these development programmes.

 (ii) Management service charges cover the provision of technical training, marketing, taxation, internal audit and treasury services and other professional advice.

(iii) This relates to office space in properties rented from Cable and Wireless.

     Other Consumerco transactions as part of the ntl (CWC) group

     In the year ended March 31, 1998 ConsumerCo, through the ntl (CWC) group had transactions with Bell Canada International Telecommunications Holdings relating to the transfer of consortium relief. The balance due to Bell Canada International Telecommunication Holdings at March 31, 1998 was L3 million.

     ConsumerCo, through ntl (CWC) had an interconnect agreement with Mercury Personal Communications, trading as One2One, a partnership in which Cable and Wireless until October 1999 had a 50% interest. The agreement covers the carrying of traffic on each party's respective networks. During the year ended March 31, 1998, revenues from One2One were L30 million and purchases were L41 million.

     ConsumerCo, through ntl (CWC) reinsures its health care claims fund through Pender Insurance Ltd, a wholly owned subsidiary company of Cable and Wireless. The cost of this arrangement is L3.5 million.

     ntl (CWC) shareholders' agreement

     On March 21, 1997, Cable and Wireless, Bell Canada International Telecommunication Holdings, Bell Atlantic, together the Shareholder Companies, and ntl (CWC) entered into an agreement setting out the terms of the relationship among them in respect of ntl (CWC). Under this agreement, the Shareholder Companies have agreed that their group members will enter into contracts with ntl (CWC) only on a normal commercial basis and on arms' length terms.

     Management and technical services agreement

     The Shareholder Companies and ntl (CWC) entered into a management and technical services agreement under which each of the Shareholder Companies provide various services to ntl (CWC) at ntl (CWC)' request, including tax, legal, internal audit, treasury and corporate finance and human resource services. The services which may be provided by ntl (CWC) to each of the Shareholder Companies include payroll and accounting, car fleet management and VAT services. The terms and conditions of any services requested will be negotiated and agreed on an arm's length basis.

     Secondment agreement

     The Shareholder Companies and ntl (CWC) have also entered into the Secondment Agreement pursuant to which each of the Shareholder Companies, on the one hand, and ntl (CWC), on the other hand, will, subject to certain conditions, be able to second their employees or employees of their subsidiary undertakings to each other, respectively, or to companies within their respective groups. The fee for any such secondment will broadly be based on the employee's salary, remuneration and other benefits paid or provided to the employee by the providing company.

                                   CONSUMERCO

  Tax agreements

     Under the Tax Sharing Agreement entered into on March 21, 1997 between the Shareholder Companies and ntl (CWC) i) the tax affairs of ntl (CWC) will be managed on a "stand alone" basis; ii) dividends paid by ntl (CWC) will be paid outside of any election under Section 247 of the Income and Corporation Tax Act 1988; iii) Cable and Wireless will be entitled to surrender, but did not in the year ended March 31, 1999, to ntl (CWC) ACT to the fullest extent permitted by law (such surrender to be for payment); iv) the shareholders will consider proposals to structure such surrenders in such a way as to reduce the tax disadvantage for Bell Atlantic; v) ntl (CWC) will make, at the request of Bell Atlantic, certain elections with regard to its subsidiaries for the purposes of reducing US tax disadvantages to Bell Atlantic, unless such elections would have a detrimental effect on the affairs of ntl (CWC), its subsidiaries, or the other shareholders; vi) ntl (CWC) will consult generally with the shareholders regarding its tax affairs.

  Cable and Wireless Licence

     Cable and Wireless has granted ntl (CWC) the right to use the 'Cable & Wireless', 'C&W' and Globe Device trade marks (together with other trade marks relating to Cable and Wireless products previously offered by Mercury) in the United Kingdom on a royalty free basis.

34 PRINCIPAL OPERATING SUBSIDIARY UNDERTAKINGS

                                            COUNTRY OF
SUBSIDIARY                                 INCORPORATION   HOLDING    PRINCIPAL ACTIVITIES
----------                                 -------------   -------    --------------------
ntl (Aylesbury and Chiltern) Limited            UK           100%     Cable TV and telecommunications provider
ntl (Broadland) Limited                         UK           100%     Cable TV and telecommunications provider
ntl (County Durham) Limited                     UK           100%     Cable TV and telecommunications provider
ntl (Ealing) Limited                            UK           100%     Cable TV and telecommunications provider
ntl (Fenland) Limited                           UK           100%     Cable TV and telecommunications provider
ntl (Greenwich and Lewisham) Limited            UK           100%     Cable TV and telecommunications provider
ntl (Hampshire) Limited                         UK           100%     Cable TV and telecommunications provider
ntl (Harrogate) Limited                         UK           100%     Cable TV and telecommunications provider
ntl (Harrow) Limited                            UK           100%     Cable TV and telecommunications provider
ntl (Kent) Limited                              UK           100%     Cable TV and telecommunications provider
ntl (Lambeth and Southwark) Limited             UK           100%     Cable TV and telecommunications provider
ntl (Leeds) Limited                             UK           100%     Cable TV and telecommunications provider
ntl Wirral Telephone and Cable TV Company       UK           100%     Cable TV and telecommunications provider
ntl (Norwich) Limited                           UK           100%     Cable TV and telecommunications provider
ntl (Peterborough) Limited                      UK           100%     Cable TV and telecommunications provider
ntl (Southampton and Eastleigh) Limited         UK           100%     Cable TV and telecommunications provider
ntl (South East) Limited                        UK           100%     Cable TV and telecommunications provider
ntl (South Hertfordshire) Limited               UK          33.3%     Cable TV and telecommunications provider
ntl (South London) Limited                      UK           100%     Cable TV and telecommunications provider
ntl (Thamesmead) Limited                        UK           100%     Cable TV and telecommunications provider
ntl (Wandsworth) Limited                        UK           100%     Cable TV and telecommunications provider
ntl (Wearside) Limited                          UK           100%     Cable TV and telecommunications provider
ntl (West London) Limited                       UK           100%     Cable TV and telecommunications provider
ntl (York) Limited                              UK           100%     Cable TV and telecommunications provider
ntl CableComms Bolton                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Bromley                          UK           100%     Cable TV and telecommunications provider
ntl CableComms Bury and Rochdale                UK           100%     Cable TV and telecommunications provider
ntl CableComms Cheshire                         UK           100%     Cable TV and telecommunications provider
ntl CableComms Derby                            UK           100%     Cable TV and telecommunications provider
ntl CableComms East Lancashire                  UK           100%     Cable TV and telecommunications provider
ntl CableComms Greater Manchester               UK           100%     Cable TV and telecommunications provider
ntl CableComms Macclesfield                     UK           100%     Cable TV and telecommunications provider
ntl CableComms Oldham and Tameside              UK           100%     Cable TV and telecommunications provider
ntl CableComms Solent                           UK           100%     Cable TV and telecommunications provider

                                   CONSUMERCO

                                            COUNTRY OF
SUBSIDIARY                                 INCORPORATION   HOLDING    PRINCIPAL ACTIVITIES
----------                                 -------------   -------    --------------------
ntl CableComms Staffordshire                    UK           100%     Cable TV and telecommunications provider
ntl CableComms Stockport                        UK           100%     Cable TV and telecommunications provider
ntl CableComms Surrey                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Sussex                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Wessex                           UK           100%     Cable TV and telecommunications provider
ntl CableComms Wirral                           UK           100%     Cable TV and telecommunications provider
ntl (CWC) Programming Limited                   UK           100%     Cable programming company
ntl Communications Services Limited             UK           100%     Management company
Two Way TV Limited                              UK          50.1%     Development company

35 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  Basis of preparation

     ConsumerCo has prepared its combined financial statements in accordance with generally accepted accounting principles in the United Kingdom which differ in certain material respects from US generally accepted accounting principles. The significant differences relate principally to the following items and the adjustments necessary to restate net loss and shareholders' equity in accordance with US generally accepted accounting principles are shown below.

     a) Goodwill

     Under UK generally accepted accounting principles, goodwill arising on acquisitions before April 1, 1998 is eliminated directly against reserves. Goodwill arising on acquisitions after April 1, 1998 is capitalised and amortised through the profit and loss account over the Directors' estimate of its useful economic life, which may be up to 20 years. Under US generally accepted accounting principles goodwill is capitalised and amortised by charges against income up to 20 years.

     b) Deferred tax

     Under UK generally accepted accounting principles, provision is made for deferred taxation only when there is a reasonable probability that the liability will arise in the foreseeable future. US generally accepted accounting principles requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred tax assets to the amount which is likely to be realised.

     c) Prematurity

     Under US generally accepted accounting principles, depreciation of costs in the period between the completion of a portion of the network and the time that expected subscriber numbers are achieved (the prematurity period) are determined in accordance with SFAS 51, "Financial Reporting by Cable Television Companies". This requires that depreciation and capitalisation during the prematurity period be determined by reference to the ratio of the greater of i) the average number of customers expected that month as estimated at the beginning of the prematurity period; ii) the average number of customers that would be attained using at least equal, that is, straight line, monthly progress in adding new customers towards the estimate of customers at the end of the prematurity period; and iii) the average number of actual customers -- to the estimated number of customers at the end of the prematurity period. ConsumerCo follows policies which, because the size of the portion of the network tracked is significantly smaller than a "portion" under SFAS 51, result in no material difference to applying SFAS 51.

                                   CONSUMERCO

     Under UK generally accepted accounting principles interest on borrowings used to finance construction of the network is capitalized until that portion of the network is completed, hence no interest on borrowings that continue to finance completed portions of the network in the prematurity period is capitalised. However, US generally accepted accounting principles allow such interest to continue to be capitalised in the prematurity period.

     d) Cash flows

     The Cash Flow Statement is prepared in accordance with the UK Financial Reporting Standard No. 1 Revised, Cash Flow Statements, referred to as FRS1 Revised, for UK generally accepted accounting principles reporting. Its objective and principles are similar to those set out in Statement of Financial Accounting Standard (SFAS) 95, "Statement of Cash Flows". The principal difference between the standards is in respect of classification. Under FRS 1 Revised, ConsumerCo presents its combined cash flows for: operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and financing. SFAS 95 requires only three categories of cash flow activity; operating; investing and financing.

     Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 Revised would, with the exception of dividends paid, be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95. Under FRS 1 Revised, cash is defined as cash in hand and deposits repayable on demand, short term deposits which are readily convertible into known amounts of cash at or close to their carrying value are classified as liquid resources. SFAS 95 defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under SFAS 95 and are included in capital expenditure and financial investments under FRS 1 Revised.

     e) Debt

     On May 12, 2000, ConsumerCo issued a 30 day redemption notice to Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. This debt was treated as long term under UK GAAP. However, in accordance with US GAAP, ConsumerCo had committed to pay the monies prior to release of these financial statements, therefore this debt is classified as current.

     The effects of these different accounting principles are as follows:

     An exchange rate of US$1.63 has been used to translate sterling to US dollars. Such translations are for convenience only and should not be construed as representations that the sterling amounts have been converted into US dollars at that or any other rate.

                                   CONSUMERCO

RECONCILIATION OF UK/US GAAP

                                                              2000     2000     1999
                                                              -----    -----    -----
                                                               $M       LM       LM
RECONCILIATION OF UK/US GAAP -- NET LOSS
NET LOSS AS REPORTED UNDER UK GAAP..........................   (269)    (165)    (135)
US GAAP adjustments:
Amortisation of goodwill....................................   (165)    (101)    (101)
Capitalisation of Prematurity Interest......................      7        4       --
Deferred Tax................................................    (18)     (11)      --
                                                              -----    -----    -----
NET LOSS UNDER US GAAP......................................   (445)    (273)    (236)
                                                              =====    =====    =====

                                                              2000     2000     1999
                                                              -----    -----    -----
                                                               $M       LM       LM
RECONCILIATION OF UK/US GAAP -- SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY AS REPORTED UNDER UK GAAP..............   (707)    (434)    (279)
Goodwill....................................................  2,799    1,717    1,818
Capitalisation of Prematurity Interest......................      7        4       --
Deferred Tax................................................    (18)     (11)      --
                                                              -----    -----    -----
SHAREHOLDERS' EQUITY UNDER US GAAP..........................  2,081    1,276    1,539
                                                              =====    =====    =====

                                                               2000     2000     1999
                                                              ------    -----    -----
                                                                $M       LM       LM
COMBINED STATEMENT OF CASH FLOWS UNDER US GAAP
Net cash (used) provided by operating activities............     (31)     (19)    (223)
Net cash used in investing activities.......................  (1,133)    (695)    (234)
Net cash provided by financing activities...................   1,099      674      355
                                                              ------    -----    -----
Net change in cash under US GAAP............................     (65)     (40)    (102)
                                                              ======    =====    =====

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                            NTL Communications Corp.
                              110 East 59th Street
                            New York, New York 10022
                                      USA
         TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

                            The Chase Manhattan Bank
                              450 West 33rd Street
                            New York, New York 10001
                                      USA
                      LUXEMBOURG PAYING AND TRANSFER AGENT

                      Chase Manhattan Bank Luxembourg S.A.
                                 5 Rue Plaetis
                               L-2338, Luxembourg
                                 LISTING AGENT

                       Banque Internationale a Luxembourg
                                69, route d'Esch
                               1-1470 Luxembourg
                         LEGAL ADVISORS TO THE COMPANY

                    Skadden, Arps, Slate, Meagher & Flom LLP
                               One Canada Square
                                  Canary Wharf
                                 London E14 5DS
                                    England
                                    AUDITORS

                               Ernst & Young LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                      USA

------------------------------------------------------
------------------------------------------------------

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of NTL may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Explanatory Note Regarding Corporate
  Structure of NTL.....................      ii
Presentation of Information............      ii
Prospectus Summary.....................       1
Risk Factors...........................       8
The Exchange Offer.....................      16
Use of Proceeds........................      23
Exchange Rates.........................      23
Capitalization.........................      24
Selected Historical Consolidated
  Financial Information................      26
Unaudited Pro Forma Financial Data.....      28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of NTL Communications.....      34
Business...............................      43
Description of the Notes...............      84
Book-Entry, Delivery and Form..........     105
Definitions............................     109
Registration Rights....................     122
Description of Other Indebtedness......     124
Federal Income Tax Considerations......     137
Plan of Distribution...................     140
Legal Matters..........................     141
Experts................................     141
Enforceability of Civil Liabilities....     141
Where You Can Find More Information....     142
General Information....................     144
Index to Financial Statements..........     F-1


------------------------------------------------------
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     Until           , 2001, which is 90 days after the date of this prospectus, if you are a dealer effecting transactions in the new notes, whether or not you are participating in the exchange offer, you may be required to deliver a prospectus. This obligation is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 [LOGO GRAPHIC]

                            NTL COMMUNICATIONS CORP.

                                  $500,000,000
                            11 7/8% SERIES B SENIOR
                                 NOTES DUE 2010

                              -------------------
                                   PROSPECTUS
                              -------------------
                                          , 2000

------------------------------------------------------
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     The Company's Restated By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the company (an "Indemnitee"). Under the Restated By-laws and these

Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 21.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
2.1      Agreement and Plan of Merger, dated as of March 26, 1999,
         among the Company, NTL Communications and NTL Merger Inc.
         (Incorporated by reference to the Company's Registration
         Statement on Form S-3, File No. 333-72335)
2.2      Agreement and Plan of Amalgamation, dated as of February 4,
         1998, as amended, among the Company, NTL (Bermuda) Limited, and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.3      Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, among the Company, NTL (Bermuda) Limited and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.4      Share Exchange Agreement, dated as of June 16, 1998, as
         amended, among the Company and the shareholders of Diamond
         Cable Communications Plc (Incorporated by reference to the
         Company's Proxy Statement, filed on January 29, 1999)
2.5      Amendment No. 1 to Share Exchange Agreement, dated as of
         December 21, 1998, among the Company and the shareholders of
         Diamond Cable Communications plc (Incorporated by reference to the Company's Form 8-K, filed on December 23, 1998)
4.1      Indenture, dated as of October 2, 2000, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the notes*
4.2      Registration Rights Agreement dated as of October 2, 2000, by and among the Company and Morgan Stanley & Co.
         International Limited, Goldman Sachs & Co., Chase Securities
         Inc., Banc of America Securities LLC, BNP Paribas Securities
         Corp., CIBC World Markets Corp. and The Royal Bank of
         Scotland plc*
4.3      Form of new notes (included in Exhibit 4.1)*
4.4      Indenture, dated as of March 13, 1998, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the 9 3/4% Senior Deferred Coupon Notes
         (Incorporated by reference to the Company's 1997 Form 10-K, filed on March 30, 1998)
4.5      Indenture, dated as of January 30, 1996, by and between the
         Company and Chemical Bank as Trustee, with respect to the
         11 1/2% Senior Notes (Incorporated by reference to the
         Company's Registration Statement on Form S-4, File No.
         333-1010)
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
         the legality of the notes being registered hereby**
10.1     Compensation Plan and Agreements, as amended and restated
         effective June 3, 1997 (Incorporated by reference to the
         Company's 1997 Form 10-K filed on March 30, 1998)
10.2     Rules of the NTL Sharesave Plan, adopted by the Company on
         October 28, 1997 (Incorporated by reference to the Company's
         1998 Form 10-K filed on March 30, 1999)
10.3     Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)
         (Incorporated by reference to the 1999 Form 10-K filed by
         NTL Incorporated (File No. 000-25691) on March 17, 2000)

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.4     1998 Non-Qualified Stock Option Plan, as Amended and
         Restated October 1998 (Incorporated by reference to the
         Company's 1998 Form 10-K filed on March 30, 1999)
10.5     Agreement, dated August 14, 1998, among TeleWest
         Communications PLC, TeleWest Communications Holdings
         Limited, NTL (Bermuda) Limited, and the Company
         (Incorporated by reference to the Company's Form 8-K, filed on August 18, 1998)
12.1     Computation of Ratio of Earnings to Fixed Charges and
         Combined Fixed Charges and Preferred Stock Dividends**
23.1     Consent of Ernst & Young LLP**
23.2     Consent of Arthur Andersen, Chartered Accountants**
23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1)
24.1     Powers of Attorney*
25.1     Form T-1 Statement of Eligibility of Trustee with respect to
         Indenture included as Exhibit 4.1**
99.1     Form of Letter of Transmittal in respect of the notes*
99.2     Form of Notice of Guaranteed Delivery*
99.3     Form of Letter to clients*
99.4     Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees*


---------------


*  Previously filed.



** Filed herewith.


ITEM 22.  UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 20th day of December, 2000.


                                          NTL COMMUNICATIONS CORP.

                                              /s/  RICHARD J. LUBASCH
                                          By:
                                          --------------------------------------

                                            Richard J. Lubasch
                                            Executive Vice President --
                                            General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
*                                              Chairman of the Board,                December 20, 2000
---------------------------------------------  Treasurer and Director
George S. Blumenthal

*                                              President, Chief Executive Officer    December 20, 2000
---------------------------------------------  and Director
Barclay Knapp

*                                              Senior Vice President --              December 20, 2000
---------------------------------------------  Chief Financial Officer
John F. Gregg

*                                              Vice President -- Controller          December 20, 2000
---------------------------------------------
Gregg N. Gorelick

*                                              Director                              December 20, 2000
---------------------------------------------
Michael Bertinetto

                                               Director
---------------------------------------------
Robert T. Goad

*                                              Director                              December 20, 2000
---------------------------------------------
Bernard P. Izerable

*                                              Director                              December 20, 2000
---------------------------------------------
Sidney R. Knafel

*                                              Director                              December 20, 2000
---------------------------------------------
Ted H. McCourtney

                                               Director
---------------------------------------------
Del Mintz

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
*                                              Director                              December 20, 2000
---------------------------------------------
Alan J. Patricof

*                                              Director                              December 20, 2000
---------------------------------------------
Warren Potash

*                                              Director                              December 20, 2000
---------------------------------------------
Jean-Louis Vinciguerra

                                               Director
---------------------------------------------
Graham Wallace

*                                              Director                              December 20, 2000
---------------------------------------------
Michael S. Willner


---------------


*Richard J. Lubasch, by signing his name hereto, does hereby execute this Amendment No. 1 to the Registration Statement on behalf of the officers and directors of the Registrant indicated by the above asterisks, pursuant to powers of attorney duly executed by the officers and directors and filed as exhibits to the Registration Statement.



By: /s/ Richard J. Lubasch

    ----------------------------------------------------

    Richard J. Lubasch


    Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
2.1      Agreement and Plan of Merger, dated as of March 26, 1999,
         among the Company, NTL Communications and NTL Merger Inc.
         (Incorporated by reference to the Company's Registration
         Statement on Form S-3, File No. 333-72335)
2.2      Agreement and Plan of Amalgamation, dated as of February 4,
         1998, as amended, among the Company, NTL (Bermuda) Limited, and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.3      Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, among the Company, NTL (Bermuda) Limited and Comcast U.K. Cable Partners Limited (Incorporated by
         reference to the Company's Registration Statement on Form
         S-4, File No. 333-64727)
2.4      Share Exchange Agreement, dated as of June 16, 1998, as
         amended, among the Company and the shareholders of Diamond
         Cable Communications Plc (Incorporated by reference to the
         Company's Proxy Statement, filed on January 29, 1999)
2.5      Amendment No. 1 to Share Exchange Agreement, dated as of
         December 21, 1998, among the Company and the shareholders of
         Diamond Cable Communications plc (Incorporated by reference to the Company's Form 8-K, filed on December 23, 1998)
4.1      Indenture, dated as of October 2, 2000, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the notes*
4.2      Registration Rights Agreement dated as of October 2, 2000, by and among the Company and Morgan Stanley & Co.
         International Limited, Goldman Sachs & Co., Chase Securities
         Inc., Banc of America Securities LLC, BNP Paribas Securities
         Corp., CIBC World Markets Corp. and The Royal Bank of
         Scotland plc*
4.3      Form of new notes (included in Exhibit 4.1)*
4.4      Indenture, dated as of March 13, 1998, by and between the
         Company and The Chase Manhattan Bank, as Trustee, with
         respect to the 9 3/4% Senior Deferred Coupon Notes
         (Incorporated by reference to the Company's 1997 Form 10-K, filed on March 30, 1998)
4.5      Indenture, dated as of January 30, 1996, by and between the
         Company and Chemical Bank as Trustee, with respect to the
         11 1/2% Senior Notes (Incorporated by reference to the
         Company's Registration Statement on Form S-4, File No.
         333-1010)
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
         the legality of the notes being registered hereby**
10.1     Compensation Plan and Agreements, as amended and restated
         effective June 3, 1997 (Incorporated by reference to the
         Company's 1997 Form 10-K filed on March 30, 1998)
10.2     Rules of the NTL Sharesave Plan, adopted by the Company on
         October 28, 1997 (Incorporated by reference to the Company's
         1998 Form 10-K filed on March 30, 1999)
10.3     Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)
         (Incorporated by reference to the 1999 Form 10-K filed by
         NTL Incorporated (File No. 000-25691) on March 17, 2000)
10.4     1998 Non-Qualified Stock Option Plan, as Amended and
         Restated October 1998 (Incorporated by reference to the
         Company's 1998 Form 10-K filed on March 30, 1999)
10.5     Agreement, dated August 14, 1998, among TeleWest
         Communications PLC, TeleWest Communications Holdings
         Limited, NTL (Bermuda) Limited, and the Company
         (Incorporated by reference to the Company's Form 8-K, filed on August 18, 1998)
12.1     Computation of Ratio of Earnings to Fixed Charges and
         Combined Fixed Charges and Preferred Stock Dividends**

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
23.1     Consent of Ernst & Young, LLP**
23.2     Consent of Arthur Andersen, Chartered Accountants**
23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1)
24.1     Powers of Attorney*
25.1     Form T-1 Statement of Eligibility of Trustee with respect to
         Indenture included as Exhibit 4.1**
99.1     Form of Letter of Transmittal in respect of the notes*
99.2     Form of Notice of Guaranteed Delivery*
99.3     Form of Letter to clients*
99.4     Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees*


---------------


*  Previously filed.



** Filed herewith.